                                                      Registration No. 333-12645
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-4
                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             6035                  02-0430695
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)      Classification Code Number)   Identification No.)

                               THE CARRIAGE HOUSE
                        NEW LONDON, NEW HAMPSHIRE 03257
                                 (603) 863-5772
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                               STEPHEN W. ENSIGN
                                 President and
                            Chief Executive Officer
                               The Carriage House
                        New London, New Hampshire 03257
                                 (603) 863-5772
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

   RICHARD A. SCHABERG, ESQ.                DENIS J. MALONEY, ESQ.
   Thacher Proffitt & Wood           Gallagher, Callahan & Gartrell, P.A.
   1500 K Street, N.W., Suite 200             214 Main Street
   Washington, D.C. 20005                  Concord, New Hampshire
   Telephone (202) 347-8400               Telephone (602) 228-1181

                         ------------------------------

             Approximate date of commencement of the proposed sale
                        of the securities to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                                               Proposed           Proposed
                                                                               maximum            maximum
 Title of each class of securities to be                                       offering      aggregate offering     Amount of
               registered                  Amount to be Registered/(1)/    price per unit        price/(2)/      registration fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                          364,210
($.01 par value).........................             Shares                   N/A                 $2,126,794           (3)
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock that may be issued in the transaction described herein.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(f)(2), based on the book value of the common stock of Landmark Bank on August 31, 1996 of $7.13 and the maximum number of such shares (298,288) that may be exchanged for the securities being registered.
(3) Registration fee of $734 paid with Form S-4 filed on September 25, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               [NHTB LETTERHEAD]

                                                                _______ __, 1996


Dear Shareholder:

     On behalf of the Board of Directors, you are cordially invited to attend a Special Meeting of Shareholders of New Hampshire Thrift Bancshares, Inc. ("NHTB") to be held on Thursday, December 19, 1996, at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire at 10:00 a.m.

     At the Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Reorganization, dated as of July 26, 1996, by and among NHTB, Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank ("Landmark") and an Agreement and Plan of Merger, dated as of the July 26, 1996, by and between Landmark and the Bank and joined in by NHTB, (together, the "Agreements"), and the transactions contemplated thereby, including the issuance of up to 364,210 shares of NHTB common stock.

     The Agreements provide for the acquisition of Landmark by merger with and into the Bank, a wholly owned subsidiary of NHTB, with the Bank as the surviving institution (the "Merger"). Upon consummation of the Merger, each share of Landmark common stock, except for any dissenting shares, will be converted into and exchangeable for, at the election of each Landmark shareholder, a number of shares of NHTB common stock determined pursuant to an Exchange Ratio, as defined in the Agreements, or a Cash Election Price of $12.00 per share, subject to certain election and allocation procedures. Cash will be paid in lieu of fractional shares of NHTB common stock.

     The Agreements have been approved by the Boards of Directors of NHTB and Landmark. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF NHTB AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY. HAS Associates, Inc., NHTB's financial advisor, has advised your Board of Directors, that, in its opinion, as of ______________, 1996, the consideration to be paid by NHTB to Landmark shareholders pursuant to the Agreements is fair from a financial point of view to NHTB shareholders. The written opinion of HAS Associates, Inc. is reproduced in full in Appendix B to the accompanying Joint Proxy Statement-Prospectus. I urge you to read the opinion carefully.

     Approval by the NHTB shareholders of the Agreements is a condition to the consummation of the Merger. Consummation of the Merger is also subject to certain other conditions, including the approval of the Agreements by Landmark's shareholders and the approval of the Merger by various regulatory agencies. The shareholders of Landmark will consider and vote upon a proposal to approve the Agreements at a special meeting to be held in West Lebanon, New Hampshire on December 19, 1996.

     The enclosed Notice of Special Meeting of Shareholders and Joint Proxy Statement-Prospectus describe the Merger and provide information concerning the Special Meeting. Please read these materials carefully.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THEREFORE, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE.

     The Merger is an important step for NHTB and its shareholders. On behalf of the Board of Directors, I urge you to vote FOR the proposal.

     If you have any questions, please call (603) 526-2116.

                                        Sincerely,


                                        [facsimile signature]

                                        John J. Kiernan
                                        Chairman of the Board

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                        The Carriage House, P.O. Box 37
                        New London, New Hampshire  03257
                           Telephone: (603) 526-2116

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 1996

          NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "NHTB Special Meeting") of New Hampshire Thrift Bancshares, Inc. ("NHTB") will be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire at 10:00 a.m. on Thursday, December 19, 1996, for the purpose of considering and voting upon the following matters:

          1. The adoption and approval of an Agreement and Plan of Reorganization dated as of July 26, 1996, by and among NHTB, Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank ("Landmark") and an Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark and the Bank and joined in by NHTB and the transactions contemplated thereby. A copy of each of the Agreements is included as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

          2.   A proposal to adjourn the NHTB Special Meeting for any reason.

          3. Such other business as may properly come before the NHTB Special Meeting or any adjournments or postponements thereof.

     Pursuant to NHTB's Bylaws, the Board of Directors has fixed November 1, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the NHTB Special Meeting and at any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to receive notice of and to vote at the NHTB Special Meeting and any adjournments or postponements thereof. A majority of the outstanding shares of NHTB common stock entitled to vote must be represented at the NHTB Special Meeting, in person or by proxy, to constitute a quorum for the transaction of business.

                                By Order of the Board of Directors

                                [facsimile signature]

                                Linda L. Oldham
                                Secretary
New London, New Hampshire
_____________ __, 1996

     YOU ARE URGED, EVEN THOUGH YOU MAY PLAN TO ATTEND THE NHTB SPECIAL MEETING, TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE NHTB SPECIAL MEETING. FOR YOUR CONVENIENCE, A POSTAGE-PAID, ADDRESSED ENVELOPE IS ENCLOSED FOR YOU TO RETURN YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE NHTB SPECIAL MEETING, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE NHTB SPECIAL MEETING.

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                                      AND
                                 LANDMARK BANK

                             JOINT PROXY STATEMENT

                           -------------------------

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                   PROSPECTUS

     This Joint Proxy Statement-Prospectus is being furnished to holders of common stock, par value $0.01 per share ("NHTB Common Stock") of New Hampshire Thrift Bancshares, Inc. ("NHTB") in connection with the solicitation of proxies by the NHTB Board of Directors for use at a special meeting of NHTB shareholders to be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m. on December 19, 1996 and at any adjournment thereof (the "NHTB Special Meeting").

     At the NHTB Special Meeting, the NHTB shareholders will be asked to: (i) consider and vote upon an Agreement and Plan of Reorganization dated as of July 26, 1996 (the "Plan of Reorganization"), by and among NHTB, Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank ("Landmark") and an Agreement and Plan of Merger dated as of July 26, 1996 by and between Landmark and the Bank and joined in by NHTB (the "Merger Agreement"), and the transactions contemplated thereby; and (ii) approve a proposal to adjourn the NHTB Special Meeting for any reason, including to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the NHTB Special Meeting to approve the Plan of Reorganization and the Merger Agreement.

     This Joint Proxy Statement-Prospectus is also being furnished to the holders of common stock, par value $1.00 per share ("Landmark Common Stock") of Landmark in connection with the solicitation of proxies by the Landmark Board of Directors for use at a special meeting of Landmark shareholders to be held at 4:00 p.m. on December 19, 1996 at Landmark's branch banking office at 106 North Main Street, West Lebanon, New Hampshire and at any adjournment thereof (the "Landmark Special Meeting").

     At the Landmark Special Meeting, the Landmark shareholders will be asked to: (i) consider and vote upon the Plan of Reorganization and the Merger Agreement, and the transactions contemplated thereby; and (ii) approve a proposal to adjourn the Landmark Special Meeting for any reason, including to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Landmark Special Meeting to approve the Plan of Reorganization and the Merger Agreement.

     Pursuant to the Merger Agreement, Landmark will merge with and into the Bank in accordance with federal and New Hampshire banking law (the "Merger"). At the effective time of the Merger, each outstanding share of Landmark Common Stock, other than shares as to which dissenters' rights have been asserted and not withdrawn, at the election of each Landmark shareholder, will be converted into and exchangeable for (i) 1.221 (the "Exchange Ratio") shares of NHTB Common Stock or (ii) $12.00 in cash (the "Cash Election Price"), subject to the total consideration paid to Landmark shareholders being comprised of 60% NHTB Common Stock and 40% cash and subject to the election and allocation procedures set forth in the Merger Agreement. The Cash Election Price and Exchange Ratio (together, the "Merger Consideration") are each subject to adjustment in certain circumstances. See "THE MERGER--Adjustment of Merger Consideration." No fractional shares of NHTB Common Stock will be issued and cash will be paid in lieu thereof. See "THE MERGER--Merger Consideration." Pursuant to the Merger, Landmark will be merged with and into the Bank, with the Bank as the surviving entity. Upon consummation of the Merger, the shareholders of Landmark immediately prior to the effective time of the Merger will no longer hold any interest in Landmark other than as shareholders of NHTB to the extent that they have received shares of NHTB Common Stock.

     The Plan of Reorganization and the Merger Agreement are attached hereto as Appendix A, and are incorporated herein by reference. This Joint Proxy Statement-Prospectus and the accompanying proxy cards are first being mailed to shareholders of NHTB and Landmark on or about ________ __, 1996.

     NHTB has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 364,210 shares of NHTB Common Stock, representing shares to be issued in connection with the Merger. This Joint Proxy Statement-Prospectus also constitutes the prospectus of NHTB filed as a part of such Registration Statement.

     This Joint Proxy Statement-Prospectus does not cover any resales of NHTB Common Stock received by shareholders of Landmark upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resale.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

  THE SECURITIES OF NHTB OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF NHTB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION OR NON-BANK SUBSIDIARY OF NHTB AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENT AGENCY.

    THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS _________ __, 1996.

                               TABLE OF CONTENTS

                                                                   PAGE



AVAILABLE INFORMATION............................................     1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................     1

INFORMATION RELATING TO NHTB.....................................     2

     SUMMARY.....................................................     3
          The Parties............................................     3
          The Meetings...........................................     3
          The Merger.............................................     4
          Merger Consideration...................................     5
          Recommendations of the Boards of Directors
           and Reasons for the Merger............................     6
          Opinions of Financial Advisors.........................     7
          Conditions to the Consummation of the Merger...........     8
          Termination............................................     8
          Amendment, Extension and Waiver........................     9
          Interests of Certain Persons in the Merger.............     9
          Regulatory Approvals...................................    10
          Material Federal Income Tax Consequences...............    10
          Accounting Treatment...................................    11
          Management and Operations After the Merger.............    11
          The Stock Option Agreement.............................    11
          Appraisal Rights of Dissenting Shareholders............    12
          Certain Differences in the Rights of Shareholders......    12
          Selected Historical and Pro Forma Per Share Data.......    12
          Market Prices..........................................    14

     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
          SELECTED HISTORICAL FINANCIAL DATA.....................    15

     LANDMARK BANK
          SELECTED HISTORICAL FINANCIAL DATA.....................    16

     MEETING INFORMATION.........................................    17
          NHTB Meeting...........................................    17
          Landmark Meeting.......................................    18

     THE MERGER..................................................    20
          General................................................    20
          Parties to the Merger..................................    21
          Effective Time.........................................    21
          Management and Operations after the Merger.............    21
          Merger Consideration...................................    22
          Background of the Merger...............................    23

          Reasons for the Merger and Recommendation of the Boards
           of Directors..........................................    26
          Opinions of Financial Advisors.........................    30
          Adjustment of Merger Consideration.....................    39
          Adjustment of Merger Consideration in the Event of
           Delayed Effective Date................................    39
          Exchange of Certificates; Election Procedures;
           Fractional Shares.....................................    40
          Allocations............................................    41
          Issuance of Stock and Payment of Cash to Exchange Agent    43
          Conduct of Business Pending the Merger.................    43
          Conditions to Consummation.............................    45
          No Solicitation........................................    46
          Regulatory Matters.....................................    47
          Material Federal Income Tax Consequences...............    48
          Accounting Treatment...................................    52
          Termination............................................    52
          Amendment, Extension and Waiver........................    52
          Effect on Employees and Employee Benefits..............    53
          Interests of Certain Persons in the Merger.............    54
          Beneficial Ownership of NHTB Common Stock..............    54
          Beneficial Ownership of Landmark Common Stock..........    56

     CERTAIN RELATED TRANSACTIONS................................    57
          The Stock Option Agreement.............................    57
          Resale of NHTB Common Stock............................    58
          Rights of Dissenting Shareholders......................    59

     UNAUDITED PRO FORMA COMBINED FINANCIAL
      DATA.......................................................    60

     REGULATION OF THE BANK AND NHTB.............................    64

     INFORMATION ABOUT LANDMARK..................................    75
          Description of Business................................    75
          Description of Properties..............................    76
          Legal Proceedings......................................    76

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF LANDMARK BANK..........    77
          General................................................    77
          Rate/Volume Analysis...................................    79
          Results of Operations--Six Months Ended June 30, 1996
            as Compared to the Six Months Ended June 30, 1995....    79
          Financial Condition....................................    81
          Liquidity and Interest Rate Sensitivity Management.....    82
          Capital................................................    84
          Three Years Ended December 31, 1995....................    84
          General................................................    84
          Average Balance Sheet..................................    85

          Rate/Volume Analysis...................................    86
          Results of Operations--Year Ended December 31, 1995
              as Compared to Year Ended December 31, 1994........    86
          Results of Operations--Year Ended December 31, 1994
              as Compared to Year Ended December 31, 1993........    88
          Financial Condition....................................    90
          Liquidity and Interest Rate Sensitivity Management.....    91
          Capital................................................    93
          Recent Accounting Developments.........................    93

     CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO
              LANDMARK...........................................    94
          Investment Portfolio...................................    94
          Loan Portfolio.........................................    97
          Non-accrual, Past Due, Restructured, and Potential
           Problem Loans.........................................    98
          Summary of Loan Loss Experience........................    98
          Allowance For Loan Losses Allocation...................   100
          Deposits...............................................   101
          Short-Term Borrowing...................................   102

     DESCRIPTION OF NHTB CAPITAL STOCK...........................   103
          General................................................   103
          Common Stock...........................................   103
          Preferred Stock........................................   103
          Certain Anti-takeover Provisions.......................   103

     COMPARISON OF RIGHTS OF NHTB AND LANDMARK SHAREHOLDERS......   105
          Voting Requirements to Remove Directors................   105
          Business Combinations With Related Persons.............   106
          Beneficial Ownership Limitation........................   106
          Amendments to Certificate of Incorporation.............   107
          Evaluation of Certain Offers...........................   107
          Anti-Greenmail.........................................   107
          Special Meetings of Shareholders.......................   107
          Actions Without a Meeting of Shareholders..............   108
          Qualification of Directors.............................   108
          Amendments to Bylaws...................................   108
          Cumulative Voting......................................   108

     TRANSACTIONS WITH CERTAIN RELATED PERSONS...................   110

     COMPARATIVE STOCK PRICES AND DIVIDENDS......................   110

     EXPERTS.....................................................   111

     LEGAL MATTERS...............................................   111

     ADJOURNMENT OF SPECIAL MEETINGS.............................   111

     INDEPENDENT PUBLIC ACCOUNTANTS..............................   112

     SHAREHOLDER PROPOSALS.......................................   112

     APPENDICES..................................................   113

     INDEX TO FINANCIAL STATEMENTS...............................   114

                             AVAILABLE INFORMATION

          NHTB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning NHTB can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information is also available on the Commission's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System. NHTB Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning NHTB may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington, D.C. 20006. NHTB has filed with the Commission a Registration Statement under the Securities Act. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto. Such additional information may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made. Statements contained in this Joint Proxy Statement-Prospectus or in any document incorporated by reference in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each statement being qualified in all respects by such reference.

          THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. NHTB WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF LANDMARK COMMON STOCK, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS FOR DOCUMENTS RELATING TO NHTB SHOULD BE DIRECTED TO LINDA L. OLDHAM, SECRETARY, NEW HAMPSHIRE THRIFT BANCSHARES, INC., THE CARRIAGE HOUSE, P.O. BOX 37, NEW LONDON, NEW HAMPSHIRE 03257. TELEPHONE REQUESTS MAY BE DIRECTED TO LINDA L. OLDHAM AT (603) 526-2116.
     IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE BY _____________, 1996.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents and information heretofore filed with the Commission are incorporated by reference in this Joint Proxy Statement-
     Prospectus:

          Documents filed by NHTB (File No. 0-17859):

          (1) NHTB's Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "NHTB Form 10-KSB"); provided, however, that the information referred to in Item 402(a)(7) of Regulation S-B promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein;

          (2) NHTB's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996;

          (3) The description of the NHTB Common Stock contained in the Registration Statement on Form 8-A, as amended, filed with the Commission, pursuant to which NHTB registered, among other things, the NHTB Common Stock pursuant to Section 12(b) of the Exchange Act;

          (4) NHTB's Current Report on Form 8-K, dated July 10, 1996; and

          (5) NHTB's Current Report on Form 8-K, dated August 7, 1996.

          All documents filed by NHTB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement-Prospectus and prior to the date of the Landmark Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.


                          INFORMATION RELATING TO NHTB

          The NHTB 1995 Annual Report to Shareholders, which includes the NHTB Annual Report on Form 10-KSB for the year ended December 31, 1995 (without the exhibits thereto), (the "NHTB Annual Report") and the NHTB Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996 appear as Appendices E-1 and E-2, respectively, to this Joint Proxy Statement-Prospectus. The foregoing documents attached as Appendices hereto are hereby incorporated by reference into this Joint Proxy Statement-Prospectus. Notwithstanding any statement to the contrary contained in any of the foregoing documents, no effect shall be given to any incorporation by reference provided for therein and any such documents or information so incorporated shall not be deemed a part hereof or thereof.

          ALL INFORMATION IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING NHTB AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY NHTB AND THE INFORMATION REGARDING LANDMARK AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY LANDMARK.

          No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Joint Proxy Statement-Prospectus nor any distribution of the shares of NHTB Common Stock hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of NHTB or Landmark since the date hereof.



                                      MAP

                                    SUMMARY

          The following is a brief summary, which is necessarily incomplete, of certain information contained elsewhere in this Joint Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Appendices hereto and the documents incorporated by reference herein. Each shareholder is urged to read the Joint Proxy Statement-Prospectus with care.

     THE PARTIES

          NHTB. NHTB, a Delaware corporation, is a savings association holding company headquartered in New London, New Hampshire with total assets of approximately $258.5 million as of June 30, 1996. NHTB's banking subsidiary, Lake Sunapee Bank, fsb, is headquartered in Newport, New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, in commercial and consumer loans and in various investment securities. The Bank operates 10 full service banking offices in New Hampshire. NHTB's principal executive office is located at The Carriage House, P.O. Box 37, New London, New Hampshire 03257, and its telephone number is (603) 526-2116.

          Landmark. Landmark is a guaranty savings bank chartered by the State of New Hampshire and headquartered in Lebanon, New Hampshire. As of June 30, 1996, it had assets of approximately $57.8 million. Landmark's business is principally commercial and residential mortgage banking, attracting deposits from and making loans to small-to-medium sized businesses and resident households primarily in the geographic areas of its offices. Landmark also takes retail deposits from the general public and makes personal and consumer loans. Landmark's principal executive office is located at 106 Hanover Street, Lebanon, New Hampshire 03766, and its telephone number is (603) 448-0101.

     THE MEETINGS

          NHTB. The NHTB Special Meeting will be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m. on Thursday, December 19, 1996. The purpose of the NHTB Special Meeting is to consider and vote upon a proposal to adopt and approve the Plan of Reorganization, the Merger Agreement (together, the "Agreements") and the transactions contemplated thereby, including the issuance of up to 364,210 shares (based upon an Exchange Ratio of 1.221) of NHTB Common stock (the "Merger Shares") and such other matters as may properly be brought before the meeting and any adjournments or postponements thereof. See "MEETING INFORMATION--NHTB Meeting" and "THE MERGER." Only holders of record of NHTB Common Stock at the close of business on November 1, 1996 (the "NHTB Record Date") will be entitled to notice of, and to vote at, the NHTB Special Meeting and any adjournments and postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of NHTB Common Stock is required to approve the Agreements. As of the NHTB Record Date, __________ shares of NHTB Common Stock were outstanding and entitled to vote at the NHTB Special Meeting.

          Of the _________ shares of NHTB Common Stock outstanding and entitled to vote on the NHTB Record Date, _______ shares, or approximately ___% were held by directors and executive officers of NHTB and their respective affiliates. Assuming that all directors and executive officers of NHTB and their respective affiliates vote in favor of the Agreements, the affirmative vote of holders of approximately _________ additional shares of NHTB Common Stock, representing approximately ____% of the shares issued and outstanding on the NHTB Record Date, will be required to approve the Agreements.

          The affirmative vote of a majority of shares of NHTB Common Stock present or represented and entitled to vote and voting at the NHTB Special Meeting is required to approve an adjournment of the NHTB Special Meeting, including an adjournment to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the NHTB Special Meeting to approve the Agreements.

          Landmark. The Landmark Special Meeting will be held at Landmark's branch banking office at 106 North Main Street, West Lebanon, New Hampshire, at 4:00 p.m. on December 19, 1996. The purpose of the Landmark Special Meeting is to consider and vote upon a proposal to adopt and approve the Agreements and the transactions contemplated thereby, and such other matters that may properly come before the Landmark Special Meeting, or any adjournments or postponements thereof. See "MEETING INFORMATION-- Landmark Meeting" and "THE MERGER." Only the holders of record of the outstanding shares of Landmark Common Stock on November 1, 1996 (the "Landmark Record Date") will be entitled to notice of, and to vote at, the Landmark Special Meeting and any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Landmark Common Stock issued and outstanding will be required to approve the Agreements. As of the Landmark Record Date, 354,138 shares of Landmark Common Stock were outstanding, 342,803 of which are entitled to vote at the Landmark Special Meeting. See "MEETING INFORMATION--Landmark--Excess Shares."

          Of the 354,138 shares of Landmark Common Stock outstanding on the Landmark Record Date, 133,374 shares entitled to vote at the Landmark Special Meeting (approximately 37.7%) were held by directors and executive officers of Landmark and their respective affiliates. The affirmative vote of holders of approximately 102,718 additional shares of Landmark Common Stock not held by directors, executive officers and their affiliates, representing approximately 29.0% of the shares issued and outstanding on the Landmark Record Date, will be required to approve the Agreements if all directors, executive officers and their affiliates vote in favor of the Agreements. Directors and executive officers of Landmark and their respective affiliates holding an aggregate of 133,374 shares of the outstanding Landmark Common Stock have entered into Voting Agreements with NHTB to vote their shares in favor of the Agreements. A copy of the form of Voting Agreement is attached as Exhibit A to the Plan of Reorganization, which is attached to this Joint Proxy Statement-Prospectus as Appendix A.

          The affirmative vote of a majority of the shares of Landmark Common Stock present or represented and entitled to vote at the Landmark Special Meeting is required to approve an adjournment of the Landmark Special Meeting, including an adjournment to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Landmark Special Meeting to approve the Agreements.

          See "MEETING INFORMATION."

     THE MERGER

          Pursuant to the Merger Agreement, Landmark will be merged with and into the Bank on the Effective Date with the Bank as the surviving bank. The Merger will become effective on the date (the "Effective Date") and time (the "Effective Time") as set forth in the Articles of Combination to be filed with the Office of Thrift Supervision ("OTS"). The Effective Date will occur as soon as practicable after the last required approval for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, assuming the satisfaction of the conditions set forth in Article 5 of the Plan of Reorganization. Landmark and NHTB each anticipate that the Merger will be consummated in the first quarter of 1997. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances that such approvals will be obtained or that the Merger will be completed at any time. See "THE MERGER--Conditions to Consummation" and "--Regulatory
     Matters."   For information on how Landmark shareholders will be able to exchange certificates representing shares of Landmark Common Stock for new certificates representing shares of NHTB Common Stock to be issued to them and/or cash, see "THE MERGER--Exchange of Certificates; Election Procedures; Fractional Shares."

     MERGER CONSIDERATION

          In the Merger each share of Landmark Common Stock outstanding immediately prior to the Effective Date, other than shares as to which dissenters' rights have been asserted and not withdrawn, at the election of each Landmark shareholder, will be converted into and exchangeable for (i)
     1.221 shares of NHTB Common Stock or (ii) $12.00 in cash subject to the total consideration paid to Landmark shareholders being comprised of 60% NHTB Common Stock and 40% cash and subject to the election and allocation procedures set forth in the Merger Agreement. Prior to the Effective Date all outstanding shares of preferred stock of Landmark ("Landmark Preferred Stock") will be converted into shares of Landmark Common Stock and the holders of such converted shares will have the same rights as holders of Landmark Common Stock to elect to receive either NHTB Common Stock or cash. See "THE MERGER -- Exchange of Certificates; Election Procedures; Fractional Shares" and "--Allocations." The Merger Consideration is subject to adjustment in certain circumstances. See "THE MERGER-- Adjustment of Merger Consideration." In the Merger, Landmark will be merged with and into the Bank, with the Bank as the surviving entity, and the shareholders of Landmark immediately prior to the effective time of the Merger will no longer hold any interest in Landmark other than as shareholders of NHTB to the extent they elect to receive shares of NHTB Common Stock.

          Because the Merger Agreement provides that the total consideration paid to Landmark shareholders will be comprised of 60% NHTB Common Stock and 40% cash, no guarantee can be given that the election of any given shareholder of Landmark will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein. Thus, holders may not receive their requested form of consideration or combination thereof. See "THE MERGER--Exchange of Certificates; Election Procedures; Fractional Shares" and "--Allocations."

          The Merger Consideration was proposed by NHTB and accepted by Landmark following a due diligence process during which NHTB (with the assistance of its financial advisor) reviewed information about Landmark and prepared and refined an analysis of Landmark, the transaction and the appropriate consideration to be paid to Landmark's shareholders.

          No fractional shares of NHTB Common Stock will be issued in the Merger. In lieu thereof, each holder of Landmark Common Stock who otherwise would have been entitled to a fractional share of NHTB Common Stock will receive cash in an amount equal to such fraction multiplied by the bid price of the NHTB Common Stock as reported on the Nasdaq National Market System on the last business day preceding the Effective Date.

          The number of shares of NHTB Common Stock to be received for each share of Landmark Common Stock depends on the average bid price of NHTB Common Stock on the Nasdaq National Market (as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ")) for the thirty consecutive trading days ending on the business day before the date on which the last regulatory approval required for consummation of the Merger is obtained ("NHTB Trading Price"). The following table shows the Exchange Ratio at various NHTB Trading Prices together with the Per Landmark Share Value in each case. The Per Landmark Share Value is calculated by multiplying the NHTB Trading Price by the applicable Exchange Ratio, and represents the aggregate value of NHTB Common Stock that would be received in the Merger for each share of Landmark Common Stock, based on the NHTB Trading Price. Since the NHTB Trading Price is based on the trading price on the NASDAQ for the thirty trading days prior to receipt of the last required regulatory approval necessary for the Merger, the actual Exchange Ratio cannot be determined until shortly before the Effective Date. The market price of NHTB Common Stock at the Effective Date could differ from the NHTB Trading Price used to determine the Exchange Ratio, and the actual value of a share of NHTB Common Stock issued in the Merger therefore could differ from the Per Landmark Share Value.

NHTB TRADING PRICE         EXCHANGE RATIO   PER LANDMARK SHARE
------------------         --------------   ------------------

    Greater than $11.75        Fluctuates      $         14.00
    $8.25 - $11.75             1.221           $10.07 - $14.35
    $6.50 - $8.24              Fluctuates      $         10.00
    Below $6.50                (1)

----------
     (1) Landmark may, but need not, seek to terminate the Agreements if the NHTB Trading Price is below $6.50. See "THE MERGER--Conditions to Consummation."

          See "THE MERGER--Merger Consideration," "--Adjustment of Merger Consideration" "--Exchange of Certificates; Election Procedures; Fractional
     Shares," "--Effective Time" and        " "CERTAIN RELATED TRANSACTIONS--
     Rights of Dissenting Shareholders."

     RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

          NHTB. THE BOARD OF DIRECTORS OF NHTB HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE AGREEMENTS AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE ISSUANCE OF THE MERGER SHARES BY NHTB SHAREHOLDERS. NHTB's Board has adopted that resolution and makes that recommendation because it believes that the terms of the Agreements are fair and in the best interests of NHTB and its shareholders and because the NHTB Board believes in its business judgment that the Merger Consideration is fair and reasonable to the shareholders of NHTB. The terms of the Agreements were reached on the basis of arms' length negotiations between Landmark and NHTB. In the course of reaching its decision to approve the Agreements, the NHTB Board consulted with its legal advisor Thacher Proffitt & Wood, regarding the legal terms of the Agreements and the Board of Directors' obligations in its consideration thereof, and with HAS Associates, Inc. ("HAS"), its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the Merger Consideration in the proposed Merger.

          See "THE MERGER--Background of the Merger" and "--Reasons for the Merger and Recommendation of the Boards of Directors."

          LANDMARK. THE BOARD OF DIRECTORS OF LANDMARK HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE AGREEMENTS AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE AGREEMENTS BY LANDMARK'S SHAREHOLDERS. Landmark's Board has adopted that resolution and makes that recommendation because it believes that the terms of the Agreements are fair and in the best interests of Landmark and its shareholders and because the Landmark Board believes in its business judgment that the Merger Consideration is fair and reasonable to the shareholders of Landmark. In the course of reaching its decision to approve the Agreements, the Board of Directors of Landmark consulted with its legal advisors, Gallagher, Callahan & Gartrell, P.A., regarding the legal terms of the Agreements and the Board of Directors' obligations in its consideration thereof, and with McConnell, Budd & Downes, Inc. ("MB&D"), its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the Merger Consideration in the proposed Merger.

          See "THE MERGER--Background of the Merger" and "--Reasons for the Merger and Recommendation of the Boards of Directors."

     OPINIONS OF FINANCIAL ADVISORS

          NHTB. HAS has served as financial advisor to NHTB in connection with the Merger and has delivered to the Board of Directors of NHTB its written opinion, as of the date of this Joint Proxy Statement-Prospectus, that the consideration to be paid by NHTB to Landmark shareholders pursuant to the Agreements is fair, from a financial point of view, to NHTB's shareholders. The full text of the opinion of HAS dated as of the date of this Joint Proxy Statement-Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by HAS, is attached hereto in Appendix B. Shareholders are urged to read this opinion in its entirety. HAS's opinion is directed only to the terms of the Merger and does not constitute a recommendation to any NHTB shareholder as to how such shareholder should vote at the NHTB Special Meeting.

          See "THE MERGER--Background of the Merger," "--Opinions of Financial Advisors" and Appendix B to this Joint Proxy Statement-Prospectus.

          Landmark. MB&D has served as financial advisor to Landmark in connection with the Merger and has delivered to the Board of Directors of Landmark its written opinion, as of the date of this Joint Proxy Statement-Prospectus, that the Merger Consideration is fair, from a financial point of view, to Landmark's shareholders. The full text of the opinion of MB&D dated as of the date of this Joint Proxy Statement-Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto in Appendix B. Shareholders are urged to read this opinion in its entirety. MB&D's opinion is directed only to the Merger Consideration and does not constitute a recommendation to any Landmark shareholder as to how such shareholder should vote at the Landmark Special Meeting.

          See "THE MERGER--Background of the Merger," "--Opinions of Financial Advisors" and Appendix B to this Joint Proxy Statement-Prospectus.

     CONDITIONS TO THE CONSUMMATION OF THE MERGER

          Consummation of the Merger is subject to various conditions, including the approvals of the shareholders of Landmark and NHTB solicited hereby; the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; approval by certain federal and New Hampshire regulatory authorities; receipt by Landmark and NHTB of opinions of their respective counsels as to the tax-free nature of the Merger for federal income tax purposes (except for cash received by Landmark shareholders as Merger Consideration or in lieu of fractional shares); that there shall have been no material adverse change in the business, operations, results of operations or condition of Landmark or NHTB since December 31, 1995; that Landmark's allowance for loan losses on the balance sheet of Landmark as of the last month immediately preceding the Effective Date shall be at least $600,000 and Landmark's Tier 1 capital ratio (determined in accordance with Generally Accepted Accounting Principles ("GAAP") shall be at least 5.8%; the receipt of a voting agreement from any Landmark shareholder who at the Effective Time becomes the beneficial owner of more than 3% of the outstanding shares of NHTB Common Stock whereby such shareholder agrees not to vote any shares beneficially owned by him in excess of 3% of the outstanding shares of NHTB for a period of two years after the Effective Date; and other customary closing conditions. None of the foregoing regulatory approvals has been obtained and there is no assurance that such approvals will be obtained or as to the timing of such approvals or the imposition of any material conditions to such approvals.

          See "THE MERGER--Conditions to Consummation" and "--Regulatory
     Matters."

     TERMINATION

          The Plan of Reorganization provides that the Merger may be terminated at any time prior to the Effective Time (whether before or after shareholder approval), by the mutual consent in writing of NHTB and Landmark. The Merger also may be terminated by NHTB or Landmark, acting individually, (a) if any regulatory authority shall have issued a final nonappealable order enjoining, prohibiting or failing to approve the Merger or the transactions contemplated thereby; (b) if the Effective Time has not occurred on or before June 30, 1997 unless the failure to close by such date is due to the failure of the party seeking to terminate the Agreements to perform or observe the covenants and agreements set forth in the Agreements; (c) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Plan of Reorganization or the Merger Agreement which is not timely cured; or (d) if the vote of the shareholders of NHTB or Landmark solicited hereby is not obtained. Landmark may terminate the Merger if the NHTB Trading Price is less than $6.50 upon written notice to NHTB prior to the third business day immediately preceding the Effective Date and NHTB does not elect to increase the Exchange Ratio, as agreed to by Landmark. If the Plan of Reorganization or the Merger Agreement is terminated (other than as a result of a wilful breach by NHTB or Landmark), each of NHTB and Landmark shall be responsible for its own costs and expenses. If the Plan of Reorganization or the Merger Agreement is terminated as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct of either party, the breaching party may be liable for damages to the other, including out-of-pocket costs and expenses incurred in connection with the Merger.

          See "THE MERGER--Termination."

     AMENDMENT, EXTENSION AND WAIVER

          The Boards of Directors of NHTB and Landmark may, to the extent legally allowable, (a) amend the Agreements; (b) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Agreements; (c) waive any inaccuracies in the representations and warranties of the other party contained in the Agreements or in any document delivered pursuant to the Agreements; or (d) waive compliance by the other party of any of its agreements or conditions contained in the Agreements, except that after the Agreements have been approved by the shareholders of Landmark, (i) no amendment shall alter or change the amount or kind of Merger Consideration, or (ii) adversely affect the tax treatment to Landmark shareholders as a result of receipt of the Merger Consideration. Except in the circumstances described in (i) and
     (ii) above, no amendment to the Agreements (including, but not limited to, any waiver of conditions, waiver of inaccuracies in the representations and warranties or extension of time for the performance of any of the obligations contained in the Agreements) would require further solicitation of proxies from or approval by the NHTB or Landmark shareholders.

          See "THE MERGER--Amendment, Extension and Waiver."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Certain members of Landmark's management and the Landmark Board have interests in the Merger in addition to their interests as shareholders of Landmark generally.

          In connection with the Merger, NHTB has agreed to provide certain benefits to the employees of Landmark and to appoint two members of Landmark's Board to serve on NHTB's Board, one to serve for a three-year term and the other to serve for a two-year term. In connection with the Merger, the Bank has agreed to appoint three members of Landmark's Board to serve on the Bank's Board, one to serve for a three-year term, one to serve for a two-year term and one to serve for a one-year term. See "THE MERGER-- Interests of Certain Persons in the Merger."

          NHTB has also agreed to continue the rights to indemnification of officers and directors of Landmark and to continue in effect for a period of time the directors' and officers' liability insurance currently maintained by Landmark. See "THE MERGER--Effect on Employees and Employee Benefits."

          Landmark is a party to an employment agreement (the "Employment Agreement") with Paul P. Tierney pursuant to which Mr. Tierney serves as Landmark's President and Chief Executive Officer. In connection with the Merger, Landmark will be merged with and into the Bank, with the Bank as the surviving entity, and Mr. Tierney will not be elected or serve as President and Chief Executive Officer of the Bank. Because of this reduction in his responsibilities, pursuant to the Employment Agreement, NHTB or the Bank will pay Mr. Tierney $188,400 (equivalent to two-years salary and the monetary equivalent of certain benefits, as provided in the Employment Agreement) and assume the liabilities of Landmark with respect to certain deferred compensation arrangements established pursuant to the Employment Agreement. In exchange, Mr. Tierney will acknowledge such payment and assumption as full satisfaction of all obligations to him under the Employment Agreement and execute a release in favor of Landmark, NHTB and the Bank and their affiliates.

          In addition, the Agreements provide that all employees of Landmark as of the Effective Date shall become employees of NHTB, the Bank, or an affiliate thereof as of the Effective Date. Subsequently, any employee of NHTB, the Bank or an affiliate thereof who was employed by Landmark on the

     Effective Date, if terminated within one year after the Effective Date, in addition to any severance payment, will receive reimbursement for the their direct cost for health insurance continuation coverage under NHTB's group health plan for the period, if any, for which NHTB provides severance benefits. In exchange, each employee receiving such reimbursement will execute a release in favor of Landmark, NHTB and the Bank and their affiliates.

          The Landmark Board was aware of these interests and considered them, among other matters, in unanimously approving the Agreements and the transactions contemplated thereby.

          The Bank and Landmark have entered into agreements with five current Landmark employees to provide for bonuses to be funded by Landmark and paid by the Bank provided the employees remain employed in good standing and continue such employment with the Bank for 105 days following the Effective Date. The total amount accrued by Landmark to fund the bonus payments is $53,462.

          See "THE MERGER--Interests of Certain Persons in the Merger."

     REGULATORY APPROVALS

          Consummation of the transactions contemplated by the Merger Agreement is subject to approval by the OTS and the Commissioner of Banks of New Hampshire (the "Commissioner of Banks"). Assuming the approval of the OTS, the Merger may not be consummated for 30 days after the later of such approvals (or such shorter period as the OTS may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Applications or notices seeking these approvals have been filed as of the date of this Joint Proxy Statement-Prospectus. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by each of the required regulatory agencies. If such approvals are received, there can be no assurance as to the date of such approvals, the terms thereof, or the absence of any litigation challenging such approvals. See "THE MERGER-- Regulatory Matters."

     MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          Consummation of the Merger is conditioned on delivery to each of NHTB and Landmark opinions of their respective counsels, to the effect that, among other things, (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"); (b) no gain or loss will be recognized by Landmark on the transfer of its assets to the Bank pursuant to the Merger; (c) no gain or loss will be recognized by NHTB or by the Bank on the issuance of shares of NHTB Common Stock to shareholders of Landmark pursuant to the Merger; (d) no gain or loss will be recognized by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock solely for shares of NHTB Common Stock, except with respect to cash received by such shareholder in lieu of a fractional share interest in NHTB Common Stock; (e) the aggregate tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock solely for shares of NHTB Common Stock will be the same as the tax basis of the shares of Landmark stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NHTB Common Stock for which cash is received); (f) the aggregate tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock for shares of NHTB Common Stock and cash will be the same as such shareholder's aggregate tax basis in the Landmark shares exchanged therefor (reduced by any amount allocable to a fractional share interest in NHTB Common Stock for which cash is received), decreased by the amount of cash received (other than cash received in lieu of a fractional share interest) and increased by the amount of gain, if any, recognized by such shareholder in the Merger (including any portion of such gain that is treated as a dividend) and (g) the holding period of the shares of NHTB Common Stock to be received by a shareholder of Landmark pursuant to the Merger will include the period during which such shareholder held the shares of Landmark stock surrendered in exchange therefor, provided that the shares of Landmark stock surrendered is held as a capital asset as of the Effective Time. In the opinion of NHTB and Landmark's respective counsels, the foregoing sets forth the anticipated material federal income tax consequences of the Merger to such Landmark shareholders and to Landmark and NHTB. It is a condition of closing that each such respective counsel will deliver to NHTB and Landmark, respectively, opinions as to the foregoing tax consequences.

          Shareholders should consult their own tax advisors as to the effect or their own particular situation on the federal tax consequences of the Merger to them and as to the applicability of any state, local or foreign tax laws.

          See "THE MERGER--Material Federal Income Tax Consequences."

     ACCOUNTING TREATMENT

          NHTB intends to treat the Merger as a purchase for accounting purposes. See "THE MERGER--Accounting Treatment."

     MANAGEMENT AND OPERATIONS AFTER THE MERGER

          The Merger Agreement provides that prior to or at the Effective Time, the Board of Directors of NHTB will appoint two of Landmark's current directors to serve on the NHTB Board of Directors and the Board of Directors of the Bank will elect three of Landmark's directors to serve on the Board of Directors of the Bank.

          See "THE MERGER--Management and Operations After the Merger."

     THE STOCK OPTION AGREEMENT

          As a condition to entering into the Agreements, NHTB required Landmark to enter into the Stock Option Agreement (the "Option Agreement") which allows NHTB to purchase up to 19.9% of the then-issued and outstanding Landmark Common Stock under certain conditions, at a price of $9.00 per share, subject to adjustment as set forth in the Option Agreement. The Option is exercisable, in whole or in part, only upon the occurrence of certain triggering events (none of which has occurred to the best of NHTB's or Landmark's knowledge as of the date of the Joint Proxy Statement-Prospectus). A copy of the Option Agreement is attached to this Joint Proxy Statement-Prospectus as Appendix C.

          The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreements. The Option may act to deter competing offers from third parties to acquire Landmark. If a triggering event occurs, the Option could be exercised, thereby increasing the number of outstanding shares of Landmark's Common Stock and making it more difficult and costly for a third party to obtain all or a specified percentage of Landmark's Common Stock.

          See "CERTAIN RELATED TRANSACTIONS--The Stock Option Agreement."

     APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

          Under regulations of the Commissioner of Banks, holders of Landmark Common Stock have the right to dissent from the Merger and receive payment in accordance with regulations of the Comptroller of the Currency, U.S. Department of Treasury ("OCC"), applicable to mergers of national banks with federal savings associations (the "Dissent Regulations"). Each outstanding share of Landmark Common Stock, the holder of which has perfected his or her right to dissent and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares"), shall not be converted into or represent a right to receive shares of NHTB" Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Under the Dissent Regulations the value of Dissenting Shares will be determined by a committee of three persons - one selected by the dissenting shareholder(s), one by the Board of Directors of the Bank and a third selected by these two persons. Any dissenting shareholder who disagrees with the valuation made by the committee may appeal the determination to the Commissioner of Banks. The Commissioner of Banks will review the committee's valuation if the Bank, NHTB and Landmark agree to reimburse the expenses of the Commissioner of Banks. The full text of the Dissent Regulations is included as Appendix D to this Joint Proxy Statement-Prospectus.

          Holders of NHTB Common Stock do not have the right to dissent from the Merger.

          See "CERTAIN RELATED TRANSACTIONS--Rights of Dissenting
     Shareholders."

     CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

          The rights of shareholders of Landmark are currently governed by the provisions of the New Hampshire Revised Statutes applicable to state-chartered banks and Landmark's Amended Articles of Agreement (the "Landmark Articles") and Bylaws. Upon consummation of the Merger, Landmark's shareholders who elect to receive NHTB Common Stock will automatically become shareholders of NHTB, and their rights will be governed by the provisions of the Delaware General Corporation Law ("DGCL") and NHTB's Certificate of Incorporation and Bylaws. The rights of shareholders of NHTB differ from the rights of shareholders of Landmark with respect to certain important matters, including voting requirements to remove directors, combinations with related persons, beneficial ownership limitations, prohibition against greenmail and evaluation of certain offers.

          See "COMPARISON OF RIGHTS OF NHTB AND LANDMARK SHAREHOLDERS."

     SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

          The following tables set forth for NHTB Common Stock and Landmark Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share information at the end of and for the six months ended June 30, 1996, and the year ended December 31, 1995 giving effect to the Merger accounted for as a purchase transaction. The information is derived from the historical consolidated financial statements of NHTB and the historical financial statements of Landmark, including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. The information herein should be read in conjunction with the historical and pro forma combined financial information of NHTB and Landmark, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."


                                              FOR THE SIX MONTHS
                                               ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                             -------------------     -----------------------
                                                     1996                      1995
                                                     ----                      ----
Earnings (loss) per common share(1):
   NHTB...............................              $ 0.49                    $ 0.73
   Landmark...........................               (0.41)                    (0.20)
   NHTB combined pro forma............                0.29                      0.54
   Landmark equivalent pro forma......                0.35                      0.66
Dividends declared per common share:
   NHTB...............................                0.25                      0.50
   Landmark...........................                  --                        --
   NHTB combined pro forma............                0.25                      0.50
   Landmark equivalent pro forma(2)...                0.31                      0.61

                                                      AT                        AT
                                                    JUNE 30,                DECEMBER 31,
                                                     1996                      1995
                                                    ------                    ------
Book value per share(3):
   NHTB...............................              $11.51                    $11.57
   Landmark...........................                7.00                      7.90
   NHTB combined pro forma(4).........               11.21                      N/A
   Landmark equivalent pro forma(4)...               13.69                      N/A

------------------

     (1) NHTB combined pro forma earnings per common share are calculated by using aggregate historical income information for NHTB and Landmark divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity have been calculated by combining NHTB historical average shares with the shares of Landmark to be exchanged for NHTB shares as adjusted by the Exchange Ratio of 1.221. See "THE MERGER--Merger Consideration." The Landmark equivalent pro forma earnings per share amounts are computed by multiplying the NHTB combined pro forma amounts by the Exchange Ratio.

     (2) Landmark equivalent pro forma dividends declared per share represent NHTB pro forma cash dividends per share multiplied by the Exchange Ratio. See "THE MERGER--Merger Consideration."

     (3) NHTB combined pro forma book value per share is based on the aggregate historical common shareholders' equity of NHTB and Landmark divided by the total pro forma common shares of the combined entity based on the Exchange Ratio of 1.221. Landmark equivalent pro forma book value per share at period end represents NHTB pro forma amounts multiplied by the Exchange Ratio. See "THE MERGER--Merger Consideration."

     (4) Landmark and NHTB combined pro forma per share information is calculated on the assumption that all outstanding shares of Landmark Preferred Stock will be converted into shares of Landmark Common Stock.

     MARKET PRICES

          The shares of NHTB Common Stock are quoted on the Nasdaq National Market System. The following table shows the market value per share for each of NHTB and Landmark and the Landmark equivalent for the date set forth below:


                                  CLOSING SALES PRICE
                                  -------------------
                                         NHTB     LANDMARK       LANDMARK
                                        COMMON     COMMON       EQUIVALENT
                                         STOCK     STOCK(1)    PER SHARE(2)
                                  -----------------------------------------

Market value per common share:

     July 25, 1996(3)...........        $9.875       --         $12.057
     November 1, 1996..........          11.75       --           14.35

----------------
     (1) The shares of Landmark Common Stock are not quoted on any national or regional exchange. In the recent three-year period, trading in Landmark Common Stock has been minimal with 31,515 shares traded in 1993, 71,575 shares traded in 1994, 97,351 shares traded in 1995, and 23,519 shares traded through September 15, 1996. Since Landmark's inception in 1991, no shares of Landmark Common Stock have been issued by Landmark, except for the conversion of shares of Landmark Preferred Stock into Landmark Common Stock for purposes of director's qualifying shares. The shares traded during the referenced periods were exchanged in private transactions; Landmark does not have available to it reliable information regarding the prices at which such shares were traded.
     (2) Equivalent market value per share of Landmark Common Stock represents the closing sales price of NHTB Common Stock on the date reported multiplied by the Exchange Ratio of 1.221. The Cash Election Price is $12.00 per share.
     (3) The business day immediately preceding the public announcement of the proposed Merger.

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

          The following selected financial data for the five years ended December 31, 1995, are derived from the audited financial statements of NHTB. The financial data for the six month periods ended June 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that NHTB considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this Joint Proxy Statement-Prospectus.

                                            AT OR FOR THE SIX
                                               MONTHS ENDED
                                                 JUNE 30,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------  ----------------------------------------------------------
                                             1996        1995        1995        1994        1993        1992        1991
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
   Interest and dividend income.........   $  9,197    $  8,350    $ 17,466    $ 14,542    $ 14,089    $ 16,189    $ 18,637
   Interest expense.....................      5,055       4,552       9,598       7,046       6,835       8,902      12,057
                                           --------    --------    --------    --------    --------    --------    --------
      Net interest income...............      4,142       3,798       7,868       7,496       7,254       7,287       6,580
   Provision for loan losses, net.......        744         580       1,164         762       1,373       2,165         895
                                           --------    --------    --------    --------    --------    --------    --------
     Net interest and dividend income
       after provision for loan losses..      3,398       3,218       6,704       6,734       5,881       5,122       5,685
   Non-interest income..................      1,087         712       1,436       1,557       1,907       2,232       1,258
   Non-interest expense.................      3,249       3,263       6,291       5,986       5,527       5,518       5,711
                                           --------    --------    --------    --------    --------    --------    --------
   Income before income tax expense.....      1,236         667       1,849       2,305       2,261       1,836       1,232
   Income tax expense...................        408         220         604         723         736         642         397
                                           --------    --------    --------    --------    --------    --------    --------
      Net income........................   $    828    $    447    $  1,245    $  1,582    $  1,525    $  1,194    $    835
                                           ========    ========    ========    ========    ========    ========    ========
ENDING BALANCE SHEET DATA:
   Assets...............................   $258,526    $246,683    $258,216    $233,363    $207,105    $208,981    $203,229
   Investment securities................     27,910      23,463      28,415      20,363      17,998      23,680      22,451
   Gross loans..........................    215,731     206,639     210,676     198,776     176,428     171,146     166,366
   Allowance for possible loan losses...      1,507       1,473       1,828       2,753       2,374       2,095       2,290
   Real estate owned....................        820       1,282         984       1,505       1,854       2,737       4,876
   Deposits.............................    200,303     196,138     199,971     194,533     176,716     182,404     172,671
   Borrowed funds(2)....................     36,614      28,217      36,489      18,809      10,122       6,944      11,484
   Shareholders' equity.................     19,475      18,874      19,544      18,253      18,387      18,036      17,645
PER SHARE DATA AND OTHER SELECTED
  RATIOS:
   Earnings per common share............   $   0.49    $   0.26    $   0.73    $   0.93    $   0.88    $   0.68    $   0.45
   Dividends declared per share.........   $   0.25    $   0.25    $   0.50    $   0.50    $  0.375    $   0.35    $   0.14
   Dividend payout ratio................      51.02%      96.15%      68.49%      53.76%      42.61%      51.47%      31.11%
   Book value per share.................   $  11.51    $  11.29    $  11.57    $  10.92    $  11.01    $  10.41    $   9.98
   Shareholders' equity to assets
     at period end......................       7.53%       7.65%       7.57%       7.82%       8.88%       8.63%       8.68%
   Average shareholders' equity to
     average assets.....................       7.65%       7.87%       7.72%       8.15%       8.76%       8.69%       8.80%
   Return on average assets(1)..........       0.66%       0.38%       0.54%       0.71%       0.74%       0.58%       0.40%
   Return on average equity(1)..........       8.59%       4.87%       6.95%       8.76%       8.43%       6.56%       4.59%
   Net interest margin(1)...............       3.45%       3.43%       3.42%       3.61%       3.75%       3.79%       3.48%

_______________
(1) Calculated on an annualized basis.
(2) Includes repurchase agreements, federal funds purchased and Federal Home Loan Bank advances.

                                 LANDMARK BANK

                       SELECTED HISTORICAL FINANCIAL DATA

          The following selected financial data for the five years ended December 31, 1995, are derived from the audited financial statements of Landmark. The financial data for the six month periods ended June 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Landmark considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjunction with the financial statements, related notes, and other financial information included in this Joint Proxy Statement-Prospectus.

                                                   AT OR FOR THE SIX
                                                      MONTHS ENDED
                                                        JUNE 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                 ----------------------  ----------------------------------------------------------

                                                    1996        1995        1995        1994        1993        1992        1991
                                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
   Interest and dividend income................    $ 2,345     $ 2,478     $ 5,163     $ 3,593     $ 2,594     $ 1,921     $   560
   Interest expense............................      1,458       1,258       2,858       1,392         971         830         334
                                                   -------     -------     -------     -------     -------     -------     -------
      Net interest income......................        887       1,220       2,305       2,201       1,623       1,091         226
   Provision for loan losses...................        317          48         205         203         145          71          71
                                                   -------     -------     -------     -------     -------     -------     -------
      Net interest and dividend income after
        provision for loan losses..............        570       1,172       2,100       1,998       1,478       1,020         155
   Non-interest income.........................        304         187         411         561         863         335          24
   Non-interest expense........................      1,106       1,299       2,485       2,192       1,587       1,163         903
                                                   -------     -------     -------     -------     -------     -------     -------
   Income (loss) before income tax expense
    (benefit) and cumulative effect of a change
       in accounting principle.................       (232)         60          26         367         754         192        (724)
   Income tax expense (benefit)................        (86)         27           5         141         278          30          --
                                                   -------     -------     -------     -------     -------     -------     -------
   Income (loss) before cumulative effect of a
    change in accounting principle............       (146)         33          21         226         476         162        (724)
   Cumulative effect of a change in accounting          --          --          --          --          --         460          --
    principle..................................    -------     -------     -------     -------     -------     -------     -------
      Net income (loss)........................       (146)         33          21         226         476         622        (724)
   Preferred stock dividends...................         --         (50)        (93)       (106)         --          --          --
                                                   -------   ---------   ---------     -------     -------     -------     -------
     Net income (loss) applicable to common        $  (146)  $     (17)  $     (72)    $   120     $   476     $   622     $  (724)
      stock(3).................................    =======   =========   =========     =======     =======     =======     =======

ENDING BALANCE SHEET DATA:
   Assets......................................    $57,771     $66,403     $60,763     $56,330     $33,711     $27,984     $19,079
   Securities..................................      7,939      10,669      10,335      10,931       1,788       3,857       8,113
   Loans(2)....................................     43,165      42,862      43,521      40,930      27,847      21,131       6,890
   Allowance for loan losses...................        858         502         659         465         265         142          71
   Deposits....................................     53,736      61,935      56,359      51,991      29,345      25,118      16,771
   Borrowed funds..............................        309         392         304         220         351          29          49
   Common stockholders' equity.................      2,481       2,757       2,797       2,731       2,789       2,365       1,743

PER SHARE DATA AND OTHER SELECTED RATIOS:
   Earnings (loss) per common and common
    equivalent share: primary..................    $ (0.41)  $    (.05)   $   (.20)    $  0.34     $  1.15     $  1.75     $ (2.05)
   Book value per common share.................    $  7.00     $  7.78     $  7.90     $  7.71     $  7.88     $  6.68     $  4.92
   Shareholders' equity to assets at end of
    period.....................................       6.19%       5.78%       6.40%       6.73%      11.11%       8.99%       9.14%
   Average shareholders' equity to average
    assets.....................................       6.35%       6.78%       6.45%       9.18%      10.17%       8.37%      25.99%
   Net interest margin(1)......................       3.16%       4.48%       4.06%       5.52%       5.33%       2.35%       4.21%

_______________
(1) Calculated on an annualized basis.
(2) Total loans represent gross loans less deferred fees (costs) and deferred gain on sales of SBA loans.
(3) For purposes of computing earnings per share on common stock, the inclusion or exclusion of outstanding convertible preferred shares of stock as common stock equivalents in computing the weighted average number of shares of common stock outstanding and the inclusion or exclusion of preferred stock dividends in computing net income depends on whether the effect of inclusion is dilutive or antidilutive on earnings per share. The inclusion of outstanding convertible preferred shares was antidilutive for periods after 1993, so preferred stock dividends were deducted from net income (loss). The inclusion for 1993 was dilutive, so preferred stock dividends of $42,000 were not included in computing earnings per share.

                              MEETING INFORMATION

     NHTB MEETING

  General. This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of NHTB for use at the NHTB Special Meeting. The NHTB Special Meeting will be held at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, on Thursday, December 19, 1996 at 10:00 a.m.

  The NHTB Special Meeting will be held for the purpose of (i) considering and voting upon a proposal to approve and adopt the Agreements and the transactions contemplated thereby, including the issuance of the Merger Shares; (ii) approving a proposal to adjourn the NHTB Special Meeting for any reason, including to permit further solicitation of proxies as to the Agreements; and
(iii) conducting any other business that may properly come before the NHTB Special Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the NHTB Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the NHTB Special Meeting may be adjourned, or to which the NHTB Special Meeting may be postponed.

  THE NHTB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NHTB SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND FOR THE OTHER MATTERS TO BE CONSIDERED AT THE NHTB SPECIAL MEETING.

  Record Date. The NHTB Board of Directors has fixed the close of business on November 1, 1996 as the NHTB Record Date. Only the holders of record of the outstanding shares of NHTB Common Stock on the NHTB Record Date will be entitled to notice of, and to vote at, the NHTB Special Meeting and any adjournments or postponements thereof. At the NHTB Record Date, ___________ shares of NHTB Common Stock were outstanding and entitled to vote.

  Proxies; Voting and Revocation. The presence, in person or by proxy, of one-third of the aggregate number of shares of NHTB Common Stock outstanding and entitled to vote on the NHTB Record Date is necessary to constitute a quorum at the NHTB Special Meeting. The affirmative vote of (i) the holders of a majority of the outstanding shares of NHTB Common Stock entitled to vote on the Merger is required to approve and adopt the Agreements; and (ii) a majority of the NHTB Common Stock present or represented and entitled to vote and voting at the NHTB Special Meeting is required to approve an adjournment of the NHTB Special Meeting. Abstentions will be included in the number of shares present or represented and voting on each matter and broker non-votes will not be included in the number of shares present or represented and voting on each matter. With respect to the proposal to adopt and approve the Agreements, both an abstention and a non-vote will have the effect of a negative vote. With respect to the proposal to adjourn the NHTB Special Meeting, an abstention will have the effect of a negative vote and a non-vote will have no effect. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Specifically, under applicable rules and regulations, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Agreements without specific instructions from such customers.

  At the Record Date, _________ shares of NHTB Common Stock were outstanding and entitled to vote. Assuming that directors and executive officers of NHTB and their respective affiliates holding an aggregate of _______ shares (as of ____________, 1996), or approximately ___%, of the outstanding

NHTB Common Stock vote their shares in favor of the Agreements, the affirmative vote of holders of approximately _________ additional shares of NHTB Common Stock, representing approximately ____% of the shares issued and outstanding on the NHTB Record Date, will be required to approve the Agreements. The approval of the Agreements by NHTB's shareholders is a condition to the consummation of the Merger.

  Approval of any proposal to adjourn the NHTB Special Meeting for any reason, including to permit further solicitation of proxies, would require the affirmative vote of a majority of the votes cast at the NHTB Special Meeting.

  SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE NHTB SPECIAL MEETING AND NOT REVOKED WILL BE VOTED AT THE NHTB SPECIAL MEETING AS DIRECTED IN THE PROXY. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ISSUANCE OF THE MERGER SHARES AND FOR THE PROPOSAL TO ADJOURN THE MEETING.

  A NHTB shareholder of record may revoke a proxy by filing an instrument of revocation with Linda L. Oldham, Secretary of NHTB (The Carriage House, P.O. Box 37, New London, New Hampshire 03257), by filing a duly executed proxy bearing a later date, or by appearing at the NHTB Special Meeting in person, notifying the Secretary, and voting by ballot at the NHTB Special Meeting. Any NHTB shareholder of record attending the NHTB Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the NHTB Special Meeting will not constitute revocation of a previously given proxy.

  Solicitation of Proxies. The cost of solicitation of proxies by NHTB will be borne by NHTB. In addition to the solicitation of proxies by mail, the directors, officers and employees of NHTB may also solicit proxies personally or by telephone or facsimile. NHTB will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxies from such beneficial owners. NHTB will reimburse those holders for their reasonable expenses. NHTB has also retained Morrow & Company, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of approximately $4,500 plus reimbursement of certain out-of-pocket expenses.

LANDMARK MEETING

  General. This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Landmark for use at the Landmark Special Meeting. The Landmark Special Meeting will be held at Landmark's branch banking office at 106 North Main Street, West Lebanon, New Hampshire, at 4:00 p.m. on Thursday, December 19, 1996.

  The Landmark Special Meeting will be held for the purpose of (i) considering and voting upon a proposal to approve and adopt the Agreements and the transactions contemplated thereby; (ii) approving a proposal to adjourn the Landmark Special Meeting for any reason, including to permit further solicitation of proxies as to the Agreements; and (iii) conducting any other business that may properly come before the Landmark Special Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the Landmark Special Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Landmark Special Meeting may be adjourned, or to which the Landmark Special Meeting may be postponed.

  THE LANDMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LANDMARK SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE PROPOSAL TO ADJOURN THE LANDMARK SPECIAL MEETING.

  Record Date. The Landmark Board of Directors has fixed the close of business on November 1, 1996 as the Landmark Record Date. Only the holders of record of the outstanding shares of Landmark Common Stock on the Landmark Record Date will be entitled to notice of, and to vote at, the Landmark Special Meeting and any adjournments or postponements thereof. At the Landmark Record Date, 354,138 shares of Landmark Common Stock were outstanding and for the reasons discussed in the following paragraph, only 342,803 of which are entitled to vote at the Landmark Special Meeting.

  Excess Shares. Article X of the Landmark Articles provides that no "person" shall directly or indirectly acquire or offer to acquire the beneficial ownership of more than fifteen percent (15%) of the issued and outstanding shares of capital stock of Landmark entitled to vote. In the event voting shares are acquired in violation of this provision, all shares beneficially owned by such person in excess of the fifteen percent limitation are considered "excess shares" and are not entitled to be voted or counted as voting shares in connection with any matters submitted to Landmark's shareholders for a vote, and are excluded from the determination of whether a quorum is present at a meeting of shareholders. The Board of Directors of Landmark have determined that a total of 11,335 shares of Landmark Common Stock are "excess shares" under the provisions of Article X of the Landmark Articles and are therefore not entitled to be voted or counted as voting shares at the Landmark Special Meeting. See "THE MERGER-- Beneficial Ownership of Landmark Common Stock."

  Proxies; Voting and Revocation. The presence, in person or by proxy, of a majority of the aggregate number of shares of Landmark Common Stock outstanding and entitled to vote on the Landmark Record Date is necessary to constitute a quorum at the Landmark Special Meeting. The affirmative vote of (i) the holders of two-thirds of the outstanding shares of Landmark Common Stock is required to approve and adopt the Agreements; and (ii) a majority of the shares of Landmark Common Stock present or represented and entitled to vote at the Landmark Special Meeting is required to approve an adjournment of the Landmark Special Meeting. Landmark intends to count broker non-votes and abstentions as present at the meeting for purposes of determining a quorum. Abstentions will be included in the number of shares present or represented and voting on each matter and broker non-votes will not be included in the number of shares present or represented and voting on each matter. With respect to the proposal to adopt and approve the Agreements, both an abstention and a non-vote will have the effect of a negative vote. With respect to the proposal to adjourn the Landmark Special Meeting, an abstention will have the effect of a negative vote and a non-vote will have no effect. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Specifically, under applicable rules and regulations, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Agreements without specific instructions from such customers.

  At the Record Date, 351,138 shares of Landmark Common Stock were outstanding, of which directors and executive officers of Landmark and their respective affiliates held an aggregate of 133,374 shares entitled to vote at the Landmark Special Meeting, or approximately 37.7%. The affirmative vote of holders of approximately 102,718 additional shares of Landmark Common Stock not held by directors, executive officers and their affiliates, representing approximately 29.0% of the shares issued and outstanding and entitled to vote on the Landmark Record Date, will be required to approve the Agreements if all directors, executive officersQS and their affiliates vote in favor of the Merger. Directors and executive officers of Landmark and their respective affiliates holding an aggregate of 133,374 shares of the outstanding Landmark Common Stock entitled to vote have entered into Voting Agreements with NHTB to vote their shares in favor of the Agreements. The approval of the Agreements by Landmark's shareholders is a condition to the consummation of the Merger. A copy of the form of Voting Agreement is attached as Exhibit A to the Plan of Reorganization, which is attached to this Joint Proxy Statement-Prospectus as Appendix A.

  Approval of any proposal to adjourn the Landmark Special Meeting for any reason, including to permit the further solicitation of proxies, would require the affirmative vote of holders of a majority of the votes present or represented and entitled to vote at the Landmark Special Meeting.

  Shares represented by a properly executed proxy received prior to the vote at the Landmark Special Meeting and not revoked will be voted at the Landmark Special Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE PROPOSAL TO ADJOURN THE LANDMARK SPECIAL MEETING.

  A Landmark shareholder of record may revoke a proxy by filing an instrument of revocation with Jack H. Nelson, Secretary of Landmark (106 Hanover Street, Lebanon, New Hampshire 03766), by filing a duly executed proxy bearing a later date, or by appearing at the Landmark Special Meeting in person, notifying the Secretary, and voting by ballot at the Landmark Special Meeting. Any shareholder of record attending the Landmark Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the Landmark Special Meeting will not constitute revocation of a previously given proxy.

  Solicitation of Proxies. The cost of solicitation of proxies by Landmark will be borne by Landmark. ln addition to the solicitation of proxies by mail, the directors, officers and employees of Landmark may also solicit proxies personally or by telephone or facsimile. Landmark will also request persons, firms and corporations holding shares which are beneficially owned by others to send proxy materials to and obtain proxies from such beneficial owners. Landmark will reimburse those holders for their reasonable expenses.


                                   THE MERGER

     GENERAL

  This section of the Joint Proxy Statement-Prospectus describes all material aspects of the proposed Merger, including the principal provisions of the Agreements. The discussion of matters contained in the Agreements is qualified in its entirety by reference to the full text of the Agreements, which are attached to this Joint Proxy Statement-Prospectus as Appendix A. All shareholders of NHTB and Landmark are urged to read the Agreements in their entirety.

  The Agreements have been unanimously approved by the Boards of Directors of NHTB and Landmark. The Board of Directors of NHTB believes that the terms of the Agreements are fair and in the best interests of NHTB and its shareholders and recommends that the NHTB shareholders vote to approve and adopt the Agreements and the transactions contemplated thereby including the issuance of the Merger Shares. The Board of Directors of Landmark believes that the terms of the Agreements are fair and in the best interests of Landmark and its shareholders and recommends that the Landmark shareholders vote to approve and adopt the Agreements and the transactions contemplated thereby.

    THE BOARD OF DIRECTORS OF EACH OF NHTB AND LANDMARK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER.

PARTIES TO THE MERGER

  NHTB. NHTB, a Delaware corporation, is a savings association holding company headquartered in New London, New Hampshire with total assets of approximately $258.5 million as of June 30, 1996. NHTB's banking subsidiary, Lake Sunapee Bank, fsb, is headquartered in Newport, New Hampshire. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, in commercial and consumer loans and in various investment securities. The Bank operates 10 full service banking offices in New Hampshire. NHTB's principal executive office is located at The Carriage House, P.O. Box 37, New London, New Hampshire 03257, and its telephone number is (603) 526-2116.

  Landmark. Landmark is a guaranty savings bank chartered by the State of New Hampshire and headquartered in Lebanon, New Hampshire. As of June 30, 1996, it had assets of approximately $57.8 million. Landmark's business is principally commercial and residential mortgage banking, attracting deposits from and making loans to small-to-medium sized businesses and resident households primarily in the geographic areas of its offices. Landmark also takes retail deposits from the general public and makes personal and consumer loans. Landmark's principal executive office is located at 106 Hanover Street, Lebanon, New Hampshire 03766, and its telephone number is (603) 448-0101.

EFFECTIVE TIME

  Pursuant to the Merger Agreement, Landmark will be merged with and into the Bank on the Effective Date with the Bank as the surviving bank. The Effective Date and the Effective Time of the Merger will be the date and time the Merger becomes effective, as set forth in the Articles of Combination to be filed with the OTS. The Effective Date will occur as soon as practicable after the last required approval for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, assuming the satisfaction of the conditions set forth in Article 5 of the Plan of Reorganization. Landmark and NHTB each anticipate that the Merger will be consummated in the first quarter of 1997. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances that such approvals will be obtained or that the Merger will be completed at any time. See "--Conditions to Consummation" and "--Regulatory Matters."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Prior to or at the Effective Time, the Board of Directors of NHTB will appoint two of Landmark's current directors to serve on the NHTB Board of Directors.
Mr. Jack Nelson will be appointed to the NHTB Board of Directors for a three-year term and Mr. Leonard R. Cashman for a two-year term. Prior to or at the Effective Time, the Board of Directors of the Bank, NHTB's banking subsidiary, will elect three of Landmark's directors to serve on the Board of Directors of the Bank. Mr. Jack H. Nelson, Mr. Leonard R. Cashman and Mr. Joseph B. Willey will be elected to the Bank's Board of Directors for terms of three years, two years and one year, respectively.

MERGER CONSIDERATION

  In the Merger, each share of Landmark Common Stock outstanding immediately prior to the Effective Date, other than shares as to which dissenters' rights have been asserted and not withdrawn, at the election of each Landmark shareholder, will be converted into and exchangeable for (i) 1.221 shares of NHTB Common Stock or (ii) $12.00 in cash, subject to the total consideration to Landmark shareholders being comprised of 60% NHTB Common Stock and 40% cash and subject to the election and allocation procedures set forth in the Merger Agreement. Prior to the Effective Date all outstanding shares of Landmark Preferred Stock will be converted into shares of Landmark Common Stock and the holders of such converted shares will have the same rights as holders of Landmark Common Stock to elect to receive either NHTB Common Stock or cash. See "--Exchange of Certificates; Election Procedures; Fractional Shares" and "--Allocations." The Merger Consideration may be adjusted under certain circumstances. See "--Adjustment of Merger Consideration." At the Effective Time of the Merger, Landmark will be merged with and into the Bank, with the Bank as the surviving entity of NHTB, and shareholders of Landmark at and after the Effective Time will no longer hold any interest in Landmark other than as shareholders of NHTB to the extent that they elect to receive NHTB Common Stock.

  The number of shares of NHTB Common Stock to be received for each share of
Landmark Common Stock depends on the NHTB Trading Price.   The following table
shows the Exchange Ratio at various NHTB Trading Prices together with the Per Landmark Share Value in each case. The Per Landmark Share Value is calculated by multiplying the NHTB Trading Price by the applicable Exchange Ratio, and represents the aggregate value of NHTB Common Stock that would be received in the Merger for each share of Landmark Common Stock, based on the NHTB Trading Price. Since the NHTB Trading Price is based on the trading price on the NASDAQ for the thirty trading days prior to receipt of the last required regulatory approval necessary for the Merger, the actual Exchange Ratio cannot be determined until shortly before the Effective Date. The market price of NHTB Common Stock at the Effective Date could differ from the NHTB Trading Price used to determine the Exchange Ratio, and the actual value of a share of NHTB Common Stock issued in the Merger therefore could differ from the Per Landmark Share Value.

   NHTB TRADING PRICE      EXCHANGE RATIO   PER LANDMARK SHARE
   ------------------      --------------   ------------------
   Greater than $11.75         Fluctuates             $14.00
   $8.25 - $11.75              1.221         $10.07 - $14.35
   $6.50 - $8.24               Fluctuates             $10.00
   Below $6.50                 (1)

______________

     (1) Landmark may, but need not, seek to terminate the Agreements if the NHTB Trading Price is below $6.50. See "THE MERGER--Conditions to Consummation."

               See "THE MERGER--Adjustment of Merger Consideration" "--Exchange of Certificates; Election Procedures; Fractional Shares," "--Effective Time" and "CERTAIN RELATED TRANSACTIONS--Rights of Dissenting Shareholders."

         THIS PRICING MECHANISM IS ALSO DEPICTED IN THE FOLLOWING GRAPH


                                    [GRAPH]


     BACKGROUND OF THE MERGER

               As part of its strategy to provide community banking services in western New Hampshire, the Board of Directors of NHTB in the late 1980's determined to pursue opportunities to expand into the Upper Valley region of New Hampshire by establishing de novo branch locations. The Upper Valley region is located along the Connecticut River border of western New Hampshire in the counties of Sullivan and Grafton and includes the commercial and recreational areas surrounding Lebanon, New Hampshire on the Vermont border and the education center of Dartmouth College in Hanover, New Hampshire. NHTB's branching strategy was focused on geographic expansion into a contiguous market with significant growth possibilities as well as a desire to diversify NHTB's asset mix to include a greater relative percentage of commercial loans and thereby enhance NHTB's core earnings. In the 1990's, NHTB opened two branch offices in Lebanon and West Lebanon, New Hampshire.

               During 1995, NHTB began to explore expansion opportunities to augment its ongoing branching strategy by initiating several informal discussions with smaller community banks located in NHTB's market area. In early 1996, NHTB approached Landmark management and expressed NHTB's interest in acquiring Landmark. Landmark had been organized as a de novo institution in 1991 for the purpose of meeting a perceived banking need in the Upper Valley area. In addition to servicing the residential mortgage and consumer lending needs within its market area, the Board of Directors of Landmark has attempted to establish a niche market, using a focused marketing strategy, to serve small businesses. NHTB believed that Landmark's commercial loans and lending activities would greatly enhance NHTB's franchise value and earnings potential.

               Landmark experienced strong asset growth in its initial years of operations, first achieving profitable operations in the second quarter of 1992. Such sustained growth levels, combined with a significant retained deficit incurred by Landmark in the formation period before it commenced banking operations, continually caused Landmark to need additional capital to support its growth. Shares of Landmark Preferred Stock were sold by Landmark in late 1992 and early 1993, which enabled Landmark to meet the capital requirements imposed on new banks by the Federal Deposit Insurance Corporation (the "FDIC") and to continue its strong rate of growth through 1994.

               Strong asset growth in 1993 and 1994 imposed strains on Landmark's management and regulatory compliance capabilities. In January 1995, Landmark entered into a Memorandum of Understanding ("MOU") with the FDIC and the New Hampshire Banking Department in which it agreed, among other things, to (i) assess its managerial resources and develop a management plan to meet the needs of a growing banking institution, (ii) revise its loan, asset/liability and investment policies, (iii) adopt an ethics policy, and (iv) take necessary action to correct noted deficiencies in its loan operations and compliance with applicable regulatory requirements.

               Landmark's management realized that it needed to reach a critical minimum asset size to support profitable operations. Staff was added throughout 1994 and early 1995, loan production offices were established, and a branch office opened in West Lebanon. Nonetheless, Landmark's profit margins continued to decline due to increasing labor costs, increased rates paid to maintain appropriate liquidity levels, and strengthened competition in the Upper Valley area as the New Hampshire banking industry, as well as non-bank institutions, rebounded from the problems of the early 1990's.

               As part of its ongoing strategic planning process, in late 1995, the Board of Directors of Landmark engaged in a series of budgetary-planning meetings to attempt to reach a consensus concerning the best means to grow Landmark consistent with profitable operations and the maximization of shareholder value in the near and long-term. This strategic planning initiative explored mid- and long-term planning alternatives, including the expansion of Landmark, additional branching, the raising of capital, and possible affiliations with other banks. The Board of Directors of Landmark called a Special Meeting of Shareholders in September 1995 at which amendments to Landmark's Articles of Agreement were approved, providing additional authorized shares of capital stock which could be sold to raise capital funds to support growth. Simultaneously, Landmark informally contacted several small banks within the Upper Valley market area to determine their general willingness to affiliate. None of these contacts resulted in an affiliation or merger proposal.

               The ongoing consolidation of the financial industry, both within the State of New Hampshire and New England gradually led the Board of Directors of Landmark to the conclusion that the increasing costs of regulatory compliance faced by banking institutions required a minimum critical asset size in order to maintain sustained profitability. Given the then buoyant results obtained in the capital securities markets, the Board of Directors of Landmark was not optimistic about its likely ability to raise additional capital in the marketplace to grow Landmark to such a minimum-critical mass.

               In February 1996, the Board of Directors retained the firm of MB&D as its financial advisor to assist in its strategic planning process, and in particular, to gauge the appetite of the marketplace for a potential acquisition of Landmark. On February 22, 1996, the Board of Directors of Landmark authorized MB&D in conjunction with its Capital Committee to solicit non-binding expressions of interest from likely interested parties and to return to the Board with the results of their efforts for prior approval of any recommended action. On February 28, 1996, MB&D contacted several financial institutions, including NHTB to solicit interest in acquiring Landmark.

               On March 14, 1996, NHTB provided Landmark's financial advisor with a letter indicating its interest in an acquisition in which Landmark would merge into NHTB's subsidiary bank. NHTB proposed a structure that offered a combination of cash and stock at a range of exchange ratios, subject to completion of due diligence. Following review of this correspondence by Landmark's Capital Committee, NHTB was invited to conduct on-site due diligence at Landmark, which occurred during the last week of April, 1996.

               Following the receipt of a more favorable examination report from the FDIC, and the adoption of a resolution by Landmark's Board of Directors in which Landmark agreed to take such immediate actions as are necessary to maintain a "Tier 1 Capital ratio of not less than six percent (6%)", the January 1995 MOU was terminated in early April 1996.

               Following NHTB's due diligence review of Landmark, Landmark continued to respond to other preliminary indications of interest received either directly at Landmark or through its financial advisor, including from an out-of-state thrift institution as well as a group of associated
     individuals.   Discussions between Landmark and NHTB included, among other things, the value of Landmark's banking franchise, its strategic and geographical positioning, whether it could retain its separate operations if the organizations were to affiliate, and particular issues with respect to the asset quality of its credit portfolio.

               On May 8, 1996, the NHTB Board of Directors considered a report from NHTB management and outside counsel on NHTB's due diligence and the proposed terms of the affiliation, including the proposed exchange ratio. The Board authorized management to continue a dialogue with Landmark at a price range consistent with the results of the due diligence findings and the anticipated economies that could be achieved through combined operations.

               On May 10, 1996, NHTB presented a revised expression of interest to Landmark which outlined a 60/40 stock and cash transaction nominally valued at $12.00 per share. The letter also indicated that NHTB would add Landmark representation to its Board of Directors.

               During early June 1996, NHTB and Landmark exchanged correspondence regarding various proposed terms of the transaction which addressed the liquidity of the stock component to be received by Landmark and the request by Landmark that its shareholders have the ability to elect (within limits) to receive stock or cash in order to offer a tax-free transaction to Landmark's shareholders. On June 19, 1996, the Board of Directors of NHTB authorized management and counsel to proceed to negotiate a merger agreement with Landmark. The following day, Landmark's Board of Directors authorized the Capital Committee together with MB&D and legal counsel to negotiate a merger agreement with NHTB in accordance with the NHTB proposal.

               During the latter part of June, Landmark conducted due diligence at the offices of NHTB including obtaining the assistance of a recognized asset quality review firm. Between June 26th and late July, a series of meetings were held between Landmark and NHTB and their respective legal counsel to discuss the terms of a merger agreement.

               On July 10, 1996, NHTB's Board of Directors held a meeting with its financial and legal advisors (HAS Associates and Thacher Proffitt & Wood, respectively) to review the status of negotiations and drafts of proposed acquisition documents, as well as the financial terms and other proposed terms and conditions. As financial advisor, HAS analyzed the financial factors related to the Agreements in detail and orally rendered its opinion that the proposed merger consideration was fair, from a financial point of view to the shareholders of NHTB. The Board thoroughly reviewed the drafts of the Agreements and the Option Agreement with its advisors.

               At a meeting of the Landmark Board of Directors on July 11, 1996, counsel from Gallagher, Callahan & Gartrell, P.A., reviewed the material terms of the proposed merger agreement and necessary actions related to the merger, including necessary regulatory approvals, and material conditions to closing expressed by NHTB. MB&D made a detailed presentation to the Board of Directors of Landmark. At this meeting, the Board of Directors reached a consensus to negotiate the final terms of a merger agreement with NHTB. The Board of Directors of Landmark based its consideration on a number of factors including the existing capital constraints born by Landmark, the likelihood of increased liquidity for Landmark shareholders, the stability of NHTB's stock price, the exchange ratio and comparisons with other recent transactions, economies that could be achieved through combining operations and the potential for growth in the value of NHTB's common stock following the consummation of the merger.

               During the following two weeks, the parties continue to discuss the remaining outstanding items of negotiation, including the proposed conditions to closing proposed by NHTB. By the last week of July, further progress was made on resolving outstanding issues, including adjustments in the terms of the closing conditions in the event that Landmark did not, among other things, meet the required level of capital at closing.

               On July 26, 1996, after reviewing with Thacher Proffitt & Wood the final revisions to the merger documents, NHTB's Board of Directors unanimously approved the terms of the Agreements with Landmark as being in the best interest of NHTB and its shareholders. NHTB's Board of Directors also unanimously recommended the shareholders of NHTB approve the Agreements.

               At a July 29, 1996, meeting of the Landmark Board of Directors, counsel for Landmark reviewed in detail the proposed final terms of the Agreements and the Option Agreement. The Board also heard a detailed presentation by MB&D regarding the fairness to the shareholders of Landmark of the financial terms of the merger. Counsel for Landmark then reviewed the terms of the Voting Agreements asked of each Director, and the Board also addressed the issue of NHTB's condition that no Landmark shareholder beneficially vote more than three percent of the outstanding shares of NHTB for a two-year period following consummation of the merger. Following the Board of Directors' discussion of these matters, and its reasonable belief that the closing conditions could be met, the Board of Directors voted to approve the Merger Agreement.

     REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

               NHTB. The environment for independent community banks in New England in general, and specifically in the New Hampshire area in which NHTB is currently concentrated, has become increasingly more competitive. Independent community institutions focusing on serving the New Hampshire markets have faced rising cost structures, increasing competition from "super regional" banking institutions and non-banking and thrift organizations, continued consolidation in the bank industry, high costs of technology needed to compete with much larger organizations, general economic concerns affecting the health of major employers in the market and concentration of credit risks in a relatively small area. Over the past year NHTB's Board of Directors and management have concluded that NHTB must grow and diversify in the current environment to enhance shareholder value.

               In reaching its decision to approve the Agreements, the NHTB Board considered that the Landmark acquisition would enhance and increase the competitiveness of its community banking franchise and that NHTB shareholders should realize the benefits of such an acquisition. Such benefits include, but are not limited to, the future prospects of NHTB combined with Landmark; the addition of Landmark's small business banking culture which would complement NHTB's mortgage banking capability, deposit base and community banking experience to enable NHTB to provide the full range of community banking services necessary to competitively serve the needs of the small towns and communities that comprise its markets; the ability to add to NHTB's existing investment in the Upper Valley market and to achieve a significant market position in the demographically attractive market; and the cost savings potential resulting from back office efficiencies possible, among other reasons, because of in-market economies of scale.

               In reaching the conclusion to approve the Landmark acquisition, the NHTB Board consulted with NHTB management, as well as its financial and legal advisors, and considered the factors described above and the following additional factors, which together constitute the material factors considered by the NHTB Board in approving the Agreement:

               (i) NHTB's business, operations, financial condition, earnings, and growth strategy, including the desirability of achieving a significant market position in the Upper Valley of western New Hampshire;

               (ii) the current and prospective economic, regulatory and competitive climate facing community banking institutions, including without limitation the consolidation currently underway in the banking industry, competition from larger institutions and from nonbank providers of financial services;

               (iii) the presentations by NHTB management and HAS as to the business, operations, asset quality, earnings, competitive position and financial condition of Landmark;

               (iv) the anticipated cost savings and revenue enhancements available to the combined institution from the Landmark merger, which are estimated to be up to 40% of historical Landmark non-interest expense, resulting from back office efficiencies;

               (v) the common philosophies and cultures of NHTB and Landmark particularly with respect to customer satisfaction, efficiency and serving the banking needs of small towns and communities;

               (vi) the Merger Consideration in the Merger from a number of valuation perspectives, as presented by HAS with respect to the Agreements and the July 10, 1996 opinion of HAS that the Merger Consideration was fair to NHTB and its shareholders from a financial point of view.

               (vii) the terms of the Agreements, including the price protection mechanism of NHTB, and the Option Agreement; the regulatory and shareholder approval processes, the conditions to NHTB's obligation to close the Merger, the treatment of the Merger as a purchase for financial accounting purposes;

               (viii) the resultant capital of the combined institution after the Merger and the implications of the Merger on NHTB's ongoing business strategy, including its expansion strategy; and

               (ix) the expectation that the transaction will be immediately accretive to NHTB earnings.

          The foregoing discussion of the information and factors considered by the NHTB Board of Directors is not intended to be exhaustive but includes all material factors considered by the NHTB Board of Directors. In reaching its determinations to approve and recommend the Agreements, the NHTB Board of Directors did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreements, considering, among other things the matters discussed above and the opinions of HAS referred to above, the Board of Directors, by unanimous vote of all directors, approved the Agreements as being in the best interest of NHTB and its shareholders and directed that the Agreements be submitted to the holders of NHTB Common Stock for approval at the NHTB Special Meeting.

          Based on the foregoing, the NHTB Board of Directors concluded that the proposed Merger would be in the best interest of NHTB's shareholders, customers and communities served. ACCORDINGLY, THE NHTB BOARD OF DIRECTORS UNANIMOUSLY VOTED TO RECOMMEND THAT THE NHTB SHAREHOLDERS VOTE FOR
     APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          Landmark. In the course of reaching its decision to approve the Agreements (and the Option Agreement) and the transactions contemplated thereby, the Board of Directors of Landmark consulted with its legal advisors regarding the legal terms of the Agreements and the Board of Directors' obligations in its consideration of the Merger; and, its financial advisors regarding the financial terms and fairness, from a financial point of view, to the shareholders of Landmark of the Exchange Ratio of NHTB Common Stock to be exchanged for outstanding shares of Landmark Common Stock and the Cash Election Price for outstanding shares of Landmark Common Stock in the proposed Merger. Without assigning any relative or specific weights to any factor, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

          The terms of the Agreements were reached on the basis of arms' length negotiations between Landmark and NHTB. In reaching the conclusion that the terms of the Agreements are fair, the Landmark Board of Directors considered, among other things, the market value, book value, liquidity, earnings per share, and consistent dividends paid to holders of NHTB Common Stock. The Board considered that the Merger provides an opportunity for the shareholders of Landmark to receive consideration for their shares having a value in excess of the book value of the Landmark Common Stock, the likelihood of the payment of dividends to Landmark shareholders, and that the Exchange Ratio together with the Cash Election Price represents a premium over the price at which shares of Landmark Common Stock were sold in its initial capitalization and the price at which the Board reasonably anticipated the stock could be offered for sale in the future. The Board believed that the premium to book value was reasonable under the circumstances in comparison to other recent, comparable transactions.

          In reaching its conclusion, the Landmark Board of Directors took into consideration and relied in part upon the advice of MB&D, Landmark's financial advisor, which confirmed the considered judgment of the Board as to the financial aspects of the Merger. At its July 29, 1996 Landmark Board meeting, MB&D indicated that, based upon information known as of that date, MB&D expected to be able to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Landmark shareholders from the Merger. That opinion was rendered in writing to the Board of Directors as of the date of this Proxy Statement-Prospectus and is attached as Appendix B to this Proxy Statement-Prospectus. Landmark's Board of Directors considered the analyses presented to it by MB&D relating to selected financial and stock market data concerning Landmark and NHTB and certain financial analyses of the terms of the Merger, including comparison to the terms of other recent acquisitions, which are described below under "-- Opinions of Financial Advisors."

          The Landmark Board of Directors considered the strategic alternatives available to Landmark, including the possibility of remaining independent, together with the likely need to raise capital in accordance with Landmark's agreement with the FDIC, and the regulatory and competitive climate facing small community banking institutions such as Landmark, continuing to solicit competing proposals, and accepting NHTB's bid, before concluding, for the reasons discussed in this section, that the Merger represented an opportunity to enhance Landmark shareholder value at this time and that the Exchange Ratio together with the Cash Election Price was fair to the shareholders.

          The Board of Directors also considered the advantages of becoming part of a larger financial institution that has considerably greater resources and whose stock is traded on the NASDAQ National Market System. Landmark's Board of Directors believed that the proposed affiliation with NHTB would provide increased liquidity for the shareholders of Landmark and a combination of the banking entities would lead to competitive advantages through greater diversity in product offerings, and cost-savings through certain integration of operations.

          The Board of Directors considered the historical stability in NHTB's earnings per share, dividends and book value. The Board of Directors also considered the historical lack of dividends paid on the Landmark Common Stock and the significant increase in dividends that would likely be received by Landmark shareholders from the Merger. The Board of Directors also considered the expectation that the Merger will be a tax-free transaction to Landmark and NHTB, and to Landmark shareholders receiving NHTB Common Stock.

          The Board of Directors considered a variety of other factors, including, without limitation, the social and economic affects of the transaction on depositors, borrowers and employees of Landmark, and on the communities in which Landmark operates or serves. The Board of Directors believes that the Merger will provide Landmark's borrowers and depositors and the communities it serves with expanded services and banking products, and access to the resources of a stronger financial institution.

          The foregoing discussion of the information and factors considered by the Landmark Board of Directors is not intended to be exhaustive but includes all material factors considered by the Landmark Board of Directors. In reaching its determinations to approve and recommend the Agreements, the Landmark Board of Directors did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the transactions contemplated by the Agreements, considering among other things the matters discussed above and the opinions of MB&D referred to above, the Board of Directors, by unanimous vote of all directors, approved the Agreements as being in the best interests of Landmark and its shareholders and directed that the Agreements be submitted to the shareholders of Landmark for approval and adoption at the Landmark Special Meeting.

          Based on the foregoing, the Landmark Board of Directors concluded that the proposed Merger would be in the best interests of Landmark's shareholders, borrowers and depositors, and the communities it serves. THE LANDMARK BOARD OF DIRECTORS UNANIMOUSLY VOTED TO RECOMMEND THAT THE LANDMARK

     SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     OPINIONS OF FINANCIAL ADVISORS

          NHTB. HAS has delivered to the Board of Directors of NHTB its written opinion, as of the date of this Joint Proxy Statement-Prospectus, that both the Exchange Ratio of NHTB Common Stock to be exchanged for outstanding shares of Landmark Common Stock and the Cash Election Price for outstanding shares of Landmark Common Stock (described in detail in this Joint Proxy Statement-Prospectus) are fair, from a financial point of view, to NHTB's shareholders. HAS has acted as financial advisor to NHTB since March 1996 in connection with NHTB's evaluation of the Landmark acquisition.

          HAS advised NHTB during the negotiation process leading up to the execution of the Agreements and provided NHTB with various analyses as to the range of financially feasible exchange ratios and cash acquisition prices that might be offered. A representative of HAS met with the executive management on a number of occasions in connection with the analysis of Landmark. Each of the Exchange Ratio and Cash Election Price was arrived at in an arms' length negotiation between NHTB and Landmark in a process in which HAS advised NHTB.

          HAS was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions, knowledge of the New Hampshire and New England banking markets, and its experience with merger and acquisition transactions involving banking institutions. HAS has worked with NHTB and/or its subsidiaries for over 15 years and has been involved with numerous New England mergers or acquisitions of financial institutions since 1980.

          The full text of the opinion of HAS, which sets forth assumptions made, matters considered and limits on the review undertaken by HAS, is attached hereto as part of Appendix B. NHTB's shareholders are urged to read the opinion in its entirety. HAS' opinion is directed only to the Exchange Ratio and Cash Election Price and does not constitute a recommendation to any holder of NHTB Common Stock as to how such holder should vote at the NHTB Shareholder Meeting. The summary of the opinion of HAS set forth in this Joint Proxy Statement-Prospectus was provided to NHTB by HAS and is qualified in its entirety by reference to the full text of the opinion itself. HAS' opinion was necessarily based upon conditions as they existed and should be evaluated on the date hereof and the information made available to HAS through the date hereof.

          In arriving at its opinion, HAS (i) reviewed the Agreements and this Joint Proxy Statement-Prospectus in substantially the form to be sent to NHTB shareholders; (ii) reviewed publicly available business and financial information with respect to both NHTB and Landmark and certain internal financial information and financial projections prepared by the managements of NHTB and Landmark; (iii) held discussions with members of the senior management of NHTB concerning the past and current results of operations of NHTB, its current financial condition and management's opinion of its future prospects; (iv) reviewed the historical reported price and record of trading volume for both NHTB and Landmark Common Stock; (v) held discussions with the senior management of Landmark concerning the current and past results of operations of Landmark and its current financial condition; (vi) considered the current state of and future prospects for the economy of New Hampshire generally and the relevant market areas for NHTB and Landmark in particular; (vii) reviewed acquisition analysis models employed by HAS to evaluate potential business combinations of banking companies; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as HAS considered appropriate under the circumstances associated with this particular transaction.

          HAS' opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, HAS has assumed and relied upon the accuracy and completeness of the information provided to it by NHTB and Landmark, and does not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of either NHTB or Landmark. With respect to the financial projections reviewed by HAS in the course of rendering its opinion, HAS has assumed that such projections have been reasonably prepared to reflect the best currently available estimates and judgements of the management of each of NHTB and Landmark as to the most likely future performance of their respective companies.

          The following is a summary of material analyses employed by HAS in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by HAS in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, HAS did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgements as to the significance of each analysis and factor. Therefore, HAS believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, HAS has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either NHTB or Landmark. Any estimates which are referred to in HAS' analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

          Specific Acquisition Analysis. HAS analyzed the transaction basically from a number of different models which it employs to evaluate the prospect of future earnings and the financial condition, and market and trading characteristics of the proposed transaction. These models provide a variety of variables that can affect various outcomes which include, but are not limited to, interest rates, dividends, opportunity costs, acquisition economies of scale and taxes. The model evaluates various opportunities and measures the impact of various scenarios on regulatory requirements and expectations of shareholders based on past financial performance.

          The resulting exchange ratio of 1.221 shares for NHTB for each share of common stock of Landmark or a cash price of $12.00 was believed to be a fair offer by NHTB to Landmark.

          Discounted Cash Flow Analysis. HAS reviewed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

          The use of the discounted cash flow analysis assumes various discount rates, earnings assumptions, terminal values, dividend payout ratios and growth assumptions. The use of different assumptions can produce different results and the Board of NHTB was advised of these factors and cautioned that various assumptions can result in different outcomes. To avoid confusion of values, the Board was presented with a discounted cash flow approach which was based on normal growth assumptions.

          These assumptions were made based on the past history of NHTB and its consistency in earnings, dividend payout and conservative operating procedures and growth. Since the potential earnings of Landmark are difficult to measure, a hypothetical return on average assets of 0.6% was assumed based upon a discounted return on average assets of NHTB for the last three years. A dividend payout ratio of 10% over a five year period was used and long term growth of 10% was also used. A terminal multiple of 15 times earnings was used as control sale price/earnings ratio at the end of a five year period. Given the five-year time horizon and a discount rate of 12.0%, these cash flows resulted in an implied valuation of $11.87, which can be compared to the nominal value of proposed exchange ratio of approximately $12.00 in stock and/or cash.

          Analysis of Other Comparable Transactions. The process of evaluating the transaction also took into account other comparable transactions. Although no true comparable transaction can be found due to the differences of financial history, longevity of the entity, external factors and differences in operation, it can be helpful as a point of reference and provide the directors with an informational approach to assessing the transaction.

          The NHTB Board of Directors were made aware of current market conditions as they relate to various ratios on a national and regional level. The regional level of New England was the focus of the report. In addition, a separate analysis of transactions was presented on a national level where the value of the transaction was less than $10 million.

          From these groups a series of selective groups was examined. The first group comprised of 23 transactions in six northeastern states and the District of Columbia, which had been announced since July 1995 and the assets of the acquired institutions were less than $100 million. The 23 transactions were as follows:

          New England Community Bancorp's acquisition of Manchester State Bank Center Financial Corporation's acquisition of Heritage Bank
          Norwich Financial Corporation's acquisition of Second Holding
          George Mason Bankshares' acquisition of Palmer National Bancorp Weetamoe Bancorp's acquisition of Fairbank, Inc.
          First Mariner Bancorp's acquisition of Annapolis Bancshares
          Sandy Spring Bancorp's acquisition of Annapolis Bancshares
          Union National Bancorp's acquisition of Maryland Permanent
          FCNB Corporation's acquisition of Harbor Investment
          Community Bankshares' acquisition of Centerpoint Bank
          Great Falls Bancorp's acquisition of Bergen Commercial Bank
          Center Bancorp's acquisition of Lehigh Savings Bank
          Trenton Savings Bank's acquisition of Burlington County Bank Covenant Bank for Savings' acquisition of First Southern State Bank Sovereign Bancorp's acquisition of West Jersey Bancshares
          F&A Financial Company's acquisition of Farmers National Bank Northwest Savings' acquisition of Bridgeville Savings Bank Harleysville National Bank's acquisition of Farmers & Merchants Northwest Savings' acquisition of First FSB of Kane
          BT Financial Corporation's acquisition of Armstrong County TC
          MLF Bancorp's acquisition of Suburban Federal SB
          Northwest Savings' acquisition of First National Bancorp
          Community Banks' acquisition of Citizens National Bank - Ashland

          The second group were transactions in New England since July 1995 where the acquiror had assets of less than $1 billion in assets. This group showed ten transactions. The ten transactions are listed below:

          Weetamoe Bancorp's acquisition of Fairbank, Inc.
          CFX Corporation's acquisition of Milford Co-op Bank
          CFX Corporation's acquisition of Safety Fund Corp.
          New England Community Bancorp's acquisition of Manchester State Bank Community Bankshares' acquisition of Centerpoint Bank
          Norwich Financial Corporation's acquisition of Second Holding
          Camden National Bank's acquisition of United Corporation
          Co-op Bank of Concord's acquisition of Bank of Braintree
          Main Street Community Bank's acquisition of Lexington Savings Bank New England Community Bancorp's acquisition of Equity Bank

          The final selective group was transactions in the Northeast where the acquired institution had a ROAA in the last twelve months of less than 0.5%. There were 7 transactions in this group. These were:

          Center Bancorp's acquisition of Lehigh Savings Bank
          MLF Bancorp's acquisition of Suburban Federal Savings Bank Center Financial Corporation's acquisition of Heritage Bank Northwest Savings' acquisition of First FSB of Kane Investor Group's acquisition of Abigail Adams National Bank Sovereign Bancorp's acquisition of Colonial State Bank
          USA BancShares' acquisition of Peoples Thrift Savings Bank

     Three groups were used to examine the variables of size, location and low earnings of the acquired institution in the transactions. The first group had a median multiple of tangible book value paid by the acquiror of 170.9%, in a range of 113.3% to 233.4%. The second group had an average multiple of 148.4% in a range of 93.4 to 217.3%. The third group had an average price to book multiple of 152.3% in a range of 85.0% to 233.4%. In this case the second and third groups compared to the multiple of 153% in the proposed transaction with NHTB and Landmark.

          The price to earnings ratios for the three groups was 20.5 times earnings in Group 1, 13.9 times earnings in Group 2 and 24.6 times earnings in Group 3. The statistics cannot be compared to any earnings multiples of Landmark since it was unprofitable during the last twelve months.

          HAS will receive a fee of $18,000 for the rendering of its fairness opinion and received $10,500 in fees as a financial advisor. NHTB also agreed to reimburse HAS for its reasonable out-of-pocket expenses. NHTB also has agreed to indemnify HAS and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of HAS' engagement, including liabilities under the federal securities law.

          Landmark. MB&D has delivered to the Board of Directors of Landmark its written opinion, as of the date of this Joint Proxy Statement-Prospectus, that both the Exchange Ratio of NHTB Common Stock to be exchanged for outstanding shares of Landmark Common Stock and the Cash Election Price for outstanding shares of Landmark Common Stock (described in detail in this Joint Proxy Statement-Prospectus) are fair, from a financial point of view, to Landmark's shareholders. MB&D has acted as financial advisor to Landmark since February 1996 in connection with Landmark's evaluation of hypothetical affiliation opportunities.

          MB&D advised Landmark during the negotiation process leading up to the execution of the Agreements and provided Landmark with various analyses as to the range of financially feasible exchange ratios and cash acquisition prices that might be received in a hypothetical transaction. A representative of MB&D met with the executive management and full Board of Directors of Landmark on a number of occasions in connection with the analysis of Landmark's options. The Merger Consideration was arrived at in an arms' length negotiation between NHTB and Landmark in a process in which MB&D advised Landmark.

          MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions, knowledge of the New Hampshire and New England banking markets, and its experience with merger and acquisition transactions involving banking institutions. Members of the Corporate Finance Department of MB&D have advised financial institution clients on more than 50 successfully completed mergers or acquisitions of financial institutions, many of which involved entities conducting business in New England marketplaces, including New Hampshire.

          The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as a part of Appendix B. Landmark's shareholders are urged to read the opinion in its entirety. MB&D's opinion is directed only to the Merger Consideration and does not constitute a recommendation to any holder of Landmark Common Stock as to how such holder should vote at the Landmark Special Meeting. The summary of the opinion of MB&D set forth in this Joint Proxy Statement-Prospectus was provided to Landmark by MB&D and is qualified in its entirety by reference to the full text of the opinion itself. MB&D's opinion is necessarily based upon conditions as of the date hereof and upon information made available to MB&D through the date hereof.

          In arriving at its opinion, MB&D (i) reviewed the Merger Agreement and this Joint Proxy Statement-Prospectus in substantially the form to be sent to Landmark shareholders; (ii) reviewed publicly available business and financial information with respect to both Landmark and NHTB and certain internal financial information and financial projections prepared by the respective managements of Landmark and NHTB; (iii) held discussions with members of the senior management and Board of Landmark concerning the past and current results of operations of Landmark, its current financial condition and management's opinion of its future prospects; (iv) reviewed the historical reported price and record of trading volume for both Landmark and NHTB Common Stock; (v) held discussions with the senior management of NHTB concerning the current and past results of operations of NHTB, its current financial condition and management's opinion of its future prospects; (vi) considered the current state of and future prospects for the economy of New Hampshire generally and the relevant market areas for Landmark and NHTB in particular; (vii) reviewed the specific acquisition analysis models employed by MB&D to evaluate potential business combinations of financial institutions; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

          MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by Landmark and NHTB, and does not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of either Landmark or NHTB. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of Landmark and NHTB as to the most likely future performance of their respective companies.

          The following is a summary of material analyses employed by MB&D in connection with rendering its written opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Landmark or NHTB. Any estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

               Analysis of the Anticipated Proposed Merger and the Exchange Ratio in Relation to NHTB. The anticipated consideration to be paid in the Merger for each outstanding share of Landmark Common Stock is the Exchange Ratio, 1.221 shares of NHTB Common Stock, or $12.00 in cash, assuming a NHTB Trading Price between $8.25 and $11.75 during the merger pricing period. When valued at the closing bid price of NHTB Common Stock, $9.88, on the last day there were trades in NHTB Common Stock prior to the announcement of the transaction, Thursday, July 25, 1996, as well as the 30 day average closing bid price of NHTB Common Stock computed as of the last business day prior to the announcement of the transaction, Thursday, July 25, 1996, equal to $9.84, the Merger Consideration represents the following transaction multiples:

               Transaction Value; $12.06 in NHTB Common Stock per share of Landmark Common Stock based upon the single day closing bid price of NHTB Common Stock on Thursday, July 25, 1996, or a Cash Election Price of $12.00 per share. Based upon the 30 day average closing bid price for NHTB Common Stock for the period ending July 25, 1996, the transaction value would be $12.02 in NHTB Common Stock or $12.00 per share of Landmark Common Stock if the Cash Election Price were selected.

     . Multiple of Earnings based upon the July 25, 1996 NHTB single day closing bid price: (i) Landmark reported a net loss of $145,909 for the first six months of 1996. Therefore the transaction value cannot be computed as a multiple of current year earnings; and (ii) Landmark's earnings for fiscal year 1995 were less than $25,000. Therefore earnings multiples computed using either the Common Stock exchange or the Cash Election Price and 1995 Landmark net income would not be meaningful.

     . Multiple of Earnings based upon the 30 day average closing bid price for NHTB for the period ending July 25, 1996: (i) Landmark had a negative net income for the first six months of 1996, therefore the transaction value cannot be computed as a multiple of current year earnings; and (ii) Landmark's earnings for fiscal year 1995 were less than $25,000, therefore any earnings multiples computed using either the common stock exchange or the Cash Election Price transaction value and 1995 Landmark net income would not be meaningful.

     . Multiple of Book Value based upon the July 25, 1996 NHTB single day closing bid price: As of June 30, 1996, 1.594 times Landmark's book value per share.

     . Multiple of Book Value based upon the 30 day average closing bid price for NHTB for the period ending July 25, 1996: As of June 30, 1996,
          1.591 times Landmark's book value per share.

     . Multiple of Market Value based upon the July 25, 1996 NHTB single day closing bid price: Because there has been no active market for Landmark Common Stock and very little trading in the Common Stock of Landmark since Landmark's inception, no reliable or meaningful multiple of market value can be computed.

     . Multiple of Market Value based upon the 30 day average closing bid price for NHTB for the period ending July 25, 1996: Because there has been no active market for Landmark Common Stock and very little trading in the Common Stock of Landmark since Landmark's inception, no reliable or meaningful multiple of market value can be computed.

               Specific Acquisition Analysis. MB&D employs a number of proprietary analysis models to examine hypothetical transactions involving banking and/or thrift companies. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction). The models distinguish between purchase and pooling accounting treatments and inquire into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The models also permit an examination of pro forma capital adequacy.

               In this transaction, MB&D evaluated an exchange ratio of 1.221 shares of NHTB Common Stock for each share of Landmark Common Stock, or a Cash Election Price of $12.00 per share or a combination thereof (each subject to adjustment as provided for in the Merger Agreement) in a merger transaction which is to be accounted for as a purchase transaction.

               Discounted Cash Flow Analysis. MB&D reviewed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

               In the discounted cash flow analysis, MB&D reviewed a cash flow model with the management and board of Landmark that employed a projection of hypothetical earnings for the three twelve month periods subsequent to May of 1996 of $150,000, $300,000 and $643,000,
          respectively, with projected earnings in two subsequent twelve month periods equal to an ROAA of 1.00%. A hypothetical dividend pay-out ratio assumption which depicted average annual pay-outs as a percentage of earnings increasing gradually from a level of 0% to 33.7% over a five year period was also used. A long term growth rate of 5% was also employed. MB&D assumed that the control sale price/earnings ratio at the end of a five year period would approximate 12.5 times earnings, and in a separate exercise, a price to tangible book value ratio of 160%. Given the model time horizon of five years and a discount rate of 12.5%, these cash flow calculations resulted in a range of present discounted values of cash flows of $11.58 to $12.28 which can be compared to the nominal value of the proposed exchange ratio of approximately $12.06 based upon the trailing thirty day average closing bid price of NHTB Common Stock, $12.02 based upon the closing bid price of NHTB Common Stock the day before announcement as described above or $12.00 in payment of the Cash Election Price.

               It is important to note that the discount factors employed embody both the concept of a riskless time value of money and risk factors that reflect the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. MB&D advised the Landmark board of directors that although discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, earnings and asset growth, as well as dividend payout ratios. Any or all of these assumptions may vary from actual future performance and results.

               MB&D also considered the fact that Landmark shareholders electing and receiving NHTB Common Stock would substantially increase their prospect for annual dividends based upon current and projected dividend streams of both Landmark and NHTB. Based upon an annualization of the quarterly dividend payout by NHTB at the announcement date, Landmark shareholders electing and receiving NHTB Common Stock would receive an equivalent dividend per share of Landmark Common Stock exchanged of $0.61 per year using the Exchange Ratio of 1.221 shares of NHTB Common Stock for each share of Landmark Common Stock. By comparison, Landmark was not paying a dividend to holders of shares of Landmark Common Stock or Landmark Preferred Stock at announcement date.

               Analysis of Other Comparable Transactions. MB&D is reluctant to place excessive emphasis on "comparables analysis" as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as employed by some industry observers and financial advisors frequently fails to adequately take into consideration such factors as material differences in the underlying capitalization of the comparable institutions which are being acquired; differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results; failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction; and such less accessible factors as the relative population, business and economic demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparables are doing business. Comparables analysis also rarely seems to take into consideration the degree of facilities overlap between the acquirer's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis has limitations.

               Nevertheless, between February and July of 1996, MB&D reviewed a universe of 13 publicly announced transactions in the financial institutions industry in which either a bank or a thrift (or their respective holding companies) engaged in the acquisition of another financial institution. These transactions were announced after February 1, 1995 and prior to July 25, 1996. All of the examined transactions involved entities doing business in New England and all but one involved the acquisition of a community bank or thrift of less than $300 million in assets. Unlike Landmark, all of the acquired institutions were profitable at announcement date.

               The 13 transactions reviewed by MB&D are as follows: CFX Corporation's acquisition of Milford Co-op Bank, CFX Corporation's acquisition of Safety Fund Corporation, Peoples Heritage's acquisition of Bank of New Hampshire Corp., Chittenden Corp.'s acquisition of Flagship Bank & Trust, Community Bankshares acquisition of Centerpoint Bank, The Co-operative Bank of Concord's acquisition of Bank of Braintree; Baybanks, Inc.'s acquisition of Cornerstone Financial; Peoples Heritage Financial Group's acquisition of Bankcore, Inc.; Peterborough Savings Bank's acquisition of Horizon Banks; Chittenden Corp.'s acquisition of Bank of Western Massachusetts; Banknorth Group's acquisition of North American Bancorp; Compass Bank for Savings acquisition of Martha's Vineyard National Bank; and, The Co-operative Bank of Concord's acquisition of Depositors Trust Company. From this universe, MB&D selected 8 transactions involving the acquisition of community bank and thrift institutions as being most representative of the NHTB/Landmark transaction.

               The 8 transactions selected as most representative were: CFX Corporation's acquisition of Milford Co-op Bank; CFX Corporation's acquisition of Safety Fund Corporation, Peoples Heritage Financial Group's acquisition of Bank of NH Corp., Chittenden Corp.'s acquisition of Flagship Bank & Trust, Community Bankshares acquisition of Centerpoint Bank, The Co-operative Bank of Concord's acquisition of Bank of Braintree; Baybanks, Inc.'s acquisition of Cornerstone Financial; and, Peoples Heritage Financial Group's acquisition of Bankcore, Inc.

               Within this group of 8 transactions, the median multiple of tangible book value paid by the acquirer was 196%, the maximum multiple paid was 230% and the minimum multiple was 125%. These statistics can be compared to multiples derived using the indicated values on transaction date, which can be derived for the proposed acquisition of Landmark by NHTB as 153% based upon the nominal value of the proposed exchange ratio of approximately $12.02 based upon the trailing thirty day average closing bid price of NHTB Common Stock pre-announcement and 153% based upon the nominal present value of the proposed exchange ratio of approximately $12.06 based upon the closing bid price of NHTB Common Stock the day before announcement as described above and 152% based upon a Cash Election Price of $12.00.

               With respect to trailing 12 months earnings multiples for thissame data sample of twelve transactions, the median price/earnings multiple paid was 13.27 and the maximum multiple was 25.97, while the minimum multiple was 10.00. These statistics cannot be meaningfully compared to any earnings multiples of Landmark because Landmark was unprofitable during the twelve month period prior to announcement of the transaction.

               Pursuant to a letter agreement with Landmark dated February 16, 1996, MB&D will receive a fee of $50,000 for services rendered to Landmark in conjunction with the proposed transaction, if the transaction is consummated. The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations and for the rendering of its opinions. Landmark paid MB&D $10,000 upon signing the agreement and $20,000 following the execution of the Agreements. An additional $20,000 will become payable, conditioned on the closing of the transaction. In addition, Landmark has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. Landmark also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities law.

     ADJUSTMENT OF MERGER CONSIDERATION

               In certain circumstances, the Agreements provide for adjustment of the Merger Consideration as follows:

          (a) If the NHTB Trading Price is equal to or greater than $8.25 per share and no greater than $11.75 per share, in the event that Landmark's Tier 1 capital ratio (determined in accordance with GAAP, including any adjustments required under SFAS No. 115), for the month immediately prior to the Effective Date is between 6.00% and 5.90%, the Exchange Ratio shall be adjusted to 1.208 and the Cash Election Price shall be adjusted to $11.875 per share.

          (b) If the NHTB Trading Price is equal to or greater than $8.25 per share and no greater than $11.75 per share, in the event that Landmark's Tier 1 capital ratio (determined in accordance with GAAP, including any adjustments required under SFAS No. 115), for the month immediately prior to the Effective Date is between 5.89% and 5.80%, the Exchange Ratio shall be adjusted to 1.195 and the Cash Election Price shall be adjusted to $11.75 per share.

          (c) If the NHTB Trading Price exceeds $11.75 per share, the Exchange Ratio shall be equal to 14.00 / NHTB Trading Price; however, if Landmark's Tier 1 capital ratio is between 6.00% and 5.90% or between 5.89% and 5.80% pursuant to paragraphs (a) and (b), respectively, the Exchange Ratio shall be equal to 13.875 / NHTB Trading Price or 13.75 / NHTB Trading Price, respectively, and the Cash Election Price shall be $11.875 per share.

          (d) If the NHTB Trading Price is less than $8.25 per share, the Exchange Ratio shall be equal to 10.00 / NHTB Trading Price; however, if Landmark's Tier 1 capital ratio is between 6.00% and 5.90% or between 5.89% and 5.80% pursuant to paragraphs (a) and
               (b), respectively, the Exchange Ratio shall be equal to 9.875 / NHTB Trading Price or 9.75 / NHTB Trading Price, respectively, and the Cash Election Price shall be $11.875 per share.

     ADJUSTMENT OF MERGER CONSIDERATION IN THE EVENT OF DELAYED EFFECTIVE DATE

          In the event the Effective Date does not occur within one (1) month after all required regulatory approvals are obtained, including the expiration of any applicable waiting periods, NHTB shall increase the consideration to be paid to holders of Landmark Common Stock by (1) accruing interest on the 40% cash component of the consideration to be paid to holders of Landmark Common Stock at a rate equal to the then current yield on the Bank's "Treasury Account" and (2) crediting the 60% stock component of the consideration to be paid to holders of Landmark Common Stock with any and all dividends declared on the NHTB Common Stock during such period.

     EXCHANGE OF CERTIFICATES; ELECTION PROCEDURES; FRACTIONAL SHARES

          Within three business days after the Effective Date, ChaseMellon Shareholder Services, L.L.C. as exchange agent for the NHTB Common Stock (the "Exchange Agent") will send to each holder of Landmark Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) an election form and other appropriate transmittal materials (the "Election Forms") permitting such holder to (i) elect to receive NHTB Common Stock with respect to such holder's Landmark Common Stock (the "Landmark Stock Election Shares"), (ii) elect to receive cash with respect to such holder's Landmark Common Stock (the "Landmark Cash Election Shares"), or (iii) indicate that such holder makes no such election (the "Landmark No-Election Shares"). In order to elect to receive NHTB Common Stock, the number of shares of Landmark Common Stock a Landmark stockholder elects to convert must equal or exceed 100 shares.

          Because the Merger Agreement provides that the total consideration paid to Landmark shareholders will be comprised of 60% NHTB Common Stock and 40% cash, no guarantee can be given that the election of any given shareholder of Landmark will be honored. Rather, the election by each holder will be subject to the election and allocation procedures described herein. Thus, holders may not receive their requested form of consideration or combination thereof. See " --Allocations."

          Any election to receive NHTB Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline specified on the Election Forms (the "Election Deadline"). Election Forms will be properly completed only if accompanied by certificates representing all shares of Landmark Common Stock converted thereby. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. Any shares of Landmark Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent, of effective, properly completed Election Forms, shall be deemed to be Landmark No-Election Shares. Any Dissenting Shares shall be deemed to be Landmark Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Stock Designees (as defined herein).

          LANDMARK STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A LANDMARK SHAREHOLDER HAS RECEIVED THE ELECTION FORMS AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

          Until the certificates representing Landmark Common Stock are surrendered for exchange after the Effective Time, holders of such certificates will accrue but will not be paid dividends or other distributions on the NHTB Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates. For all other purposes, however, each certificate which represents outstanding shares of Landmark Common Stock outstanding at the Effective Time other than shares as to which dissenters' rights have been asserted and not withdrawn will be deemed, as of the Effective Time, to evidence ownership of the number of shares of NHTB Common Stock or the right to receive the amount of cash into which such Landmark Common Stock shall have been converted. After the Effective Date, there shall be no further transfer on the records of Landmark of certificates representing Landmark shares and if such certificates are presented to Landmark for transfer, they shall be cancelled against delivery of certificates for NHTB Common Stock or cash into which those shares have been converted pursuant to the Merger.

          No fractional shares of NHTB Common Stock will be issued to any Landmark shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, NHTB will pay cash in an amount equal to such fraction multiplied by the bid price of NHTB Common Stock on the Nasdaq National Market on the last business day preceding the Effective Date.

          Any shares of Landmark Common Stock with respect to which rights have been properly perfected will be purchased in accordance with the procedures described under "CERTAIN

     RELATED TRANSACTIONS - Rights of Dissenting Shareholders" and in Appendix D to this Joint Proxy Statement-Prospectus.

          For a description of the differences between the rights of the holders of Landmark Common Stock and NHTB Common Stock, see "COMPARISON OF RIGHTS OF NHTB AND LANDMARK SHAREHOLDERS." For a description of the capital stock of NHTB, see "DESCRIPTION OF NHTB CAPITAL STOCK."

     ALLOCATIONS

          Within three business days after the Election Deadline, the Exchange Agent will be required to effect the allocation among holders of Landmark Common Stock of rights to receive NHTB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                    (i) If the number of Landmark Stock Election Shares is less than a number (the "Stock Conversion Number") equal to 60.0% of the number of shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding treasury and certain other shares to be cancelled and retired in accordance with the Merger Agreement), then:

                         (1) all Landmark Stock Election Shares will be
                    converted into the right to receive NHTB Common Stock,

                         (2) the Exchange Agent will select first from among the
                    holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Cash Election Shares, by random selection (as described below), a sufficient number of such holders ("Stock Designees") such that the number of shares of Landmark Common Stock held by the Stock Designees will, when added to the number of Landmark Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all shares held by the Stock Designees will be converted into the right to receive NHTB Common Stock, and

                         (3) the Landmark Cash Election Shares (subject to the
                    provisions of the Merger Agreement with respect to any Dissenting Shares) and the Landmark No-Election Shares not held by Stock Designees will be converted into the right to receive cash; or

                    (ii) If the number of Landmark Stock Election Shares is
               greater than the Stock Conversion Number, then:

                         (1) all Landmark Cash Election Shares (subject to the
                    provisions of the Merger Agreement with respect to any Dissenting Shares) will be converted into the right to receive cash,

                         (2) the Exchange Agent will select first from among the
                    holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Stock Election Shares, by random selection (as described below), a sufficient number of such holders ("Cash Designees") such that the number of shares of Landmark Common Stock held by the Cash Designees will, when added to the number of Landmark Cash Election Shares (including any

                    Dissenting Shares), equal as closely as practicable a number (the "Cash Conversion Number") equal to 40.0% of the shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding treasury and certain other shares which are to be cancelled and retired in accordance with the Merger Agreement) and all shares held by the Cash Designees will be converted into the right to receive cash, and

                         (3) the Landmark Stock Election Shares and Landmark No-
                    Election Shares not held by Cash Designees will be converted into the right to receive NHTB Common Stock; or

                    (iii) If the number of Landmark Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Conversion Number, then subparagraphs (i) and (ii) above and subparagraph (iv) below shall not apply and all Landmark Stock Election Shares will be converted into the right to receive NHTB Common Stock and all Landmark Cash Election Shares (subject to the provisions applicable to Dissenting Shares) and Landmark No-Election Shares will be converted into the right to receive cash; or

                    (iv) If the number of Landmark Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Cash Conversion Number, then subparagraphs (i), (ii) and (iii) above shall not apply and all Landmark Cash Election Shares (subject to the provisions of applicable to Dissenting Shares) will be converted into the right to receive cash and all Landmark Stock Election Shares and Landmark No-Election Shares will be converted into the right to receive NHTB Common Stock.

          The random selection process to be used by the Exchange Agent will consist of such processes as shall be mutually determined by NHTB and Landmark in a manner designed to select shareholders on a fair and equitable basis, and as shall be described further in the Election Forms.

          Within five business days after the Election Deadline, the Exchange Agent shall distribute NHTB Common Stock and cash as provided herein.

          If a certificate for Landmark Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

          Because the tax consequences of receiving cash or NHTB Common Stock will differ, shareholders of Landmark are urged to read carefully the information under the caption "Material Federal Income Tax Consequences."

     ISSUANCE OF STOCK AND PAYMENT OF CASH TO EXCHANGE AGENT

          On the Effective Date, NHTB shall issue to the Exchange Agent the number of shares of NHTB Common Stock issuable and the amount of cash payable in the Merger. Upon completion of the allocation procedures described above, NHTB will, if necessary, issue to the Exchange Agent additional shares of NHTB Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for NHTB Common Stock, as may be required to effect the conversion of Landmark Common Stock. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the shares of NHTB Common Stock held by it pursuant to the Merger Agreement, except that it will receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     CONDUCT OF BUSINESS PENDING THE MERGER

          Pursuant to the Plan of Reorganization, prior to the Effective Time, and except with the written consent of NHTB, Landmark has agreed that it shall not, among other things:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted;

          (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (3) issue any shares of its capital stock (except for the issuance of the Landmark Common Stock that are converted from shares of Landmark Preferred Stock) or permit any treasury shares to become outstanding other than pursuant to the Option Agreement;

          (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

          (5) issue, grant or authorize any warrants, options, rights and the like or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6) amend the Landmark Articles or Bylaws;

          (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

          (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

          (9) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (10) enter into any material swap, hedge or other similar off-balance sheet transaction;

          (11) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or in the aggregate; or, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments that exceed $10,000 in any instance or $25,000 in the aggregate;

          (12) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees;

          (13) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees;

          (14) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (15) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

          (16) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by law;

          (17) solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Landmark or any business combination with Landmark other than as contemplated by the Plan of Reorganization; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify NHTB as soon as practicable if any such inquiries or proposals are received by Landmark, or if Landmark or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type described in this paragraph; or

          (18) agree to do any of the foregoing.

          NHTB, the Bank and Landmark each have also agreed, subject to the terms and conditions of the Plan of Reorganization, to use their best efforts in good faith, and NHTB has agreed to cause its subsidiaries to use their best efforts in good faith to (a) furnish such information as may be required in connection with the preparation of the Registration Statement of which this Joint Proxy Statement-Prospectus is a part and all regulatory applications, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Landmark shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of NHTB, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors.

     CONDITIONS TO CONSUMMATION

          Each party's obligation to effect the Merger is subject to various conditions, which include, in addition to other customary closing conditions, the following:

          (a) all corporate action necessary to authorize the execution, delivery and performance of the Agreements and consummation of the transactions contemplated hereby (including the approvals of shareholders of each of NHTB and Landmark solicited hereby) and thereby shall have been duly and validly taken;

          (b) the parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by the Agreements, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Board of Directors of NHTB materially and adversely affects the anticipated economic and business benefits to NHTB of the transactions contemplated by the Plan of Reorganization to render consummation of such transactions inadvisable;

          (c) the Registration Statement (including any post-effective amendment thereto) of which this Joint Proxy Statement-Prospectus is a part shall have been filed with the Commission and shall be effective under the Securities Act and no proceeding shall be pending or to the knowledge of NHTB threatened by the Commission to suspend the effectiveness of such Registration Statement;

          (d) NHTB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (e) to the extent that any lease, license, loan, financing agreement or other contract or agreement to which Landmark is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by the Plan of Reorganization, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a material adverse effect on Landmark;

          (f) none of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by the Agreements;

          (g) the shares of NHTB Common Stock that may be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

          (h) the receipt of tax opinions described herein (see "--Material Federal Income Tax Consequences");

          (i) the representations and warranties of each party set forth in the Plan of Reorganization shall be true and correct in all material respects as of the date of the Plan of Reorganization and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by the Plan of Reorganization or consented to in writing by the other; provided, however, that the condition contained in this paragraph shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a material adverse effect on NHTB;

          (j) each party shall have in all material respects performed all obligations and complied with all covenants required by the Agreements prior to the Effective Time;

          (k) each of NHTB and Landmark shall have received from the other's accountants a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, and (ii) the Closing Date, with respect to certain financial information regarding the other, in form and substance which is customary in transactions of the nature of the Merger;

          (l) each of NHTB and Landmark shall have received an opinion of the other's counsel, dated the Closing Date, as to such matters as they may reasonably request with respect to the Merger; and

          (m) each of NHTB and Landmark shall have received a letter from its financial consultants, dated as of a date not more than five (5) days prior to the date this Joint Proxy Statement-Prospectus is mailed to shareholders, containing its opinion that the consideration to be paid to holders of Landmark Common Stock in connection with the Merger is fair to such shareholders from a financial point of view in the case of Landmark, and in the case of NHTB that the Merger is fair to NHTB shareholders from a financial point of view.

          In addition, NHTB's obligation to effect the Merger is subject to the following conditions:

          (1) Landmark's allowance for loan losses on the balance sheet of Landmark as of the last month immediately preceding the Effective Date shall be at least $600,000 and Landmark's Tier 1 capital ratio (determined in accordance with GAAP, including any adjustments required under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities") shall be at least 6%, provided, however, that if such capital ratio is between 6% and 5.8%, NHTB shall be obligated to consummate the Merger only upon the adjustments to the Merger Consideration provided in the Plan of Merger. See "--Adjustment of Merger Consideration."

          (2) Any Landmark shareholder who after the Closing Date would become beneficial owner of more than 3% of the outstanding shares of NHTB Common Stock has entered into an agreement that such shareholder, for a period of 2 years after the Closing Date, will not vote any shares beneficially owned by him in excess of 3% of the outstanding shares of NHTB.

     NO SOLICITATION

          Landmark has agreed in the Plan of Reorganization that Landmark shall not solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Landmark or any business combination with Landmark other than as contemplated by the Plan of Reorganization; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify NHTB as soon as practicable if any such inquiries or proposals are received by Landmark, or if Landmark or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type described in this paragraph.

     REGULATORY MATTERS

          Office of Thrift Supervision. The merger of Landmark with and into the Bank requires the approval of the OTS. The OTS is required to take into consideration, among other things, the financial and managerial resources and future prospects of the institutions involved, the insurance risk to the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the FDIC and the convenience and needs of the community to be served. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States or (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. Under the Community Reinvestment Act of 1977 (the "CRA"), the OTS must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. The OTS also considers, among other things, the fairness and disclosure of the Merger (including compensation to officers, directors and controlling persons of the disappearing association by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger and the accounting treatment of any goodwill in connection with a merger. Each of the Bank and Landmark was rated "Satisfactory" in its most recent CRA examination.

          The Merger may not be consummated until 30 days after OTS approval (or such shorter period as the OTS may prescribe with the concurrence of the Attorney General, but not less than 15 days), during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the OTS, and thus it is possible that the Department of Justice could reach a different conclusion than the OTS regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger does not prevent the filing of antitrust actions by private persons.

          Commissioner of Banks of New Hampshire. Under regulations of the Commissioner of Banks, Landmark must follow the application and notice requirements applicable to national banks merging with and into federal savings associations that are set forth in the regulations of the OCC. Applying the OCC regulations to the Merger, Landmark is required to file a notice with the Commissioner of Banks advising the Commissioner of Banks of the Merger. In addition, Landmark is required to publish notice of the time, place and purpose of the Landmark Special Meeting in a newspaper of general circulation where Landmark's principal office is located, at least once a week for four consecutive weeks prior to the Landmark Special Meeting. After the Landmark Special Meeting, Landmark must file a certification with the Commissioner of Banks stating that: (i) the Agreements were approved by Landmark's Board of Trustees or Directors; (ii) the public notice requirements were met; (iii) Landmark's shareholders approved the Agreements by an affirmative vote of two-thirds of the shares of Landmark Common Stock outstanding; (iv) shareholders were advised of their rights to dissent from the Merger; (v) the OTS approved the Merger; and (vi) all reports of the Commissioner of Banks were destroyed for which the Commissioner of Banks requested destruction. Under the OCC regulations, Landmark's charter will be terminated automatically on the Effective Date upon compliance with these procedures.

          The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. Applications or notices seeking these approvals have been filed as of the date of this Joint Proxy Statement-Prospectus. There can be no assurance that the Merger will be approved by the OTS or the Commissioner of Banks. If such approvals are received, there can be no assurance as to the date of such approvals, the terms thereof or the absence of any litigation challenging such approvals. NHTB and Landmark are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Thacher Proffitt & Wood, counsel to NHTB, and Gallagher, Callahan & Gartrell, P.A. counsel to Landmark, the following summary sets forth the anticipated material federal income tax consequences of the Merger to Landmark shareholders and to Landmark and NHTB. The tax treatment of each Landmark shareholder will depend in part upon such shareholder's particular situation and the election of such shareholder as to the form of consideration to be received. Special tax consequences not described below may be applicable to particular classes of taxpayers, including, without limitation, foreign corporations and tax-exempt entities. Landmark shareholders should consult their own tax advisors as to the effect of their own particular situation on the federal tax consequences of the Merger to them and as to the applicability of any state, local or other tax laws. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ at the Effective Time, and relevant facts also may differ.

          Exchange of Landmark Shares Solely for NHTB Common Stock. The federal income tax treatment of a Landmark shareholder who receives solely NHTB Common Stock for such shareholder's shares of Landmark (other than cash received in lieu of a fractional share interest in NHTB Common Stock) is described in the opinions to be received by NHTB and Landmark from their respective counsel, as discussed below.

          Exchange of Landmark Shares Solely for Cash. A Landmark shareholder who receives solely cash in exchange for such shareholder's Landmark shares may be treated as having sold such shares to NHTB or as having had such Landmark shares redeemed. In the event of sale treatment, such shareholder would recognize gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate adjusted federal income tax basis for such Landmark shares. Such gain or loss will be capital gain or loss if the Landmark shares exchanged were held as capital assets at the Effective Time. In the event of redemption treatment, such deemed redemption would be subject to Section 302 of the Code, with the result that such shareholder would recognize capital gain or loss in a like amount if (i) the Landmark shares exchanged were held as capital assets at the Effective Time and (ii) the deemed redemption is "substantially disproportionate" with respect to such shareholder or is "not essentially equivalent to a dividend." Landmark shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Landmark shares will be treated as a dividend. Capital gain realized on the exchange of Landmark shares for cash will be long-term capital gain if the Landmark shares were held for more than one year.

          Exchange of Landmark Shares for NHTB Common Stock and Cash. A Landmark shareholder who receives both NHTB Common Stock and cash (other than cash received in lieu of a fractional share interest in NHTB Common Stock) will recognize gain to the extent of the lesser of:

                    (i) the excess of (A) the sum of the aggregate fair market value of the NHTB Common Stock received (including the fair market value of any fractional share interest in NHTB Common Stock for which cash is received) and the amount of cash received (other than cash received in lieu of such fractional share interest) over (B) the shareholder's aggregate adjusted federal income tax basis for the shares of Landmark stock exchanged; or

                    (ii) the amount of cash received by such shareholder (other than cash received in lieu of such fractional share interest).

          If the shares of Landmark exchanged in the Merger were held as capital assets at the Effective Time, any such gain recognized by a Landmark shareholder who receives both NHTB Common Stock and cash will be treated as capital gain (which will be long-term capital gain if the Landmark shares exchanged were held for more than one year), unless the receipt of cash (other than cash received in lieu of a fractional share interest) has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code, in which case such gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of Landmark. Following is a brief discussion of such potential tax treatment; however, Landmark shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Landmark shares will be treated as a dividend.

          The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a Landmark shareholder pursuant to the Merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a Landmark shareholder will be treated as if the portion of the Landmark shares exchanged for cash in the Merger had been instead exchanged for shares of NHTB Common Stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by NHTB for cash. Under the principles of Section 302 of the Code, a Landmark shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such Landmark shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing a Landmark shareholder's ownership interest in NHTB both immediately after the Merger (but before the hypothetical redemption) and after the hypothetical redemption.

          Whether the hypothetical redemption by NHTB of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a Landmark shareholder will depend upon such shareholder's particular circumstances; however, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such Landmark shareholder's percentage ownership of NHTB stock. In determining whether the hypothetical redemption by NHTB results in a meaningful reduction in a Landmark shareholder's percentage ownership of NHTB stock, a Landmark shareholder should compare his or her share interest in NHTB (including interests owned actually, hypothetically and constructively) immediately after the Merger (but before the hypothetical redemption) to his or her share interest after the hypothetical redemption. The Internal Revenue Service (the "Service") has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stockholders after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, a reduction from .0001118 percent to .0001081 percent was found to be a meaningful reduction in stockholdings.

          The hypothetical redemption transaction would be "substantially disproportionate" with respect to a Landmark shareholder who owns less than 50% of the voting power of the outstanding NHTB stock if (i) the percentage of NHTB Common Stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80 percent of
     (ii) the percentage of NHTB Common Stock actually, hypothetically and constructively owned by the Landmark shareholder immediately before the hypothetical redemption.

          In determining how many shares of NHTB Common Stock a Landmark shareholder owns constructively before the hypothetical redemption for purposes of making the "not essentially equivalent to a dividend" or "substantially disproportionate" determination, a Landmark shareholder must take into account any Hypothetical Shares owned by the persons or entities whose stock he or she is deemed to own constructively under Section 318 of the Code.

          Tax Basis of NHTB Common Stock. A Landmark shareholder's aggregate tax basis in the NHTB Common Stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the Landmark shares exchanged therefor, decreased by the amount of cash received (other than cash received in lieu of a fractional share interest) and increased by the amount of gain, if any, recognized by such shareholder in the Merger (including any portion of such gain that is treated as a dividend). Landmark shareholders should consult their own tax advisors concerning the determination of their basis and holding period in any particular share of NHTB Common Stock since several methods of determination may be available. The holding period of NHTB Common Stock received will include the holding period of the Landmark shares exchanged therefor, provided that such Landmark shares were held as a capital asset as of the Effective Date.

          Tax Opinions. The obligations of NHTB and Landmark to effect the Merger are conditioned upon their receipt of an opinion of their respective counsels, as set forth below. Thacher Proffitt & Wood, counsel to NHTB, will deliver to NHTB and Gallagher, Callahan & Gartrell, P.A., counsel to Landmark, will deliver to Landmark, an opinion letter, dated the Effective Date, as to certain tax consequences of the Merger to NHTB, Landmark and Landmark shareholders who receives solely NHTB Common Stock for their shares of Landmark (other than cash received in lieu of a fractional share interest in NHTB Common Stock). The tax opinions will not be binding on the Service, and there can be no assurance that the Service will not contest the conclusions expressed in such opinion letters.

          The opinion letters to be delivered by Thacher Proffitt & Wood and Gallagher, Callahan & Gartrell, P.A., respectively, are based upon certain representations made to such counsels by Landmark, NHTB, the Bank and certain Landmark shareholders and upon certain factual assumptions. If any of the representations or assumptions were not correct, then each holder of Landmark Common Stock could recognize gain or loss with respect to each share of Landmark Common Stock surrendered equal to the difference between
     (i) such shareholder's basis in the share and (ii) the fair market value of the NHTB Common Stock received in exchange for the share. In such event, the shareholder's aggregate basis in the shares of NHTB Common Stock received in the exchange would equal the fair market value of such shares, and the shareholder's holding period for such shares of NHTB Common Stock would not include the period during which the shareholder held the Landmark shares exchanged therefor.

          Landmark shareholders should note that dispositions of NHTB Common Stock received by Landmark shareholders in the Merger may cause the Merger to become retroactively taxable to each Landmark shareholder, even those who do not make such dispositions. In particular, Landmark shareholders must not, pursuant to a plan or intent existing prior to the Effective Time, dispose of an amount of NHTB Common Stock to be received in the Merger (including, under certain circumstances, pre-merger dispositions of Landmark Common Stock) such that the Landmark shareholders do not retain a meaningful continuing equity ownership in NHTB. Generally, so long as the Landmark shareholders have no plan or intention to dispose of NHTB Common Stock to be received in the Merger that would result in their retention, in the aggregate, of a continuing interest through stock ownership in NHTB that is equal in value, as of the Effective Time, to less than 50 percent of the value of all of the formerly outstanding Landmark Common Stock as of the same time, this requirement will be satisfied.

          The opinion letters to be delivered to NHTB and Landmark by Thacher Proffitt & Wood and by Gallagher, Callahan & Gartrell, P.A. will state that they are of the opinion, as of the date of the opinion and under existing law, for United States federal income tax purposes, that:

               (1) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

               (2) No gain or loss will be recognized by Landmark on the transfer of its assets to the Bank pursuant to the Merger;

               (3) No gain or loss will be recognized by NHTB or by the Bank on the issuance of shares of NHTB Common Stock to shareholders of Landmark pursuant to the Merger;

               (4) No gain or loss will be recognized by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock solely for shares of NHTB Common Stock, except with respect to cash received in lieu of a fractional share interest in NHTB Common Stock;

               (5) The aggregate tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock solely for shares of NHTB Common Stock will be the same as the aggregate tax basis of the shares of Landmark stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NHTB Common Stock for which cash is received);

               (6) The aggregate tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger all of such shareholder's shares of Landmark stock for shares of NHTB Common Stock and cash will be the same as the aggregate tax basis of the shares of Landmark stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in NHTB Common Stock for which cash is received), decreased by the amount of cash received (other than cash received in lieu of a fractional share interest) and increased by the amount of gain, if any, recognized by such shareholder in the Merger (including any portion of such gain that is treated as a dividend); and

               (7) The holding period of the shares of NHTB Common Stock to be received by a shareholder of Landmark pursuant to the Merger will include the period during which such shareholder held the shares of Landmark stock surrendered in exchange therefor, provided that the shares of Landmark stock surrendered is held as a capital asset as of the Effective Time.

          Fractional Shares of NHTB Common Stock. No fractional shares of NHTB Common Stock will be issued in the Merger. A Landmark shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by NHTB subject to
     Section 302(a) of the Code, provided that such deemed redemption is "substantially disproportionate" with respect to such shareholder or is "not essentially equivalent to a dividend." If the NHTB Common Stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received therefor and the shareholder's tax basis in the fractional share. Any such capital gain will be long-term if the Landmark stock exchanged was held for more than one year.

          Backup Withholding. Unless an exemption applies under applicable law and regulations, the Exchange Agent will be required to withhold 31 percent of any cash payments to which a shareholder or other payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number, employer identification number or individual taxpayer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included with the Election Forms, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to NHTB and the Exchange Agent.

     ACCOUNTING TREATMENT

          NHTB intends to treat the Merger as a purchase for accounting purposes.

          The pro forma financial information presented in this Joint Proxy Statement-Prospectus has been prepared using the purchase method of accounting to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

     TERMINATION

          The Plan of Reorganization provides that the Merger may be terminated at any time prior to the Effective Time (whether before or after shareholder approval) by the mutual consent in writing of NHTB and Landmark. The Merger also may be terminated by NHTB or Landmark, acting individually, (a) if any regulatory authority shall have issued a final nonappealable order enjoining, prohibiting or failing to approve the Merger or the transactions contemplated thereby; (b) if the Effective Time has not occurred on or before June 30, 1997 unless the failure to close by such date is due to the failure of the party seeking to terminate the Agreements to perform or observe the covenants and agreements set forth with the Agreements; (c) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Plan of Reorganization or the Merger Agreement which is not timely cured; or (d) if the vote of the shareholders of NHTB or Landmark required to approve the Plan of Reorganization and the Merger Agreement is not obtained. Landmark may terminate the Merger if the NHTB Trading Price is less than $6.50 upon written notice to NHTB prior to the third business day immediately preceding the Effective Date. If the Plan of Reorganization and the Merger Agreement is terminated (other than as a result of a wilful breach by NHTB or Landmark), each of NHTB and Landmark shall be responsible for its own costs and expenses. If the Plan of Reorganization and the Merger Agreement is terminated as a result of a breach of a representation, warranty or covenant which is caused by the wilful conduct of either party, the breaching party may be liable for damages to the other, including out-of-pocket costs and expenses incurred in connection with the Merger.

     AMENDMENT, EXTENSION AND WAIVER

          The Board of Directors of NHTB and Landmark may, to the extent legally allowable, (a) amend the Plan of Reorganization or the Merger Agreement;
     (b) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Plan of Reorganization or the Merger Agreement; (c) waive any inaccuracies in the representations and warranties of the other party contained in the Plan of Reorganization or the Merger Agreement or in any document delivered pursuant to the Plan of Reorganization; or (d) waive compliance by the other party of any of its agreements or conditions contained in the Plan of Reorganization or the Merger Agreement, except that after the Agreements have been approved by the shareholders of Landmark, (i) no amendment shall reduce the amount or kind of Merger Consideration or (ii) adversely affect the tax treatment to Landmark shareholders as a result of receipt of the Merger Consideration. Except in the circumstances described in (i) and (ii) above, no amendment to the Plan of Reorganization or the Merger Agreement (including, but not limited to, any waiver of conditions, waiver of inaccuracies in the representations and warranties or extension of time for the performance of any of the obligations contained in the Plan of Reorganization or the Merger Agreement) would require further solicitation of proxies from or approval by the NHTB or Landmark shareholders.

     EFFECT ON EMPLOYEES AND EMPLOYEE BENEFITS

          The Plan of Reorganization provides that, after the Merger, NHTB will provide Landmark employees who were employees of Landmark immediately prior to the Merger with employee benefits no less favorable than those available to employees of NHTB, subject to the terms and conditions under which those employee benefits are made available to employees of NHTB. For purposes of determining eligibility for and vesting of such employee benefits plan, service with Landmark by persons who were employees of Landmark at the Effective Time shall be treated as service with an "employer" to the same extent as if such persons had been employees of NHTB during the period such persons were employed by Landmark. The Agreements provide that all employees of Landmark as of the Effective Date shall become employees of NHTB, the Bank, or an affiliate thereof as of the Effective Date. In the event any employee of NHTB who was employed by Landmark at the Effective Time is terminated from NHTB within one year after the Effective Time, in addition to any severance payment, each such employee shall be reimbursed for the costs they incur, if any, for COBRA coverage during such employee's severance period, provided that such employee execute a general release discharging NHTB from liability in connection with such employee's employment.

          The Bank and Landmark have entered into agreements with five current Landmark employees to provide for bonuses to be funded by Landmark and paid by the Bank provided the employees remain employed in good standing and continue such employment with the Bank for 105 days following the Effective Date. The total amount accrued by Landmark to fund the bonus payments is $53,462.

          NHTB has also agreed that all rights to indemnification existing in favor of the Directors and Officers of Landmark as provided in the Landmark Articles and Landmark's Bylaws as in effect on July 26, 1996, will survive the Merger and continue in full force and effect with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time. All rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          NHTB has also agreed to maintain in effect for three years after the Effective Time, if available, the directors' and officers' liability insurance policy currently maintained by Landmark or to substitute policies having at least the same coverage containing terms and conditions which are not less advantageous than the present policies of Landmark. NHTB will not, however, be required to expend more than 150 percent per annum of the amount expended by Landmark to maintain or procure such insurance coverage.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In connection with the Merger, NHTB has agreed to provide certain benefits to the employees of Landmark. See "--Effect on Employees and Employee Benefits".

          NHTB has also agreed to continue the rights to indemnification of officers and directors of Landmark and to continue in effect for a period of time the directors' and officers' liability insurance currently maintained by Landmark. See "--Effect on Employees and Employee Benefits."

          Prior to or at the Effective Time, the Board of Directors of NHTB will elect two of Landmark's current Directors to serve on the Board of Directors of NHTB, who will be designated prior to the Effective Time as follows: one of the nominees will be Mr. Jack H. Nelson for a three-year term and the other will be Mr. Leonard R. Cashman for a two-year term. Prior to or at the Effective Time, the Board of Directors of the Bank, NHTB's banking subsidiary, will elect Mr. Nelson, Mr. Cashman and Mr. Willey to serve on the Board of Directors of the Bank. As new Directors of NHTB and the Bank, Messrs. Nelson, Cashman and Willey will each be entitled to an annual retainer of $11,000 plus $100 for attendance at meetings of any committees to which they are appointed. Messrs. Nelson, Cashman and Willey shall also be entitled to such other benefits as are generally available to outside directors.

          Landmark is a party to an Employment Agreement with Paul P. Tierney pursuant to which Mr. Tierney serves as Landmark's President and Chief Executive Officer. In connection with the Merger, Landmark will be merged with and into the Bank, with the Bank as the surviving entity, and Mr. Tierney will not be elected or serve as President and Chief Executive Officer of the Bank. Because of this reduction in his responsibilities, pursuant to the Employment Agreement, NHTB or the Bank will pay Mr. Tierney $188,400 (equivalent to two-years salary as provided in the Employment Agreement) and assume the liabilities of Landmark with respect to certain deferred compensation arrangements established pursuant to the Employment Agreement. In exchange, Mr. Tierney will acknowledge such payment and assumption as full satisfaction of all obligation to him under the Employment Agreement and execute a release in favor Landmark, NHTB and the Bank and their affiliates.

     BENEFICIAL OWNERSHIP OF NHTB COMMON STOCK

                             PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information as of September 3, 1996 regarding each director individually and all directors and executive officers of NHTB as a group. Except as otherwise noted in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares of NHTB Common Stock beneficially owned by them. All of the individuals named below are directors of NHTB.

                                                                               EQUIVALENT SHARES
                                                                                 OF NHTB COMMON
                                                                                 STOCK ASSUMING
                                                                                CONSUMMATION OF
                                                                                  THE MERGER
                                     AMOUNT AND                                 ----------------
                                      NATURE OF              PERCENTAGE           PERCENTAGE OF
                 NAME            BENEFICIAL OWNERSHIP       OF CLASS (1)            CLASS (1)
                 ----            --------------------        ----------         -----------------
Stephen W. Ensign                       51,123 (2)             3.01%                 2.50%
Ralph B. Fifield, Jr.                    6,997                    *                     *
John A. Kelley, Jr.                      8,040 (3)                *                     *
John J. Kiernan                         29,171 (4)             1.72%                 1.43%
Dennis A. Morrow                        13,398 (5)                *                     *
Priscilla W. Ohler                       8,768                    *                     *
Perry R. Smith, Jr.                      3,216 (6)                *                     *
Stephen R. Theroux                      23,896 (7)             1.41%                 1.17%
Kenneth D. Weed                         14,956 (8)                *                     *
All Directors and Executive
 Officers as a group (9 persons)       159,565                 9.40%                 7.81%


------------------
*Less than 1%.
(1) Based upon 1,698,136 shares of NHTB Common Stock outstanding as of September 3, 1996. The number of equivalent shares of NHTB Common Stock is based upon 2,045,001 shares, the maximum number of shares that could be outstanding assuming consummation of the Merger.
(2) Includes 21,456 shares held by Mr. Ensign and his wife with shared voting and investment power, 200 shares held by Mr. Ensign as custodian for his minor child under the Uniform Gift to Minors Act for which he has sole voting and investment power, and 26,022 shares subject to outstanding options which are exercisable within 60 days from September 3, 1996.
(3) All 8,040 shares are held jointly by Mr. Kelley and his wife with shared voting and investment power.
(4) Includes 25,300 shares held jointly by Mr. Kiernan and his wife with shared voting and investment power, and 1,937 shares held in a spousal
     IRA for which his wife has sole voting and investment power and to which Mr. Kiernan disclaims beneficial ownership.
(5) Includes 8,700 shares held jointly by Mr. Morrow and his wife with shared voting and investment power.
(6) All 3,216 shares are held jointly by Mr. Smith and his wife with shared voting and investment power.
(7) Includes 5,216 shares held jointly by Mr. Theroux and his wife with shared voting and investment power, and 16,632 shares which are subject to outstanding options which are exercisable within 60 days from September 3, 1996.
(8)  Includes 7,478 shares held in trust by Mr. Weed's wife.

     BENEFICIAL OWNERSHIP OF LANDMARK COMMON STOCK

          To the best knowledge of Landmark, the following table sets forth certain information as of September 3, 1996 regarding holders of more than 5% of Landmark's Common Stock, each director of Landmark and all Directors and Officers of Landmark as a group. Except as otherwise noted in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them.

                                                                                      EQUIVALENT SHARES
                                                                                           OF NHTB
                                                                                          COMMON STOCK
                                                               SHARES OF PREFERRED          ASSUMING
                              SHARES OF COMMON STOCK OWNED         STOCK OWNED            CONSUMMATION
                                 BENEFICIALLY (1)(2)(3)      BENEFICIALLY(1)(4)(5)    OF THE MERGER(4)(7)
                              -----------------------------  ----------------------- ---------------------
          NAME OF                             PERCENT OF               PERCENT OF   NUMBER OF  PERCENT OF
      BENEFICIAL OWNER           TOTAL           CLASS        TOTAL       CLASS      SHARES      CLASS
----------------------------  ------------  ---------------  -------- ------------  ---------  ----------
 Harry H. Holland                   64,455           18.20%     3,625       6.08%     87,552     4.28%
  P.O. Box 51
  Bethel, Vermont 05032
 Paul P. Tierney                    38,198           10.79         --         --      46,640     2.28
 Leonard R. Cashman                 11,076            3.13         --         --      13,524        *
 Richard S. Daniels                 26,580            7.51         --         --      32,454     1.59
 Lorin P. Dore                         100               *         --         --         122       --
 William N. Josler                  19,298            5.45         --         --      23,563     1.15
 Ellen E. Knights                      100               *      2,992       5.01       7,429        *
 Richard B. Logan                      200               *         --         --         244        *
 Jack H. Nelson                      6,667            1.88      2,500       4.19      14,245        *
 Joseph B. Willey                   31,155            8.80      9,075      15.21      60,201     2.94
 Thomas J. Bascetta                 19,994            5.65      2,500       4.19      30,517     1.50
  9 Laurel Road
  Etna, New Hampshire 03750
All Directors and Officers
  as a group (12 persons)          133,374           37.66%    14,567      24.41%    198,422     9.69%

---------------
* Less than 1%.
(1) Shares beneficially owned means shares over which a person exercises sole or shared voting or investment power, or shares which a person has the right to acquire beneficial ownership of within 60 days of September 3, 1996. Shares of capital stock of the Bank may be beneficially owned by more than one person.

(2) Calculation of percentages is based upon a total of 354,138 shares of Common Stock outstanding as of September 3, 1996. Individual percentages have been rounded. No account is made for shares of Common Stock that may be issued and/or acquired upon conversion of outstanding shares of Landmark Preferred Stock. No account is made for the impact of the Excess Share voting limitation contained in the Landmark Articles, the effect of which is to reduce the number of shares of Landmark Common Stock entitled to vote to 342,803 shares.

(3) The individuals noted above have sole voting and investment power with respect to shares of Common Stock beneficially owned, except that voting and investment power is shared as follows: Mr. Holland, 35,676 shares; Mr. Cashman, 5,500 shares; Mr. Daniels, 11,000 shares; Mr. Josler, 5,798 shares; Ms. Knights, 100 shares; Mr. Tierney, 33,989 shares; Mr. Willey, 9,566 shares; and Mr. Bascetta, 19,994 shares.

(4) Based upon 2,045,001 shares of NHTB Common Stock, the maximum number of such shares that could be outstanding assuming consummation of the Merger. Equivalent shares of NHTB Common Stock are based on an assumed Exchange Ratio of 1.221 and on the assumption that all of the named parties' shares
                                               ---
     of Landmark Common Stock and Preferred Stock are exchanged solely for shares of NHTB Common Stock. A share of Landmark Preferred Stock is convertible into two (2) shares of Landmark Common Stock.

(5) Calculation of percentages is based upon a total of 59,667 shares of Preferred Stock outstanding as of September 3, 1996. Individual percentages have been rounded.

(6) The individuals noted above have sole voting and investment power with respect to shares of Preferred Stock beneficially owned, except that voting and investment power is shared as follows: Mr. Holland, 625 shares are;
     Ms. Knights, 2,892 shares; Mr. Willey, 9,075 shares and Mr. Bascetta, 2,500 shares.

                          CERTAIN RELATED TRANSACTIONS

     THE STOCK OPTION AGREEMENT

          As a condition to entering into the Agreements, NHTB required Landmark to enter into the Option Agreement which allows NHTB to purchase up to 19.9% of the then-issued and outstanding shares of Landmark Common Stock, under certain conditions, at a price of $9.00 per share, subject to adjustment as set forth in the Option Agreement. The Option is exercisable, in whole or in part, only upon the occurrence of certain triggering events which are described below (none of which has occurred to the best of NHTB's or Landmark's knowledge as of the date of this Joint Proxy Statement-Prospectus).

          Effect of Stock Option Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreements. Consequently, certain aspects of the Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of, or a significant interest in, Landmark, from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Landmark Common Stock than either the per share Merger Consideration or the then-current market price of such shares. The acquisition of, or an interest in, Landmark, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option Agreement could significantly increase the cost to a potential acquiror of acquiring Landmark compared to its cost had the Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Landmark than it might otherwise have proposed to pay.

          Terms of Stock Option Agreement. The following is a summary of the material provisions of the Option Agreement. The following summary is qualified in its entirety by reference to the Option Agreement, which is annexed hereto as Appendix C. The Option is exercisable only upon the occurrence of one of the following events (each a "Purchase Event"):

          (a) any person (other than NHTB or its subsidiaries) shall have acquired beneficial ownership of 25% or more of then outstanding Landmark Common Stock; or

          (b) Landmark or any of its subsidiaries without having received NHTB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person other than NHTB or any of its subsidiaries or the Board of Directors shall have recommended that the shareholders of Landmark approve or accept any Acquisition Transaction with any person other than NHTB or any of its subsidiaries. "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction, involving Landmark or any of Landmark's subsidiaries,
     (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Landmark or any subsidiary or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Landmark or any subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Landmark and/or its subsidiaries; or

          (c) after a bona fide proposal is made by a third party to Landmark or its shareholders to engage in an Acquisition Transaction and after such proposal any of the following events occurs: (i) Landmark shall willfully have breached any covenant or obligation contained in the Plan of Reorganization and such breach would entitle NHTB to terminate the Plan of Reorganization; (ii) the shareholders of Landmark shall not have approved the Agreements at the Landmark Special Meeting; (iii) the Landmark Special Meeting shall not have been held or shall have been canceled prior to termination of the Agreements; or (iv) the Landmark Board of Directors shall have withdrawn or modified, in a manner adverse to NHTB, the recommendation of the Landmark Board with respect to the Agreements.

          The Option terminates upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Agreements following the occurrence of a Preliminary Purchase Event (as defined therein), (iv) termination of the Plan of Reorganization in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination resulting from a material breach of Landmark's covenants, representations or warranties under the Plan of Reorganization), or (v) 18 months after the termination of the Plan of Reorganization if such termination results from a material breach of Landmark's covenants, representations or warranties under the Plan of Reorganization (each of (i), (ii), (iii), (iv) and (v) herein referred to as an Exercise Termination Event).

          The number and type of securities subject to the Option and the purchase price of shares will be adjusted for any change in the Landmark Common Stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction, such that NHTB will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of Landmark Common Stock subject to such Option will also be adjusted in the event Landmark issues additional shares of Landmark Common Stock such that the number of shares of Landmark Common Stock subject to the Option, together with shares previously purchased pursuant thereto, represents 19.9% of Landmark's Common Stock then issued and outstanding, without giving effect to shares subject to or issued pursuant to the Option.

          If, prior to an Exercise Termination Event, Landmark were to take certain action to consolidate with or sell substantial assets to another entity, as described in detail in the Option, then the Option shall be converted into, or exchanged for, an option (the "Substitute Option"), at the election of NHTB of either (x) the acquiring corporation or (y) any person that controls the acquiring corporation, which shall have substantially the same terms as the Option, with adjustments in the exercise price as set forth in the Option Agreement.

          Landmark has granted NHTB certain registration rights with respect to shares of common stock acquired by NHTB upon exercise of the Option, in certain circumstances. These rights include that Landmark will promptly prepare and file a registration statement under the Securities Act or offering circular under the rules and regulations of the FDIC if requested by NHTB.

     RESALE OF NHTB COMMON STOCK

          The NHTB Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Landmark shareholder who may be deemed to be an affiliate (an "Affiliate") of Landmark for purposes of Rule 145 under the Securities Act. Generally, Affiliates of Landmark are defined as persons (generally executive officers and directors) who control, are controlled by, or are under common control with Landmark at the time of the Landmark Special Meeting.

          Rules 144 and 145 promulgated by the Commission under the Securities Act impose certain restrictions on the public sale of NHTB Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, Affiliates of Landmark, provided they are not Affiliates of NHTB, may publicly resell the NHTB Common Stock received by them in the Merger, subject to certain limitations as to the amount of NHTB Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of Landmark who are not Affiliates of NHTB may resell their shares without such restrictions so long as there is adequate current public information with respect to NHTB as required by Rule 144. Persons who become Affiliates of NHTB prior to, at or after the Effective Time may publicly resell the NHTB Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of Affiliates to resell shares of NHTB Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to NHTB's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell NHTB Common Stock received in the Merger pursuant to an effective Registration Statement under the Securities Act or another available exemption from the Securities Act registration requirements.

          This Joint Proxy Statement-Prospectus does not cover any resales of NHTB Common Stock received by persons who may be deemed to be Affiliates of Landmark.

     RIGHTS OF DISSENTING SHAREHOLDERS

           Landmark. Under regulations of the Commissioner of Banks at Part BAN 523, any Landmark shareholder has the right to assert dissenters' rights with respect to the Merger and to receive payment for his or her shares of Landmark Common Stock, in accordance with regulations of the OCC applicable to mergers of national banks with and into federal savings associations, copies of which are set forth as Appendix D to this Joint Proxy Statement-Prospectus. Each outstanding share of Landmark Common Stock, the holder of which has perfected his or her right to dissent and has not effectively withdrawn or lost such right as of the Effective Date, shall not be converted into or represent a right to receive shares of NHTB Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.

           A shareholder may not dissent as to less than all of the shares that he or she beneficially owns. A shareholder who votes against the Merger or who has given notice in writing to Landmark at or prior to the Landmark Special Meeting that he or she dissents from the Merger, shall be entitled to receive in cash the value of the shares he or she holds, if the Merger is consummated. To receive cash for Dissenting Shares, a dissenting shareholder must send a written request to the Bank within thirty days after the dissenting shareholder receives notice of the Effective Date of the Merger, accompanied by his or her stock certificates.

           The value of such shares shall be determined as of the date of the Landmark Special Meeting by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the Directors of the Bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers thus chosen shall govern.

           If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment in the manner provided in the Dissent Regulations, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Commissioner of Banks. The Commissioner of Banks may cause a reappraisal to be made if the parties agree that such reappraisal shall be final and binding on all parties as to the value of the shares of the dissenting shareholder and also agree on how the full expenses of the Commissioner of Banks, in making the reappraisal, shall be divided among the parties and paid to the Commissioner of Banks.

           If, within ninety days from the Effective Date of the Merger, for any reason one or more of the appraisers is not selected in the manner provided in the Dissent Regulations, or the appraisers fail to determine the value of Dissenting Shares, the Commissioner of Banks may, upon written request of any interested party, cause an appraisal to be made, provided that the parties agree that such appraisal shall be final and binding on all parties as to the value of the shares of the dissenting shareholders and also agree on how the full expenses of the Commissioner of Banks in making the appraisal shall be divided among the parties and paid to the Commissioner of Banks.

          The foregoing summary of the applicable provisions of the Dissent Statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached hereto as Appendix D.

          For a discussion of certain tax consequences in connection with dissenting shareholders, see "Material Federal Income Tax Consequences" above.

          NHTB. NHTB shareholders do not have dissenters' rights with respect to the Merger.


                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

          The following unaudited pro forma combined condensed financial statements have been prepared to reflect the Merger as a purchase transaction. See "THE MERGER--Accounting Treatment." The following pro forma financial statements reflect the exchange of Landmark Common Stock for NHTB Common Stock in connection with the Merger at the Exchange Ratio of 1.221. This unaudited pro forma combined financial data should be read in conjunction with the consolidated historical financial statements of Landmark and NHTB, including the respective notes thereto, which are included in this Joint Proxy Statement-Prospectus. See the NHTB Consolidated Financial Statements and the Landmark Financial Statements beginning at page F-1.

               The unaudited pro forma information presented in the following schedules does not include any expected cost savings as a result of the Merger. The June 30, 1996 unaudited pro forma information presented in the following schedules includes Merger transaction costs incurred to date through June 30, 1996, which amounted to $15,509. Also included in the following schedules are the remaining Merger transaction costs currently estimated at approximately $315,000. These costs represent legal, accounting, financial advisory, printing, registration, severance and other expenses.

               The unaudited pro forma combined financial data is not necessarily indicative of the financial position and results of future operations of the combined entity or the actual financial position and results of operations that would have been achieved had the Merger been consummated at the dates indicated. Moreover, the pro forma combined condensed balance sheet reflects preliminary pro forma adjustments made to combine Landmark with NHTB utilizing purchase accounting treatment. The actual adjustments to the surviving corporation's accounts will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

                                NHTB -- LANDMARK
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                 JUNE 30, 1996

                                                                          LANDMARK                              NHTB
                                                           --------------------------------------  --------------------------------
                                                 NHTB                     PRO FORMA                    PRO FORMA        PRO FORMA
                                             (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS   PRO FORMA      ADJUSTMENTS       COMBINED
                                             ------------  ------------  ------------  ----------  -----------------  -------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks....................   $    7,660      $  1,572   $      --      $  1,572   $  (2,273)(b)        $    6,959
Federal funds sold.........................           --         1,240                     1,240                             1,240
Securities available-for-sale..............       25,234         7,111                     7,111                            32,345
Securities held-to-maturity................          368           828                       828                             1,196
Other investments..........................        2,308                                                                     2,308
Loans held-for-sale........................        1,001                                                                     1,001
Loans receivable, net......................      211,439        42,307                    42,307                           253,746
Bank premises and equipment, net...........        5,794         2,644                     2,644                             8,438
Real estate owned and property acquired
  in settlement of loans...................          820                                                                       820
Non-earning assets.........................        1,444                                                                     1,444
Accrued interest receivable................        1,551           281                       281                             1,832
Goodwill...................................                                                            2,411(b)              2,411
Deferred income taxes......................                        305                       305                               305
Other assets...............................          907         1,483                     1,483          16(b)              2,390
                                              ----------      --------   ---------      --------                        ----------
     Total assets..........................   $  258,526      $ 57,771   $              $ 57,771   $    (122)           $  316,419
                                              ==========      ========   =========      ========   =========            ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Deposits...................................   $  200,303      $ 53,736   $              $ 53,736   $                    $  254,039
Repurchase Agreements......................        4,201           309                       309                             4,510
Borrowed funds.............................       32,413                                                                    32,413
Other liabilities..........................        2,134           151                       151         315(b)              2,600
                                              ----------      --------   ---------      --------   ---------            ----------
     Total liabilities.....................      239,051        54,196                    54,196         315               293,562
                                              ----------      --------   ---------      --------   ---------            ----------
SHAREHOLDERS' EQUITY:
Preferred stock............................           --         1,094      (1,094)(a)
Common stock...............................           21           354         119 (a)       473        (473)(e)
                                                                                                           3 (c)                24

Additional paid-in capital.................       13,168         2,826         975 (a)     3,801      (3,801)(d)
                                                                                                       3,379 (c)            16,547
Retained earnings (deficit)................        9,079          (478)                     (478)        478 (d)             9,079
Unrealized net loss on securities
 available-for-sale........................         (394)         (221)                     (221)        221 (d)              (394)
                                              ----------      --------                  --------   ---------            ----------
                                                  21,874         3,575                     3,575        (193)               25,256

Treasury stock--...........................       (2,399)                                                                   (2,399)
                                              ----------      --------   ---------      --------   ---------            ----------
     Total shareholders' equity............       19,475         3,575                     3,575        (193)               22,857
                                              ----------      --------   ---------      --------   ---------            ----------
     Total liabilities and shareholders'      $  258,526      $ 57,771   $              $ 57,771   $    (122)           $  316,419
      equity...............................   ==========      ========   =========      ========   =========            ==========
Number of common shares outstanding........    1,691,803       354,138                   473,472                        $2,038,668
                                              ==========      ========   =========      ========                        ==========
Common shareholders' equity per share......   $    11.51      $   7.00   $              $   7.55                        $    11.21
                                              ==========      ========   =========      ========                        ==========

     See Notes to Pro Forma Combined Condensed Financial Statements.

                                 NHTB--LANDMARK

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                                      NHTB         LANDMARK      PRO FORMA       NHTB
                                                                  (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                                                                  ------------  --------------  ------------  ----------
                                                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest and dividend income:
   Interest on loans............................................   $    8,244        $  1,993    $            $   10,237
   Interest and dividends on securities and federal funds sold..          953             352                      1,305
                                                                   ----------        --------    -------      ----------
    Total interest and dividend income..........................        9,197           2,345                     11,542
                                                                   ----------        --------    -------      ----------
Interest expense:
   Interest on deposits.........................................        4,199           1,454                      5,653
   Interest on borrowed funds...................................          856               4                        860
                                                                   ----------        --------    -------      ----------
    Total interest expense......................................        5,055           1,458                      6,513
                                                                   ----------        --------    -------      ----------
    Net interest and dividend income............................        4,142             887                      5,029
Provision for loan losses, net..................................          744             317                      1,061
                                                                   ----------        --------    -------      ----------
    Net interest and dividend income after provision for                3,398             570                      3,968
      loan losses...............................................
Non-interest income.............................................        1,087             304                      1,391
Non-interest expense............................................        3,249           1,106         80(e)        4,435
                                                                   ----------        --------    -------      ----------
Income (loss) before income taxes...............................        1,236            (232)       (80)            924
Income tax expense (benefit)....................................          408             (86)                       322
                                                                   ----------        --------    -------      ----------
    Net income (loss)...........................................   $      828        $   (146)(g)$   (80)            602
                                                                   ==========        ========    =======      ==========
Weighted average number of common shares                            1,695,931         354,138         (g)      2,042,796
  outstanding...................................................   ==========        ========                 ==========
Earnings (loss) per common share................................        $0.49        $  (0.41)(g)             $     0.29
                                                                   ==========        ========                 ==========

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                      NHTB        LANDMARK     PRO FORMA       NHTB
                                                                  (HISTORICAL)  (HISTORICAL)  ADJUSTMENTS   PRO FORMA
                                                                  ------------  ------------  ------------  ----------
                                                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest and dividend income:
   Interest on loans............................................   $   15,846      $  4,269    $            $   20,115
   Interest and dividends on securities and federal funds sold..        1,620           894                      2,514
                                                                   ----------      --------    --------     ----------
    Total interest and dividend income..........................       17,466         5,163                     22,629
                                                                   ----------      --------    --------     ----------
Interest expense:
   Interest on deposits.........................................        8,097         2,848                     10,945
   Interest on borrowed funds...................................        1,501            10                      1,511
                                                                   ----------      --------    --------     ----------
    Total interest expense......................................        9,598         2,858                     12,456
                                                                   ----------      --------    --------     ----------
    Net interest and dividend income............................        7,868         2,305                     10,173
Provision for loan losses, net..................................        1,164           205                      1,369
                                                                   ----------      --------    --------     ----------
    Net interest and dividend income after provision for                6,704         2,100                      8,804
      loan losses...............................................
Non-interest income.............................................        1,436           411                      1,847
Non-interest expense............................................        6,291         2,485         161(e)       8,937
                                                                   ----------      --------    --------     ----------
Income before income tax........................................        1,849            26        (161)         1,714
Income tax expense..............................................          604             5                        609
                                                                   ----------      --------    --------     ----------
    Net income..................................................   $    1,245      $     21    $   (161)    $    1,105
                                                                   ==========      ========    ========     ==========
Weighted average number of common shares                            1,699,536       354,138            (h)   2,046,401
  outstanding...................................................   ==========      ========                 ==========

Earnings per common share.......................................   $     0.73      $  (0.20)                $     0.54
                                                                   ==========      ========                 ==========

Landmark and NHTB combined pro forma per share information is calculated on the assumption that all shares of Landmark Preferred Stock will be converted into shares of Landmark Common Stock.

See notes to Pro Forma Combined Condensed Financial Statements.

     NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:

PRO FORMA ADJUSTMENTS:
a. Conversion of all shares of Landmark preferred stock to Landmark common stock, $1 par value:
       Common stock shares, 119,334 at $1 par value, in thousands.................................  $      119
       Preferred stock balance, in thousands......................................................       1,094
                                                                                                    ----------
       Difference is paid-in capital, in thousands................................................  $      975
b. Computation of goodwill:
       Cost to NHTB to purchase Landmark common shares:
          Number of shares of Landmark common outstanding before pro forma........................     354,138
          Add number of Landmark common shares to be issued for all preferred stock:
           59,667 preferred converted to common shares............................................     119,334
                                                                                                    ----------
          Pro forma number of shares of Landmark common outstanding...............................     473,472
          Pro forma number of shares of Landmark common stock to be issued the right to
           receive NHTB common stock 60%..........................................................     284,083
          Pro forma number of shares of NHTB common shares to be issued:
           284,083 times 1.221....................................................................     346,865
          At fair value of $9.75 per share, in thousands..........................................  $    3,382
          Pro forma number of shares of Landmark common stock to be issued the right to receive cash 40%.......................................................................  $  189,389
          Cash to be paid at $12 per share, in thousands..........................................  $    2,273
          Direct acquisition costs, in thousands..................................................  $      331
          Total cost of purchase, in thousands....................................................  $    5,986

       Pro forma book value net worth of Landmark after fair value adjustments, if any,
        in thousands..............................................................................  $    3,575
                                                                                                    ----------
       Difference is goodwill, in thousands.......................................................  $    2,411
                                                                                                    ==========
c. NHTB pro forma combined stockholders' equity:
       Common stock, 346,865 shares issued to Landmark common stockholders at $.01 par value,
        in thousands..............................................................................  $        3
       Net fair value of NHTB common stock issued.................................................  $    3,382
                                                                                                    ----------
       Difference is paid-in capital...............................................................  $   3,379
                                                                                                    ==========
d. Elimination of Landmark's stockholders' equity accounts........................................
e. Reflects the amortization of goodwill over a fifteen-year period...............................
f. Reflects the tax effect of the above adjustments, except goodwill, at 40%......................
g. Weighted average number of shares of NHTB Common Stock outstanding January 1, 1996 to
   June 30, 1996..................................................................................   1,695,931
   Add number of shares of NHTB Common Stock to be issued to Landmark shareholders................     346,865
                                                                                                    ----------
   Pro forma weighted average number of shares of NHTB Common Stock outstanding January 1, 1996
    to June 30, 1996..............................................................................   2,042,796
                                                                                                    ==========
h. Weighted average number of shares of NHTB Common Stock outstanding in 1995.....................   1,699,536
   Add number of shares of NHTB Common Stock to be issued to Landmark shareholders................     346,865
                                                                                                    ----------
   Pro forma weighted average number of shares of NHTB Common Stock outstanding in 1995...........   2,046,401
                                                                                                    ==========

                        REGULATION OF THE BANK AND NHTB

     GENERAL

       The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank's deposits are insured up to applicable limits by the SAIF administered by the FDIC, and the Bank is a member of the Federal Home Loan Bank of Boston ("FHLB of Boston"). The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings association can engage and is intended primarily for the protection of the insurance fund and depositors. NHTB, as a savings association holding company, is required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Commission under the federal securities laws.

       The OTS and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on NHTB, the Bank and the operations of both.

       The following discussion is intended to be a summary of the material statutes and regulations applicable to savings associations and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

     REGULATION OF FEDERAL SAVINGS ASSOCIATIONS

       Business Activities. The Bank derives its lending and investment powers from the Home Owners' Loan Act, as amended (the "HOLA"), and the regulations of the OTS thereunder. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. The Bank may also establish service corporations that may engage in activities not otherwise permissible for the Bank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to various limitations, including (a) a prohibition against the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (b) a limit of 400% of an association's capital on the aggregate amount of loans secured by non-residential real estate property;
     (c) a limit of 10% of an association's assets on the aggregate amount of commercial loans; (d) a limit of 35% of an association's assets on the aggregate amount of consumer loans and acquisitions of certain debt securities; (e) a limit of 5% of assets on non-conforming loans (loans in excess of the specific limitations of the HOLA); and (f) a limit of the greater of 5% of assets or an association's capital on certain construction loans made for the purpose of financing what is or is expected to become residential property.

       Loans to One Borrower. Under the HOLA, savings associations are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the association's unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily-marketable collateral. Such collateral is defined to include certain debt and equity securities and bullion but generally does not include real estate. At June 30, 1996, the Bank's regulatory limit on loans to one borrower was $2.670 million. At June 30, 1996, the Bank's largest aggregate amount of loans to one borrower was $2.577 million, and the second largest borrower had an aggregate balance of $1.782. The Bank is in compliance with all applicable limitations on loans to one borrower.

       QTL Test. The HOLA requires a savings association to meet a qualified thrift lender, or "QTL" test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, an association's total assets less the sum of (a) specified liquid assets up to 20% of total assets, (b) certain intangibles, including goodwill and credit card and purchased mortgage servicing rights, and (c) the value of property used to conduct the association's business. Qualified thrift investments includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and consumer loans up to 10% of the association's portfolio assets. At June 30, 1996, the Bank maintained 88.93% of its portfolio assets in qualified thrift investments. The Bank had also met the QTL test in each of the prior 12 months and was, therefore, a qualified thrift lender.

       A savings association that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The initial restrictions include prohibitions against (a) engaging in any new activity not permissible for a national bank, (b) paying dividends not permissible under national bank regulations, (c) obtaining new advances from any Federal Home Loan Bank and (d) establishing any new branch office in a location not permissible for a national bank in the association's home state. In addition, within one year of the date that a savings association ceases to meet the QTL test, any company controlling the association would have to register under, and become subject to the requirements of, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the savings association does not requalify under the QTL test within the three-year period after it failed the QTL test, it would be required to terminate any activity and to dispose of any investment not permissible for a national bank and would have to repay as promptly as possible any outstanding advances from a Federal Home Loan Bank. A savings association that has failed the QTL test may requalify under the QTL test and be free of such limitations, but it may do so only once.

       Capital Requirements. The OTS regulations require savings associations to meet three minimum capital standards: a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OTS regulations, a leverage ratio requirement of 3% of core capital to such adjusted total assets, and a risk-based capital ratio requirement of 8% of core and supplementary capital to total risk-weighted assets. In determining compliance with the risk-based capital requirement, a savings association must compute its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset.

       Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain purchased mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt, and intermediate preferred stock, and the allowance for loan and lease losses. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

       The OTS has promulgated a regulation that requires a savings association with "above normal" interest rate risk, when determining compliance with its risk-based capital requirements, to hold additional capital to account for its "above normal" interest rate risk. Pending resolution of related regulatory issues, the OTS has deferred enforcement of this regulation. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) resulting from a hypothetical 2% increase or decrease in market rates of interest, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. At the times when the 3-month Treasury bond equivalent yield falls below 4%, an association may compute its interest rate risk on the basis of a decrease equal to one-half of that Treasury rate rather than on the basis of 2%. A savings association whose measured interest rate risk exposure exceeds 2% would be considered to have "above normal" risk. The interest rate risk component is an amount equal to one-half of the difference between the association's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Any required deduction for interest rate risk becomes effective on the last day of the third quarter following the reporting date of the association's financial data on which the interest rate risk was computed.

       At June 30, 1996, the Bank met each of its capital requirements.

       The table below presents the Bank's regulatory capital as compared to the OTS regulatory capital requirements at June 30, 1996.

                                   BANK         CAPITAL REQUIREMENTS        EXCESS
                            ------------------  ---------------------  -----------------
                             AMOUNT   PERCENT    AMOUNT     PERCENT    AMOUNT   PERCENT
                            --------  --------  ---------  ----------  -------  --------
                                              (DOLLARS IN THOUSANDS)

Tangible capital..........   $18,060     6.98%    $ 3,882       1.50%  $14,178     5.48%
Core capital..............    18,060     6.98%      7,764       3.00%   10,296     3.98%
Total Risk-based capital..    17,791    11.88%     11,324       8.00%    6,467     3.88%

   A reconciliation between regulatory capital and GAAP capital at June 30, 1996 is presented below.

                                                                                  TOTAL RISK-
                                                 TANGIBLE CAPITAL  CORE CAPITAL  BASED CAPITAL
                                                 ----------------  ------------  -------------
                                                            (DOLLARS IN THOUSANDS)

GAAP capital...................................           $17,801       $17,801        $17,801
Unrealized loss on certain
  securities available-for-sale................               259           259            259
Assets required to be deducted.................               n/a           n/a          1,791
Includable portion of allowance for loan loss..               n/a           n/a          1,522
                                                          -------       -------        -------
Regulatory capital.............................           $18,060       $18,060        $17,791
                                                          =======       =======        =======

   Limitation on Capital Distributions. OTS regulations currently impose limitations upon capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. At least 30-days written notice must be given to the OTS of a proposed capital distribution by a savings association, and capital distributions in excess of specified earnings or by certain institutions are subject to approval by the OTS. An association that has capital in excess of all fully phased-in regulatory capital requirements before and after a proposed capital distribution and that is not otherwise restricted in making capital distributions, may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (a) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or
(b) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank failed to meet its minimum capital requirements, as described above. See "--Prompt Corrective Regulatory Action."

   The OTS has proposed regulations that would simplify the existing procedures governing capital distributions by savings associations. Under the proposed regulations, the approval of the OTS would be required only for capital distributions by an association that is deemed to be in troubled condition or that is undercapitalized or would be undercapitalized after the capital distribution. A savings association would be able to make a capital distribution without notice to or approval of the OTS if it is not held by a savings association holding company, is not deemed to be in troubled condition, has received either of the two highest composite supervisory ratings, and would continue to be adequately capitalized after such distribution. Notice would have to be given to the OTS by any association that is held by a savings association holding company or that had received a composite supervisory rating below the highest two composite supervisory ratings. An association's capital rating would be determined under the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action."

   Liquidity. The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions, and is currently 5%. OTS regulations also require each savings association to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average long-term liquidity ratio for the month ended June 30, 1996 was 10.49%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

   Assessments. Savings associations are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly Thrift Financial Report. During July 1996, the Bank paid the semiannual assessment of $34,785.

   Branching. Subject to certain limitations, the HOLA and the OTS regulations permit federally chartered savings associations to establish branches in any state of the United States. The authority to establish such branches is available (a) in states that expressly authorize branches of savings associations located in another state or (b) to an association that qualifies as a "domestic building and loan association" under the Code, which imposes qualification requirements similar to those for a "qualified thrift lender" under the HOLA. See "-- QTL Test." The authority for a federal savings association to establish an interstate branch network would facilitate a geographic diversification of the association's activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings associations. The Bank does not presently maintain a branch office in any state other than New Hampshire.

   Community Reinvestment. Under the CRA, as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings association, to assess the association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Satisfactory" CRA rating in its most recent examination.

   The CRA regulations use an evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the system focuses on three tests: (a) a lending test, to evaluate the institution's record of making loans in its assessment areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. An institution's CRA performance is considered in the application process for approval of the Merger.

   Transactions with Related Parties. The Bank's authority to engage in transactions with its "affiliates" is limited by the OTS regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than those that are insured depository institutions. The OTS regulations prohibit a savings association (a) from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act and (b) from purchasing the securities of any affiliate other than a subsidiary. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20% of the savings association's capital and surplus. Extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.
Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the association as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies.

   The Bank's authority to extend credit to its directors, executive officers, and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Board of Governors of the Federal Reserve System (the "FRB") thereunder. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the association's capital. In addition, extensions of credit in excess of certain limits must be approved by the association's board of directors.

   Enforcement. Under the Federal Deposit Insurance Act (the "FDI Act"), the OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution-affiliated parties," including any controlling stockholder or any stockholder, attorney, appraiser or accountant who knowingly or recklessly participates in any violation of applicable law or regulation or breach of fiduciary duty or certain other wrongful actions that causes or is likely to cause more than a minimal loss or other significant adverse effect on an insured savings association. Civil penalties cover a wide range of violations and actions and range from $5,000 for each day during which violations of law, regulations, orders, and certain written agreements and conditions continue, up to $1 million per day for such violations if the person obtained a substantial pecuniary gain as a result of such violation or knowingly or recklessly caused a substantial loss to the institution. Criminal penalties for certain financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to take enforcement action against an institution that fails to comply with its regulatory requirements, particularly with respect to its capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship, or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the OTS, the FDIC has authority to take such action under certain circumstances.

   Standards for Safety and Soundness. The FDI Act, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") and the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act"), requires the OTS, together with the other federal bank regulatory agencies, to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation, and compensation, fees, and benefits, and such other operational and managerial standards as the agencies deem appropriate. The OTS and the federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. The OTS and the other agencies determined that stock valuation standards were not appropriate. In addition, the OTS adopted regulations that authorize, but do not require, the OTS to order an institution that has been given notice by the OTS that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the OTS must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the OTS may seek to enforce such order in judicial proceedings and to impose civil money penalties. The OTS and the federal bank regulatory agencies also adopted guidelines, effective October 1, 1996, requiring appropriate systems for identifying and maintaining asset quality and earnings.

   Real Estate Lending Standards. The OTS and the other federal banking agencies adopted regulations to prescribe standards for extensions of credit that (a) are secured by real estate or (b) are made for the purpose of financing the construction of improvements on real estate. The OTS regulations require each savings association to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OTS guidelines, which include loan-to-value ratios for the different types of real estate loans. Associations are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

   Prompt Corrective Regulatory Action. Under the OTS prompt corrective action regulations, the OTS is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of five categories based on the association's capital. Generally, a savings association is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to total assets is at least 5.0%, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings association will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0%, and its ratio of core capital to total assets is at least 4.0% (3.0% if the association receives the highest rating on the CAMEL financial institutions rating system). A savings association that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the association receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A savings association that has a total risk-based capital of less than 6.0% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." A savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of an association's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "--Capital Requirements."

   The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as an association's capital deteriorates within the three undercapitalized categories. All associations are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the association would be undercapitalized. An undercapitalized association is required to file a capital restoration plan within 45 days of the date the association receives notice that it is within any of the three undercapitalized categories. The OTS is required to monitor closely the condition of an undercapitalized association and to restrict the asset growth, acquisitions, branching, and new lines of business of such an association. Significantly undercapitalized associations are subject to restrictions on compensation of senior executive officers; such an association may not, without OTS consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the association became undercapitalized. A significantly undercapitalized association may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the OTS.

     If one or more grounds exist for appointing a conservator or receiver for an association, the OTS may require the association to issue additional debt or stock, sell assets, be acquired by a depository association holding company or combine with another depository association. The OTS and the FDIC have a broad range of grounds under which they may appoint a receiver or conservator for an insured depositary association. Under FDICIA, the OTS is required to appoint a receiver (or with the concurrence of the FDIC, a conservator) for a critically undercapitalized association within 90 days after the association becomes critically undercapitalized or, with the concurrence of the FDIC, to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the association continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the OTS makes certain findings with which the FDIC concurs and the Director of the OTS and the Chairman of the FDIC certify that the association is viable. In addition, an association that is critically undercapitalized is subject to more severe restrictions on its activities, and is prohibited, without prior approval of the FDIC from, among other things, entering into certain material transactions or paying interest on new or renewed liabilities at a rate that would significantly increase the association's weighted average cost of funds.

     When appropriate, the OTS can require corrective action by a savings association holding company under the "prompt corrective action" provisions of FDICIA.

     Insurance of Deposit Accounts. The Bank is a member of the SAIF, and the Bank pays its deposit insurance assessments to the SAIF. The FDIC also maintains another insurance fund, the BIF, which primarily insures the deposits of banks and state chartered savings banks.

     Pursuant to FDICIA, the FDIC established a new risk-based assessment system for determining the deposit insurance assessments to be paid by insured depositary institutions. Under the new assessment system, which began in 1993, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the reporting period ending seven months before the assessment period. The three capital categories consist of (a) well capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Beginning in 1993, the assessment rates for both the BIF and the SAIF had ranged from 0.23% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.31% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern).

     The FDI Act requires that the BIF and the SAIF funds each be recapitalized until reserves are at least 1.25% of the deposits insured by that fund. After a fund reached the 1.25% reserve ratio, the assessment rates for that fund could be reduced. During 1995, the BIF reached the required reserve ratio, and the FDIC reduced the BIF assessment. Effective January 1, 1996, the BIF assessment rate for "well capitalized" institutions without any significant supervisory concerns was set at the statutory minimum of $2,000 annually, and the rates for other BIF-insured institutions ranged from 0.03% to 0.27% of deposits.

     The SAIF remained undercapitalized, and it was not expected to be recapitalized until 2001. SAIF reserves have not grown as quickly as the BIF reserves due to a number of factors, including the fact that a significant portion of SAIF assessments had been used to make payments on bonds (the "FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. Accordingly, SAIF-insured institutions continued to pay assessments at rates that ranged from 0.23% of deposits to 0.31% of deposits. The Bank's assessment rate for the first three quarters of 1996 was 0.23% of deposits.

     On September 30, 1996, the Deposit Funds Insurance Act of 1996 (the "1996 Act") was enacted into law, and it amended the FDI Act in several ways to recapitalize the SAIF and reduce the disparity in the assessment rates for the BIF and the SAIF. The 1996 Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, the special assessment has been fixed, subject to adjustment, at 65.7 basis points of an institution's SAIF-assessable deposits, and the special assessment will be paid on November 27, 1996. The special assessment is based on the amount of SAIF-assessable deposits held on March 31, 1995. Based on the foregoing, the special SAIF assessment to be paid by the Bank on November 27, 1996 will be approximately $955,000.

     In view of the recapitalization of the SAIF by the special assessment, on October 8, 1996, the FDIC proposed a reduction in the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. As would be effective for the SAIF-assessable deposits of savings associations, such as the Bank, the proposed assessment rates would range from 18 to 27 basis points for the last quarter of 1996 and would range from 0 to 27 basis points for the following assessment periods.

     In addition, the 1996 Act expanded the assessment base for the payments on the FICO bonds to include, beginning January 1, 1997, the deposits of both BIF- and SAIF-insured institutions. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. It has been estimated that the rate of assessments for the payment of interest on the FICO bonds will be approximately 1.3 basis points for BIF assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits beginning on January 1, 1997.

     The 1996 Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or to achieve the designated reserve ratio of 1.25%, except on those of its member institutions that are not classified as "well capitalized" or that have been found to have "moderately severe" or "unsatisfactory" financial, operational or compliance weaknesses. The Bank has not been so classified by the FDIC or the OTS. Accordingly, assuming that the designated reserve ratio is maintained by the BIF and by the SAIF after the collection of the special SAIF assessment and the Bank maintains its regulatory status, the Bank will have to pay substantially lower regular assessments on its deposits compared to those paid in recent years.

     The 1996 Act also provides for the merger of the BIF and SAIF on January 1, 1999, with such merger being conditioned upon the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of relevant factors with respect to the development of a common charter for all insured depository institutions and abolition of separate charters for banks and thrifts and to report the Secretary's conclusions and findings to the Congress on or before March 31, 1997.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Boston, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. The Bank, as a member of the FHLB of Boston, is required to acquire and hold shares of capital stock in the FHLB of Boston in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Boston. The Bank was in compliance with this requirement with an investment in the capital stock of the FHLB of Boston at June 30, 1996, of $1.861 million. Any advance from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. The Bank earned dividends on the FHLB of Boston capital stock in amounts equal to $150,058, $101,600 and $88,061 during the years ended December 31, 1995, 1994 and 1993, respectively. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, the Bank's net interest income would likely also be reduced.

     Federal Reserve System. The Bank is subject to provisions of the FRA and the FRB's regulations pursuant to which depositary institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The FRB regulations generally require that reserves be maintained in the amount of 3% of the aggregate of transaction accounts up to $52.0 million. The amount of aggregate transaction accounts in excess of $52.0 million are currently subject to a reserve ratio of 10%, which ratio the FRB may adjust between 8% and 12%. The FRB regulations currently exempt $4.3 million of otherwise reservable balances from the reserve requirements, which exemption is adjusted by the FRB at the end of each year. The Bank is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from a Federal Reserve Bank.

REGULATION OF SAVINGS ASSOCIATION HOLDING COMPANIES

     NHTB is a non-diversified unitary savings association holding company within the meaning of the HOLA. As such, NHTB is required to register with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over NHTB and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings association.

     The HOLA prohibits a savings association holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings association or holding company thereof, without prior written approval of the OTS; acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings association, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     As a unitary savings association holding company, NHTB is not restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to satisfy the QTL test. See "-- Regulation of Federal Savings Associations -- QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by NHTB of another savings association or savings bank that meets the QTL test and is deemed to be a savings association by the OTS and that will be held as a separate subsidiary, NHTB would become a multiple savings association holding company and would be subject to limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings association holding company and its non-insured association subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings association holding company controlling savings associations in more than one state, subject to two exceptions: an acquisition of a savings association in another state (a) in a supervisory transaction or (b) pursuant to authority under the laws of the state of the association to be acquired that specifically permit such acquisitions. The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located (as determined by the location of its subsidiary savings association) and the state in which the association to be acquired is located, have each enacted legislation allowing its savings associations to be acquired by out-of-state holding companies on the condition that the laws of the other state authorize such transactions on terms no more restrictive than those imposed on the acquiror by the state of the target association. Some of these states also impose regional limitations, which restrict such acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings associations.

     Transactions between the Bank and NHTB and its other subsidiaries would be subject to various conditions and limitations. See "-- Regulation of Federal Savings Associations -- Transactions with Related Parties." The Bank would have to give 30-days written notice to the OTS prior to any declaration of the payment of any dividends or other capital distributions to NHTB. See "-- Regulation of Federal Savings Associations -- Limitation on Capital Distributions."

                           INFORMATION ABOUT LANDMARK

DESCRIPTION OF BUSINESS

     Landmark was formed in 1989 as a New Hampshire-chartered guaranty savings bank; banking operations commenced in March 1991. Landmark is insured to the full extent authorized by law by the FDIC.

     Landmark is engaged in the business of attracting deposits from the general public, making commercial, residential and consumer loans and making investments in securities. Landmark's earnings primarily depend on the spread between the income it receives from its loan and investment securities portfolios and the interest cost it pays for money in the form of deposits. Landmark conducts its business from its main office located at 106 Hanover Street in Lebanon, New Hampshire, and its branch banking office located at 106 North Main Street in West Lebanon, New Hampshire. As of September 1, 1996, Landmark had 26 full-time and 2 part-time employees. None of Landmark's employees is subject to a collective bargaining agreement.

     Landmark has a primary market focus of establishing total banking relationships with small-to-medium sized businesses and professionals. Services offered include a wide range of commercial credit and deposit products, together with residential mortgage products. Landmark's primary geographic territory extends through the greater Upper Valley area. Approximately 40% of Landmark's loan portfolio is comprised of commercial or commercial real estate loans made to support borrowers' working capital, equipment, and/or building requirements. This proportion of commercial loans, which is consistent with Landmark's focus on commercial lending, is significantly higher than the proportion of commercial loans that would be typical for a savings bank. Landmark also offers a wide range of consumer loan products, including, but not limited to, automobile loans, home equity and credit card loans. Landmark also offers residential mortgage loans to homeowners, residential construction loans (primarily to developers and secured by pre-sold residential units) and land development loans secured primarily by land and improvements in approved subdivisions. Landmark's loan portfolio is predominantly of a variable rate nature.

     Landmark's primary focus on commercial and commercial real estate lending may expose it to greater risks than those presented by consumer and residential mortgage lending. Landmark's loans typically involve larger loan balances to single borrowers or groups of related borrowers than typical loan balances on consumer and residential mortgage loans. In addition, payment on commercial loans is typically dependent on the successful operation of the borrowers' businesses or properties and, therefore, may be more influenced by adverse changes or cycles in the economy. General economic trends in the market area of Landmark during the past few years have been positive. The Upper Valley area has experienced consistent growth in population and jobs and declining unemployment since the end of a recessionary trend experienced in the early 1990's. Commercial real estate values in the same areas have stabilized in the last few years, following a period of substantial declines in values, and residential real estate values have moderately increased in the same areas following a period of more moderate declines.

     Significant asset growth in 1993 and 1994 imposed strains on Landmark's management and regulatory compliance capabilities. In January 1995, Landmark entered into a Memorandum of Understanding ("MOU") with the FDIC and the New Hampshire Banking Department in which it agreed, among other things, to (i) assess its managerial resources and develop a management plan to meet the needs of a growing banking institution, (ii) revise its loan, asset/liability and investment policies, (iii) adopt an ethics policy, and (iv) take necessary action to correct noted deficiencies in its loan operations and compliance with applicable regulatory requirements. Following the receipt of a more favorable examination report from the FDIC, and the adoption of a resolution by Landmark's Board of Directors in which Landmark agreed to take such immediate actions as are necessary to maintain a "Tier 1 Capital ratio of not less than six percent (6%)", the January 1995 MOU was terminated in early April 1996.

     Landmark is subject to extensive competition from other commercial banks from savings banks, as well as from cooperative banks and credit unions, in both attracting and retaining deposits. Additionally, significant competition for deposits comes from money market mutual funds and government securities. Including Landmark, there are approximately 28 banking offices of 9 federally-insured depository institutions (excluding non-bank financial service providers) within Landmark's principal market area.

     Competition for commercial loans is experienced principally from other banks. Consumer loan competition is principally from commercial banks, finance companies and credit unions.

     The principal methods used by competing institutions to attract deposits include the offering of a variety of services and premiums, convenience of office location and offering of attractive interest rates. The primary factors in competing for loans are quality of service to the borrower, interest rates, and loan fee charges. Landmark's staff is actively involved in community organizations and service groups, which results in customer relationships.

     Deposits maintained with Landmark are insured by the BIF of the FDIC up to FDIC limits (generally $100,000 per depositor). As a New Hampshire-chartered savings bank, Landmark is subject to regulation, examination and supervision by the New Hampshire Banking Department and the FDIC.

DESCRIPTION OF PROPERTIES

     Landmark's main office has been located at 106 Hanover Street in Lebanon, New Hampshire since the commencement of FDIC insured banking operations in 1991. Landmarkbanc Realty Holdings Corp., a wholly-owned subsidiary of Landmark, purchased this building from LM Realty Corp., then an affiliate of the Bank, in August 1995. There is one other commercial tenant within this building.

     Landmark opened a branch office located at 106 North Main Street in West Lebanon, New Hampshire in September 1995. The West Lebanon branch is located within a free standing building consisting of approximately 6,700 square feet. The lease is for a term of ten (10) years, with renewal options and a limited option to purchase.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than ordinary routine litigation incidental to its business, to which Landmark is a party or of which any of its property is the subject.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS OF LANDMARK BANK

                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

GENERAL

     The following is a discussion and analysis of Landmark's results of operations and financial condition for the six month period ended June 30, 1996 and 1995. In order to understand this section in context, it should be read in conjunction with the Landmark Financial Statements and Notes presented elsewhere in this Joint Proxy Statement-Prospectus and with the tables appearing throughout the discussion and analysis.

     The operating results of Landmark depend primarily on its net interest income, which is the difference between (i) interest income on earning assets, primarily loans and securities, and (ii) interest expense on interest bearing liabilities, which consist of deposits and borrowings. Landmark's results of operations are also affected by the provision for loan losses resulting from Landmark's assessment of the adequacy of the allowance for loan losses; the level of its other operating income, including gains and losses on the sale of securities, and loan and other fees; operating expenses; and income tax expenses or benefits.

     Landmark had a net loss of $146,000, or $(0.41) per share of Landmark Common Stock, for the six months ended June 30, 1996 as compared to net income of $33,000, or $.09 per share of Landmark Common Stock, in the comparable period in 1995. The net loss and net income and earnings (loss) per share from operations were computed without deducting any preferred stock dividends paid.

     At June 30, 1996, Landmark had total assets of $57,771,000, a decrease of $2,992,000, or 4.92%, from $60,763,000 at December 31, 1995. Total deposits decreased from $56,359,000 at December 31, 1995 to $53,736,000 at June 30, 1996,
a decrease of $2,623,000 or 4.65%. Securities available-for-sale decreased from $9,523,000 at December 31, 1995 to $7,111,000 at June 30, 1996, a decrease of $2,412,000 or 25.33%.

     At June 30, 1996, Landmark's equity to assets ratio was 6.19%, its Tier 1 leverage ratio was 9.16% and its total risk-based capital ratio was 10.42%, all of which exceeded published regulatory minimums. The capital ratios for December 31, 1995 were 6.40%, 9.69% and 10.95%, respectively. At June 30, 1996, Landmark remained subject to an agreement with the FDIC that it would maintain a Tier 1 capital ratio in excess of 6%. See " -- Description of Business."

     The following table sets forth certain information relating to Landmark's consolidated balance sheet at June 30, 1996, and consolidated balance sheet and the consolidated statements of operations for the six months ended June 30, 1996 and 1995, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.

                                                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                                               ----------------------------------------------------------------
                                           AT JUNE 30, 1996                 1996                            1995
                                         --------------------  -------------------------------   ------------------------------
                                                    WEIGHTED                         AVERAGE                          AVERAGE
                                                     AVERAGE    AVERAGE               YIELD/     AVERAGE               YIELD/
                                          BALANCE     RATE      BALANCE   INTEREST   COST(1)     BALANCE   INTEREST   COST(1)
                                         ---------  ---------  ---------  --------  ----------  ---------  --------  ----------
                                                                          (Dollars in thousands)
ASSETS:
  Interest-earning assets:
    Loans(2)............................  $43,165       8.96%   $43,547     $1,993     9.15%     $41,460     $2,077    10.02%
    Securities(3).......................    7,939       5.98%     9,510        270     5.68%      10,782        343     6.36%
    Federal funds sold..................    1,240       4.75%     3,121         82     5.25%       2,243         58     5.17%
                                          -------               -------     ------               -------     ------
      Total interest-earning assets.....   52,344                56,178     $2,345     8.35%      54,485     $2,478     9.10%
                                                                            ------                           ------
  Non-interest-earning assets:
       Cash and due from banks..........    1,572                 1,595                            1,390
       Premises and equipment, net......    2,644                 2,656                              569
       Other assets.....................    2,069                 1,324                            1,011
Less allowance for loan losses..........     (858)                 (615)                            (427)
                                          -------               -------                          -------
       Total assets.....................  $57,771               $61,138                          $57,028
                                          =======               =======                          =======

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing liabilities:
    NOW accounts........................  $ 3,814       2.00%   $ 3,585     $   36     2.01%     $ 3,343     $   32     1.91%
    Money market accounts...............    1,334       3.22%     1,580         26     3.29%       2,772         44     3.17%
    Regular savings and other...........   12,243       4.16%    11,911        252     4.23%      13,758        285     4.14%
    Time certificates of deposit........   33,222       5.90%    35,955      1,139     6.34%      29,799        892     5.99%
    Repurchase agreements...............      309       3.31%       269          5     3.72%         216          4     3.70%
    Lease obligations...................       --         --         --         --       --           19          1    10.53%
                                          -------               -------     ------               -------     ------
      Total interest-bearing liabilities   50,922                53,300     $1,458     5.47%      49,907     $1,258     5.05%
                                                                            ------                           ------
Non-interest-bearing liabilities:
    Demand deposits.....................    3,123                 3,455                            3,023
    Other liabilities...................      151                   502                              232
                                          -------               -------                          -------
           Total liabilities............   54,196                57,257                           53,162
Shareholders' equity....................    3,575                 3,881                            3,866
                                          -------               -------                          -------
           Total liabilities and                                                                 $57,028
           shareholders' equity.........  $57,771               $61,138                          =======
                                          =======               =======
Net interest income/interest rate                                           $  887     2.88%                 $1,220     4.05%
      spread(4).........................                                    ======     ====                  ======    =====

Net interest margin(5)..................                                               3.16%                            4.48%
                                                                                       ====                            =====
Ratio of interest-earning assets to                    1.03        1.05                             1.09
  interest-bearing liabilities..........            =======     =======                          =======

-------------------------

(1) Calculated on an annualized basis.
(2) Includes non-accrual loans.
(3) Securities are shown at average amortized cost.
(4) Interest rate spread is the average yield earned on total earning assets less the average cost paid for total interest-bearing liabilities.
(5) Net interest margin equals net interest income for the period
    (annualized) divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Landmark's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to rate (changes in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to the volume and the changes due to rate.


                                                     SIX MONTHS ENDED
                                                       JUNE 30, 1996
                                                        COMPARED TO
                                                     SIX MONTHS ENDED
                                                       JUNE 30, 1995
                                               -----------------------------
                                                INCREASE/(DECREASE) DUE TO
                                               -----------------------------
                                                VOLUME      RATE      NET
                                               ---------  --------  --------
                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans.....................................      $105     $(189)    $ (84)
   Securities................................       (40)      (33)      (73)
   Federal Funds Sold........................        23         1        24
                                                   ----     -----     -----
        Total interest-earning assets........        88      (221)     (133)
                                                   ----     -----     -----
   Interest-bearing liabilities:
   Deposits..................................       129        71       200
   Borrowed Funds............................        (1)        1        --
                                                   ----     -----     -----
         Total interest-bearing liabilities..       128        72       200
                                                   ----     -----     -----
Net change in net interest income............      $(40)    $(293)    $(333)
                                                   ====     =====     =====


     RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1996 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

  Net Income (Loss). Landmark recorded a net loss of $146,000, or $(0.41) per share of Landmark Common Stock, for the six months ended June 30, 1996, as compared to net income of $33,000, or $0.09 per share of Landmark Common Stock, in the comparable period in 1995. The net loss and net income from operations and earnings (loss) per share were computed without deducting any preferred stock dividends paid. For the six months ended June 30, 1996, Landmark recorded net interest income of $887,000, resulting in a net interest margin on average earning assets of 3.16%, compared to $1,220,000 and 4.48%, respectively, for the six months ended June 30, 1995. Average interest-earning assets for the six months ended June 30, 1996 were $56,178,000 with an average yield of 8.35%, compared to $54,485,000 and 9.10%, respectively, for the comparable period in 1995. Average interest-bearing liabilities for the six months ended June 30, 1996 were $53,300,000 with an average cost of funds of 5.47%, compared to $49,907,000 and 5.05%, respectively, for the comparable period in 1995.

  Net interest income. For the six months ended June 30, 1996, interest and fees on loans decreased by $84,000, or 4.04%, from amounts for the comparable period in 1995. Loan interest and fee income decreased due to a decrease in average interest rates earned on loans, partially offset by an increase in the growth in the average balance of loans outstanding. The average balance of loans outstanding increased by $2,087,000, or 5.03%, for the six months ended June 30, 1996 over the comparable period in 1995, resulting in an increase of interest and fee income on loans due to volume of $105,000. The average interest rates earned on loans decreased to 9.15% for the six months ended June 30, 1996, compared to 10.02% for the six months ended June 30, 1995, resulting in a decrease of interest and fee income on loans due to rates of $189,000.

  For the six months ended June 30, 1996, interest income on securities decreased by $73,000, or 21.28%, from amounts earned for the comparable period in 1995. The decrease in securities interest income was due to the combined effects of a decrease in the average balance of securities and a decrease in interest rates. The average balance of securities for the six months ended June 30, 1996 decreased by $1,272,000, or 11.80%, over the comparable period in 1995. The average interest rates earned on securities decreased to 5.68% for the six months ended June 30, 1996 from 6.36% for the six months ended June 30, 1995. Interest income on federal funds sold increased by $24,000, or 41.38%, for the six months ended June 30, 1996 from the comparable period in 1995. The net increase in interest income on federal funds was the result of an increase in rates earned and an increase in average balances.

  Interest expense on deposits increased by $200,000, or 15.96%, for the six months ended June 30, 1996 as compared to the same period in 1995. The increase was due to a combination of growth in the average balance of interest-bearing deposits and increases in the interest rates paid on such deposits. The average balance of interest-bearing deposits outstanding increased by $3,359,000, or 6.76%, during the six months ended June 30, 1996 over the comparable period in 1995, resulting in an increase in interest expense on interest-bearing deposits due to volume of $129,000. The average rate paid on interest-bearing deposits increased to 5.47% for the six months ended June 30, 1996 compared to average rates of 5.05% for the six months ended June 30, 1995 resulting in an increase in interest expense on deposits due to rates of $71,000.

  The above factors contributed to a decrease of net interest income of $333,000, or 27.29%, for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995.

  Future net interest income levels will be dependent on Landmark's ability to control levels of nonperforming assets, earn sufficient returns on earning assets by achieving a proper mix of loans and short-and long-term securities. Future net interest income levels will also be dependent on future interest rate levels.

  Provision for Loan Losses. In determining an appropriate provision for possible loan losses for any period, management evaluates the adequacy of its allowance for loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Landmark's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change.

  Loan loss provisions for the six months ended June 30, 1996 were $317,000, as compared to $48,000 for the six months ended June 30, 1995. Charge-offs were $120,000 and $11,000 for the six months ended June 30, 1996 and June 30, 1995, respectively. The increase in the provision was a result of additional provisions for impaired loans. During the six months ended June 30, 1996, Landmark realized recoveries of previously charged-off amounts totaling $2,000. At June 30, 1996, the allowance for loan losses was $858,000, or 1.99% of total loans, compared to $659,000, or 1.51%, at December 31, 1995. See Notes 1 and 5 of Notes to the Landmark Financial Statements.

  Other Income and Expenses. Customer service fees decreased slightly to $43,000 for the six months ended June 30, 1996, as compared to $48,000 for the comparable period in 1995. The small net decrease, despite increases in total deposit balances, results from decreases in fees on transaction accounts.

  Other expenses decreased by $193,000, or 14.86%, for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995.

  Income Taxes. Landmark's income tax benefit for the six months ended June 30, 1996 was $86,000, or 37.07% of pretax earnings, as compared to income tax expense of $27,000, or 44.26%, for the comparable period in 1995. For 1995, the effective tax rate differed from the federal statutory rate of 34% primarily due to additional accruals for state income taxes.

FINANCIAL CONDITION

  Loans. Net loans were $42,307,000, or 73.23% of total assets at June 30, 1996, compared with $42,862,000, or 70.54% of total assets at December 31, 1995. During the 1996 period, Landmark's commercial real estate loans decreased by $6,000 to $10,566,000 at June 30, 1996 from $10,572,000 at December 31, 1995.
Commercial loans decreased by $782,000, or 11.40%, and totaled $6,078,000 at June 30, 1996, compared to $6,860,000 at December 31, 1995. Residential construction loans decreased by $1,205,000, or 42.27%, and totaled $1,646,000 at June 30, 1996, compared to $2,851,000 at December 31, 1995. Installment loans increased by $342,000, or 8.84%, and totaled $4,210,000 at June 30, 1995, compared to $3,868,000 at December 31, 1995. See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK--Loan Portfolio" and Note 4 of Notes to the Landmark Financial Statements.

  Asset Quality. The aggregate amount of non-accrual loans and other loans past due 90 days and still accruing totaled $1,200,000 at June 30, 1996, compared to $572,000 at December 31, 1995. During the period from December 31, 1995 to June 30, 1996, management placed a commercial real estate loan with a balance of $640,000 on non-accrual and provided an allowance for loan losses of $290,000 for that loan based on management's belief that the collectibility of principal and/or interest on this loan is questionable. This commercial real estate loan is secured by a first priority mortgage on a 176 acre parcel of land located on Greensboro Road in Hanover, New Hampshire. In addition there is a related allowance for loan losses on the other aggregate non-accrual balances of $360,000 totalling $128,000, or 35.55% as of June 30, 1996. Landmark had no "other real estate owned" as of June 30, 1996 or December 31, 1995. Non-performing assets as a percent of net loans increased to 2.84% at June 30, 1996 from 1.33% at December 31, 1995.

  It is Landmark management's policy to discontinue the accrual of interest on a loan when there is reasonable doubt as to its collectibility. The accrual of income on some loans, however, may continue even though they are more than 90 days past due if the loans are both well secured and in the process of collection and if management deems it appropriate.

  While Landmark considers the allowance for loan losses to be adequate at June 30, 1996, it is not able to predict the future of the local economy. Given this uncertainty, any declines in the local economy could result in additional provisions for loan losses, additional charge-offs, changes in the level of the allowance for loan losses, and increases in the level of non-performing assets.

  See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK--Non-accrual, Past Due, Restructured, and Potential Problem Loans," "--Summary of Loan Loss Experience" and "--Allowance for Loan Loss Allocation" and Notes 1 and 5 of Notes to the Landmark Financial Statements.

  Securities. Securities totaled $7,939,000 and $10,335,000 at June 30, 1996 and December 31, 1995, respectively. The portfolio is comprised primarily of mortgage-backed and U.S. Treasury securities. The total securities portfolio had an expected average life of approximately three and one fourth years at June 30, 1996.

  At June 30, 1996, securities available-for-sale and held-to-maturity totaled $7,111,000 and $828,000 respectively, which represented 89.57% and 10.43%, respectively, of total securities. Unrealized net losses on securities available-for-sale, net of applicable taxes, amounted to $87,000 at June 30, 1996.

  See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK-- Securities Portfolio" and Note 3 of Notes to the Landmark Financial Statements.

  Deposits. Interest-bearing deposit balances at June 30, 1996 totaled $50,613,000 compared to $52,492,000 at year-end 1995, a decrease of $1,879,000, or 3.58%. Regular savings balances totaled $12,243,000 at June 30, 1996 compared to $10,619,000 at December 31, 1995, an increase of $1,624,000, or 15.29%. Time certificates of deposit totaled $33,222,000 at June 30, 1996 compared to $36,780,000 at December 31, 1995, a decrease of $3,558,000, or 9.67%. Demand deposits totaled $3,123,000 at June 30, 1996 compared to $3,867,000 at December 31, 1995, a decrease of $744,000, or 19.24%. Due to normal fluctuations in demand deposit balances, consistent with the cash flow needs of commercial customers, average volumes more accurately reflect growth in demand deposits than do period-end balances. The average balance of demand deposits totaled $3,455,000 for the six months ended June 30, 1996 compared to $3,187,000 for the year ended December 31, 1995, an increase of $268,000, or 8.41%. See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK--Deposits" and Note 7 of Notes to the Landmark Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

  Landmark maintains numerous sources of liquidity in the form of marketable assets and borrowing capacity. Sources of liquidity include interest-bearing deposits with other banks, federal funds sold, available-for-sale securities, and regular cash flows from loan and securities portfolios. The investment portfolio is predominantly made up of securities which can be readily utilized for the repurchase agreement market.

  Landmark evaluates its sensitivity to changes in interest rates by monitoring the timing of repricing of interest-sensitive assets compared to interest-sensitive liabilities. This is commonly known as an interest rate sensitivity analysis. The interest rate sensitivity gap is the difference between rate sensitive assets and rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will be impacted by changes in interest rates during the stated period. With a positive gap, earnings will generally increase when rates rise and decrease when rates decline within the period. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is referred to as negative and indicates that a greater volume of liabilities than assets will be impacted by changes in interest rates during the period. With a negative gap, earnings will generally decrease when rates rise and increase when rates decline within the period. Landmark seeks to insulate itself from interest rate risk . Toward that end, Landmark monitors the relative volume, maturity and yields of interest-earning assets and interest-bearing liabilities over various time horizons, with particular emphasis on the immediate one year time horizon.

  The following table illustrates the excess (or deficiency) of interest-earning assets over interest-bearing liabilities at June 30, 1996. Due to Landmark's positive gap, increases in interest rates would generally enhance earnings and decreases in rates would generally inhibit earnings.

                       INTEREST RATE SENSITIVITY ANALYSIS
                                AT JUNE 30, 1996

                                                  1         1-3        3-6        6-12     OVER 1
                                                MONTH      MONTHS     MONTHS     MONTHS     YEAR      TOTAL
                                               --------------------------------------------------------------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS
   Loans and Mortgages Held for Resale.......   $16,206    $ 5,259    $ 6,752    $11,289    $ 3,659    $43,165
   Securities................................        48         81        119        409      7,282      7,939
   Federal Funds.............................     1,240         --         --         --         --      1,240
                                                -------    -------    -------    -------    -------    -------
     TOTAL                                      $17,494    $ 5,340    $ 6,871    $11,698    $10,941    $52,344
                                                =======    =======    =======    =======    =======    =======
INTEREST-BEARING LIABILITIES
   NOW and MMDA..............................   $   172    $   343    $   515    $ 1,030    $ 3,089    $ 5,149
   Savings...................................       408        816      1,224      2,448      7,346     12,242
   Time Deposits Including IRA...............     1,588      3,156      6,838     15,764      5,876     33,222
   Borrowings (Repurchase Agreement).........       309         --         --         --         --        309
                                                -------    -------    -------    -------    -------    -------
     TOTAL                                      $ 2,477    $ 4,315    $ 8,577    $19,242    $16,311    $50,922
                                                =======    =======    =======    =======    =======    =======

Period Sensitivity Gap.......................   $15,017    $ 1,025    $(1,706)   $(7,544)   $(5,370)   $ 1,422
                                                =======    =======    =======    =======    =======    =======
Cumulative Sensitivity Gap...................   $15,017    $16,042    $14,336    $ 6,792    $ 1,422
                                                =======    =======    =======    =======    =======
Cumulative Excess/(Deficiency) as a Percent
   of Total Rate Sensitive Assets............     28.69%     30.65%     27.39%     12.98%      2.72%

   Loan Maturity and Repricing. The following table shows the maturity or period to repricing of Landmark's loan portfolio at June 30, 1996. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on Landmark's loan portfolio totaled $9,786,000 for the six months ended June 30, 1996.



                                                      AT JUNE 30, 1996
                                          -----------------------------------------
                                              MORTGAGE LOANS
                                          ----------------------
                                                    MULTI-FAMILY
                                          ONE- TO    AND OTHER
                                           FOUR-    REAL ESTATE    OTHER    TOTAL
                                           FAMILY      LOANS       LOANS    LOANS
                                          --------  ------------  -------  --------
                                                   (DOLLARS IN THOUSANDS)
AMOUNT DUE:
   One year or less.....................   $20,125       $11,416   $7,965   $39,506
                                           -------       -------   ------   -------

AFTER ONE YEAR:
   One to three years...................     1,352           986      473     2,811
   More than three years to five years..       134            --      283       417
   More than five years to ten years....        --            --       --        --
   More than ten years..................       245           186       --       431
                                           -------       -------   ------   -------
TOTAL DUE OR REPRICING AFTER ONE YEAR...     1,731         1,172      756     3,659
                                           -------       -------   ------   -------

TOTAL AMOUNTS DUE OR REPRICING, GROSS...   $21,856       $12,588   $8,721   $43,165
                                           =======       =======   ======   =======


     The following table sets forth the dollar amounts in each loan category at June 30, 1996 that are due after June 30, 1997, and whether such loans have fixed or adjustable interest rates.


                                                DUE AFTER JUNE 30, 1997
                                              ----------------------------
                                               FIXED   ADJUSTABLE   TOTAL
                                              -------  ----------  -------
                                                 (DOLLARS IN THOUSANDS)
MORTGAGE LOANS:
  One- to four-family.......................   $  461      $1,270   $1,731
  Multi-family and other Real Estate Loans..      287         885    1,172
OTHER LOANS.................................      756          --      756
                                               ------      ------   ------
     Total loans............................   $1,504      $2,155   $3,659
                                               ======      ======   ======

CAPITAL

     At June 30, 1996 and December 31, 1995, the FDIC required minimum total and Tier 1 risk-based capital ratios for "well-capitalized" banks of 10% and 6%, respectively. Landmark's total risk-based capital ratios at June 30, 1996 and December 31, 1995 were 10.42% and 10.95%, respectively, and its Tier 1 risk-based capital ratios were 9.16% and 9.69%, respectively. At June 30, 1996, Landmark remained subject to an agreement with the FDIC that it would maintain a Tier 1 capital ratio in exces of 6%. See "--Description of Business."

     To complement risk-based capital guidelines, the FDIC adopted a Tier 1 leverage capital of 3% for the most highly rated banks and up to 5% for other banks. The leverage ratios are used in tandem with the risk-based capital requirements as the minimum capital standards for banks. Landmark's Tier 1 leverage capital ratios were 6.19% and 6.40% at June 30, 1996 and December 31, 1995, respectively.

     See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK-- Return on Shareholders' Equity and Assets" and Note 11 of Notes to the Landmark Financial Statements.

                      THREE YEARS ENDED DECEMBER 31, 1995

GENERAL

     Landmark had net income from operations of $21,000, or $0.06 per share of Landmark Common Stock, for the year ended December 31, 1995. Net income from operations for the year ended December 31, 1994 was $226,000 or $0.64 per share of Landmark Common Stock. Net income from operations for the year ended December 31, 1993 was $476,000 or $1.15 per fully diluted share of Landmark Common Stock. Net income from operations and earnings per share for the three years were computed without deducting any preferred stock dividends paid.

     At December 31, 1995, Landmark had total assets of $60,763,000, an increase of $4,433,000, or 7.87%, from $56,330,000 at December 31, 1994. Loans (primarily commercial and commercial real estate) provided $2,591,000 of the asset growth for the year ended December 31, 1995. In addition, Landmark purchased the building housing its main office and operations center in August, 1995 for $2,000,000.

     At December 31, 1995, Landmark's equity to assets ratio was 6.40%, its Tier 1 leverage ratio was 9.69% and its total risk-based capital ratio was 10.95%, all of which exceeded published regulatory minimums. The comparable capital ratios for December 31, 1994 were 6.73%, 10.42% and 11.67%, respectively.

AVERAGE BALANCE SHEET

     The following table sets forth certain information relating to Landmark's average balance sheet, including interest-earning assets, interest-bearing liabilities and net interest income for the periods indicated:


                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------------
                                                   1995                           1994                           1993
                                       -----------------------------   ----------------------------   ----------------------------
                                                            AVERAGE                        AVERAGE                        AVERAGE
                                        AVERAGE              YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
                                        BALANCE   INTEREST    COST     BALANCE   INTEREST    COST     BALANCE   INTEREST    COST
                                       ---------  --------  --------  ---------  --------  --------  ---------  --------  --------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans(1).........................   $42,320     $4,269    10.09%   $33,629     $3,197     9.51%   $25,976     $2,417     9.30%
    Securities(2)....................    10,596        676     6.38      4,878        343     7.03      3,133        142     4.53
    Federal funds sold...............     3,895        218     5.60      1,384         53     3.83      1,337         35     2.62
                                        -------     ------             -------     ------             -------     ------
      Total interest-earning assets..    56,811     $5,163     9.09     39,891     $3,593     9.01     30,446     $2,594     8.52
                                                    ------                         ------                         ------
  Non-interest-earning assets:
      Cash and due from banks........     1,444                          1,314                            887
      Premises and equipment, net....     1,339                            536                            493
      Other assets...................     1,105                            694                            586
  Less allowance for loan losses.....      (473)                          (309)                          (165)
                                        -------                        -------                        -------
      Total assets...................   $60,226                        $42,126                        $32,247
                                        =======                        =======                        =======

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing liabilities:
    NOW..............................   $ 3,443     $   65     1.89    $ 3,553     $   77     2.17    $ 2,812     $   66     2.35
    Money market accounts............     2,368         77     3.25      3,668        112     3.05      3,143         97     3.09
    Regular savings and other........    12,560        532     4.24     11,188        480     4.29      4,046        118     2.92
    Time certificates of deposit.....    34,236      2,174     6.35     16,551        704     4.25     16,157        660     4.08
    Repurchase agreements............       259          9     3.47        164          5     3.05        259          8     3.09
    Lease obligations................        10          1    10.00         80         14    17.50        157         22    14.01
                                        -------     ------             -------     ------             -------     ------
        Total interest-bearing
         liabilities.................    52,876     $2,858     5.41     35,204     $1,392     3.95     26,574     $  971     3.65
                                                    ------                         ------                         ------
  Non-interest-bearing liabilities:
    Demand deposits..................     3,187                          2,908                          2,270
    Other liabilities................       278                            148                            124
                                        -------                        -------                        -------
       Total liabilities.............    56,341                         38,260                         28,968
  Shareholders' equity...............     3,885                          3,866                          3,279
                                        -------                        -------                        -------
       Total liabilities and            $60,226                        $42,126                        $32,247
         shareholders' equity........   =======                        =======                        =======


 Net interest income/interest rate
  spread(3)..........................               $2,305     3.68                $2,201     5.06                $1,623     4.87
                                                    ======    =====                ======    =====                ======    =====
 Net interest margin(4)..............                          4.06%                          5.52%                          5.33%
                                                              =====                          =====                          =====
 Ratio of interest-earning assets to
  interest-bearing liabilities.......      1.07                           1.13                           1.15
                                        =======                        =======                        =======
------------------

(1) Includes non-accrual loans.
(2) Securities are shown at average amortized cost.
(3) Interest rate spread is the average yield earned on total earning assets less the average cost paid for total interest-bearing liabilities.
(4) Net interest margin equals net interest income for the period divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

     Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities, and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Landmark's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate),
(ii) changes attributable to rate (changes in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to the volume and the changes due to rate.


                                                  YEAR ENDED                             YEAR ENDED
                                               DECEMBER 31, 1995                      DECEMBER 31, 1994
                                                  COMPARED TO                            COMPARED TO
                                                  YEAR ENDED                             YEAR ENDED
                                               DECEMBER 31, 1994                      DECEMBER 31, 1993
                                         -----------------------------           ---------------------------
                                          INCREASE/(DECREASE) DUE TO             INCREASE/(DECREASE) DUE TO
                                         -----------------------------           ---------------------------
                                          VOLUME     RATE       NET     VOLUME       RATE           NET
                                         --------  --------  ---------  -------  ------------  -------------
                                                               (Dollars in thousands)
Interest-earning assets:
   Loans...............................   $  826     $ 246     $1,072     $712           $ 68          $780
   Securities..........................      403       (70)       333       79            122           201
   Federal Funds Sold..................       96        69        165        1             17            18
                                          ------     -----     ------     ----           ----          ----
        Total interest-earning assets..    1,325       245      1,570      792            207           999
                                          ------     -----     ------     ----           ----          ----
Interest-bearing liabilities:
   Deposits............................      769       706      1,475      258            174           432
   Borrowed Funds......................       (9)       --         (9)     (14)             3           (11)
                                          ------     -----     ------     ----           ----          ----
         Total interest-bearing              760      (706)     1,466      244            177           421
           liabilities.................   ------     -----     ------     ----           ----          ----

Net change in net interest income......   $  565     $(461)    $  104     $548           $ 30          $578
                                          ======     =====     ======     ====           ====          ====


RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Income. Landmark had net income from operations of $21,000, or $0.06 per share of Landmark Common Stock, for the year ended December 31, 1995, as compared to $226,000, or $0.64 per share of Landmark Common Stock, for the year ended December 31, 1994. Net income from operations and earnings per share was computed without deducting any preferred stock dividends paid. For the year ended December 31, 1995, Landmark recorded net interest income of $2,305,000, resulting in a net interest margin on average earning assets of 4.06%, compared to $2,201,000 and 5.52%, respectively, for the year ended December 31, 1994. Average interest-earning assets for the year ended December 31, 1995 were $56,811,000 with an average yield of 9.09%, compared to $39,891,000 and 9.01%, respectively, for the year ended December 31, 1994. Average interest-bearing liabilities for the year ended December 31, 1995 were $52,876,000 with an average cost of funds of 5.41%, compared to $35,204,000 and 3.95%, respectively, for the year ended December 31, 1994.

      Net Interest Income. During 1995, interest income and fees on loans increased by $1,072,000, or 33.54%, over amounts earned in 1994. Loan interest and fee income increased due to growth in the average balance of loans outstanding combined with an increase in average interest rates earned on such loans. The average balance of loans outstanding increased by $8,691,000 or 25.84%, in 1995 over 1994, resulting in an increase of interest and fee income on loans due to volume of $826,000. The average interest rates earned on loans increased from 9.51% in 1994 to 10.09% in 1995, resulting in an increase of interest and fee income on loans due to rates of $246,000.

     During 1995, interest income on securities increased by $333,000, or 97.08%, from amounts earned in 1994. The increase in securities interest income was due to the growth in the average balance of securities outstanding partially offset by a slight decrease in rates. The 1995 average balance of securities increased by $5,718,000, or 117.22% from the 1994 average balance resulting in an increase in income due to volume increases of $403,000. The average interest rates earned on securities decreased from 7.03% in 1994 to 6.38% in 1995 resulting in a decrease of income due to average rate decreases of $70,000. Interest income on federal funds sold increased by $165,000, or 311.32%, in 1995 over 1994. The increase in interest income on federal funds as a result of increases in interest rates was $69,000. The average balance invested in federal funds sold increased $2,511,000 from $1,384,000 in 1994 to $3,895,000 in 1995.
The increase in federal funds income due to increased average volume was $96,000.

     Interest expense on deposits increased by $1,475,000, or 107.43%, in 1995 as compared to 1994. The increase was due to growth in the average balance of interest-bearing deposits to $52,607,000 during 1995 from $34,960,000 during 1994, an increase of $17,647,000 or 50.48%. The total average yield on interest-bearing deposits increased to 5.41% in 1995 from 3.93% in 1994, an increase of 1.48% or 37.66%. These increases are primarily due to an increase in the average balances of time certificates of deposit from an average of $16,551,000 bearing interest at an average rate of 4.25% in 1994 to average balances of $34,236,000 bearing interest at an average rate of 6.35% in 1995.

     Interest expense on borrowed funds, consisting of repurchase agreements and capitalized lease obligations, decreased by $9,000, or 47.37%, in 1995 from 1994. The average balance on borrowings outstanding increased by $25,000, or 10.25%, in 1995 over 1994, resulting in a decrease of interest expense on borrowings due to volume of $9,000. The average interest rates paid on borrowings in 1995 was 3.72% compared to 7.79% in 1994, resulting in an decrease of interest expense on borrowings due to rates of $0.

     The above factors contributed to an overall increase of net interest income of $104,000, or 4.73%, for 1995 as compared to 1994.

     Future net interest income levels will be dependent on Landmark's ability to control levels of non-performing assets, earn sufficient returns on earning assets by achieving a proper mix of loans and short- and long-term securities. Future net interest income levels will also be dependent on future interest rate levels.

     Provision For Loan Losses. In determining an appropriate provision for possible loan losses for any period, management evaluates the adequacy of its allowance for loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Landmark's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses.

     Loan loss provisions during 1995 were $205,000 as compared to $203,000 for 1994. Charge-offs were $11,000 and $3,000 in 1995 and 1994, respectively. The increase in the provision was primarily a result of the decision by the Board of Directors to increase the general allowance on commercial loans from 1.00% to 1.50%. See Notes 1 and 5 of Notes to the Landmark Financial Statements. There were no realized recoveries of previously charged-off loans in 1995 or 1994. At year end 1995, the allowance for loan losses was $659,000, or 1.51% of total loans, compared to $465,000, or 1.14%, at year-end 1994. Landmark had no "other real estate owned" as of December 31, 1995 or 1994.

     Other Income and Expenses. During the years ended December 31, 1995 and 1994, securities available-for-sale were sold with a fair value at the date of sale of $0 and $120,000, respectively. The gross realized gains on such sales in 1995 and 1994 were $0 and $1,000, respectively, and there were no gross realized losses. These securities were sold in order to manage Landmark's asset-liability and liquidity positions.

     Customer service fees were $90,000 in 1995 as compared to $86,000 in 1994, representing an increase of $4,000 or 4.65%. These fee increases resulted from more uniform collection of service charges.

     Other expenses increased by $293,000, or 13.38% in 1995, as compared to 1994. The increase was primarily the result of additional personnel expense and the costs of additional internal controls and planning efforts.

     Income Taxes. Landmark's income tax expense for 1995 was $5,000, or 19.23% of pretax earnings. The effective tax rate differed from the federal statutory rate of 15.0%. Income tax expense for 1994 was $141,000 or 38.42% of pretax earnings. See Note 9 of Notes to the Landmark Financial Statements.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1994 AS COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Net Income. Landmark had net income from operations of $226,000, or $0.64 per share of Landmark Common Stock, for the year ended December 31, 1994, as compared to $476,000, or $1.15 per fully diluted share of Landmark Common Stock, for the year ended December 31, 1993. Net income from operations and earnings per share was computed without deducting any preferred stock dividends paid. For the year ended December 31, 1994, Landmark recorded net interest income of $2,201,000, resulting in a net interest margin on average earning assets of 5.52%, compared to $1,623,000 and 5.33%, respectively, for the year ended December 31, 1993. Average interest-earning assets for the year ended December 31, 1994 were $39,891,000 with an average yield of 9.01%, compared to $30,446,000 and 8.52%, respectively, for the year ended December 31, 1993. Average interest-bearing liabilities for the year ended December 31, 1994 were $35,204,000 with an average cost of funds of 3.95%, compared to $26,574,000 and 3.65%, respectively, for the year ended December 31, 1993.

     Net Interest Income. During 1994, interest and fees on loans increased by $780,000, or 32.27%, over amounts earned in 1993. The increase in loan interest and fee income was due to the growth in the average balance of loans outstanding and a slight increase in the average rates earned on such loans. The average balance of loans outstanding increased by $7,653,000, or 29.46%, in 1994 over 1993, resulting in an increase of interest and fee income on loans due to volume of $712,000. The average interest rates earned on loans increased from 9.30% in 1993 to 9.51% in 1994, resulting in an increase in interest and fee income on loans due to rates of $68,000.

     During 1994, interest income on securities increased by $201,000, or 141.55% from amounts earned in 1993. The increase was due both to increased average balances and to higher average interest rates in 1994 compared to 1993. Average balances increased to $4,878,000 in 1994 from $3,133,000 in 1993, an increase in average balances of $1,745,000 or 55.70%. The average earnings rate on securities was 7.03% in 1994 up from an average rate of 4.53% earned on securities in 1993.

     Interest expense on deposits increased by $432,000, or 45.91% in 1994, as compared to 1993. The average balance of interest-bearing deposits increased by $8,802,000 or 33.64% in 1994 in comparison to 1993, which resulted in increased interest expense due to volume of $258,000. The average cost of interest rates paid on interest-bearing deposits increased to 3.93% in 1994 as compared to 3.60% in 1993, which resulted in an increase in interest expense due to rates of $174,000. The average balance on savings accounts increased $7,142,000 from an average balance in 1993 of $4,046,000 bearing interest at an average rate of 2.92% to an average balance of $11,188,000 bearing interest at an average rate of 4.29%.

     Interest expense on borrowed funds decreased by $11,000, or 36.66% in 1994 from 1993. The decrease was due to a decrease in the average balances of borrowed funds partially offset by an increase in the average rate paid on those funds.

     The above factors contributed to an overall increase in net interest income of $578,000, or 35.61%, for 1994 as compared with 1993.

     Provision for Loan Losses. The provision for loan losses during 1994 was $203,000, compared to $145,000 during 1993. The increase in the provision was a result of growth in the loan portfolio. Loans of $3,000 and $22,000 were charged to the allowance for loan losses during 1994 and 1993, respectively. There were no recoveries in 1994 or 1993. At year end 1994, the allowance for loan losses was $465,000, or 1.14% of total loans, compared to $265,000, or 0.95% at year end 1993. See Notes 1 and 5 of Notes to the Landmark Financial Statements.

     Other Income and Expenses. Gross gains from securities transactions in 1994 were $1,000 on sales of $120,000, as compared to gross gains in 1993 of $5,000 on sales of $556,000. Gross losses from securities transactions in 1994 were $0, as compared to gross losses in 1993 of $1,000 on gross sales of $755,000. In 1993, $570,000 of gross sales had no gain or loss. These securities matured in accordance with their terms.

     Gains on sales of the guaranteed portions of Small Business Administration ("SBA") loans amounted to $163,000 in 1994, in comparison to $421,000 in 1993.

     Fees on origination of loans for the secondary mortgage market totaled $137,000 in 1994, in comparison to $255,000 in 1993.

     Customer service fees were $86,000 in 1994, as compared to $71,000 in 1993. The $15,000, or 21.12%, increase was primarily due to increases in transaction volumes resulting from balance sheet growth.

     Other expenses increased by $605,000, or 38.12% in 1994 as compared to 1993. The increase was primarily attributable to the combined effects of higher transaction volumes due to balance sheet growth and increased staffing costs.

     Income Taxes. Income tax expense amounted to $141,000, or 38.42% on pretax income of $367,000 in 1994, in comparison to $278,000, or 36.87% on pretax income of $754,000 in 1993 . Income tax expense differs from that computed at the statutory rate of 34% primarily because of expenses deductible for financial reporting purposes that are not deductible for income tax reporting purposes. See Notes to the Landmark Financial Statements.

FINANCIAL CONDITION

     Loans. Loan growth was moderate in 1995 as net loans increased to $42,862,000, or 70.54% of total assets at December 31, 1995 from $40,465,000, or
71.84% of total assets at December 31,1994, an increase of $2,397,000 or 5.92%. The majority of the asset growth in 1994 was in the loan portfolio. Net loans were $40,465,000, or 71.84% of total assets at December 31, 1994, compared with $27,582,000, or 81.82% of total assets at December 31, 1993. During 1995, Landmark experienced loan growth in commercial and commercial real estate and residential loans. Commercial real estate loans increased by $483,000, or 4.78%, and totaled $10,572,000 at December 31, 1995, compared to $10,089,000 at December 31, 1994. Commercial loans increased by $1,021,000, or 17.49%, and totaled $6,860,000 at December 31, 1995, compared to $5,839,000 at December 31, 1994. Additionally, Landmark's single-family residential real estate and single-family residential construction loans increased by $1,649,000, or 8.17%, and totaled $21,839,000 at December 31, 1995, compared to $20,190,000 at December 31, 1994. These increases can be attributed to management's referral network and providing additional services to businesses and professionals with whom Landmark has existing relationships. See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK--Loan Portfolio" and Note 4 of Notes to the Landmark Financial Statements.

     Asset Quality. The aggregate amount of non-accrual loans and other loans past due 90 days and still accruing totaled $572,000 at the end of 1995 compared to $4,000 at the end of 1994. Landmark had no "other real estate owned" as of December 31, 1995, 1994 or 1993. Non-performing assets as a percent of net loans increased to 1.33% at December 31, 1995 from 0.01% at December 31, 1994. During the same period, the aggregate amount of non-accrual loans and other loans past due 90 days and still accruing, increased as follows: (1) real estate - from $3,000 to $365,000; (2) commercial - from $0 to $201,000; and (3) consumer- from
$1,000 to $6,000.

     It is management's policy to discontinue the accrual of interest on a loan when there is reasonable doubt as to its collectibility. The accrual of some loans, however, may continue even though they are more than 90 days past due if the loans are both well secured and in the process of collection and if management deems it appropriate.

     While Landmark considers the allowance for loan losses to be adequate at December 31, 1995, it is not able to predict the future direction of the local economy. Given this uncertainty, any declines in the local economy could result in additional provisions for loan losses, additional charge-offs, changes in the level of the allowance for loan losses, and increases in the level of non-performing assets.

     See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK-- Non-accrual, Past Due, Restructured, and Potential Problem Loans," "--Summary of Loan Loss Experience" and "--Allowance for Loan Loss Allocation" and Notes 1 and 5 of Notes to the Landmark Financial Statements.

     Securities. Securities totaled $10,335,000 and $10,931,000 at December 31, 1995 and 1994, respectively. The other major increase in assets during 1994 was securities. Total securities increased to $10,931,000 at December 31,1994 from $1,788,000 at December 31, 1993, an increase of $9,143,000 or 511.35%. The average balance invested in securities increased to an average balance of $4,878,000 in 1994 from an average balance of $3,133,000 in 1993, an increase in average balances of $1,745,000, or 55.70%. The portfolio is comprised primarily of mortgage-backed and U.S. Treasury securities. The total securities portfolio had an expected average life of approximately three and one fourth years at December 31, 1995.

     Effective December 31, 1993, Landmark adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". In accordance with the Statement, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when Landmark has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized historical cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses, net of taxes, on available-for-sale securities are reported as a separate component of shareholders' equity. Landmark does not have a trading account and has no derivative financial instruments.

     Prior to December 31, 1993, Landmark's securities were held-for-investment and carried at amortized cost.

     At December 31, 1995, securities available-for-sale and held-to-maturity totaled $9,523,000 and $812,000, respectively, which represented 92.14% and 7.86%, respectively, of total securities. Unrealized net gains on securities available-for-sale, net of applicable taxes, amounted to $92,000 at December 31, 1995.

     See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK-- Securities Portfolio" and Note 3 of Notes to the Landmark Financial Statements.

     Deposits. Interest-bearing deposit balances at December 31, 1995 totaled $52,492,000 compared to $47,902,000 at year-end 1994, an increase of $4,590,000, or 9.58%. Demand deposits decreased by $223,000 in 1995 from the 1994 year-end balance of $4,090,000 to $3,867,000 at December 31, 1995. Regular savings decreased by $6,173,000, or 36.76%, from the 1994 year-end balance of $16,792,000 to $10,619,000 at December 31, 1995. This decline can be attributed to customers transferring funds from relatively low rate savings accounts to relatively higher rate certificates of deposit. Time certificates of deposit increased by $13,328,000, or 56.83% to $36,780,000 at December 31, 1995 from the
1994 year-end balance of $23,452,000. This increase can be primarily attributed to a certificate of deposit promotion utilized to generate funds to replace out of area certificates. See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK--Deposits" and Note 7 of Notes to the Landmark Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

     Liquidity management involves Landmark's ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     Landmark's most important liquidity source is liability liquidity, the ability to raise new funds and to renew maturing liabilities in a variety of markets. The most important factor in assuring liability liquidity is maintaining the confidence of Landmark depositors. Out of area deposits have been used when they are a low cost and controllable funding source. Funds are primarily generated locally and regionally.

Other types of assets, such as federal funds sold, repurchase agreements and maturing loans, are supplemental sources of liquidity.

     Landmark evaluates its sensitivity to changes in interest rates by monitoring the timing of repricing of interest-sensitive assets compared to interest-sensitive liabilities. This is commonly known as an interest rate sensitivity analysis. The interest rate sensitivity gap is the difference between rate sensitive assets and rate sensitive liabilities. A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will be impacted by changes in interest rates during the stated period. With a positive gap, earnings will generally increase when rates rise and decrease when rates decline within the period. Conversely, when rate sensitive liabilities exceed rate sensitive assets, the gap is referred to as negative and indicates that a greater volume of liabilities than assets will be impacted by changes in interest rates during the period. With a negative gap, earnings will generally decrease when rates rise and increase when rates decline within the period. Landmark seeks to insulate itself from interest rate risk over the near term. Toward that end, Landmark monitors the relative volume, maturity and yields of interest-earning assets and interest-bearing liabilities over various time horizons, with particular emphasis on the immediate one year time horizon. As evidenced by the following interest sensitivity table, due to Landmark's positive gap, increases in rates would generally enhance earnings and decreases in rates would generally inhibit earnings.

                       INTEREST RATE SENSITIVITY ANALYSIS
                              AT DECEMBER 31, 1995

                                                  1         1-3        3-6       6-12      OVER 1
                                                MONTH     MONTHS     MONTHS     MONTHS      YEAR     TOTAL
                                               --------------------------------------------------------------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans and Mortgages Held for Resale.......   $2,486    $18,409    $ 7,043    $11,948    $ 3,635    $43,521
   Securities................................      306        586        816      2,375      6,252     10,335
   Federal Funds.............................    1,980         --         --         --         --      1,980
                                                ------    -------    -------    -------    -------    -------
     TOTAL                                      $4,772    $18,995    $ 7,859    $14,323    $ 9,887    $55,836
                                                ======    =======    =======    =======    =======    =======
INTEREST-BEARING LIABILITIES:
   NOW and MMDA..............................   $  170    $   340    $   509    $ 1,019    $ 3,055    $ 5,093
   Savings...................................      350        701      1,052      2,103      6,413     10,619
   Time Deposits Including IRA...............    3,171      4,726     13,732      8,215      6,936     36,780
   Borrowings (Repurchase Agreement).........      304         --         --         --         --        304
                                                ------    -------    -------    -------    -------    -------
     TOTAL                                      $3,995    $ 5,767    $15,293    $11,337    $16,404    $52,796
                                                ======    =======    =======    =======    =======    =======

Period Sensitivity Gap.......................   $  777    $13,228    $(7,434)   $ 2,986    $(6,517)   $ 3,040
                                                ======    =======    =======    =======    =======    =======
Cumulative Sensitivity Gap...................   $  777    $14,005    $ 6,571    $ 9,557    $ 3,040
                                                ======    =======    =======    =======    =======
Cumulative Excess/(Deficiency) as a Percent       1.39%     25.08%     11.77%     17.12%      5.45%
   of Total Rate Sensitive Assets............


CAPITAL

     Landmark is subject to regulation by the FDIC, which has adopted certain risk-based capital guidelines. The guidelines, which establish a risk-adjusted ratio relating capital to different categories of balance sheet assets and off-balance sheet obligations, require Landmark to maintain a minimum risk-based capital ratio.

     The guidelines define two categories of capital: Tier 1 or core capital (primarily, common shareholders' equity and a limited amount of perpetual preferred stock, less intangible assets) and Tier 2 or supplementary capital (primarily, a limited amount of loan loss reserves, perpetual preferred stock in excess of the amounts included in Tier 1 capital and certain "hybrid instruments," including mandatory convertible debt). Qualifying (or total) capital is the sum of Tier 1 and Tier 2 capital. According to the guidelines, Tier 1 capital must represent at least 50% of qualifying total capital. Risk-based capital ratio guidelines assign both balance sheet assets and off-balance sheet obligations to one of four risk categories. At December 31, 1995 and 1994, the minimum total and Tier 1 risk-based capital ratios required for "well-capitalized" banks were 10% and 6%, respectively. Landmark Preferred Stock qualifies for both risk based capital calculations. Landmark's total risk-based capital ratios at December 31, 1995 and 1994 were 10.95% and 11.67%, respectively, and its Tier 1 risk-based capital ratios were 9.69% and 10.42% respectively. To complement risk-based guidelines, the FDIC adopted a Tier 1 leverage capital ratio of 3% for the most highly rated banks and up to 5% for other banks which would represent the minimum capital to total assets standard for banks. The leverage ratios are used in tandem with the risk-based capital requirements as the minimum capital standards for banks. Landmark's Tier 1 leverage capital ratios were 6.40% and 6.73% at December 31, 1995 and 1994, respectively.

     See "CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK-- Return on Shareholders' Equity and Assets" and Note 11 of Notes to the Landmark Financial Statements.

RECENT ACCOUNTING DEVELOPMENTS

     On January 1, 1995, Landmark adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These statements generally require all creditors to account for impaired loans, except those loans accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, alternatively, at the fair value of the loan's collateral. In addition, criteria for classification of a loan as in-substance foreclosure has been modified so that such classification need be made only when the lender is in possession of the collateral.

     These statements also require troubled debt restructuring to be measured for impairment using the pre-modification rate of interest as a discount rate. Adoption of these statements had no material impact on Landmark's financial position or results of operations.

     CERTAIN STATISTICAL AND OTHER INFORMATION WITH RESPECT TO LANDMARK

               Set forth below is certain statistical and other information relating to Landmark. This information should be used in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LANDMARK" and the Landmark Financial Statements.

     INVESTMENT PORTFOLIO

               The following table sets forth the amortized cost and fair value of Landmark's securities, by accounting classification and by type of security, at the dates indicated.


                                                                                     AT DECEMBER 31,
                                                               ------------------------------------------------------------
                                            AT JUNE 30, 1996          1995                 1994                 1993
                                           ------------------  -------------------  -------------------  ------------------
                                           AMORTIZED   FAIR    AMORTIZED    FAIR    AMORTIZED    FAIR    AMORTIZED   FAIR
                                             COST      VALUE     COST      VALUE      COST      VALUE      COST      VALUE
                                           ---------  -------  ---------  --------  ---------  --------  ---------  -------
                                                                        (DOLLARS IN THOUSANDS)

HELD-TO-MATURITY:
   U.S. Government treasury and
     agency obligations..................     $  828   $  756    $   812   $   824    $   808   $   715      $  --    $  --
   Mortgage-backed securities............         --       --         --        --      7,725     7,381         --       --
                                              ------   ------    -------   -------    -------   -------     ------   ------
               Total held-to-maturity....        828      756        812       824      8,533     8,096         --       --
                                              ------   ------    -------   -------    -------   -------     ------   ------

AVAILABLE-FOR-SALE:
   U.S. Government treasury and
     agency obligations..................      1,495    1,482      1,999     2,004      1,986     1,948      1,093    1,062
   Mortgage-backed securities............        302      306      7,348     7,490        421       415        520      540
   Collateralized mortgage obligations...      5,452    5,323         29        29         36        35        185      186
                                              ------   ------    -------   -------    -------   -------     ------   ------
               Total available-for-sale..      7,249    7,111      9,376     9,523      2,443     2,398      1,798    1,788
                                              ------   ------    -------   -------    -------   -------     ------   ------

TOTAL SECURITIES, NET....................     $8,077   $7,867    $10,188   $10,347    $10,976   $10,494     $1,798   $1,788
                                              ======   ======    =======   =======    =======   =======     ======   ======

               The following table sets forth certain information regarding the amortized cost, fair value and weighted average yield of Landmark's debt securities at June 30, 1996, by remaining period to contractual maturity. With respect to mortgage-backed securities, the entire amount is reflected in the maturity period that includes the final security payment date and, accordingly, no effect has been given to periodic repayments or possible prepayments.




                                                                   AT JUNE 30, 1996
                                              -----------------------------------------------------------
                                                   HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                              ---------------------------  -----------------------------
                                                                WEIGHTED                        WEIGHTED
                                              AMORTIZED  FAIR    AVERAGE   AMORTIZED    FAIR     AVERAGE
                                                COST     VALUE    YIELD      COST      VALUE      YIELD
                                              ---------  -----  ---------  ---------  --------  ---------
                                                                (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
     Due within 1 year......................  $      --  $  --        --%     $   57    $   58      8.38%
     Due after 1 year but within 5 years....         --     --        --         146       148      8.35%
     Due after 5 years but within 10 years..         --     --        --          41        42      8.42%
     Due after 10 years.....................         --     --        --          58        58      7.75%
                                              ---------  -----                ------    ------
        Total...............................  $      --  $  --        --%     $  302    $  306      8.25%
                                              =========  =====                ======    ======

Collateralized Mortgage Obligations:
     Due within 1 year......................  $      --  $  --        --%     $  612    $  600      6.46%
     Due after 1 year but within 5 years....         --     --        --       3,903     3,813      6.42%
     Due after 5 years but within 10 years..         --     --        --         937       910      6.38%
     Due after 10 years.....................         --     --        --          --        --      6.69%
                                              ---------  -----                ------    ------
        Total...............................  $      --  $  --        --%     $5,452    $5,323      6.42%
                                              =========  =====                ======    ======

U.S. Treasury and Agency:
     Due within 1 year......................  $      --  $  --        --%  $      --  $     --        --%
     Due after 1 year but within 5 years....        500    438      4.37%      1,495     1,482      5.58%
     Due after 5 years but within 10 years..         --     --        --          --        --        --
     Due after 10 years.....................        328    318      3.41%         --        --        --
                                              ---------  -----                ------    ------
        Total...............................       $828   $756      3.99%     $1,495    $1,482      5.58%
                                              =========  =====                ======    ======

Total:
     Due within 1 year......................  $      --  $  --        --%     $  669    $  658      6.62%
     Due after 1 year but within 5 years....        500    438      4.37%      5,544     5,443      6.24%
     Due after 5 years but within 10 years..         --     --        --         978       952      6.47%
     Due after 10 years.....................        328    318      3.41%         58        58      7.75%
                                              ---------  -----                ------    ------
         Total..............................       $828   $756      3.99%     $7,249    $7,111      6.32%
                                              =========  =====                ======    ======


               At June 30, 1996, all of Landmark's mortgage-backed securities ("MBSs") and collateralized mortgage-backed securities ("CMOs") were guaranteed by Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA") or Government National Mortgage Association ("GNMA"). All of Landmark's MBSs and CMOs bear a fixed interest rate. The market values of MBSs and CMOs change with market and economic conditions. The most significant factors affecting market value are prepayments of the underlying loans and interest rates. As interest rates increase, prepayments generally decline, causing an extension of the expected maturity and a decline in market value. The converse is generally true when interest rates decrease. The market value of fixed-rate MBSs and CMOs are generally more sensitive to market interest rate changes than variable or adjustable rate MBSs and CMOs. MBSs and CMOs are expected to have shorter average lives than their contractual maturities because borrowers may repay obligations without prepayment penalties. Landmark's investment portfolio is managed by Landmark in accordance with the investment policy established by the Investment Committee of Landmark's Board of Directors and with the advice of professional investment advisors. The objectives of Landmark's investment policy are to provide liquidity, diversification of assets and earnings.

     LOAN PORTFOLIO


               The following table sets forth the composition of Landmark's loan portfolio in dollar amounts and percentages at the dates indicated.


                                             AT JUNE 30,                              AT DECEMBER 31,
                               ----------------------------------------  ----------------------------------------
                                      1996                 1995                 1995                 1994
                               -------------------  -------------------  -------------------  -------------------
                                          PERCENT              PERCENT              PERCENT              PERCENT
                                AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL    AMOUNT   OF TOTAL
                               --------  ---------  --------  ---------  --------  ---------  --------  ---------
                                                            (DOLLARS IN THOUSANDS)
COMMERCIAL...................   $ 6,078     14.08%   $ 7,389     17.24%   $ 6,860     15.76%   $ 5,839     14.27%
                                -------              -------              -------              -------
MORTGAGE LOANS:
  One-to-four family.........    20,289     47.00%    17,873     41.70%    18,988     43.63%    17,547     42.87%
  Multi-family...............       376      0.87%       387      0.90%       382      0.88%       540      1.32%
  Commercial.................    10,566     24.48%    11,002     25.67%    10,572     24.29%    10,089     24.65%
  Construction...............     1,646      3.81%     2,233      5.21%     2,851      6.55%     2,643      6.46%
                                -------              -------              -------              -------
     Total mortgage loans....    32,877               31,495               32,793               30,819
                                -------              -------              -------              -------

OTHER LOANS:
  Consumer installment.......     2,005      4.65%     1,409      3.29%     1,390      3.19%     1,676      4.09%
  Home equity loans..........     1,567      3.63%     1,989      4.64%     1,821      4.19%     2,037      4.98%
  Credit card loans..........       606      1.41%       579      1.35%       647      1.49%       552      1.35%
  All other consumer loans...        32      0.07%         1        --         10      0.02%         7      0.01%
                                -------    ------    -------    ------    -------    ------    -------    ------
     Total other loans.......     4,210                3,978                3,868                4,272
                                -------              -------              -------              -------

          Gross loans........    43,165    100.00%    42,862    100.00%    43,521    100.00%    40,930    100.00%
                                           ======               ======               ======               ======

LESS:
  Allowance for loan losses..       858                  502                  659                  465
                                -------              -------              -------              -------
          Loans, net.........   $42,307              $42,360              $42,862              $40,465
                                =======              =======              =======              =======



     NON-ACCRUAL, PAST DUE, RESTRUCTURED, AND POTENTIAL PROBLEM LOANS

   The following table sets forth information regarding Landmark's non-performing assets at the dates indicated. During the periods shown in the table below there were no non-performing assets other than non-performing loans and there were no troubled debt restructurings.


                                                AT JUNE 30,      AT DECEMBER 31,
                                              ----------------  -----------------
                                                1996     1995     1995     1994
                                              --------  ------  --------  -------
                                                    (DOLLARS IN THOUSANDS)
Non-performing loans:
Non-accrual loans:
  One- to four-family.......................   $  122   $  --     $  --    $   3
  Multi-family and commercial real estate...      810      --       365       --
  Commercial Loans..........................       68     185       201       --
  Consumer and other loans..................       --       3        --        1
  Loans 90 days or more past due............      200       1         6       --
                                               ------   -----     -----    -----
             Total..........................   $1,200   $ 189     $ 572    $   4
                                               ======   =====     =====    =====

Total non-performing loans to loans, net         2.84%   0.45%     1.33%    0.01%
                                               ======   =====     =====    =====

Total non-performing loans to total assets..     2.08%   0.28%     0.94%    0.01%
                                               ======   =====     =====    =====


       Generally, a loan is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

       During the regular quarterly loan loss review in September, management identified one consumer loan of $7,000, one commercial loan of $153,000 and two residential mortgage loans of $225,000 with loss potential and provided allowances of $7,000, $15,000, and $31,000, respectively, for the potential losses. Management is not aware of any other loans not included in the table or discussed above where known information about the possible credit problems of borrowers caused management to have doubts as to the abilities of the borrowers to comply with present loan repayment terms and which may result in disclosure of such loans in the future.


     SUMMARY OF LOAN LOSS EXPERIENCE

       The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on Landmark's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

       The following table sets forth activity in Landmark's allowance for loan losses at or for the dates indicated.


                                                  AT OR FOR THE
                                                 SIX MONTHS ENDED
                                                     JUNE 30,         AT OR FOR THE YEAR ENDED December 31,
                                               --------------------  ----------------------------------------
                                                 1996       1995         1995          1994          1993
                                               ---------  ---------  ------------  -------------  -----------
                                                                  (DOLLARS IN THOUSANDS)

Total loans outstanding at end of period(1)..   $43,165    $42,862       $43,521     $   40,930    $  27,847
                                                =======    =======       =======     ==========    =========
Average total loans outstanding(1)...........   $43,547    $41,460       $42,320     $   33,629    $  25,976
                                                =======    =======       =======     ==========    =========

Balance at beginning of period...............   $   659    $   465       $   465     $      265    $     142
                                                -------    -------       -------     ----------    ---------
Provision for loan losses....................       317         48           205            203          145
                                                -------    -------       -------     ----------    ---------
Charge-offs:
  Commercial.................................       106         --            --              1            2
  Real Estate................................        --         --            --             --           --
  Installment and Other......................        14         11            11              2           20
                                                -------    -------       -------     ----------    ---------
     Total charge-offs.......................       120         11            11              3           22
                                                -------    -------       -------     ----------    ---------
Recoveries:
  Commercial.................................        --         --            --             --           --
  Real Estate................................         2         --            --             --           --
  Installment and other......................        --         --            --             --           --
                                                -------    -------       -------     ----------    ---------
     Total recoveries........................         2         --            --             --           --
                                                -------    -------       -------     ----------    ---------
     Net charge-offs.........................       118         11            11              3           22
                                                -------    -------       -------     ----------    ---------
Balance of allowance at end of period........   $   858    $   502       $   659     $      465    $     265
                                                =======    =======       =======     ==========    =========

Ratio of net charge-offs to average loans          0.27%      0.03%         0.03%          0.01%        0.08%
     outstanding.............................   =======    =======       =======     ==========    =========

Allowance for loan losses to total                 1.99%      1.17%         1.51%          1.14%        0.95%
     loans at end of period..................   =======    =======       =======     ==========    =========

Allowance for loan losses to total                85.80%    267.02%       116.43%     11,625.00%    1,558.82%
     non-performing loans at end of             =======    =======       =======     ==========    =========
     period..................................

____________________
(1) Total loans represent gross loans less deferred fees (costs) and deferred gain on sales of SBA loans.

     ALLOWANCE FOR LOAN LOSSES ALLOCATION

     The following table sets forth the breakdown of the allowance for loan losses by loan type and the percentage of loans in each type at the dates indicated. The allocation of the allowance to each loan type is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any type.



                               AT JUNE 30, 1996         AT JUNE 30, 1995       AT DECEMBER 31, 1995     AT DECEMBER 31, 1994
                            -----------------------  -----------------------  -----------------------  -----------------------
                                        PERCENT OF               PERCENT OF               PERCENT OF               PERCENT OF
                                         LOANS IN                 LOANS IN                 LOANS IN                 LOANS IN
                                           EACH                     EACH                     EACH                     EACH
                            ALLOWANCE  CATEGORY TO   ALLOWANCE  CATEGORY TO   ALLOWANCE  CATEGORY TO   ALLOWANCE  CATEGORY TO
                             AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                            ---------  ------------  ---------  ------------  ---------  ------------  ---------  ------------
                                                                  (DOLLARS IN THOUSANDS)
COMMERCIAL................       $533        14.08%       $192        17.24%       $342        15.76%       $150        14.27%

MORTGAGE LOANS:
  Residential.............        121        47.00          93        41.70         103        43.63          94        42.87
  Commercial..............        157        25.35         172        26.57         163        25.17         164        25.97
  Construction............          2         3.81           2         5.21           1         6.55           3         6.46
OTHER LOANS:
  Consumer & home equity..         26         8.35          29         7.93          30         7.40          34         9.08
  Credit card loans.......         12         1.41          11         1.35          13         1.49          19         1.35
  Unallocated.............          7           --           3           --           7           --           1           --
                                 ----       ------        ----       ------        ----       ------        ----       ------
     Total................       $858       100.00%       $502       100.00%       $659       100.00%       $465       100.00%
                                 ====       ======        ====       ======        ====       ======        ====       ======


     DEPOSITS

  The following table sets forth the distribution of Landmark's daily average deposit accounts and the related weighted average interest rates at the dates indicated.




                                                                            FOR THE YEARS ENDED DECEMBER 31,
                          FOR THE SIX MONTHS ENDED      --------------------------------------------------------------
                       ------------------------------                1995                            1994
                               JUNE 30, 1996
                      -------------------------------   -----------------------------   ------------------------------
                                   PERCENT                         PERCENT                         PERCENT
                        AVERAGE   OF TOTAL   AVERAGE    AVERAGE   OF TOTAL   AVERAGE    AVERAGE   OF TOTAL    AVERAGE
                        AMOUNT    DEPOSITS     RATE     AMOUNT    DEPOSITS     RATE     AMOUNT    DEPOSITS      RATE
                       ---------  ---------  --------  ---------  ---------  --------  ---------  ---------   --------
                                                        (DOLLARS IN THOUSANDS)
Demand accounts.......   $ 3,455      6.11%       --%    $ 3,187      5.71%       --%    $ 2,908      7.68%       --%
NOW accounts..........     3,585      6.35%     2.01       3,443      6.17      1.89       3,553      9.38      2.17
Money market accounts.     1,580      2.80%     3.29       2,368      4.25      3.25       3,668      9.69      3.05
Savings & Other.......    11,911     21.09%     4.23      12,560     22.51      4.24      11,188     29.54      4.29
Certificate accounts..    35,955     63.65%     6.34      34,236     61.36      6.35      16,551     43.71      4.25
                         -------    ------               -------    ------               -------    ------
     Totals...........   $56,486    100.00%     5.15%    $55,794    100.00%     5.04%    $37,868    100.00%     3.63%
                         =======    ======               =======    ======               =======    ======

                        FOR THE YEARS ENDED DECEMBER 31,
                      -------------------------------
                                1993
                       -----------------------------
                                   PERCENT
                        AVERAGE   OF TOTAL   AVERAGE
                        AMOUNT    DEPOSITS     RATE
                       ---------  ---------  --------


Demand accounts.......   $ 2,270      7.99%       --%
NOW accounts..........     2,812      9.89      2.35
Money market accounts.     3,143     11.06      3.09
Savings & Other.......     4,046     14.23      2.92
Certificate accounts..    16,157     56.83      4.08
                         -------    ------
     Totals...........   $28,428    100.00%     3.31%
                         =======    ======


     The average interest rates paid on total deposits, excluding non-interest bearing deposits, at June 30, 1996 and December 31, 1995 and 1994, were 5.11%, 5.71%, and 4.98%, respectively.

     At June 30, 1996, Landmark had $7,045,000 in Jumbo certificates of deposits (accounts in amounts over $100,000) maturing as follows:

                                        AT JUNE 30, 1996
                                     -----------------------
                                                 WEIGHTED
                                      AMOUNT   AVERAGE RATE
                                     --------  -------------
                                     (DOLLARS IN THOUSANDS)
MATURITY PERIOD:
Within three months................    $  842          5.70%
After three but within six months..       828          5.75
After six but within 12 months.....     3,354          6.47
After 12 months....................     2,021          6.78
                                       ------
   Total...........................    $7,045          6.38%
                                       ======


SHORT-TERM BORROWING

     The following table outlines Landmark's short-term borrowing and the weighted average interest rate for the indicated periods. Also provided are the maximum amount of the borrowing and the average amount outstanding as well as weighted average interest rate.



                                                            SECURITIES
                                                            SOLD UNDER
                                                             AGREEMENT
                                                           TO REPURCHASE
                                                      -----------------------
                                                      (DOLLARS IN THOUSANDS)
Balance at June 30, 1996............................        $  309
  Weighted average interest rate at period end......          3.31%
  Maximum amount outstanding during the period......        $  359
  Average amount outstanding during the period......        $  269
  Weighted average interest rate during the period..          2.97%

Balance at December 31, 1995........................        $  304
  Weighted average interest rate at year end........          3.10%
  Maximum amount outstanding during the year........        $  392
  Average amount outstanding during the year........        $  259
  Weighted average interest rate during the year....          3.09%

Balance at December 31, 1994........................        $  220
  Weighted average interest rate at year end........          3.10%
  Maximum amount outstanding during the year........        $  994
  Average amount outstanding during the year........        $  164
  Weighted average interest rate during the year....          3.05%

Balance at December 31, 1993........................        $  351
  Weighted average interest rate at year end........          3.05%
  Maximum amount outstanding during the year........        $1,109
  Average amount outstanding during the year........        $  259
  Weighted average interest rate during the year....          3.09%



                       DESCRIPTION OF NHTB CAPITAL STOCK

GENERAL

     NHTB is authorized to issue 5,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock (the "Preferred Stock"), par value $.01 per share. No shares of Preferred Stock have been issued.

COMMON STOCK

     Each holder of NHTB Common Stock is entitled to one vote per share for all purposes and does not have the right to cumulate his votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, each holder of NHTB Common Stock is entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of NHTB, each holder of NHTB Common Stock will be entitled to share in the assets of NHTB pro rata in accordance with his holdings, after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. The NHTB Common Stock has no preemptive rights. Except as otherwise determined by the Board of Directors or by applicable law, all voting rights are vested exclusively in the holders of the NHTB Common Stock.

PREFERRED STOCK

     The NHTB Board of Directors is authorized to issue 2,500,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences or other rights of the shares of each such series and the qualifications, limitations and restrictions thereon.

CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the NHTB Certificate of Incorporation and Bylaws may be deemed to have an "anti-takeover" effect. A discussion of these provisions follows.

     Classified Board of Directors. Pursuant to the NHTB Certificate of Incorporation and Bylaws, the NHTB Board is divided into three classes with staggered terms, each class comprising approximately one third of the members of the Board. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. This delay will provide the Board with additional time to evaluate proposed takeover efforts and other extraordinary corporate transactions, to consider appropriate alternatives to such proposals and to act in what it believes to be the best interests of the shareholders. The classification of directors could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of NHTB.

     Special Meetings. Moreover, special meetings of shareholders of NHTB may be called only by the chairman of the board or the president of NHTB, or a majority of the Board of Directors of NHTB.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than intended to be issued to provide NHTB's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of NHTB. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences.

As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

     Shareholder Vote Required to Approve Business Combinations with Principal Shareholders. The Certificate of Incorporation requires the affirmative vote of at least 75% of the holders of NHTB's outstanding shares of voting stock, not beneficially owned by an Interested Shareholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of NHTB Common Stock and any other affected class of stock. Under the Certificate of Incorporation, the affirmative vote of at least 75% approval of shareholders entitled to vote generally for the election of directors (the "Voting Stock") is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of NHTB Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Shareholder" is defined to include any individual, firm, corporation, or other entity (other than NHTB or subsidiary thereof) who or which is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; (b) an affiliate of NHTB at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of voting power of the then outstanding Voting Stock or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act, as amended.

     The Certificate of Incorporation further provides that Article 8 thereof, entitled "Certain Business Combinations," may not be amended unless such amendment is first proposed by the NHTB Board of Directors and thereafter approved by the shareholders by no less than 75% of the total votes eligible to be cast at a legal meeting.

     Evaluation of Offers. The Certificate of Incorporation of NHTB further provides that the NHTB Board of Directors, when evaluating any offer to NHTB from another party to (i) make a tender or exchange offer for the NHTB Common Stock, (ii) merge or consolidate NHTB with another corporation or entity or
(iii) purchase or otherwise acquire all or substantially all of the properties and assets of NHTB, may, in connection with the exercise of its judgment in determining what is in the best interest of NHTB and its shareholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the possible effects on the business of NHTB and its subsidiaries and on the depositors, borrowers, employees, its financial institution subsidiary, and the effects on the communities in which NHTB's and its subsidiaries' facilities are located. By having these standards in the Certificate of Incorporation of the NHTB, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of NHTB, even if the price offered is significantly greater than the then market price of the NHTB Common Stock.

     Excess Shares not voted. The NHTB Certificate of Incorporation generally provides any person who acquires more than 10% of the stock of NHTB without approval of the NHTB Board of Directors and the applicable regulatory agency is not entitled to vote such shares in excess of the 10% limit.

     Anti-Greenmail. The Certificate of Incorporation provides that any direct or indirect purchase or other acquisition by NHTB of any Voting Stock from the beneficial owner of more than 5% of NHTB Common Stock who has been the beneficial owner of such common stock for less than two years shall require the vote of at least a majority of the total number of the outstanding shares of Voting Stock (excluding shares held by such beneficial owner), except with respect to a purchase or other acquisition of Voting Stock made as part of a tender or exchange offer on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder or with respect to any purchase of Voting Stock determined by the NHTB Board of Directors to not exceed the fair market value of the Voting Stock.

     Certain Bylaw Provisions. The NHTB Bylaws also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting, to give 30 to 90 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing shareholder.


                          COMPARISON OF RIGHTS OF NHTB
                           AND LANDMARK SHAREHOLDERS

     The rights of holders of Landmark Common Stock are currently governed by the Landmark Articles, the Landmark Bylaws, RSA 384 (General Provisions as to Savings Banks, Trust Companies and Depositories), RSA 386 (Savings Banks) and RSA 392 (Incorporation and Management of Trust Companies). These rights differ in certain respects from the rights that shareholders of Landmark Common Stock would have as shareholders of NHTB Common Stock. The rights of shareholders of NHTB Common Stock are governed by the NHTB Certificate of Incorporation, NHTB Bylaws, and the Delaware General Corporation Law ("DGCL"). This summary contains a list of the material differences of the rights of NHTB and Landmark shareholders, but is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the NHTB Certificate of Incorporation and Bylaws, the Landmark Articles and Bylaws, the DGCL and RSA 384, 386 and 392.

VOTING REQUIREMENTS TO REMOVE DIRECTORS

     NHTB. The NHTB Bylaws permits removal of a director only for cause and then upon by an affirmative vote of a majority of the total votes eligible to be cast at a meeting of shareholders, held upon 30 days notice, expressly for such purpose.

     Landmark. The Landmark Bylaws provide that a director may be removed from office with or without cause upon the affirmative vote therefor of the holders of two-thirds of the shares entitled to vote at an annual meeting held inter alia, for the purpose of electing directors, or for cause by a majority of the Directors then in office, after reasonable notice and opportunity to be heard before a meeting duly called for such purpose.

BUSINESS COMBINATIONS WITH RELATED PERSONS

     NHTB. The NHTB Certificate of Incorporation provides that in addition to any vote required by law or the Certificate of Incorporation, the approval or authorization of any business combination of the corporation with any Interested Shareholder (as defined above) requires the affirmative vote of the holders of outstanding shares of stock of NHTB representing not less than 75% of the votes entitled to be cast generally in the election of directors, all such shares voting together as a single class for this purpose (not including the votes held by the Interested Shareholder); provided, however, that this requirement is not applicable if the Continuing Directors have approved the business combination or if the transaction meets certain Fair Price Provisions set forth in the NHTB Certificate of Incorporation. For these purposes, the term "business combination" generally includes, without limitation, any (i) merger or consolidation of the corporation with an Interested Shareholder or affiliate thereof; (ii) any sale, lease, exchange mortgage or other disposition to or with any Interested Share or Affiliate thereof of any assets of NHTB of any subsidiary thereof having an aggregate fair market value of $1,000,000 or more;
(iii) the issuance or transfer by NHTB or any subsidiary thereof of any securities of NHTB or any subsidiary thereof to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property for a combination thereof having an aggregate Fair Market Value of $1,000,000 or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of NHTB proposed by or on behalf of an Interested Shareholder or any Affiliate thereof; or (v) any reclassification of securities (including any reverse stock split), or recapitalization of NHTB, or any merger or consolidation of NHTB with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, or increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of NHTB or any subsidiary thereof which is directly or indirectly owned by any Interested Shareholder or any Affiliate thereof. The term "Continuing Director" generally means any NHTB Board member who is unaffiliated with the Interested Shareholders and was a member of the NHTB Board of Directors prior to the time when Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Directors recommended for such succession by a majority of Continuing Directors then on the NHTB Board of Directors.

     Landmark. There is no analogous provision in the Landmark Articles. A "business combination" such as the ones described above would generally require the affirmative vote of a majority of the directors and, in some cases, a majority of the shareholders present at a meeting. In other cases, dependent primarily on the nature of the charter of the banking entity with which Landmark seeks to merge, such a merger or consolidation would require the vote of two-thirds of the outstanding shares eligible to vote. A merger, consolidation, issuance of capital stock and dissolution would also require the approval of certain regulators, particularly the New Hampshire Bank Commissioner.

BENEFICIAL OWNERSHIP LIMITATION

     NHTB. NHTB's Certificate of Incorporation does not restrict beneficial ownership. The NHTB Certificate of Incorporation, however, provides generally any person who acquires more than 10% of the stock of NHTB without approval of the NHTB Board of Directors and the applicable regulatory agency is not entitled to vote such shares in excess of the 10% limit.

     Landmark. For a period of five years from January 22, 1996, the Landmark Articles restricts any person from directly or indirectly offering to acquire or acquiring beneficial ownership in excess of 15% of the issued and outstanding capital stock of Landmark entitled to vote on a matter for which a meeting of shareholders is called. In the event shares are acquired or held in violation of such restriction, all shares beneficially owned by any person in excess of 15% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholder for a vote.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     NHTB. The NHTB Certificate of Incorporation provides that, except as otherwise required by law, amendments alterations, change or repeal of the NHTB Certificate of Incorporation must be first proposed by the NHTB Board of Directors and thereafter approved by a vote of a majority of shareholders, except for the provision described above in "Business Combinations With Related Persons," which requires the affirmative vote of 75% of shareholders.

     Landmark. Any amendments to the Landmark Articles must be approved by a majority of shares entitled to vote except for the provisions applicable to amendments to the Landmark Articles and Bylaws, the classified Board of Directors and the Beneficial Ownership Limitation, described above, which require a two-thirds shareholder vote.

EVALUATION OF CERTAIN OFFERS

     NHTB. The Certificate of Incorporation of NHTB further provides that the NHTB Board of Directors, when evaluating any offer to NHTB from another party to engage in certain business combinations, the NHTB may give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the possible effects on the business of NHTB and its subsidiaries and on the depositors, borrowers, employees, its financial institution subsidiary, and the effects on the communities in which NHTB's and its subsidiaries' facilities are located. By having these standards in the Certificate of Incorporation of the NHTB, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of NHTB, even if the price offered is significantly greater than the then market price of the NHTB Common Stock.

     Landmark.  There is no analogous provision in the Landmark Articles.

ANTI-GREENMAIL

     NHTB. The Certificate of Incorporation provides that any direct or indirect purchase or other acquisition by NHTB of any Voting Stock from the beneficial owner of more than 5% of NHTB Common Stock who has been the beneficial owner of such common stock for less than two years shall require the vote of at least a majority of the total number of the outstanding shares of Voting Stock (excluding shares held by such beneficial owner), except with respect to a purchase or other acquisition of Voting Stock made as part of a tender or exchange offer on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Exchange Act, as amended, and the rules and regulations thereunder or with respect to any purchase of Voting Stock determined by the NHTB Board of Directors to not exceed the fair market value of the Voting Stock.

     Landmark.  There is no analogous provision in the Landmark Articles.

SPECIAL MEETINGS OF SHAREHOLDERS

     NHTB. The NHTB Certificate of Incorporation provides that special meetings of shareholders may be called by the Chairman of the Board, the President or a majority of the Board of Directors.

     Landmark. The Landmark Bylaws provide that a special meeting of shareholders may be called at any time by the President, Chairman of the Board of Directors, by a majority of the Board of Directors or by holders of not less than 10% of all outstanding shares entitled to vote at the proposed meeting.

ACTIONS WITHOUT A MEETING OF SHAREHOLDERS

     NHTB. Section 228 of the DGCL generally provides that NHTB shareholders may take any action without a meeting if it is evidenced by one or more written consents signed by shareholders representing the number of votes required to approve such action.

     Landmark. The Landmark Bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting (and without notice), if a consent or consents in writing, setting forth the action so taken, are signed by the holders of record of all of the outstanding shares entitled to vote on such matter.

QUALIFICATION OF DIRECTORS

     NHTB. The NHTB Bylaws provide that each director shall hold at least 100 shares of the capital stock of NHTB.

     Landmark. The Landmark Bylaws provide that each director shall at all times be a shareholder of Landmark, owning in his or her own right or on a jointly held basis as husband and wife, unencumbered shares of Landmark Common Stock having an aggregate fair market value at time of acquisition of not less than $10,000; provided however, that the Board, by affirmative vote of a majority of the full Board, may waive such requirement in the case of a finding of hardship to an individual director. New Hampshire banking laws, however, require each director to own in his or her own right or on a jointly held basis, not less than $1000 in aggregate fair market value of Landmark Common Stock valued at the time of acquisition.

AMENDMENTS TO BYLAWS

     NHTB. The NHTB Articles and Bylaws provide that the Bylaws may be amended at any time by the affirmative vote of two-thirds of the full Board of Directors then in office or by vote of the holders of two-thirds of the shares entitled to vote in the election of directors at a meeting expressly called for that purpose.

     Landmark. The Landmark Bylaws provide that the Bylaws may be amended by a majority of the full Board of Directors subject to repeal, or change by the vote of the holders of two-thirds of the shares entitled to vote at a meeting expressly held for that purpose.

CUMULATIVE VOTING

     NHTB. Delaware statutory law applicable to NHTB provides that shareholders do not have a right to cumulate their votes for directors unless the Certificate of Incorporation so provides. The NHTB Certificate of Incorporation does not provide for cumulative voting.

     Landmark. There is no analogous statutory law applicable to Landmark. The Landmark Articles expressly provide that there shall be no cumulative voting rights in the election of Directors or in respect to any other matter.

                   TRANSACTIONS WITH CERTAIN RELATED PERSONS

     In the ordinary course of business, the Bank makes loans to its and NHTB's directors and officers and parties related to them. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     The shares of NHTB Common Stock are quoted on the Nasdaq National Market System. The shares of Landmark Common Stock are not listed on any exchange and has traded sporadically in private sales at prices that are not reported. The table below sets forth high and low sales prices for NHTB Common Stock as quoted on the Nasdaq National Market System, respectively, and the cash dividends declared, for the periods indicated:


                                   NHTB
                        ---------------------------
    QUARTER ENDED        HIGH      LOW    DIVIDENDS
    -------------       -------  -------  ---------
1994
  March 31, 1994......  $ 9.500   $8.750      $.125
  June 30, 1994.......   10.750    8.875       .125
  September 30, 1994..   10.500    9.500       .125
  December 31, 1994...   10.250    8.500       .125
1995
  March 31, 1995......   10.000    8.875       .125
  June 30, 1995.......   10.250    8.750       .125
  September 30, 1995..   11.000    9.500       .125
  December 31, 1995...   11.000    9.750       .125
1996
  March 31, 1996......   10.500    9.250       .125
  June 30, 1996.......   10.437    9.500       .125

     On July 25, 1996, the business day immediately preceding the public announcement of the proposed Merger, the high and low sales prices for NHTB Common Stock as quoted on the Nasdaq National Market System were $10.125 and $9.875 per share, respectively. Shares of Landmark Common Stock were offered and sold at a price of $10.00 per share in Landmark's initial capitalization offering in March 1991. Since that date, shares of Landmark Common Stock have been exchanged only in private transactions. Landmark does not have available to it reliable information regarding the prices at which such shares were traded.


                                    EXPERTS

     NHTB. The consolidated financial statements of NHTB as of December 31, 1995 and the year ended December 31, 1995 have been included in this Joint Proxy Statement-Prospectus in reliance upon the report of Berry, Dunn, McNeil & Parker, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of NHTB as of December 31, 1994 and for each of the years ended December 31, 1994 and 1993 have been included in this Joint Proxy Statement - Prospectus in reliance upon the report of Smith, Batchelder & Rugg, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Landmark. The financial statements of Landmark at December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, included in this Joint Proxy Statement-Prospectus, have been audited by A.M. Peisch & Company, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of NHTB Common Stock to be issued to the Landmark shareholders pursuant to the Merger, will be passed upon by Thacher Proffitt & Wood, New York, New York and Washington, D.C. Certain tax consequences to NHTB and the Landmark shareholders of the Merger, and certain legal matters in connection with the Merger, will be passed upon by Thacher Proffitt & Wood, Washington, D.C. and Gallagher, Callahan & Gartrell, P.A., Concord, New Hampshire.


                        ADJOURNMENT OF SPECIAL MEETINGS

     The proxies solicited hereby requests approval of the proposals to adjourn each Special Meeting. NHTB or Landmark may seek an adjournment of their respective Special Meetings for not more than 29 days in order to solicit additional votes in favor of the proposal to approve and adopt the Agreements in the event that such proposal has not received the requisite affirmative vote of shareholders at the Special Meeting. If either NHTB or Landmark desires to adjourn its Special Meeting, it will request a motion that the meeting be adjourned for up to 29 days, and no vote will be taken on the proposal to approve and adopt the Agreements at the originally scheduled Special Meeting. An adjournment for 29 days or less would not require either the setting of a new record date or notice of the new meeting date, so long as the time and place of the new meeting is announced at such Special Meeting. The proxy solicited by each of NHTB and Landmark hereby, if properly signed and returned to NHTB or Landmark, as the case may be, on or before December 19, 1996 and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for any motion to adjourn the applicable Special Meeting. Unless revoked prior to its use, a proxy solicited for a Special Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with the instructions contained therein and, if no contrary instructions are given, for the proposal to approve and adopt the Agreements.

     Any adjournment will permit NHTB and Landmark to solicit additional proxies and will permit a greater expression of the views of their shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Agreements because an adjournment will give NHTB and Landmark additional time to solicit favorable votes and increase the chances of approving such proposal. NHTB and Landmark have no reason to believe that an adjournment of a Special Meeting will be necessary at this time.

     If a quorum is not present at either Special Meeting, no proposal will be acted upon and the Board of Directors will adjourn such Special Meeting to an alternate date in order to solicit additional proxies on each of the proposals being submitted to shareholders.

     BECAUSE THE BOARD OF DIRECTORS OF NHTB AND LANDMARK EACH RECOMMEND THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENTS, EACH OF THE BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR THE ADJOURNMENT PROPOSAL. THE HOLDERS OF A

MAJORITY OF THE SHARES VOTING IN PERSON OR BY PROXY AT THE SPECIAL MEETING WILL BE REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of Shatswell, MacLeod & Company, P.C. independent public accountants, is expected to be present at the NHTB Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the NHTB Special Meeting.

     A representative of A.M. Peisch & Company, certified public accountants, is expected to be present at the Landmark Special Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the Landmark Special Meeting.


                             SHAREHOLDER PROPOSALS

     In the event the Merger is not consummated, any shareholder who wishes to have a proposal considered for inclusion in NHTB's proxy statement for its 1997 Annual Meeting of Shareholders must have delivered such proposal in writing to the main office of NHTB no later than November 8, 1996 (or depending on the date of such meeting, such later date as determined pursuant to Rule 14a-8 under the Securities Act).

     The Board of Directors of each of NHTB and Landmark are not aware of any other matters to be presented at their respective Special Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

                                   APPENDICES


     APPENDIX A

     (1)  THE PLAN OF REORGANIZATION
          EXHIBIT A (2)  VOTING AGREEMENTS BETWEEN LANDMARK AND NHTB
     (3)  THE MERGER AGREEMENT

     APPENDIX B

     (1)  OPINION OF HAS ASSOCIATES, INC.
     (2)  OPINION OF MCCONNELL, BUDD & DOWNES, INC.

     APPENDIX C

     STOCK OPTION AGREEMENT

     APPENDIX D

     DISSENTERS' RIGHTS - REGULATIONS OF THE U.S. COMPTROLLER OF THE CURRENCY

     APPENDIX E

     (1) NHTB 1995 ANNUAL REPORT TO SHAREHOLDERS AND ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1995
     (2)  NHTB QUARTERLY REPORT ON FORM 10-QSB FOR QUARTER ENDED JUNE 30, 1996

                         INDEX TO FINANCIAL STATEMENTS

     NHTB

          Audited Financial Statements for NHTB are included in the Annual Report to Shareholders annexed hereto as Appendix E. Unaudited financial statements for the six months ended June 30, 1996 and 1995 are included in the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, annexed hereto as Appendix E.


LANDMARK BANK

                                                                            Page
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated balance sheets as of June 30, 1996 and 1995                   F-1
  Consolidated statements of income for the six months
   ended June 30, 1996 and 1995                                              F-2
  Consolidated statements of changes in stockholders' equity for the six months ended June 30, 1996 December 31, 1995 and June 30, 1995 F-3 Consolidated statements of cash flows for the six months ended
   June 30, 1996 and 1995                                                    F-4
  Notes to unaudited consolidated financial statements                       F-5

  AUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Independent auditor's report                                               F-6
  Consolidated balance sheets as of December 31, 1995 and 1994               F-7
  Consolidated statements of income for the years ended
   December 31, 1995, 1994 and 1993                                          F-8
  Consolidated statements of changes in stockholders' equity for the
   years ended December 31, 1995, 1994 and 1993                              F-9
  Consolidated statements of cash flows for the years ended
   December 31, 1995, 1994 and 1993                                F-10 and F-11
  Notes to consolidated financial statements                         F-12 - F-29

                         LANDMARK BANK AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                        1996               1995
       ASSETS
Cash and due from banks                                                $ 1,571,608       $ 1,384,504
Federal funds sold                                                       1,240,000        10,280,000
Securities available-for-sale, at fair value                             7,111,206         2,418,986
Securities held-to-maturity                                                827,696         8,250,149
Loans, net                                                              42,307,270        42,360,058
Premises and equipment, net                                              2,644,303           576,173
Accrued interest receivable                                                281,034           315,795
Deferred income taxes                                                      304,535           253,218
Investment in real estate                                                  115,671           163,387
Cash surrender value of life insurance                                     265,000               -0-
Accounts receivable - SBA                                                  512,191               -0-
Other assets                                                               590,179           400,586
                                                                       -----------       -----------

                                                                       $57,770,693       $66,402,856
                                                                       ===========       ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
   Demand                                                              $ 3,123,629       $ 3,342,521
   NOW accounts                                                          5,148,238         3,804,806
   Savings                                                              12,242,705        14,162,568
   Time, $100,000 and over                                               7,044,843         3,431,841
   Other time                                                           26,176,671        37,192,840
                                                                       -----------       -----------
                                                                        53,736,086        61,934,576

  Securities sold under repurchase agreements                              308,944           392,200
  Capital lease obligations                                                    -0-             4,639
  Accrued interest and other liabilities                                   151,095           233,791
                                                                       -----------       -----------

                                                                        54,196,125        62,565,206
                                                                       -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Series A convertible, noncumulative, perpetual
    preferred stock, $1 par value, $20 stated value;
    600,000 shares authorized, 59,667 and
    59,015 issued and outstanding in 1996 and
    1995, respectively                                                   1,094,064         1,080,964
  Common stock, $1 par value; 354,138 shares
   authorized, 354,138 issued and outstanding                              354,138           354,138
  Additional paid-in capital                                             2,826,281         2,826,281
  Accumulated deficit                                                 (    478,119)     (    276,731)
  Unrealized gain (loss) on securities available-for-sale, net        (     86,882)            4,390
  Unrealized loss on securities held-to-maturity, net                 (    134,914)     (    151,392)
                                                                       -----------       -----------
                                                                         3,574,568         3,837,650
                                                                       -----------       -----------

                                                                       $57,770,693       $66,402,856
                                                                       ===========       ===========

                         LANDMARK BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                          1996           1995
Interest income:
  Interest and fees on loans                                            $ 1,993,203   $2,077,263
  Interest on investment securities:
    U.S. Treasury                                                            54,811       89,489
    U.S. government agencies and mortgage-backed securities                 215,130      253,402
  Interest on federal funds sold                                             81,619       57,869
                                                                        -----------   ----------
                                                                          2,344,763    2,478,023
                                                                        -----------   ----------
Interest expense:
  Interest on deposits                                                    1,453,198    1,253,525
  Other interest expense                                                      4,341        4,751
                                                                        -----------   ----------
                                                                          1,457,539    1,258,276
                                                                        -----------   ----------

     Net interest income                                                    887,224    1,219,747

Provision for possible loan losses                                          317,000       47,930
                                                                        -----------   ----------

     Net interest income after provision for possible loan losses           570,224    1,171,817
                                                                        -----------   ----------
Other income:
  Service fees                                                               43,137       48,411
  Net gains on sales of securities available-for-sale                       135,330          -0-
  Gains on sales of loans                                                       -0-       21,516
  Gain on sale of bank owned real estate                                     14,789          -0-
  Secondary market loan fees                                                 41,006       39,829
  Other                                                                      69,962       77,714
                                                                        -----------   ----------
                                                                            304,224      187,470
                                                                        -----------   ----------
Other expenses:
  Salaries and employee benefits                                            570,189      567,964
  Advertising and promotion                                                  70,708       80,578
  Occupancy expenses                                                         65,014      142,591
  Equipment rentals, depreciation and maintenance                           139,966      117,268
  Other operating expenses                                                  260,180      390,198
                                                                        -----------   ----------
                                                                          1,106,057    1,298,599
                                                                        -----------   ----------

     Income (loss) before income taxes                                 (    231,609)      60,688

Income tax expense                                                     (     85,700)      27,314
                                                                        -----------   ----------

     Net income (loss)                                                 ($   145,909)  $   33,374
                                                                        ===========   ==========

Earnings (loss) per share on weighted average
  number of common and common equivalent shares                        ($       .41) ($      .05)
                                                                        ===========   ==========

Weighted average number of common and common equivalent shares              354,138      354,138
                                                                        ===========   ==========


                         LANDMARK BANK AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  FOR THE SIX MONTHS ENDED JUNE 30, 1996, DECEMBER 31, 1995 AND JUNE 30, 1995
                                  (UNAUDITED)

                                                                                   --Unrealized Loss on Securities--
                                                           Additional                  Available-      Held-to-
                                  Preferred     Common      Paid-in     Accumulated     for-Sale       Maturity
                                    Stock        Stock      Capital       Deficit      Net of Tax     Net of Tax        Totals
Balances, December 31, 1994       $1,059,824     $354,138  $2,826,281  ($   260,584)  ($    28,581)  ($ 159,630)     $3,791,448

Net income                               -0-          -0-         -0-        33,374            -0-            -0-        33,374
Preferred stock dividends
 declared                                -0-          -0-         -0-   (    49,521)           -0-            -0-   (    49,521)
Reinvested preferred stock
 dividends                            21,140          -0-         -0-           -0-            -0-            -0-        21,140
Unrealized gain on securities
 available-for-sale, net of tax
                                         -0-          -0-         -0-           -0-         32,971            -0-        32,971
Amortization of unrealized loss
 on securities held-to-maturity
                                         -0-          -0-         -0-           -0-            -0-          8,238         8,238
                                  ----------  -----------  ----------    ----------    -----------    -----------    ----------

Balances, June 30, 1995            1,080,964      354,138   2,826,281   (   276,731)         4,390   (    151,392     3,837,650

Net income (loss)                        -0-          -0-         -0-   (    12,391)           -0-            -0-   (    12,391)
Preferred stock dividends
 declared                                -0-          -0-         -0-   (    43,088)           -0-            -0-   (    43,088)
Reinvested preferred stock
 dividends                            13,040          -0-         -0-           -0-            -0-            -0-        13,040
Unrealized gain on securities
 available-for-sale, net of tax
                                         -0-          -0-         -0-           -0-         87,509            -0-        87,509
Amortization of unrealized loss
  on securities held-to-maturity         -0-          -0-         -0-           -0-            -0-          8,239         8,239
                                  ----------  -----------  ----------    ----------    -----------    -----------    ----------

Balances, December 31, 1995        1,094,004      354,138   2,826,281   (   332,210)        91,899   (    143,153)    3,890,959

Net income (loss)                        -0-          -0-         -0-   (   145,909)           -0-            -0-   (   145,909)
Issuance of preferred stock               60          -0-         -0-           -0-            -0-            -0-            60
Unrealized loss on securities
 available-for-sale,
  net of tax                             -0-          -0-         -0-           -0-   (    178,781)           -0-   (   178,781)
Amortization of unrealized loss
  on securities held-to-maturity         -0-          -0-         -0-           -0-            -0-          8,239         8,239
                                  ----------  -----------  ----------    ----------    -----------    -----------    ----------

Balances, June 30, 1996           $1,094,064     $354,138  $2,826,281   ($  478,119)  ($    86,882)  ($   134,914)   $3,574,568
                                  ==========  ===========  ==========    ==========    ===========    ===========    ==========

                        LANDMARK BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                               1996               1995
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
    Net income (loss)                                                      ($     145,909)     $      33,374
    Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
      Depreciation and amortization                                                85,372             74,573
      Provision for loan losses                                                   317,000             47,930
      Securities gains, net                                                (      135,330)               -0-
      Gains on sales of loans                                                         -0-    (        21,516)
      Net amortization (accretion)                                                 17,018    (        62,040)
      Provision for deferred income taxes                                  (        2,157)            44,782
      Decrease in deferred loan fees                                       (       15,947)   (        10,291)
      Decrease (increase) in accrued interest receivable                           60,761    (        10,043)
      Increase in other assets and receivables                             (      880,483)   (       108,652)
      Decrease in accrued interest and other liabilities                   (       58,042)   (        54,854)
      Gain on sale of real estate                                          (       14,789)               -0-
                                                                            -------------     --------------

       Net cash used in operating activities                               (      772,506)   (        66,737)
                                                                            -------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease (increase) in federal funds sold                                       740,000    (     8,950,000)
  Purchases of securities available-for-sale                               (    6,973,462)               -0-
  Proceeds from sales and maturities of securities available-for-sale           9,218,890             40,722
  Proceeds from maturities of securities held-to-maturity                             -0-            305,206
  Net decrease (increase) in loans                                                251,535    (     1,911,521)
  Purchases of premises and equipment                                      (       76,437)   (        92,635)
  Recoveries of loans charged off                                                   1,744                 20
  Proceeds from sale of bank-owned real estate                                     56,226                -0-
  Purchase of real estate held for investment                                         -0-    (         7,240)
                                                                            -------------     --------------

       Net cash provided by (used in) investing activities                      3,218,496    (    10,615,448)
                                                                            -------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits,
    NOW accounts and savings deposits                                             935,440    (     7,228,654)
  Net (decrease) increase in time deposits                                  (   3,558,349)        17,172,327
  Net increase in repurchase agreements                                             4,991            171,998
  Decrease in capital lease obligations                                               -0-    (        34,271)
  Proceeds from sale of preferred stock                                                60                -0-
  Dividends paid, net of reinvestment                                                 -0-    (        28,381)
                                                                            -------------     --------------

     Net cash (used in) provided by financing activities                    (   2,617,858)        10,053,019
                                                                            -------------     --------------

     Net decrease in cash and cash equivalents                              (     171,868)   (       629,166)

Cash and cash equivalents:
 Beginning                                                                      1,743,476          2,013,670
                                                                            -------------     --------------

 Ending                                                                      $  1,571,608      $   1,384,504
                                                                            =============     ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                                 $  1,464,224      $   1,294,933
                                                                            =============     ==============
    Income taxes                                                             $     25,000      $     128,480
                                                                            =============     ==============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Increase in unrealized gain (loss) on securities available-for-sale       ($    284,947)     $      52,753
                                                                            =============     ==============

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     NOTE 1.  BASIS OF PRESENTATION

           The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and accordingly do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of Landmark Bank, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.


     NOTE 2.  ACCOUNTING POLICIES

           The accounting principles followed by Landmark Bank and Subsidiaries and the methods of applying these principles which materially affect the determination of financial position, results of operations and cash flows are consistent throughout.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Landmark Bank
Lebanon, New Hampshire


We have audited the accompanying consolidated balance sheets of Landmark Bank and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bank and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Bank adopted a new method of accounting for investment securities effective December 31, 1993.



February 2, 1996
White River Junction, Vermont                   /s/ A.M. Peisch & Company

                         LANDMARK BANK AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                        1995              1994
        ASSETS
Cash and due from banks (Note 2)                                      $ 1,743,476        $ 2,013,670
Federal funds sold                                                      1,980,000          1,330,000
Securities available-for-sale, at fair value (Note 3)                   9,523,269          2,397,668
Securities, held-to-maturity (approximate fair value
  1995 $823,916; 1994 $8,095,604) (Note 3)                                812,357          8,533,151
Loans, net (Notes 4 and 5)                                             42,861,602         40,464,680
Premises and equipment, net (Note 6)                                    2,652,038            556,886
Accrued interest receivable                                               341,795            305,752
Deferred income taxes (Note 9)                                            203,312            278,995
Investment in real estate                                                 158,308            157,372
Other assets                                                              486,887            291,934
                                                                      -----------        -----------

                                                                      $60,763,044        $56,330,108
                                                                      ===========        ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
   Demand                                                             $ 3,867,185        $ 4,089,808
   NOW accounts                                                         3,616,980          4,007,414
   Savings                                                             12,094,967         20,441,327
   Time, $100,000 and over (Note 7)                                     7,986,106          4,626,522
   Other time (Note 7)                                                 28,793,757         18,825,832
                                                                      -----------        -----------
                                                                       56,358,995         51,990,903

  Securities sold under repurchase agreements (Note 11)                   303,953            220,202
  Capital lease obligations (Note 12)                                         -0-             38,910
  Accrued interest and other liabilities                                  209,137            288,645
                                                                      -----------        -----------
                                                                       56,872,085         52,538,660
                                                                      -----------        -----------

COMMITMENTS AND CONTINGENCIES (Notes 12, 13 and 14)

STOCKHOLDERS' EQUITY
  Preferred stock, $1 par value, $20 stated value (Note 15)             1,094,004          1,059,824
  Common stock, $1 par value; 865,658 shares
   authorized; 354,138 shares issued and outstanding (Note 16)            354,138            354,138
  Additional paid-in capital                                            2,826,281          2,826,281
  Accumulated deficit                                                     (33,210)          (260,584)
  Unrealized gain (loss) on securities available-for-sale, net             91,899           ( 28,581)
  Unrealized loss on securities held-to-maturity, net                    (143,153)          (159,630)
                                                                      -----------        -----------
                                                                        3,890,959          3,791,448
                                                                      -----------        -----------

                                                                      $60,763,044        $56,330,108
                                                                      ===========        ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                         LANDMARK BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                        1995         1994        1993
Interest income:
  Interest and fees on loans                                         $4,268,442   $3,196,571  $2,417,396
  Interest on investment securities:
    U.S. Treasury                                                       145,979       58,346       2,333
    U.S. government agencies and mortgage-backed securities             530,277      285,109     125,452
    Other                                                                   -0-          -0-      14,089
  Interest on federal funds sold                                        217,962       52,910      34,970
                                                                     ----------   ----------  ----------
                                                                      5,162,660    3,592,936   2,594,240
                                                                     ----------   ----------  ----------
Interest expense:
  Interest on deposits                                                2,847,901    1,373,080     940,778
  Other interest expense                                                  9,662       18,478      29,963
                                                                     ----------   ----------  ----------
                                                                      2,857,563    1,391,558     970,741
                                                                     ----------   ----------  ----------
     Net interest income                                              2,305,097    2,201,378   1,623,499
Provision for possible loan losses (Note 5)                             205,483      203,013     145,500
                                                                     ----------   ----------  ----------
     Net interest income after provision for possible loan losses     2,099,614    1,998,365   1,477,999
                                                                     ----------   ----------  ----------

Other income:
  Service fees                                                           89,707       85,877      70,834
  Net gains on sales of securities available-for-sale (Note 3)              -0-          841       3,735
  Gains on sales of loans                                                63,989      162,550     421,534
  Secondary market loan fees                                            111,408      137,265     255,231
  Other                                                                 146,713      174,663     111,249
                                                                     ----------   ----------  ----------
                                                                        411,817      561,196     862,583
                                                                     ----------   ----------  ----------
Other expenses:
  Salaries and employee benefits                                      1,165,997    1,056,710     738,145
  Advertising and promotion                                             135,297      138,503      91,216
  Occupancy expenses                                                    243,049      214,875     131,484
  Equipment rentals, depreciation and maintenance                       250,553      193,791     168,577
  Other operating expenses                                              690,237      588,696     457,535
                                                                     ----------   ----------  ----------

                                                                      2,485,133    2,192,575   1,586,957
                                                                     ----------   ----------  ----------

     Income before income taxes                                          26,298      366,986     753,625

Income tax expense (Note 9)                                               5,315      140,632     277,751
                                                                     ----------   ----------  ----------

     Net income                                                      $   20,983   $  226,354  $  475,874
                                                                     ==========   ==========  ==========

Earnings per share on weighted average number
  of common and common equivalent shares                            ($      .20)  $      .34  $     1.15
                                                                     ==========   ==========  ==========

Weighted average number of common and common
  equivalent shares                                                  $  354,138   $  354,138  $  414,127
                                                                     ==========   ==========  ==========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                         LANDMARK BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                  Unrealized Gain (Loss) on Securities
                                                         Additional                    Available-         Held-to-
                               Preferred      Common      Paid-in     Accumulated       for-Sale         Maturity,
                                 Stock         Stock      Capital       Deficit           Net               Net           Totals
Balances, December 31, 1992    $  150,000      $354,038  $2,825,381   ($  814,297)              -0-       $       -0-   $2,515,122
Net income, as restated
 (Note 19)                            -0-           -0-         -0-       475,874               -0-               -0-      475,874
Issuance of preferred stock       900,000           -0-         -0-           -0-               -0-               -0-      900,000
Conversion of 50 shares of
 preferred
  stock to 100 shares of
   common stock               (     1,000)          100         900           -0-               -0-               -0-          -0-
Preferred stock offering
 costs (Note 15)              (    99,276)          -0-         -0-           -0-               -0-               -0-   (   99,276)
Preferred stock dividends
 declared                             -0-           -0-         -0-   (    42,178)              -0-               -0-   (   42,178)
Reinvested preferred stock
 dividends (Note 15)                7,140           -0-         -0-           -0-               -0-               -0-        7,140
Unrealized loss on
 securities available-
  for-sale, net of tax                -0-           -0-         -0-           -0-     (       9,841)              -0-   (    9,841)

                               ----------      --------  ----------    ----------     -------------       -----------   ----------
Balances, December 31, 1993       956,864       354,138   2,826,281   (   380,601)    (       9,841)              -0-    3,746,841

Net income                            -0-           -0-         -0-       226,354               -0-               -0-      226,354
Issuance of preferred stock        60,000           -0-         -0-           -0-               -0-               -0-       60,000
Preferred stock dividends
 declared                             -0-           -0-         -0-   (   106,337)              -0-               -0-   (  106,337)
Reinvested preferred stock
 dividends (Note 15)               42,960           -0-         -0-           -0-               -0-               -0-       42,960
Unrealized loss on
 securities
  available-for-sale, net             -0-           -0-         -0-           -0-     (     182,490)              -0-   (  182,490)
Transfer of securities
 available-
  for-sale to
   held-to-maturity, (Note 3)         -0-           -0-         -0-           -0-           163,750      (    163,750)         -0-
Amortization of unrealized
 loss on
  securities
   held-to-maturity                   -0-           -0-         -0-           -0-               -0-             4,120        4,120
                               ----------      --------  ----------    ----------        ----------       -----------   ----------
Balances, December 31, 1994     1,059,824       354,138   2,826,281   (   260,584)    (      28,581)     (    159,630)   3,791,448

Net income                            -0-           -0-         -0-        20,983               -0-               -0-       20,983
Preferred stock dividends
 declared                             -0-           -0-         -0-   (    92,609)              -0-               -0-   (   92,609)
Reinvested preferred stock
 dividends (Note 15)               34,180           -0-         -0-           -0-               -0-               -0-       34,180
Unrealized gain on
 securities
  available-for-sale, net             -0-           -0-         -0-           -0-           120,480               -0-      120,480
Amortization of unrealized
 loss on
  securities
   held-to-maturity                   -0-           -0-         -0-           -0-               -0-            16,477       16,477
                               ----------      --------  ----------    ----------        ----------       -----------   ----------
Balances, December 31, 1995    $1,094,004      $354,138  $2,826,281   ($  332,210)           91,899      ($   143,153)  $3,890,959
                               ==========      ========  ==========    ==========        ==========       ===========   ==========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                         LANDMARK BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                           1995                1994                1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                             $     20,983       $     226,354        $    475,874
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization                                             178,485             133,179             107,387
    Provision for loan losses                                                 205,483             203,013             145,500
    Securities gains, net                                                         -0-       (         841)       (      3,735)
    Gains on sales of loans                                            (       63,989)      (     162,550)       (    421,534)
    Decrease in loans held for sale                                               -0-             174,898             438,918
    Accretion, net of amortization                                     (       94,615)      (      43,426)             65,805
    Provision for deferred income taxes                                (       10,615)             23,548             248,481
    Increase in accrued interest receivable and other assets           (      243,097)      (     190,080)       (     59,074)
    (Increase) decrease in deferred loan costs                         (       33,357)      (      27,908)             16,962
    (Decrease) increase in accrued interest and other liabilities      (       97,451)            140,785              13,872
                                                                                            -------------        ------------

     Net cash (used in) provided by operating activities               (      138,173)            476,972           1,028,456
                                                                       --------------       -------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) decrease in federal funds sold                            (      650,000)            529,000        (    974,000)
  Purchases of securities available-for-sale                           (      499,766)      (   1,977,929)                -0-
  Proceeds from sales and maturities of securities
    available-for-sale                                                        581,443             241,921                 -0-
  Purchases of securities held-to-maturity                                        -0-       (   7,807,934)                -0-
  Proceeds from maturities of securities held-to-maturity                     827,263             146,229                 -0-
  Purchases of investment securities                                              -0-                 -0-        (  1,452,505)
  Proceeds from sales and maturities of investment securities                     -0-                 -0-           3,449,492
  Net increase in loans                                                  (  2,505,059)       ( 13,070,481)       (  6,772,215)
  Purchase of premises and equipment                                     (  2,257,413)       (    129,159)       (    140,557)
  Purchase of real estate held for investment                            (        936)       (    157,383)                -0-
                                                                       --------------        ------------      --------------

     Net cash used in investing activities                              (   4,504,468)       ( 22,225,736)       (  5,889,785)
                                                                       --------------        ------------      --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in demand deposits,
    NOW accounts and savings accounts                                   (   8,959,417)         15,157,463           1,100,146
  Net increase in time deposits                                            13,327,509           7,488,351           3,127,133
  Net increase (decrease) in repurchase agreements                             83,751        (    130,695)            321,564
  Decrease in capital lease obligations                                 (      38,910)       (     81,876)       (     66,815)
  Proceeds from sales of preferred stock                                          -0-              60,000             900,000
  Stock issuance costs                                                            -0-                 -0-        (     25,903)
  Dividends paid, net of reinvestment                                   (      40,486)       (     63,377)       (     35,038)
                                                                       --------------        ------------      --------------
     Net cash provided by financing activities                              4,372,447          22,429,866           5,321,087
                                                                         ------------       -------------        ------------
     Net (decrease) increase in cash and cash equivalents               (     270,194)            681,102             459,758
Cash and cash equivalents:
 Beginning                                                                  2,013,670           1,332,568             872,810
                                                                         ------------       -------------        ------------
 Ending                                                                  $  1,743,476       $   2,013,670        $  1,332,568
                                                                         ============       =============        ============

                                  (Continued)

The Notes to Consolidated Financial Statements are an integral part of these statements.

                         LANDMARK BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                  (CONTINUED)

                                                                1995          1994         1993
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest                                                  $2,859,592   $1,288,156   $ 969,697
                                                              ----------   ----------   ---------

    Income taxes                                                 183,980       78,969         -0-
                                                              ----------   ----------   ---------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Increase in unrealized gain (loss) on securities
    available-for-sale                                        $  192,769  ($   35,888) ($   9,841)
                                                              ==========  ===========  ==========

  Transfer of securities available-for-sale to securities
    held-to-maturity (fair value)                             $      -0-   $  838,000   $     -0-
                                                              ==========   ==========   =========

  Conversion of 50 shares of preferred stock to
    100 shares of common stock                                $      -0-   $      -0-   $   1,000
                                                              ==========   ==========   =========

The Notes to Consolidated Financial Statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies of Landmark Bank and Subsidiaries (the Bank) are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

         BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of Landmark Bank and its wholly owned subsidiaries, Landmarkbanc Realty Holdings Corp. and Landmark Bank Mortgage Corporation. These subsidiaries were established in 1995 for the purposes of holding the bank building and opening a loan production office in Vermont. All significant intercompany accounts and transactions have been eliminated.

         NATURE OF OPERATIONS

         The Bank provides a variety of financial services through its two branch locations to individuals and corporate customers in the City of Lebanon and the surrounding towns of Hanover, Enfield, and Plainfield, New Hampshire, as well as the Vermont towns of Norwich and Hartford. The Bank's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate and consumer loans.

         CONCENTRATION OF RISK

         The Bank's operations are affected by various risk factors, including interest rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. The Bank is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the
         geographic area where it is located.   Although the Bank has a
         diversified loan portfolio and economic conditions are stable, a substantial portion of the loans are secured by real estate. As a result, the Bank and its borrowers may be especially vulnerable to changes in the local economy. Loan policies and administration are designed to provide assurance that loans will only be granted to credit worthy borrowers, although credit losses are expected to occur because of factors beyond the control of the Bank.

         EARNINGS PER SHARE

         Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during the year.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio are susceptible to changes in local market conditions.

         While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         PRESENTATION OF CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, cash items in the process of clearing, and amounts due from banks. The statements of cash flows for the years ended December 31, 1994 and 1993 have been restated using the indirect method to conform with the December 31, 1995 presentation.

         INVESTMENT SECURITIES

         In April, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 established new standards of accounting and reporting for debt securities held as assets and for equity securities having readily determinable fair values. SFAS Statement No. 115 is effective for fiscal years beginning after December 15, 1993, with early adoption permitted. The Bank elected to adopt SFAS 115 as of December 31, 1993. Retroactive restatement of prior years' statements was not permitted.

         Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity, net of tax. Cost of securities sold is recognized using the specific identification method.

         LOANS HELD FOR SALE

         Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

         LOANS

         The Bank adopted Statement of Financial Accounting Standards No. 114 (as amended by SFAS No. 118), Accounting by Creditors for Impairment of a Loan, effective January 1, 1995. This statement is considered the primary source of authoritative guidance for determining allowances relating to specific loans. The effect of adoption of this statement was immaterial to the Bank's financial statements.

         Loans are stated at the amount of unpaid principal, increased by deferred costs and reduced by an allowance for possible loan losses and deferred gains on loan sales.

         Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

         The Bank periodically sells certain interests (for example, the guaranteed portions) in U.S. Small Business Administration loans. At the time the portion of the loan is sold, the Bank allocates its recorded investment in the loan between the portion of the loan sold and the portion retained, including any excess servicing, based on their relative fair values. This allocation is used to determine the gain or loss on the portion of the loan sold and the carrying amount of the portion retained.

         The excess servicing receivables and deferred loan gains resulting from such sales are amortized over the estimated life using a method approximating the interest method.

         Loan interest income is accrued daily on the outstanding balances. Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

         Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

         PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed over the estimated useful life of the related asset, principally by the straight-line method. Improvements to leased property are amortized over the lesser of the term of the lease or the life of the improvements. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expenses as incurred and the cost of major renewals and betterments are capitalized.

         INVESTMENT IN REAL ESTATE

         Investment in real estate consists of two residential properties adjacent to the Bank's main office. The properties are carried at the lower of cost or net realizable value and are currently for sale by the Bank.

         PENSION COSTS

         Pension costs relating to the Bank's 401(k) plan are charged to employee benefits expense and are funded as accrued.

         ADVERTISING COSTS

         The Bank expenses advertising costs as incurred.

         INCOME TAXES

         The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Bank's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

         In the ordinary course of business the Bank has executed off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

         FAIR VALUES OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. SFAS No. 107 is effective for the Bank beginning in 1995. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

         The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

          CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate those assets' fair values.

          INVESTMENT SECURITIES: Fair values for securities available-for-sale and held-to-maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

          LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

          DEPOSITS: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

          REPURCHASE AGREEMENTS: The carrying amount reported in the balance sheet for repurchase agreements approximates those liabilities' fair values.

          OTHER LIABILITIES: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

         RECLASSIFICATIONS

         Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the current year presentation. The composition of net loans for 1995 and 1994 in Note 4 has been reclassified to conform with regulatory call reporting requirements.


NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

       The Bank is required to maintain reserve balances in cash with the Federal Reserve Bank. The total of those reserve balances was approximately $98,000 and $50,000 at December 31, 1995 and 1994.

NOTE 3.  INVESTMENT SECURITIES


       Securities available-for-sale (AFS) and held-to-maturity (HTM) consist of the following at December 31, 1995, 1994 and 1993:

                                                        Gross       Gross
                                          Amortized   Unrealized  Unrealized     Fair
                                             Cost       Gains       Losses      Value
                  SECURITIES AFS:
                   December 31, 1995:
                    U.S. Treasury         $1,999,279    $  5,321    $    -0-  $2,004,600
                    Mortgage-backed
                     securities            7,348,236     143,454       1,895   7,489,795
                    Collateralized
                     mortgage
                     obligations              28,714         160         -0-      28,874
                                          ----------    --------    --------  ----------
                                          $9,376,229    $148,935    $  1,895  $9,523,269
                                          ==========    ========    ========  ==========

                   December 31, 1994:
                    U.S. Treasury         $1,985,883    $    -0-    $ 38,461  $1,947,422
                    Mortgage-backed
                     securities              421,297       2,706       9,123     414,880
                    Collateralized
                     mortgage
                     obligations              36,217         -0-         851      35,366
                                          ----------    --------    --------  ----------
                                          $2,443,397    $  2,706    $ 48,435  $2,397,668
                                          ==========    ========    ========  ==========
                  SECURITIES HTM:

                    December 31, 1995:
                     U.S. Gov't.
                      agencies            $  812,357    $ 11,559    $    -0-  $  823,916
                                          ==========    ========    ========  ==========

                    December 31, 1994:
                     U.S. Gov't.
                      agencies            $  808,093    $    -0-    $ 92,996  $  715,097
                     Mortgage-backed
                      securities           7,725,058         -0-     344,551   7,380,507
                                          ----------    --------    --------  ----------

                                          $8,533,151    $    -0-    $437,547  $8,095,604
                                          ==========    ========    ========  ==========

       U.S. Gov't. agencies at December 31, 1995 and 1994 consist of two Federal Home Loan Bank notes. The interest rates on these investments, which are considered structured notes, fluctuate based on changes in the LIBOR rate. These notes were transferred from the available-for-sale category to the held-to-maturity category at fair value in 1994. The unrealized loss of $163,750 (net of tax) at the time of the transfer is being amortized using a method approximating the interest method.

       The Financial Accounting Standards Board issued an implementation guide to SFAS No. 115 on Accounting for Certain Investments in Debt and Equity Securities. This guide allows the one time transfer of securities in the held-to-maturity classification to the available-for-sale classification between the period November 15, 1995 and December 31, 1995. In December, 1995 the Bank transferred mortgage-backed securities with an approximate amortized cost and fair value of $7,033,500 and $7,173,500, respectively from the held-to-maturity classification to the available-for-sale classification. Under the implementation guide, this one time transfer does not call into question the intent of the Bank to hold other debt securities to maturity in the future.

       Proceeds from the sale of securities available-for-sale during 1995 and 1994 were $-0- and $119,776, respectively. Gross realized gains on sales of securities available-for-sale were $-0- and $841 for the years ended December 31, 1995 and 1994, respectively.

       Proceeds from the sale of investment securities during 1993 (prior to the adoption of SFAS No. 115) were $1,883,983. Gross realized gains and losses on sales of securities during 1993 (prior to adoption of SFAS 115) were:

         Gross realized gains                                        $    5,198
         Gross realized losses                                         (  1,463)

           Net realized gains                                        $    3,735
                                                                     ==========

The maturities of investment securities at December 31, 1995 were as follows:

                                                          Amortized        Fair
                                                               Cost       Value
 SECURITIES AFS:
  Due in one year or less                                $  999,513  $1,001,350
  Due from one to five years                              6,674,164   6,779,311
  Due from five to ten years                              1,474,632   1,509,854
  Due after ten years                                       227,920     232,754
                                                         ----------  ----------

                                                         $9,376,229  $9,523,269
                                                         ==========  ==========

 SECURITIES HTM:
  Due from one to five years                             $  445,805  $  455,000
  Due after ten years                                       366,552     368,916
                                                         ----------  ----------

                                                         $  812,357  $  823,916
                                                         ==========  ==========


       Expected maturities will differ from contractual maturities on mortgage-backed securities and collateralized mortgage obligations because borrowers may have the right to call or prepay obligations without call or prepayment penalties. The expected average lives of such securities are substantially less than the contractual lives of the underlying mortgage products.

         Investment securities with an amortized cost of $7,070,335 and $7,638,287 and a fair value of $7,200,120 and $7,247,873 at December
         31, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.


NOTE 4.  LOANS

         The composition of net loans (rounded to the nearest thousand) is as follows:

                                                   -------------December 31,------------
                                                           1995                 1994
         Commercial and commercial real estate           $17,844,000         $16,500,000
         Real estate                                      18,953,000          17,546,000
         Construction loans                                2,851,000           2,643,000
         Consumer                                          3,868,000           4,272,000
                                                         -----------         -----------
                                                          43,516,000          40,961,000

         Allowance for loan losses                      (    659,000)       (    465,000)
         Net deferred loan costs                              35,000               1,000
         Deferred gains on loan sales                   (     30,000)       (     32,000)

               Loans, net                                $42,862,000         $40,465,000
                                                         ===========         ===========

       The Bank had loans amounting to $302,393 (which approximates the average balance of the loans) that were specifically classified as impaired at December 31, 1995. These loans were subject to allowances for loan losses of $167,635, which represented the total allowance for loan losses related to impaired loans at December 31, 1995. There were no cash receipts on impaired loans during 1995.

       In addition, the Bank had other nonaccrual loans of approximately $143,600 for which impairment had not been recognized. If interest on these loans had been recognized at the original interest rates, interest income would have increased approximately $5,793 for the year ended December 31, 1995.

       The Bank has no commitments to loan additional funds to borrowers with impaired or nonaccrual loans.

NOTE 5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

       Changes in the allowance for possible loan losses are as follows:

                                               --------------------December 31,------------------
                                                      1995               1994              1993

         Balance, beginning                          $ 465,000          $264,971         $ 141,656
         Provision charged to
          operating expense                            205,483           203,013           145,500
         Recoveries of amounts charged off                  20               -0-               -0-
                                                    ----------         ---------        ----------
                                                       670,503           467,984           287,156
         Amounts charged off                       (    11,076)      (     2,984)      (    22,185)
                                                    ----------         ---------        ----------
         Balance, ending                             $ 659,427          $465,000         $ 264,971
                                                    ==========         =========        ==========

NOTE 6.  PREMISES AND EQUIPMENT

       Premises and equipment at December 31, 1995 and 1994 were as follows:


                                          ----------December 31,---------
                                                  1995             1994

         Buildings                             $1,999,965        $    -0-
         Building improvements                    235,925         209,394
         Furniture and equipment                  945,494         715,019
                                               ----------        --------
                                                3,181,384         924,413
         Less accumulated depreciation            529,346         367,527
                                               ----------        --------

                                               $2,652,038        $556,886
                                               ==========        ========

       Depreciation included in occupancy and equipment expense amounted to $162,261, $115,572 and $87,314 for the years ended December 31, 1995,
       1994 and 1993 respectively, of which $152,969, $109,931 and $83,099, respectively, represented equipment depreciation.

       Included in furniture and equipment at December 31, 1994 are assets held under capital leases of $338,075 (Note 12). Amortization of assets held under capital leases is included in depreciation expense for 1994 and 1993; accumulated amortization for these assets amounted to $201,290 and $156,453 as of December 31, 1994 and 1993, respectively.

NOTE 7.    DEPOSITS

       The following is a maturity distribution of time certificates of deposit:

                                             December 31,
                                                 1995


         Maturing in one year or less        $29,844,020
         Maturing from one to five years       6,881,930
         Maturing from five to ten years          53,913
                                             -----------

                                             $36,779,863
                                             ===========

       Included in time deposits on the balance sheets at December 31, 1995 and 1994 are out-of-area certificates of deposit (brokered deposits) of $2,179,420 and $14,506,440, respectively, which are considered volatile liabilities. Interest rates on these deposits, typically one-half percent higher than those offered in the normal course of business, range from 5.5% to 6.6%. These certificates mature in one year or less.


NOTE 8.  DEFINED CONTRIBUTION PLAN

         The Bank has established a 401(k) profit sharing plan which covers all employees who are at least 21 years of age and who have completed three months of service. Eligible employees may contribute a percentage of their annual compensation to the plan each year. The Bank matches a certain portion of employee contributions. For the years ended December 31, 1995, 1994 and 1993, the Bank matched $5,948, $6,277 and 3,106, respectively, of employee contributions under this plan.

         The Bank may also make additional discretionary contributions to the plan on behalf of employees who meet the eligibility requirements. These contributions are allocated based on the annual salary of the participants and amounted to $-0-, $-0-and $8,300 in 1995, 1994 and 1993, respectively.

         All plan members become fully vested after five years of service.


NOTE 9.  INCOME TAXES

         The Bank prepares its federal income tax return on a consolidated basis (Note 1). Federal income taxes are allocated to members of the consolidated group based on taxable income. State income tax returns are filed individually by each member of the consolidated group.

       Income taxes for the years ended December 31, 1995 and 1994 were as follows:

                                        ------------------December 31,-----------------
                                                 1995             1994            1993
                  Currently payable:
                   Federal                    $  15,930         $103,932        $    -0-
                   State                            -0-           13,152          29,270
                   Deferred                   (  10,615)          23,548         248,481
                                              ---------         --------        --------

                                              $   5,315         $140,632        $277,751
                                              =========         ========        ========

       Income tax expense included in the statements of income differs from that computed at the statutory rate of 34% primarily because of expenses deductible for financial reporting purposes that are not deductible for tax purposes and the effect of the surtax exemption.

       Temporary differences giving rise to deferred taxes consist primarily of start-up costs capitalized for tax purposes but expensed for financial reporting purposes and nondeductible provisions for loan losses.

       At December 31, 1995 and 1994 gross deferred tax assets and gross deferred tax liabilities were as follows:

                                                            1995      1994

         Gross deferred tax assets                        $288,650  $298,147
         Less:  Valuation allowance                            -0-       -0-
                                                          --------  --------
                                                           288,650   298,147
         Gross deferred tax liabilities                     85,338    19,152
                                                          --------  --------

               Net deferred tax asset                     $203,312  $278,995
                                                          ========  ========

          There was no change in the deferred tax asset valuation allowance during 1995 and 1994.


NOTE 10.  RELATED PARTY TRANSACTIONS

          The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

       Aggregate loan transactions with related parties were as follows:

                                ---------December 31,----------
                                      1995              1994

         Balance, beginning        $1,114,272        $  392,497
         New loans                    665,716           808,647
         Repayments               (   601,691)      (    86,872)
                                   ----------        ----------
         Balance, ending           $1,178,297        $1,114,272
                                   ==========        ==========

         Deposit accounts with related parties approximated $316,000 at December 31, 1995.

         The Bank formerly leased its offices from an affiliated corporation, of which most of its stockholders were directors of the Bank (Note 12). In August, 1995, the Bank's wholly owned subsidiary, Landmarkbanc Realty Holdings Corp., purchased the building from the affiliated corporation for $1,999,965, including closing costs.


NOTE 11. REPURCHASE AGREEMENTS

         Repurchase agreements generally mature within one to four days from the transaction date and are secured by securities in the Bank's investment portfolio.

         The maximum amount of repurchase agreements outstanding at any month-end during 1995 was $392,200; the monthly average amount of repurchase agreements outstanding during 1995 was $259,111.

         All securities collateralizing repurchase agreements are held in the Bank's name.


NOTE 12. LEASES

         The Bank was the lessee of certain computer equipment under capital leases which expired in 1995. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The Bank purchased the computer equipment upon expiration of the leases.

         The Bank leased its main office space from a related party (Note 10) under an operating lease until August, 1995. Subsequent to that date, the Bank leases its main office space from Landmarkbanc Realty Holdings Corp., a wholly- owned subsidiary. The lease has a term of fifteen years. All costs and expenses relating to the leased property, including taxes, insurance, and repairs and maintenance are paid by the Bank.

       The Bank also leases branch office facilities in West Lebanon, New Hampshire. The lease has an initial term of ten years which commenced on October 1, 1995, with two five year renewal periods. The Bank is responsible for the payment of utilities and taxes relating to the leased property.

       Approximate minimum future lease payments as of December 31, 1995, assuming no renewal options are exercised, for each of the next ten years and in the aggregate are:

         1996                                               $ 47,400
         1997                                                 47,400
         1998                                                 47,400
         1999                                                 47,400
         2000                                                 47,400
         Subsequent to 2000                                  225,150
                                                            --------

                                                            $462,150
                                                            ========

         Rent expense paid in connection with these leases for the years ended December 31, 1995, 1994 and 1993 amounted to $119,357, $123,185 and
         81,989, respectively.


NOTE 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, and interest rate caps and floors written on adjustable rate loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contractual amounts or notional amounts do not represent exposure to credit loss. The Bank controls the risk of interest rate cap agreements through credit approvals, limits and monitoring procedures.

         Contractual or notional amounts of off-balance-sheet financial instruments as of December 31 are as follows:


                                                             1995        1994
            Financial instruments whose contract
              amounts represent credit risk:
                Commitments to extend credit              $8,529,323  $6,360,597
                                                          ==========  ==========

                Standby letters of credit and
                  commercial letters of credit            $  152,741  $   24,237
                                                          ==========  ==========

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

         Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

         Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         The Bank enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans written by the Bank enables customers to transfer, modify, or reduce their interest rate risk.


NOTE 14. COMMITMENTS AND CONTINGENCIES

         In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, after consulting with the Bank's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

         The Bank has executed an agreement allowing it to obtain credit from the Federal Reserve Bank. Should the Bank utilize this credit, certain portions of the investment and loan portfolios would be pledged as collateral against the borrowings.

NOTE 15. PREFERRED STOCK

         During the period October, 1992 to January, 1994, the Bank offered for sale 100,000 shares of Series A $20 convertible, noncumulative, perpetual preferred stock, par value $1.00 per share, stated value $20 per share, in which a total of 55,500 shares were issued. Offering costs of $99,276 were charged to the preferred stock account in connection with the offerings.

         At their option, holders of Series A preferred stock have the right to convert any share of preferred stock into two fully-paid shares of common stock. Noncumulative dividends may be paid quarterly on this preferred stock, subject to declaration of the Board of Directors of the Bank. Any dividends declared may be automatically reinvested at the option of the holders of the preferred stock.

         A total of 600,000 shares of preferred stock are authorized, with 100,000 shares reserved for the dividend reinvestment plan. The total number of shares of preferred stock outstanding at December 31, 1995 and 1994, including shares issued pursuant to the dividend reinvestment plan, was 59,664 and 57,955, respectively.

         In the event of the liquidation, dissolution or winding up of the Bank, the liquidation preference of the preferred stock shareholders, if any, would be fixed by the Board of Directors in accordance with applicable law and the terms of the resolution which established the Series A preferred stock.


NOTE 16. WARRANTS

         The Bank has issued and delivered warrants to purchase shares of common stock to certain of its organizers and to the underwriter of its initial public offering.

         Transferable warrants to purchase an aggregate of 59,000 shares of common stock at a purchase price of $10.00 per share were issued on July 31, 1992 to certain organizers of the Bank, pursuant to a Warrant Resolution adopted by the Board of Directors on June 13, 1991. Further, pursuant to the terms of a Warrant Agreement dated March 28, 1991 among the Bank and the underwriter, the Bank is obligated to issue and deliver, upon payment of consideration of $100, transferable warrants to purchase an aggregate of 2,620 shares of common stock at a purchase price of $12.00 per share. The warrants expire in 1996.

NOTE 17.  FAIR VALUES OF FINANCIAL INSTRUMENTS

       The estimated fair values of the Bank's financial instruments at December 31, 1995, are as follows:

                                                                   Estimated
                                                      Carrying       Fair
                                                       Amount        Value
                  Financial assets:
                    Cash and due from banks          $ 1,743,476  $ 1,743,476
                    Federal funds sold                 1,980,000    1,980,000
                    Securities available-for-sale      9,523,269    9,523,269
                    Securities held-to-maturity          812,357      823,916
                    Loans, net                        42,861,602   42,630,482
                    Accrued interest receivable          341,795      341,795

                  Financial liabilities:
                    Deposits                          56,358,995   56,751,657
                    Securities sold under
                      repurchase agreements              303,953      303,953
                    Accrued interest payable              25,125       25,125

         The estimated fair values of commitments to extend credit and letters of credit were immaterial at December 31, 1995.

         The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.


NOTE 18. REGULATORY MATTERS

         In conjunction with the FDIC's approval of the Bank's application for federal deposit insurance, the Bank agreed to maintain a total equity capital and reserves to total assets ratio, as determined in accordance with applicable FDIC policy and regulations, of at least 10 percent during the first three years of its operations. After March 28, 1994, the Bank became subject to the FDIC's risk-based capital standards. These standards require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. According to these guidelines, the Bank is considered well-capitalized at December 31, 1995.

         New Hampshire law places restrictions on the Bank's ability to pay dividends. The Board of Directors may declare and pay dividends only to the extent that there is no impairment of the Bank's guaranty fund. The Bank must maintain a guaranty fund equal to 3 percent of the amount of all deposits in excess of $1,000,000. The guaranty fund consists of all capital stock in excess of $100,000 plus such additional amounts, transferred from net earnings, as may be necessary to make up the required amount.

NOTE 19. PRIOR PERIOD ADJUSTMENTS

         The accompanying financial statements for 1993 have been restated to correct errors in accounting for sales of loans and income recognition on a structured note. The effect of the restatement was to decrease net income for 1993 by $17,986, net of income tax of $6,519.


NOTE 20. SUBSEQUENT EVENTS

         In January, 1996, the Bank sold the mortgage-backed securities in its investment portfolio. The realized gain (before income taxes) on the sale amounted to $135,306. The Bank purchased collateralized mortgage obligations with the proceeds from the sale.

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION



                           DATED AS OF JULY 26, 1996



                                  BY AND AMONG



                                 LANDMARK BANK,

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                      AND

                             LAKE SUNAPEE BANK, fsb


                               TABLE OF CONTENTS                                         Page
                                                                                         ----

                                   ARTICLE 1.

                              CERTAIN DEFINITIONS


                                   ARTICLE 2.

                   REPRESENTATIONS AND WARRANTIES OF LANDMARK

 2.1.  Capital Structure of Landmark...................................................   A-3
 2.2.  Organization, Standing and Authority of Landmark................................   A-4
 2.3.  Ownership of Landmark Subsidiaries; Capital Structure of Landmark Subsidiaries..   A-4
 2.4.  Organization, Standing and Authority of Landmark Subsidiaries...................   A-4
 2.5.  Authorized and Effective Agreement..............................................   A-5
 2.6.  Regulatory Filings..............................................................   A-6
 2.7.  Financial Statements; Books and Records; Minute Books...........................   A-6
 2.8.  Material Adverse Change.........................................................   A-6
 2.9.  Absence of Undisclosed Liabilities..............................................   A-6
2.10.  Properties......................................................................   A-6
2.11.  Loans; Allowance for Loan Losses................................................   A-7
2.12.  Tax Matters.....................................................................   A-7
2.13.  Employee Benefit Plans..........................................................   A-8
2.14.  Certain Contracts...............................................................   A-9
2.15.  Legal Proceedings...............................................................   A-9
2.16.  Compliance with Laws............................................................  A-10
2.17.  Labor Matters...................................................................  A-10
2.18.  Brokers and Finders.............................................................  A-10
2.19.  Insurance.......................................................................  A-10
2.20.  Environmental Liability.........................................................  A-11
2.21.  Administration of Trust Accounts................................................  A-11
2.22.  Intellectual Property...........................................................  A-11
2.23.  Certain Information.............................................................  A-11
2.24.  Takeover Provisions.............................................................  A-12

                                   ARTICLE 3.

                       REPRESENTATIONS AND WARRANTIES OF
                                 NHTB AND BANK
 3.1.  Capital Structure of NHTB.......................................................  A-12
 3.2.  Organization, Standing and Authority of NHTB....................................  A-13
 3.3.  Ownership of NHTB Subsidiaries; Capital Structure of NHTB Subsidiaries..........  A-13
 3.4.  Organization, Standing and Authority of NHTB Subsidiaries.......................  A-13

                                                                                         Page
                                                                                         ----
 3.5.  Authorized and Effective Agreement..............................................  A-13
 3.6.  SEC Documents; Regulatory Filings...............................................  A-14
 3.7.  Financial Statements............................................................  A-15
 3.8.  Material Adverse Change.........................................................  A-15
 3.9.  Absence of Undisclosed Liabilities..............................................  A-15
3.10.  Brokers and Finders.............................................................  A-15
3.11.  Certain Information.............................................................  A-15
3.12.  Legal Proceedings..............................................................   A-16
3.13.  Compliance with Laws; Regulatory Examinations...................................  A-16
3.14.  Environmental Issues............................................................  A-16

                                   ARTICLE 4.

                                   COVENANTS
 4.1.  Shareholders' Meeting...........................................................  A-17
 4.2.  Proxy Statement; Registration Statement.........................................  A-17
 4.3.  Applications....................................................................  A-17
 4.4.  Best Efforts; Certain Notices and Information...................................  A-18
 4.5.  Investigation and Confidentiality...............................................  A-19
 4.6.  Press Releases..................................................................  A-19
 4.7.  Covenants of Landmark...........................................................  A-19
 4.8.  Closing; Articles of............................................................  A-21
 4.9.  Affiliates......................................................................  A-22
4.10.  Landmark Employees; Directors and Management; Indemnification...................  A-22

                                   ARTICLE 5.

                              CONDITIONS PRECEDENT
5.1.    Conditions Precedent to the Obligations of NHTB, Bank and Landmark.............  A-23
5.2.    Conditions Precedent to the Obligations of Landmark............................  A-25
5.3.    Conditions Precedent to the Obligations of NHTB and Bank.......................  A-26

                                                                                         Page
                                                                                         ----

                                 ARTICLE 6.

                       TERMINATION, WAIVER AND AMENDMENT
6.1.  Termination......................................................................  A-27
6.2.  Effect of Termination............................................................  A-28
6.3.  Non-Survival of Representations, Warranties and Covenants........................  A-28
6.4.  Waiver...........................................................................  A-28
6.5.  Amendment or Supplement..........................................................  A-28

                                   ARTICLE 7.

                                 MISCELLANEOUS
7.1.  Expenses.........................................................................  A-29
7.2.  Entire Agreement.................................................................  A-29
7.3.  No Assignment....................................................................  A-29
7.4.  Notices..........................................................................  A-29
7.5.  Captions.........................................................................  A-30
7.6.  Counterparts.....................................................................  A-30
7.7.  Governing Law....................................................................  A-30

                      AGREEMENT AND PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 26, 1996, by and among LANDMARK BANK ("Landmark"), a New Hampshire state chartered bank, New Hampshire Thrift Bancshares, Inc. ("NHTB"), a Delaware corporation and Lake Sunapee Bank, fsb, a federally chartered savings bank ("Bank").

                                   WITNESSETH

     WHEREAS, the parties hereto desire that Landmark shall be merged with and into Bank ("Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A ("Plan of Merger"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                              CERTAIN DEFINITIONS

     1.1. "NHTB Financial Statements" shall mean (i) the consolidated balance sheets of NHTB as of March 31, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by NHTB in SEC Documents and (ii) the consolidated balance sheets of NHTB and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by NHTB in SEC Documents with respect to periods ended subsequent to March 31, 1996.

     1.2. "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.3. "Code" shall mean the Internal Revenue Code of 1986.

     1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.5. "Effective Date" shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

     1.6. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.7. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.8. "FDIA" shall mean the Federal Deposit Insurance Act.

     1.9. "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.10. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.11. "Investment Company Act" means the Investment Company Act of 1940, as amended.

     1.12. "Material Adverse Effect" shall mean, with respect to Landmark or NHTB, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and, in the case of NHTB, its subsidiaries taken as a whole; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a party resulting directly or indirectly from (1) changes in interest rates (provided that each party is in compliance with its asset/liability management policy as disclosed to the other party prior to the date of this Agreement, as Landmark's asset liability management policy may be revised thereafter with NHTB's concurrence),
(2) changes in state and federal regulations or legislation affecting New Hampshire banks or federally chartered savings banks or (3) assessments which may be imposed on financial institutions whose deposits are insured by the Savings Association Insurance Fund; (ii) or matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

     1.13. "Landmark Financial Statements" shall mean (i) the balance sheets of Landmark as of March 31, 1996 and as of December 31, 1995, 1994 and 1993 and the related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 and (ii) the balance sheets of Landmark and related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) with respect to quarterly periods ended subsequent to March 31, 1996.

     1.14. "OTS" shall mean the Office of Thrift Supervision of the Department of the Treasury.

     1.15. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1995 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.

     1.16. "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of NHTB or Landmark to solicit their votes in connection with this Agreement and the Plan of Merger.

     1.17. "Registration Statement" shall mean the registration statement with respect to the NHTB Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.18. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.19. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     1.20. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.21. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     1.22. "Stock Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith by and between Landmark and NHTB pursuant to which Landmark will grant NHTB the right to purchase certain shares of Landmark Common Stock (as defined below).

     1.23. "Tier 1 capital" shall mean the sum of (i) the par value of outstanding Landmark Common Stock, (ii) surplus, (iii) the par value of outstanding Landmark Preferred Stock, (iv) less cumulative dividends paid on Landmark Preferred Stock, (v) plus or minus any gains/loss on held to maturity and available for sale investments net of applicable tax adjustments, (vi) plus or minus any retained earnings/deficit, determined in accordance with Generally Accepted Accounting Principles.

     Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles 2, 3 and 4 hereof.


                                   ARTICLE 2.
                   REPRESENTATIONS AND WARRANTIES OF LANDMARK

     Landmark hereby represents and warrants to NHTB and Bank as follows:

2.1. CAPITAL STRUCTURE OF LANDMARK

     As of the date hereof, (i) the authorized capital stock of Landmark consists of 865,658 shares of common stock, par value $1.00 per share ("Landmark Common Stock"), of which not more than 354,138 shares are issued and outstanding and 600,000 shares of preferred stock, par value $1.00 per share ("Landmark Preferred Stock") of which not more than 59,667 shares are issued and outstanding and which upon conversion pursuant to Section 4.7(d) hereof will be converted into 119,334 shares of Landmark Common Stock.
No shares of Landmark Common Stock or Landmark Preferred Stock are held in its treasury. No shares of Landmark Common Stock are reserved for issuance except as Previously Disclosed and except for 94,221 shares of Landmark Common Stock reserved for issuance under the Stock Option Agreement (as such number of shares may be adjusted pursuant to the terms of the Stock Option Agreement). All outstanding shares of Landmark Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed and except for options to acquire shares of Landmark Common Stock pursuant to the Stock Option Agreement, Landmark does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Landmark. None of the shares of Landmark's capital stock has been issued in violation of the preemptive rights of any person.

2.2. ORGANIZATION, STANDING AND AUTHORITY OF LANDMARK

     Landmark is a duly organized bank, validly existing and in good standing under the laws of New Hampshire with full power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Landmark. Except as Previously Disclosed, Landmark does not own, directly or indirectly, five percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization.

2.3. OWNERSHIP OF LANDMARK SUBSIDIARIES; CAPITAL STRUCTURE OF LANDMARK SUBSIDIARIES

     Landmark does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "Landmark Subsidiaries" and individually a "Landmark Subsidiary"). The outstanding shares of capital stock or other equity interests of the Landmark Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or interests are directly or indirectly owned by Landmark free and clear of all liens, claims and encumbrances. No Landmark Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Landmark Subsidiary, and there are no agreements, understandings or commitments relating to the right of Landmark to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any Landmark Subsidiary has been issued in violation of the preemptive rights of any person.

2.4. ORGANIZATION, STANDING AND AUTHORITY OF LANDMARK SUBSIDIARIES

     Each Landmark Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each Landmark Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Landmark. Each Landmark Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Landmark.

2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Landmark has all requisite corporate power and authority to enter into and perform all its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Landmark, including without limitation the approval of a majority of the disinterested directors of Landmark, except that the affirmative vote of the holders of at least a majority of the shares of Landmark Common Stock is the only shareholder vote required to approve the Plan of Merger pursuant to Chapter 393 of the New Hampshire Revised Statutes Annotated and Landmark's Amended Articles of Agreement and Bylaws. The Board of Directors of Landmark has directed that this Agreement and the Plan of Merger be submitted to Landmark's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Landmark, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by Landmark with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Amended Articles of Agreement or Bylaws of Landmark, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, pledge, security interest, charge or encumbrance upon any property or asset of Landmark pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Landmark, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Landmark.

     (d) Other than as contemplated by Sections 4.1 and 4.3 hereof and as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Landmark on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of

Merger or the consummation of the transactions contemplated hereby or thereby other than the filing of a certificate or articles of merger or similar document with the appropriate New Hampshire state authorities.

2.6. REGULATORY FILINGS

     Landmark has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

2.7. FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Landmark Financial Statements fairly present the financial position of Landmark as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Landmark for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of Landmark fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Landmark contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.8. MATERIAL ADVERSE CHANGE

     Except as Previously Disclosed, Landmark has not suffered any material adverse change that would have a Material Adverse Effect on its financial condition, results of operations or business since December 31, 1995.

2.9. ABSENCE OF UNDISCLOSED LIABILITIES

     Landmark has no liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Landmark, or that, when combined with all similar liabilities, would be material to Landmark, except as Previously Disclosed or as disclosed in the Landmark Financial Statements issued prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 1995.

2.10.  PROPERTIES

     Landmark has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Landmark and which are reflected on the Landmark Financial Statements as of December 31, 1995 or acquired after such date, except
(i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and

(iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Landmark, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Landmark are valid and enforceable in accordance with their respective terms and Landmark is not in default or in violation of any such lease.

2.11.  LOANS; ALLOWANCE FOR LOAN LOSSES

     (a) Except as Previously Disclosed, each loan reflected as an asset in the Landmark Financial Statements (i) for all loans with an original principal amount in excess of $50,000 represents a first lien position with respect to the collateral securing the loan, (ii) is in all material respects evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iv) is not subject to any known material defenses, set-off or counterclaims except as may be provided under bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (b) Except as Previously Disclosed, as of June 30, 1996, Landmark was not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Landmark or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Landmark and that are subject to Section 22(h) of the Federal Reserve Act, as amended, comply therewith.

     (c) In Landmark's reasonable judgement, the allowance for possible losses reflected in the Landmark's audited statement of condition at December 31, 1995 was, and the allowance for possible losses shown on the balance sheets for periods ending after December 31, 1995 have been and will be, adequate, as of the dates thereof, under generally accepted accounting principles consistently applied.

2.12.  TAX MATTERS

     (a) All references to Landmark in this Section 2.12 shall include Landmark and each Landmark Subsidiary, either individually or collectively, as the context may require.

     (b) Landmark has timely filed federal income tax returns for each year through December 31, 1995 and has timely filed all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Landmark. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes in accordance with generally accepted accounting principles. As of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date (or that portion of any period that is prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof in accordance with generally accepted accounting principles. Except as Previously Disclosed, no (i) audit examination, (ii) deficiency or
(iii) refund litigation with respect to any tax is pending. Landmark will not have any material liability for any taxes in excess of amounts paid or reserves or accruals established.

     (c) All federal, state and local (and, if applicable, foreign) tax returns filed by Landmark are complete and accurate in all material respects. Landmark is not delinquent in the payment of any tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Landmark which have not been settled and paid. There are currently no agreements in effect with respect to Landmark to extend the period of limitations for the assessment or collection of any tax.

     (d) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Landmark prior to or following consummation of the transactions contemplated hereby could result in Landmark making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

2.13.  EMPLOYEE BENEFIT PLANS

     (a) Prior to the Closing Date, Landmark will make available to NHTB true and complete copies of (i) all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Landmark, (ii) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(iii) the most recent annual reports filed with any government agency, and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

     (b) Neither Landmark nor any pension plan maintained by Landmark has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Landmark does not participate in, and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

     (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Landmark which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and Landmark knows of no reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Landmark which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on Landmark.

     (f) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by Landmark did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

2.14.  CERTAIN CONTRACTS

     (a) Except as Previously Disclosed, Landmark is not a party to, or bound by, (i) any material contract, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of Landmark's banking business) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Landmark or the guarantee by Landmark of any such obligation, other than instruments relating to transactions entered into in the customary course of business, (iii) any written or oral agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union.

     (b) Landmark is not in default in any material respect under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

2.15.  LEGAL PROCEEDINGS

     There are no actions, suits or proceedings instituted, pending or, to the knowledge of Landmark, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Landmark or against any asset, interest or right of Landmark that, if determined adversely to Landmark, would, individually or in the aggregate, have a Material Adverse Effect on Landmark. To the knowledge of Landmark, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Landmark, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of Landmark, that might give rise to a claim for indemnification and that, in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Landmark and, to the knowledge of Landmark, there is no reasonable basis for any such action, suit or proceeding.

2.16.  COMPLIANCE WITH LAWS

     Except as Previously Disclosed, Landmark is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Landmark, and Landmark has not received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Landmark is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any communication requesting that it enter into any of the foregoing.

2.17.  LABOR MATTERS

     With respect to its employees, Landmark is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1996, Landmark has not experienced any attempt by organized labor or its representatives to make Landmark conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Landmark. There is no unfair labor practice charge or other complaint by any employee or former employee of Landmark against it pending before any governmental agency arising out of Landmark's activities; there is no labor strike or labor disturbance pending or, to the knowledge of Landmark, threatened against it; and Landmark has not experienced a work stoppage or other labor difficulty. Landmark is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and is in compliance with applicable employment tax laws.

2.18.  BROKERS AND FINDERS

     Neither Landmark nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Landmark has engaged and will pay a fee to McConnell, Budd & Downes, Inc. as Previously Disclosed.

2.19.  INSURANCE

     Landmark currently maintains insurance in amounts reasonably necessary for its operations. Landmark has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Landmark has not been refused any insurance coverage sought or applied for, and Landmark has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Landmark. The deposits of Landmark are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA, and Landmark has paid all assessments and filed all reports required by the FDIA.

2.20.  ENVIRONMENTAL LIABILITY

     Landmark has not received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Landmark, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Landmark of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Landmark; there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Landmark is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

2.21.  ADMINISTRATION OF TRUST ACCOUNTS

     Except as Previously Disclosed, Landmark does not currently and has not previously administered any accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

2.22.  INTELLECTUAL PROPERTY

     Landmark owns the entire right, title and interest in and to, or has valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct the business and operations of Landmark as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Landmark. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Landmark.

2.23.  CERTAIN INFORMATION

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the Landmark shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the Landmark shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Landmark relating to Landmark shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

2.24.  TAKEOVER PROVISIONS

     The transactions contemplated by this Reorganization Agreement are exempt from any applicable state takeover law.


                                   ARTICLE 3.
                       REPRESENTATIONS AND WARRANTIES OF
                                 NHTB AND BANK

     NHTB and Bank hereby jointly and severally represent and warrant to Landmark as follows:

3.1. CAPITAL STRUCTURE OF NHTB

     (a) As of the date hereof, (i) the authorized capital stock of NHTB consists solely of 5,000,000 shares of common stock ("NHTB Common Stock") and 2,500,000 shares of preferred stock ("NHTB Preferred Stock"), (ii) there are not more than 1,689,503 shares of NHTB Common Stock issued and outstanding, 457,779 shares of NHTB Common Stock held in its treasury, and no shares of NHTB Preferred Stock issued and outstanding, and (iii) 112,490 shares of NHTB Common Stock are reserved for issuance under employee stock option plans ("NHTB Stock Option Plans").

     (b) As of the date hereof, except for shares of NHTB Common Stock subject to options under the NHTB Stock Option Plans, NHTB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of NHTB. There are no agreements or understandings to which NHTB is a party with respect to the voting of any shares of NHTB Common Stock or which restrict the transfer of such shares.

     (c) All outstanding shares of NHTB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of NHTB's capital stock has been issued in violation of the preemptive rights of any person. The shares of NHTB Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

3.2. ORGANIZATION, STANDING AND AUTHORITY OF NHTB

     NHTB is a duly organized corporation, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NHTB. NHTB is registered as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended.

3.3. OWNERSHIP OF NHTB SUBSIDIARIES; CAPITAL STRUCTURE OF NHTB SUBSIDIARIES

     NHTB does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "NHTB Subsidiaries" and individually a "NHTB Subsidiary"). The outstanding shares of capital stock or other equity interests of the NHTB Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or interests are directly or indirectly owned by NHTB free and clear of all liens, claims and encumbrances. No NHTB Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any NHTB Subsidiary, and there are no agreements, understandings or commitments relating to the right of NHTB to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any NHTB Subsidiary has been issued in violation of the preemptive rights of any person.

3.4. ORGANIZATION, STANDING AND AUTHORITY OF NHTB SUBSIDIARIES

     Each NHTB Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each NHTB Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on NHTB. Each NHTB Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on NHTB.

3.5. AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Each of NHTB and Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement; the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NHTB and Bank, other than the affirmative vote of the holders of a majority of the votes cast by the holders of NHTB Common Stock eligible to vote thereon, which is required to authorize the issuance of NHTB Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with National Association of Securities Dealers Automated Quotation ("NASDAQ") policy. The Board of Directors of NHTB has directed that this Agreement and the Plan of Merger be submitted to NHTB's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of NHTB and Bank, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by NHTB or Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of NHTB or any NHTB Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NHTB or any NHTB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NHTB or any NHTB Subsidiary, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NHTB.

     (d) Except for approvals specified in Sections 4.1 and 4.3 hereof, and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by NHTB or Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

3.6. SEC DOCUMENTS; REGULATORY FILINGS

     NHTB has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. NHTB and each of the NHTB Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7. FINANCIAL STATEMENTS

     The NHTB Financial Statements fairly present the consolidated financial position of NHTB and the consolidated NHTB Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of NHTB and the consolidated NHTB Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein.

3.8. MATERIAL ADVERSE CHANGE

     NHTB has not, on a consolidated basis, suffered any material adverse change that would have a Material Adverse Effect on its financial condition, results of operations or business since December 31, 1995.

3.9. ABSENCE OF UNDISCLOSED LIABILITIES

     Neither NHTB nor any NHTB Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to NHTB on a consolidated basis, or that, when combined with all similar liabilities, would be material to NHTB on a consolidated basis, except as Previously Disclosed, as disclosed in the NHTB Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1995.

3.10.  BROKERS AND FINDERS

     Neither NHTB nor any NHTB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that NHTB has engaged and will pay a fee to HAS Associates, Inc.

3.11.  CERTAIN INFORMATION

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the NHTB shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the NHTB shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by NHTB relating to NHTB and the NHTB Subsidiaries shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.12.  LEGAL PROCEEDINGS

     Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries, taken as a whole, neither NHTB nor any of the NHTB Subsidiaries is a party to any, and there are no pending or, to the best of NHTB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against NHTB or any of the NHTB Subsidiaries; and neither NHTB nor any of the NHTB Subsidiaries is a party to or subject to any order, judgment or decree.

3.13.  COMPLIANCE WITH LAWS; REGULATORY EXAMINATIONS

     (a) NHTB and each of the NHTB Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to NHTB or any of the NHTB Subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries taken as a whole, and neither NHTB or any of the NHTB Subsidiaries has knowledge of any violation of any of the above.

     (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of NHTB and the NHTB Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of NHTB, investigation into the business or operations of NHTB or any of the NHTB Subsidiaries since December 31, 1995. NHTB has not received any objection from any regulatory agency to NHTB's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of NHTB or any of the NHTB Subsidiaries.

3.14.  ENVIRONMENTAL ISSUES

     Except where such violation, liability or noncompliance would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries, taken as a whole: (i) neither NHTB nor any of the NHTB Subsidiaries has violated during the last five years or is in violation of any federal, state or local environmental law; (ii) none of the properties owned or leased by NHTB or any NHTB Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither NHTB nor any of the NHTB Subsidiaries is liable for any off-site contamination; (iv) neither NHTB nor any of the NHTB Subsidiaries is liable under any federal, state or local environmental law; and (v) NHTB and each of the NHTB Subsidiaries is, and has during the last five years been, in compliance with, all of their respective permits, licenses and other authorizations referred to under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

                                 ARTICLE 4.
                                 COVENANTS

4.1.  SHAREHOLDERS' MEETING

          NHTB and Landmark shall submit this Reorganization Agreement and the Plan of Merger and, in the case of NHTB, the issuance of NHTB Common Stock thereunder, to their respective shareholders for approval at annual or special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of Landmark and NHTB as determined by each after consultation with such board's counsel, the boards of directors of NHTB and Landmark shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval. The Boards of Directors of NHTB and Landmark in discharging their respective fiduciary duties, may request and take into consideration a letter from each of their respective financial consultants to the effect that in such financial consultant's opinion, the consideration to be received by holders of Landmark Common Stock in connection with the Merger is fair to their respective shareholders from a financial point of view.

4.2.  PROXY STATEMENT; REGISTRATION STATEMENT

          As promptly as practicable after the date hereof, NHTB and Landmark shall cooperate in the preparation of a Proxy Statement to be mailed to the shareholders of Landmark and NHTB in connection with the Merger and the transactions contemplated thereby and to be filed by NHTB as part of the Registration Statement. It is anticipated that NHTB and Landmark will present the Merger to their respective shareholders pursuant to the Proxy Statement. NHTB will advise Landmark, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the NHTB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. NHTB shall take all actions necessary to register or qualify the shares of NHTB Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. NHTB shall apply for approval to list the shares of NHTB Common Stock to be issued in the Merger on the NASDAQ, subject to official notice of issuance, prior to the Effective Date.

4.3.  APPLICATIONS

          As promptly as practicable after the date hereof, NHTB shall submit any requisite applications or petitions for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the OTS pursuant to the Bank Merger Act and 12 C.F.R. (S) 563.22, and (ii) to the New Hampshire Bank Commissioner pursuant to Chapter 393 or other applicable section of the New Hampshire Revised Statutes Annotated, and the regulations promulgated thereunder. Each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger.

Landmark and NHTB each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

4.4.  BEST EFFORTS; CERTAIN NOTICES AND INFORMATION

          (a) NHTB, Bank, and Landmark shall each use its best efforts in good faith, and NHTB shall cause its subsidiaries to use their best efforts in good faith, to (a) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Landmark shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of NHTB, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger. In the event that any party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties.

          (b) Landmark shall give prompt notice to NHTB, and NHTB shall give prompt notice to Landmark, in each case within five (5) business days of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of Landmark, NHTB or the Bank, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

          (c) Landmark shall provide and shall request its auditors to provide NHTB with such historical financial information regarding it (and related audit reports and consents) as NHTB may reasonably request for securities disclosure purposes.

          (d) During the period from the date of this Agreement until the earlier to occur of the Effective Date or the termination of this Agreement pursuant to Section 6.1 hereof, NHTB shall, from time to time when deemed appropriate by NHTB or when requested by Landmark, cause one or more of its representatives to confer with representatives of Landmark and report any relevant information relating to any material transactions outside of NHTB's ordinary course of business.

4.5.  INVESTIGATION AND CONFIDENTIALITY

          Landmark and NHTB each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. NHTB and Landmark each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. NHTB and Landmark agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's subsidiaries or representatives pursuant to Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated February 15, 1996 by and between Landmark and NHTB (the "Confidentiality Agreement").

4.6.  PRESS RELEASES

          Landmark and NHTB shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger, the Stock Option Agreement or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

4.7.  COVENANTS OF LANDMARK

          (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Stock Option Agreement or consented to or approved by NHTB, Landmark shall use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

          (b) Except with the prior written consent of NHTB or except as Previously Disclosed or except as expressly contemplated or permitted by this Reorganization Agreement, the Plan of Merger, or the Stock Option Agreement Landmark shall not:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

          (3) issue any shares of its capital stock (except for the issuance of the Landmark Common Stock pursuant to Section 4.7(d) hereof) or permit any treasury shares to become outstanding other than pursuant to the Stock Option Agreement;

          (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

          (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

          (6) amend its Articles of Agreement or bylaws;

          (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

          (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

          (9) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

          (10) enter into any material swap, hedge or other similar off-balance sheet transaction;

          (11) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments that exceed $10,000 in any instance or $25,000 in the aggregate;

          (12) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees;

          (13) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees;

          (14) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (15) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

          (16) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by law;

          (17) solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Landmark or any business combination with Landmark other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify NHTB as soon as practicable if any such inquiries or proposals are received by Landmark, or if Landmark or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type described in this paragraph; or

          (18) agree to do any of the foregoing.

          (c) Landmark agrees to approve, execute and deliver any amendment to this Reorganization Agreement and the Plan of Merger and any additional plans and agreements requested by NHTB to modify the structure of, or to substitute parties to, the transactions contemplated hereby; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be delivered to the shareholders of Landmark in connection with the Merger, (ii) adversely affect the tax treatment to the shareholders of Landmark as a result of receiving such merger consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 4.3 hereof or the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

          (d) Prior to the Effective Date, Landmark agrees to take any and all action necessary to cause all outstanding shares of Landmark Preferred Stock to be converted into shares of Landmark Common Stock pursuant to the provisions of the Statement of Designation adopted by the Board of Directors of Landmark on October 14, 1992.

          (e) Contemporaneous with the signing of this Agreement, the directors of Landmark will enter into an agreement in the form attached hereto as Exhibit A, whereby they will vote all shares of Landmark Common Stock held by them for the approval of the Merger.

4.8.  CLOSING; ARTICLES OF COMBINATION

          The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing ("Closing") to be held at the offices of New Hampshire Thrift Bancshares, 9 Main Street, Newport, New Hampshire, at 10:00 a.m. on the first business day that is at least 10 calendar days after the date on which the last of all required approvals for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, or at such other place, date or time as NHTB and Landmark may mutually agree upon, with the Merger to be consummated after such intermediate steps as NHTB may specify. The Merger shall be effective at the time and on the date specified in the articles of combination to be filed with the Secretary of the Office of Thrift Supervision (the "Effective Date").

4.9.  AFFILIATES

          Landmark and NHTB shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Landmark within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Landmark shall use its best efforts to cause each person so identified to deliver to NHTB, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any NHTB Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder.

4.10.  LANDMARK EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

          (a) All employees of Landmark as of the Effective Date shall become employees of NHTB or a NHTB Subsidiary as of the Effective Date. Nothing in this Agreement shall give any employee of Landmark a right to continuing employment with NHTB after the Effective Date. As soon as practicable after the Effective Date, NHTB shall provide or cause to be provided to all employees of Landmark who remain employed by NHTB or any NHTB Subsidiary after the Effective Date with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of NHTB or NHTB's Subsidiaries holding similar positions, including without limitation employee benefits provided in accordance with NHTB's severance policy, subject to the terms and conditions under which those employee benefits are made available to such employees; provided that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Landmark (including service with a predecessor corporation) prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of NHTB, and provided further that this
Section 4.10(a) shall not be construed to limit the ability of NHTB and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

          (1) In the event any employee of NHTB who was employed by Landmark at the Effective Date is terminated from NHTB within one year after the Effective Date, in addition to any severance payment, each such employee shall be reimbursed for the costs they incur for COBRA coverage during such employee's severance period (for purposes hereof, the term severance period shall mean that period of time for which severance pay is paid), provided, however, that on or prior to any payment by NHTB pursuant to this provision, each such employee executes a release of claim in favor of NHTB in the form attached hereto as Exhibit B.

          (2) NHTB or Bank agrees to make a payment, in the amount Previously Disclosed to Landmark, on the Effective Date to an employee of Landmark who is a party to an employment agreement with Landmark. Such payment shall be made in complete satisfaction of all liabilities and obligations of Landmark, NHTB and Bank under such employment agreement; provided, however, that there shall have been delivered to NHTB, at or prior to the Effective Date, a written acknowledgment signed by such person that the payment to be made to him is in full and complete satisfaction of all liabilities and obligations of Landmark, NHTB and Bank, and each of their affiliates, officers, directors and agents under such employment agreement and a release signed by such person of all such parties from further liability in connection with the employment agreement and provided further, that such payment shall not be in violation of 12 C.F.R. (S) 359.

          (b) As Previously Disclosed, NHTB's Board of Directors shall take all requisite action to appoint as directors of NHTB, effective as of the Effective Date, one director for a three year term and a second director to a two year term, and Bank's Board of Directors shall take all requisite action to elect as directors of Bank, effective as of the Effective Date, one director for a three year term, a second director for a two year term and a third director for a one year term. Both NHTB's Board of Directors and Bank's Board of Directors shall, prior to the expiration of each such person's initial appointed term, use their respective reasonable efforts consistent with their fiduciary duties to nominate such persons and seek such person's election to their respective Boards of Directors for an additional term after each person's original term expires.

          (c) From and after the Effective Date, Bank shall indemnify persons who served as directors and officers of Landmark on or before the Effective Date in accordance with and subject to the provisions of Landmark's Amended Articles of Agreement and Bylaws as delivered to NHTB prior to the execution of this reorganization Agreement. From and after the Effective Date, NHTB will cause the persons who served as directors or officers of Landmark on or before the Effective Date to be covered by Landmark's existing directors' and officers' liability insurance policy (or policies of at least the same coverage and amounts and containing terms and conditions which are not less advantageous than such policy); provided that no such person shall be entitled to insurance coverage more favorable than that provided to the person in such capacity at the date hereof with respect to acts or omissions resulting from the person's service as such on or prior to the Effective Date, and provided further that NHTB shall not be required to expend in any year more than 150 percent of the current per annum amount expended by Landmark to maintain or procure insurance coverage pursuant hereto. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than 3 years after the Effective Date.


                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

5.1.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NHTB, BANK AND LANDMARK

          The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

          (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Board of Directors of NHTB materially and adversely affects the anticipated economic and business benefits to NHTB of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

          (c) A Registration Statement (including any post-effective amendment thereto) shall have been filed with the Commission and shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of NHTB threatened by the Commission to suspend the effectiveness of such Registration Statement;

          (d) NHTB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (e) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Landmark is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Landmark;

          (f) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

          (g) The shares of NHTB Common Stock that may be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance; and

          (h) Landmark and NHTB shall have received opinions of their respective counsels substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing on the Effective Date, for federal income tax purposes:

          (1) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

          (2) No gain or loss will be recognized by Landmark on the transfer of its assets to Bank pursuant to the Merger;

          (3) No gain or loss will be recognized by NHTB or by Bank on the issuance of shares of NHTB Common Stock to shareholders of Landmark pursuant to the Merger;

          (4) No gain or loss will be recognized by a shareholder of Landmark who exchanges shares of Landmark stock for shares of NHTB Common Stock (except with respect to cash received in lieu of a fractional share interest in NHTB Common Stock);

          (5) The tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger shares of Landmark stock for shares of NHTB Common Stock will be the same as the tax basis of the shares of Landmark stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

          (6) The holding period of the shares of NHTB Common Stock to be received by a shareholder of Landmark pursuant to the Merger will include the period during which such shareholder held the shares of Landmark stock surrendered in exchange therefor, provided that the shares of Landmark stock surrendered is held as a capital asset as of the Effective Date.

5.2.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LANDMARK

          The obligations of Landmark to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Landmark pursuant to Section 6.4 hereof:

          (a) The representations and warranties of NHTB and Bank set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Landmark; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on NHTB;

          (b) NHTB and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger prior to the Effective Date;

          (c) NHTB and Bank each shall have delivered to Landmark a certificate, dated the Closing Date and signed by its President or Chief Financial Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

          (d) Landmark shall have received from Shatswell, MacLeod & Company a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding NHTB, in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

          (e) Landmark shall have received an opinion of Thacher Proffitt & Wood, counsel to NHTB, dated the Closing Date, as to such matters as Landmark may reasonably request with respect to the transactions contemplated hereby.

          (f) Landmark shall have received a letter from its financial consultants, dated as of a date not more than five (5) days prior to the date the Proxy Statement contemplated by Section

4.2 is mailed to stockholders, containing its opinion that the consideration to be paid to holders of Landmark Common Stock in connection with the Merger is fair to such shareholders from a financial point of view.

5.3.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NHTB AND BANK

          The respective obligations of NHTB and Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by NHTB pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Landmark set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by NHTB; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Landmark;

          (b) Landmark shall have, in all material respects, performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

          (c) Landmark shall have delivered to NHTB and Bank a certificate, dated the Closing Date and signed by its President and Chief Executive Officer to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this section have been satisfied;

          (d) NHTB shall have received from A.M. Peisch & Company a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding Landmark, in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

          (e) NHTB and Bank shall have received an opinion of Gallagher, Callahan & Gartrell, counsel to Landmark, dated the Closing Date, as to such matters as NHTB and Bank may reasonably request with respect to the transactions contemplated hereby.

          (f) Landmark's allowance for loan losses on the balance sheet of Landmark as of the last month immediately preceding the Effective Date shall be at least $600,000 and Landmark's Tier 1 capital ratio (determined in accordance with Generally Accepted Accounting Principles, including any adjustments required under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities") shall be at least 6%, provided, however, that if such capital ratio is between 6% and 5.8%, NHTB shall be obligated to consummate the Merger only upon the adjustments to the Exchange Ratio and the Cash Election Price provided in Section 5.1(f) of the Plan of Merger.

          (g) Any Landmark shareholder who after the Closing Date would become beneficial owner of more than 3% of the outstanding shares of NHTB Common Stock has entered into an agreement in the form of Exhibit C hereto that such stockholder, for a period of 2 years after the Closing Date, will not vote any shares beneficially owned by him in excess of 3% of the outstanding shares of NHTB.

          (h) NHTB shall have received a letter from its financial consultants, dated as of a date not more than five (5) days prior to the date the Proxy Statement contemplated by Section 4.2 is mailed to stockholders, confirming its oral opinion delivered prior to the date of this Agreement, that the Merger is fair to NHTB's shareholders from a financial point of view.


                                   ARTICLE 6.
                       TERMINATION, WAIVER AND AMENDMENT

6.1.  TERMINATION

          This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of NHTB and
Landmark:

          (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto.

          (b) At any time on or prior to the Closing Date, by NHTB in writing, if Landmark has, or by Landmark in writing, if NHTB or Bank has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger, or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

          (c) At any time, by any party hereto in writing, if the applications for prior approval or consents referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Merger.

          (d) At any time, by any party hereto in writing, if the shareholders of NHTB or Landmark do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose.

          (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on June 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

          (f) By Landmark, if the NHTB price (as that term is defined in the Plan of Merger) is less than $6.50 and Landmark provides written notice to NHTB prior to the third business day immediately preceding the Closing Date of its intent to terminate this Agreement pursuant to this Section 6.1(f) and NHTB does not elect to increase the Exchange Ratio (as that term is defined in the Plan of Merger), as agreed to by Landmark.

6.2.  EFFECT OF TERMINATION

          In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality, press releases and expenses set forth in Sections 4.5, 4.6, 7.1 and 7.7 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3.  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

          All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive NHTB, Bank or Landmark (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either NHTB or Landmark, the aforesaid representations, warranties and covenants being material inducements to the consummation by NHTB, Bank and Landmark of the transactions contemplated herein.

6.4.  WAIVER

          Except with respect to any required shareholder or regulatory approval, NHTB and Landmark, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of NHTB and Landmark) extend the time for the performance of any of the obligations or other acts of Landmark, on the one hand, or NHTB or Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that, after any such approval by the shareholders of Landmark, no such modification shall (i) alter or change the amount or kind of Merger consideration to be received by holders of Landmark Common Stock as provided in the Plan of Merger, or (ii) adversely affect the tax treatment to Landmark shareholders as a result of the receipt of such Merger consideration.

6.5.  AMENDMENT OR SUPPLEMENT

          This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

                                   ARTICLE 7.
                                 MISCELLANEOUS

7.1.  EXPENSES

          Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that NHTB and Landmark each shall bear and pay 50 percent of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

7.2.  ENTIRE AGREEMENT

          This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.  NO ASSIGNMENT

          No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.  NOTICES

          All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

          If to Landmark:

                  Landmark Bank
                  106 Hanover Street
                  Lebanon, New Hampshire 03766-1006
                  Attention: Paul P. Tierney
                  Facsimile No.:  603-448-8956

          With a copy to:

                  Gallagher, Callahan & Gartrell, P.A.
                  214 North Main Street
                  Concord, New Hampshire 03301
                  Attention:  Denis Maloney, Esquire
                  Facsimile No.:  603-224-7588

          If to NHTB or Bank:

                  New Hampshire Thrift Bancshares, Inc.
                  9 Main Street
                  Newport, New Hampshire  03773
                  Attention: Stephen W. Ensign
                  Facsimile No.:  603-863-5025

          With a copy to:

                  Thacher Proffitt & Wood
                  1500 K Street, N.W.
                  Suite 200
                  Washington, D.C. 20005
                  Attention: Richard A. Schaberg, Esquire
                  Facsimile No.: (202) 347-5862 or (202) 347-6238


7.5. CAPTIONS

          The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.  COUNTERPARTS

          This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.  GOVERNING LAW

          This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to agreements made and entirely to be performed within such jurisdiction without regard to conflicts of laws principles, except to the extent Delaware or federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                             LANDMARK BANK

                             By:

                                    /s/ Paul P. Tierney
                                    -------------------------------------------
                                    Paul P. Tierney
                                    President and Chief Executive Officer

                             NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                             By:

                                    /s/ Stephen W. Ensign
                                    -------------------------------------------
                                    Stephen W. Ensign,
                                    President and Chief Executive Officer


                             LAKE SUNAPEE BANK, fsb

                             By:

                                    /s/ Stephen W. Ensign
                                    -------------------------------------------
                                    Stephen W. Ensign,
                                    President and Chief Executive Officer

                                             July 26, 1996



New Hampshire Thrift Bancshares, Inc.
9 Main Street
P. O. Box 29
Newport, NH   03773-0029

Dear Sirs:

     The undersigned is a director of Landmark Bank ("Landmark") and is the beneficial holder of shares of common stock of Landmark ("Landmark Common Stock").

     Landmark, New Hampshire Thrift Bancshares, Inc. ("NHTB") and Lake Sunapee Bank, fsb ("Bank") are considering the execution of an Agreement and Plan of Merger ("Merger Agreement") and an Agreement and Plan of Reorganization ("Reorganization Agreement") contemplating the merger of Landmark with and into Bank ("Merger"), such execution being subject in the case of NHTB to the execution and delivery of this letter agreement ("Agreement"). In consideration of the substantial expenses that NHTB and the Bank will incur in connection with the transactions contemplated by the Merger Agreement and the Reorganization Agreement and in order to induce NHTB and Bank to execute the Merger Agreement and the Reorganization Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his/her capacity as a shareholder of Landmark and not in his capacity as a director of Landmark, as follows:

     1. The undersigned will vote or cause to be voted for approval of the Merger Agreement and the Reorganization Agreement all of the shares of Landmark Common Stock the undersigned is entitled to vote with respect thereto.

     2. Except as NHTB may otherwise agree in its sole discretion, the undersigned will not effect any transfer or other disposition of any of the undersigned's shares of Landmark Common Stock until Landmark's shareholders have voted to approve the Merger Agreement and the Reorganization Agreement or until such agreements have been terminated pursuant to the terms thereof. In the case of any transfer by operation of law or otherwise, this Agreement shall be binding upon and inure to the benefit of the transferee. An transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.

     3. The undersigned will not vote any of his or her shares of Landmark Common Stock in favor of any other merger, sale of all or substantially all the equity interests or assets of Landmark to any person other than NHTB or its affiliates, or similar transaction until the earliest to occur of the Merger, the termination of the Reorganization Agreement and the Merger Agreement, or the abandonment of the Merger by mutual agreement of Landmark and NHTB.

New Hampshire Thrift Bancshares, Inc.
Jul 26, 1996
                                                                         Page 2.

     4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, NHTB shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                               Very truly yours,


                                               ________________________________



Accepted and agreed to as of
the date first above written:

NEW HAMPSHIRE THRIFT BANCSHARES, INC.



By:  ____________________________________________
     Stephen W. Ensign
     President and Chief Executive Officer

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 26, 1996, by and between LANDMARK BANK ("Landmark"), a New Hampshire state chartered bank, and LAKE SUNAPEE BANK, fsb ("Bank"), a federally chartered savings bank, and joined in by New Hampshire Thrift Bancshares, Inc. ("NHTB"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Landmark, NHTB and Bank deem the merger of Landmark with and into Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Landmark, NHTB and Bank have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined in Article 1. of the Reorganization Agreement), Landmark shall be merged with and into Bank, pursuant to the provisions of, and with the effect provided in, Title 35 of the New Hampshire Revised Statutes Annotated (the "Merger") and the regulations of the Office of Thrift Supervision. On the Effective Date, the separate existence of Landmark shall cease and Bank, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Bank, as existing on and after the Effective Date, being hereinafter sometimes referred to as the "Surviving Bank.") The home and other offices of the Surviving Bank shall be as listed in Exhibit A to this Plan of Merger.

                                  ARTICLE 2.
                              CHARTER AND BY-LAWS

     The Amended Charter and the By-Laws of Bank in effect immediately prior to the Effective Date shall be the Charter and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                 ARTICLE 3.
                             BOARD OF DIRECTORS

      On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Bank immediately prior to the Effective Date together with three directors to be designated by Landmark subject to the Bank's approval. The Directors of the Surviving Bank shall be those persons listed in Exhibit B to this Plan of Merger. On the Effective Date, the Board of Directors of NHTB shall consist of those persons serving as directors of NHTB immediately prior to the Effective Date together with two directors to be designated by Landmark subject to NHTB's approval and who are listed in Exhibit C to this Plan of Merger.

                                   ARTICLE 4.
                                    CAPITAL

          The shares of capital stock of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE 5.

                  CONVERSION AND EXCHANGE OF LANDMARK SHARES;
                           FRACTIONAL SHARE INTERESTS


          5.1. (a) On the Effective Date, each share of the common stock of Landmark, par value $1.00 per share ("Landmark Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraph 5.1(d) of this Article) shall, by virtue of the Merger, be converted into an amount of common stock, par value $0.01 per share, of NHTB ("NHTB Common Stock") or cash, as set forth below.

          (b) Subject to Section 5.1(f) hereof, each outstanding share of Landmark Common Stock which under the terms of Article 5.2 is to be converted into the right to receive NHTB Common Stock shall be converted into an amount of NHTB Common Stock equal to one share multiplied by the Exchange Ratio.

          For purposes of this Plan of Merger, the Exchange Ratio shall be:

          (1) 1.221, if the NHTB Price is equal to or greater than $8.25 and is no greater than $11.75;

          (2) 14.00 / NHTB Price, if the NHTB Price is greater than $11.75; or

          (3) 10.00 / NHTB Price, if the NHTB Price is less than $8.25.

          As used herein, the term "NHTB Price" means the average bid price of NHTB Common Stock on the NASDAQ (as reported by the National Association of Securities Dealers Automatic Quotation System) for the thirty consecutive trading days ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated by this Plan of Merger and the Reorganization Agreement is obtained.

          (c) Subject to Section 5.1(f) hereof, each outstanding share of Landmark Common Stock which under the terms of Article 5.2 is to be converted into the right to receive cash shall be converted into the right to receive $12.00 in cash (the "Cash Election Price").
                     -------------------

          (d) On the Effective Date, all shares of Landmark Common Stock held in the treasury of Landmark or owned beneficially by any subsidiary of Landmark other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

          (e) Each outstanding share of Landmark Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of NHTB Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Landmark shall give NHTB prompt notice upon receipt by Landmark of any such written demands for payment of the fair value of such shares of Landmark Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by NHTB.

          (f) As referenced in Section 5.3(f) of the Reorganization Agreement, in the event that Landmark's Tier 1 capital ratio (determined in accordance with Generally Accepted Accounting Principles, including any adjustments required under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities") for the month immediately prior to the Closing Date is (1) between 6.00% and 5.90%, the Exchange Ratio provided in Section 5.1(b)(1) shall be adjusted to 1.208, the Exchange Ratio provided in Section 5.1(b)(2) shall be determined by the quotient of 13.875 divided by NHTB Price and the Exchange Ratio provided in Section 5.1(b)(3) shall be determined by the quotient of 9.875 divided by NHTB Price, and the Cash Election Price provided in Section 5.1(c) shall be adjusted to $11.875 or (2) between 5.89% and 5.80%, the Exchange Ratio provided in Section 5.1(b)(1) shall be adjusted to 1.195, the Exchange Ratio provided in Section 5.1(b)(2) shall be determined by the quotient of 13.75 divided by NHTB Price and the Exchange Ratio provided in Section 5.1(b)(3) shall be determined by the quotient of 9.75 divided by NHTB Price, and the Cash Election Price provided in Section 5.1(c) shall be adjusted to $11.75.

          5.2(a). An election form and other appropriate transmittal materials ("Election Form") will be sent within 3 business days after the Effective Date to each holder of record of Landmark Common Stock as of the Effective Date permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive NHTB Common Stock with respect to such holder's Landmark Common Stock as hereinabove provided (the "Landmark Stock Election Shares"), (ii) to elect to receive cash with respect to such holder's Landmark Common Stock as hereinabove provided (the "Landmark Cash Election Shares"), or (iii) to indicate that such holder makes no such election (the

"Landmark No-Election Shares"). Notwithstanding the foregoing, in order to elect to receive NHTB Common Stock, the number of shares of Landmark Common Stock a Landmark stockholder elects to convert must equal or exceed 100 shares. Any shares of Landmark Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to an exchange agent appointed by NHTB (the "Exchange Agent"), of an effective, properly completed Election Form shall be deemed to be Landmark No-Election Shares. Any Dissenting Shares shall be deemed to be Landmark Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Stock Designees (as hereinafter defined).

          The term "Election Deadline," as used herein, shall mean 5:00 p.m., Eastern Standard Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as Landmark and NHTB shall mutually agree upon.

          Any election to receive NHTB Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of Landmark Common Stock converted thereby. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

          Within three business days after the Election Deadline, the Exchange Agent shall effectuate the allocation among holders of Landmark Common Stock of rights to receive NHTB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

               (i) If the number of Landmark Stock Election Shares is less than a number (the "Stock Conversion Number") equal to 60% of the number of shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding such shares which are to be cancelled and retired in accordance with Section 5.1(d)), then:

                    (1) all Landmark stock Election Shares will be converted
               into the right to receive NHTB Common Stock,

                    (2) the Exchange Agent will select first from among the
               holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Cash Election Shares, by random selection (as described below), a sufficient number of such holders ("Stock Designees") such that the number of shares of Landmark Common Stock held by the Stock Designees will, when added to the number of Landmark Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all shares held by the Stock Designees will be converted into the right to receive NHTB Common Stock, and

                    (3) the Landmark Cash Election Shares (subject to the
               provisions of Section 5.1(e) with respect to any Dissenting Shares) and the

               Landmark No-Election Shares not held by Stock Designees will be converted into the right to receive cash; or

               (ii) If the number of Landmark Stock Election Shares is greater than the Stock Conversion Number, then:

                    (1) all Landmark Cash Election Shares (subject to the
               provisions of Section 5.1(e) with respect to any Dissenting Shares) will be converted into the right to receive cash,

                    (2) the Exchange Agent will select first from among the
               holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Stock Election Shares, by random selection (as described below), a sufficient number of such holders ("Cash Designees") such that the number of shares of Landmark Common Stock held by the Cash Designees will, when added to the number of Landmark Cash Election Shares (including any Dissenting Shares), equal as closely as practicable a number (the "Cash Conversion Number") equal to 40.0% of the shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding such shares which are to be cancelled and retired in accordance with Section 5.1(d)) and all shares held by the Cash Designees will be converted into the right to receive cash, and

                    (3) the Landmark Stock Election Shares and Landmark No-
               Election Shares not held by Cash Designees will be converted into the right to receive NHTB Common Stock; or

               (iii) If the number of Landmark Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Conversion Number, then subparagraphs (i) and (ii) above and subparagraph (iv) below shall not apply and all Landmark Stock Election Shares will be converted into the right to receive NHTB Common Stock and all Landmark Cash Election Shares (subject to the provisions of Section 5.1(e)) and Landmark No-Election Shares will be converted into the right to receive cash; or

               (iv) If the number of Landmark Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Cash Conversion Number, then subparagraphs (i), (ii) and (iii) above shall not apply and all Landmark Cash Election Shares (subject to the provisions of Section 5.1(e)) will be converted into the right to receive cash and all Landmark Stock Election Shares and Landmark No-Election Shares will be converted into the right to receive NHTB Common Stock.

     5.2(b). In the event the Closing Date does not occur within one (1) month after all required regulatory approvals are obtained, including the expiration of any applicable waiting periods, NHTB shall increase the consideration to be paid to holders of Landmark Common Stock by (1) accruing interest on the 40% cash component of the consideration to be paid to holders of Landmark Common Stock at a rate equal to the then current yield on the Bank Treasury Account and (2) crediting the 60% stock component of the consideration to be paid to holders of Landmark Common Stock with any and all dividends declared on the NHTB Common Stock during such period.

     5.3. The selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by Landmark and NHTB, in a manner designed to select shareholders on a fair and equitable basis, and as shall be further described in the Election Form. On the Effective Date of the Merger, NHTB shall issue to the Exchange Agent the number of shares of NHTB Common Stock issuable and the amount of cash payable in the Merger. Upon completion of the allocation procedure described above, NHTB shall, if necessary, issue to the Exchange Agent any additional shares of NHTB Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for NHTB Common Stock, as may be required to effect the conversion of Landmark Common Stock as contemplated hereby and by Section 5.6. Within five business days after the Election Deadline, the Exchange Agent shall distribute NHTB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NHTB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     5.4. After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Landmark Common Stock who surrender such certificates or certificates to the Exchange agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of NHTB Common Stock or the amount of cash into which the aggregate number of shares of Landmark Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Landmark Common Stock have been converted into NHTB Common Stock, any other distribution theretofore paid with respect to the NHTB Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Date of the Merger represented Landmark Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of NHTB Common Stock or the right to receive the amount of cash into which such Landmark Common Stock shall have been converted. After the Effective Date of the Merger, there shall be no further transfer on the records of Landmark of certificates representing Landmark shares and if such certificates are presented to Landmark for transfer, they shall be cancelled against delivery of certificates for NHTB Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of NHTB Common Stock under Section 5.2 until such person surrenders the certificate or certificates representing Landmark Common Stock, at which time such dividends shall be remitted to such persons, without interest.

     5.5. Certificates surrendered for exchange by any person who is an "affiliate" of Landmark for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of NHTB Common Stock until NHTB has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of Landmark Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of NHTB or its agent that such taxes are not payable.

     5.6. Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of NHTB Common Stock (after taking into account all Certificates delivered by such holder) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for NHTB Common Stock for which such holder is to receive pursuant to the Merger), in lieu thereof, cash in an amount equal to such fractional part of a share of NHTB Common Stock multiplied by the "market value" of such Common Stock. The "market value" of one share of NHTB Common Stock shall be the bid price of NHTB Common Stock on the National Association of Securities Dealers Automated Quotation System (as reported by the National Association of Securities Dealers Automatic Quotation System) on the last business day preceding the Effective Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     5.7 Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NHTB and the Exchange Agent shall be entitled to rely upon the stock transfer books of Landmark to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, NHTB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                                   ARTICLE 6.

                          EFFECTIVE DATE OF THE MERGER

     Articles of combination evidencing the transactions contemplated herein shall be delivered in accordance with applicable law. The Merger shall be effective at the time and on the date specified in such articles of combination (such date and time being herein referred to as the "Effective Date").

                                 ARTICLE 7.

                             FURTHER ASSURANCES

          If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Landmark, or otherwise carry out the provisions hereof, the proper officers and directors of Landmark, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Landmark, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                   ARTICLE 8.

                             CONDITIONS PRECEDENT

          The obligations of Bank, NHTB and Landmark to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE 9.

                                  TERMINATION

          Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Landmark, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                  ARTICLE 10.

                                 MISCELLANEOUS

          10.1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of NHTB, Bank and Landmark. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 4.7(c) of the Reorganization Agreement.

          10.2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

          10.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

          10.4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Landmark, NHTB and the Bank.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                              LANDMARK BANK

                              By:    /s/ Paul P. Tierney
                                    ------------------------------------------
                                    Paul P. Tierney
                                    President and Chief Executive Officer

                              NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                              By:   /s/ Stephen W. Ensign
                                    ------------------------------------------
                                    Stephen W. Ensign,
                                    President and Chief Executive Officer


                              LAKE SUNAPEE BANK, fsb

                              By:   /s/ Stephen W. Ensign
                                    ------------------------------------------
                                    Stephen W. Ensign,
                                    President and Chief Executive Officer

                                                                      Appendix B
                                                                      ----------
================================================================================

HAS ASSOCIATES, INC.             [Letter Head]


_______ ___, 199_



Board of Directors
New Hampshire Thrift Bancshares, Inc.
Newport Road
New London, NH  03257

     Attn:    Stephen W. Ensign, President

Members of the Board:

     You have requested our opinion as to the fairness to the stockholders of New Hampshire Thrift Bancshares, Inc., New London, New Hampshire ("NHTB"), from a financial point of view, of the terms of the Plan of Reorganization and the Merger Agreement ("Agreements") dated July 26, 1996 which will ultimately provide for the merger of Lake Sunapee Bank, fsb ("the Bank"), a subsidiary of
NHTB, and Landmark Bank, Lebanon, New Hampshire ("Landmark").   Stockholders of
Landmark are expected to receive consideration subject to certain adjustments as provided in the Agreements.

     In connection with its opinion, HAS Associates, Inc. ("HAS") reviewed, analyzed and relied upon material relating to the financial and operating conditions of NHTB and Landmark including, among other things, the following:
(i) the Agreements; (ii) the Joint Proxy Statement to NHTB and Landmark Shareholders in draft form; (iii) Annual Reports to Landmark Stockholders for the years ended December 31, 1994 and 1995, and years ended December 1993, 1994 and 1995 for NHTB; (iv) certain interim reports to NHTB and Landmark stockholders and certain other communications from Landmark to its stockholders;
(v) other financial information concerning the business and operations of Landmark furnished to HAS by Landmark for purposes of its analysis, including certain internal financial analyses and forecasts for Landmark prepared by its financial advisors; (vi) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Landmark and NHTB;
(vii) corporate minutes of Landmark for three years; (viii) audit reports certified by the independent accountants of Landmark and NHTB for three years;
(ix) regulatory filings of Landmark for three years; (x) all policies and procedures of Landmark, certain loan files, and its investment portfolio; (xi) certain required regulatory filings and records required to be made publicly available by Landmark; and, (xii) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that HAS considered relevant to its inquiry. In addition, HAS reviewed certain market information concerning Landmark, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, publicly available information concerning certain recent business combinations, and such additional financial and other information as HAS deemed necessary. Furthermore, HAS reviewed the same type of public financial information available concerning NHTB. HAS also held discussions with senior management of Landmark concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     In conducting its review and arriving at its opinion, HAS relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of NHTB or Landmark. HAS relied upon the accuracy and opinion of the audit reports prepared by A. M. Peisch & Company, the Bank's independent accountants. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Agreements are fair, from a financial point of view, to the current stockholders of NHTB.

     This letter is furnished to you in connection with the Agreements.

Sincerely,


HAS Associates, Inc.

                                                                      APPENDIX C


            THE TRANSFER OF THE OPTION GRANTED BY THIS AGREEMENT IS
        SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT
             OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS OF
                       THE OFFICE OF THRIFT SUPERVISION.

                            STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT, dated as of the 26th day of July, 1996 (this "Agreement"), between NEW HAMPSHIRE THRIFT BANCSHARES, INC., a Delaware corporation ("Grantee"), and LANDMARK BANK, a New Hampshire state chartered guarantee savings bank ("Issuer").

          Grantee and Issuer have entered into an Agreement and Plan of Reorganization, dated as of the 26th day of July, 1996 (the "Plan"), which was executed by the parties hereto prior to the execution of this Agreement.

          As a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

          In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

          1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 19.9% of the fully paid and nonassessable shares of common stock, par value $1.00 per share (the "Common Stock"), of Issuer at an exercise price of $9.00 per share (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue (other than pursuant to options or other agreements to issue Common Stock in effect as of the date hereof) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), the Initial Price shall be deemed to be equal to the lowest price at which any other shares are issued or agreed to be issued (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          2. EXERCISE OF OPTION; TERM. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of:

               (i) the time immediately prior to the Effective Time (as defined in the Plan),

               (ii) 12 months after the first occurrence of a Purchase Event,

               (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below),

          (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 6.1(b)(ii) thereof), or

               (v) 18 months after the termination of the Plan by Grantee pursuant to Section 6.1(b)(ii) thereof.

The events described in clauses (i) - (v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

          (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Issuer Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

               (ii) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder);

               (iii) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Grantee or any subsidiary of Grantee (x) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act), or (y) shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission, with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively)); or

          (iv) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other federal or state governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction.

          Notwithstanding the foregoing, the beneficial ownership by any current stockholders of Issuer of greater than 10% of voting stock of Issuer as of the date of this Agreement shall not constitute a Preliminary Purchase Event.

          (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

               (i) The acquisition by any person other than Grantee or any Grantee Subsidiary of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) The occurrence of a Preliminary Purchase Event described in
     Section 2(b)(i) except that the percentage referred to in clause (z) thereof shall be 25%; or

               (iii) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction and after such proposal any of the following events occurs:

                    (w) Issuer shall willfully have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan;

                    (x) the holders of Common Stock shall not have approved the Plan at the meeting of such shareholders held for the purpose of voting on the Plan;

                    (y) the meeting of the shareholders held for the purpose of voting on the Plan shall not have been held or shall have been canceled prior to termination of the Plan; or

                    (z) Issuer's Board of Directors shall have withdrawn or modified, in a manner adverse to Grantee, the recommendation of Issuer's Board of Directors with respect to the Plan.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer to Grantee shall not be a condition to the right of Grantee to exercise the Option.

          (e) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; provided, that, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and
(y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a), any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option if the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

          (f) At the closing referred to in Section 2(e), Grantee shall pay to Issuer the aggregate exercise price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

          The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between New Hampshire Thrift Bancshares, Inc. and Landmark Bank ("Issuer") dated as of the ___th day of July, 1996. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC") or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (i) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

          3. CONDITIONS TO EXERCISE OF OPTION. Issuer agrees: (i) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and unissued shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its Amended Article of Agreement or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in the Federal Deposit Insurance Act, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer to issue shares of Common Stock duly and effectively pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

          4. AGREEMENT AND OPTION EXCHANGEABLE. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

          (a) If any change shall occur in the Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, if any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          6. REGISTRATION OF SHARES. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder or holders of the Option (or parts thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare and file a registration statement under the Securities Act or offering circular under the rules and regulations of the Federal Deposit Insurance Corporation ("FDIC"), as applicable, covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement or offering circular to become effective, and to remain current and effective for a period not in excess of 180 days from the day such registration statement or offering circular first becomes effective, in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement or offering circular relating to a registration request by Grantee under this Section 6 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Grantee shall have the right to demand [one] such registration. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement or offering circular contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 33 1/3% of the total number of shares covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement or offering circular for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6(a) shall be permitted or occur and the Grantee shall thereafter be entitled to one additional registration statement or offering circular. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement or offering circular to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(e), Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

          (b) If at any time, and from time to time, the Issuer proposes to prepare a registration statement or offering circular, the Issuer will give prompt written notice to the Grantee of its intention to do so. Upon the written request of the Grantee made within thirty (30) days after the receipt of any such notice, the Issuer will include in the registration statement or offering circular relating to such offering all securities that the Issuer has been requested to include by the Grantee; provided, that if at any time after giving written notice under this paragraph the Issuer shall determine for any reason not to proceed with the proposed offering, the Issuer may, at its election, give written notice of such determination to the Grantee and thereupon shall be relieved of its obligations to the Grantee with respect to such proposed offering under this paragraph (but not from its obligation to pay the registration expenses in connection therewith). The Grantee shall be entitled to withdraw its request for the inclusion of securities in an offering and withdraw from the offering at any time before the time that the registration statement is declared effective and the offering has commenced. The Grantee shall have the right to request that its securities be included in the Issuer's registration statement on four occasions.

          (c) If Grantee requests Issuer to file a registration statement or offering circular following the failure to obtain any approval required to exercise the Option as described in Section 9, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement or offering circular shall occur substantially simultaneously with the exercise of the Option.

          7. MERGER, CONSOLIDATION, ETC. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

          (b) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Market/Offer Price (as defined below) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

          (c) The Substitute Option shall otherwise have the same terms as the Option, provided that if the terms of the Substitute Option cannot, in the written opinion of counsel for Substitute Option Issuer which shall be reasonably acceptable to the Grantee, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee.

          (d) The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of any consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of a material Issuer Subsidiary).

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (iii) "Average Price" shall mean the average daily closing price of a share of the Substitute Common Stock for the one year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed by reference to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

               (iv) "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest last sale price for shares of Common Stock within the 360 day period ending on the date on which a tender offer or exchange offer has been made, as the case may be, (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in the clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Substitute Option Issuer.

          8. EXTENSION OF EXERCISE PERIOD. Notwithstanding Sections 2 and 6, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid any liability under Section 16(b) of the Securities Exchange Act by reason of such exercise; provided that in no event shall any Closing Date occur more than 2 months after the related Notice Date, and, if a Closing Date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a Closing Date has not occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2 and 6 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 8.

          9. REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms.

          (b) Issuer has sufficient authorized but unissued shares available for the exercise of the Option provided for herein and taken all necessary corporate action to authorize, reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          10. ASSIGNMENT. (a) Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event set forth in Section 2(b)(i) or a Purchase Event; provided, however, that until the date 30 days following the date at which the Federal Reserve Board or other Governmental Authority have approved an application by Grantee under the BHC Act or other applicable law, to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer,
(iii) an assignment to a single party (e.g., a broker or investment banker) for
                                       ----
the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or other Governmental Authority. The term "Grantee" as used in this Agreement shall also be deemed to refer to Grantee's assigns as permitted by this Section 10.

          (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

          The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, or the rules and regulations of the OTS, as applicable, and to certain provisions of an agreement between New Hampshire Thrift Bancshares, Inc. and Landmark Bank ("Issuer"), dated as of the 26th day of July, 1996. A copy of such agreement is on file at the principal office of

          Issuer and will be provided to any permitted assignee of the Option without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute assignments without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute assignments without such reference if the Option has been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such assignments shall bear any other legend as may be required by law.

          11. REASONABLE EFFORTS. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application, if necessary, for listing of the shares of Common Stock issuable hereunder on the Nasdaq Stock Market and applying to the Federal Reserve Board under the BHC Act or other Governmental Authority and to state banking authorities for approval to acquire the shares issuable hereunder.

          12. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          13. VALIDITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          14. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

          15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to conflicts of laws principles.

          16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

          17. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          18. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          19. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

          20. DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          21. NO BREACH OF PLAN. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

          22. SELECTION BY GRANTEE OR OWNER. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantees or Owners.

          23. FURTHER ASSURANCES. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          24. NO SHAREHOLDER RIGHTS. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

          IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                NEW HAMPSHIRE THRIFT BANCSHARES, INC.


                                By:   /s/ Stephen W. Ensign
                                      ---------------------
                                Stephen W. Ensign
                                President and Chief Executive Officer



                                LANDMARK BANK


                                By:   /s/ Paul P. Tierney
                                      -------------------
                                Paul P. Tierney
                                President and Chief Executive Officer

                                                                      APPENDIX D


                                   APPENDIX D
                 REGULATIONS OF THE COMPTROLLER OF THE CURRENCY
                        U.S. DEPARTMENT OF THE TREASURY

                      12 C.F.R. (S) 5.33(h)(3)(ii) (1996)

          (h) Merger or consolidation of a national bank into a state-chartered bank as defined in 12 U.S.C. 214(a) or into a Federal savings association--

                                     * * *

          (3) Special procedures for merger of consolidation with a Federal savings association.
                                     * * *

          (ii) Rights of dissenting stockholders. A shareholder of a national banking association who votes against the merger or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he or she dissents from the plan, shall be entitled to receive in cash the value of the shares he or she holds, if and when the merger or consolidation is consummated, upon written request made to the resulting Federal savings association at any time before thirty days after the date of consummation of such merger or consolidation, accompanied by the surrender of his or her stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the merger or consolidation, by a committee or three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting Federal savings association, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Office, which shall cause a reappraisal to be made if the parties agree that such reappraisal shall be final and binding on all parties as to the value of the shares of the appellant and also agree on how the full expenses of the Office in making the reappraisal shall be divided among the parties and paid to the Office. If, within ninety days from the date of consummation of the merger or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Office shall upon written request of any interested party, cause an appraisal to be made provided that the parties agree that such appraisal shall be final and binding on all parties as to the value of the shares of the appellant and also agree on how the full expenses of the Office in making the appraisal shall be divided among the parties and paid to the Office. The plan of merger or consolidation shall provide, consistent with the requirements of the Office of Thrift Supervision, the manner of disposing of the shares of the resulting Federal savings association not taken by the dissenting shareholders of the national banking association.

                                                                    Appendix E-1


                                                                           [ART]


                                                              ANNUAL REPORT 1995
                                           =====================================
                                           NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                         New Hampshire Thrift Bancshares, Inc.
                                    is the parent company for Lake Sunapee Bank, fsb, a federal stock savings bank providing financial services throughout central and western New Hampshire.

                                         The Bank encourages and supports the
                                    personal and professional development of its employees, dedicates itself to consistent service of the highest level for all customers, and recognizes its responsibility to be an active participant in, and advocate for, community growth and prosperity.

                               TABLE OF CONTENTS





         Selected Financial Highlights.........   3
         Report to Shareholders................   4
         Management's Discussion and Analysis..   7
         Report of Independent Accountants.....  23
         Financial Statements..................  24
         Notes to Financial Statements.........  28
         Form 10-K.............................  47
         Officers and Managers.................  60
         Board of Directors....................  60
         Information on Common Stock...........  61
         Shareholder Information...............  61


                         =============================
                         Selected Financial Highlights


For the Periods Ended December 31,               1995              1994              1993
-----------------------------------------------------------------------------------------
                                                 ($ in thousands, except per share data)
Net Income                                  $   1,245        $    1,582         $   1,525
Earnings Per Share (1)                      $     .73        $      .93         $     .88
Dividends Declared                          $     .50        $      .50         $    .375
Dividend Payout Ratio                           68.49%            53.76%            42.61%
Return on Average Assets                          .54%              .71%              .74%
Return on Average Equity                         6.95%             8.76%             8.43%



As of December 31,                               1995              1994              1993
-----------------------------------------------------------------------------------------
                                                 ($ in thousands, except per share data)
Total Assets                                $ 258,216        $  233,363         $ 207,105
Total Deposits                              $ 199,971        $  194,533         $ 176,716
Total Securities                            $  28,415        $   20,363         $  17,998
Net Loans                                   $ 208,169        $  193,810         $ 172,834
Federal Home Loan Bank Advances             $  26,936        $   15,211         $   5,441
Shareholders' Equity (2)                    $  19,544        $   18,253         $  18,387
Book Value of Shares Outstanding            $   11.57        $    10.92         $   11.01
Average Equity to Average Assets                 7.72%             8.15%             8.76%
Shares Outstanding                          1,689,503         1,670,986         1,669,303
Number of Branch Locations                         10                10                 8

(1) See Note 1 to Consolidated Financial Statements regarding earnings per share.

(2) See Note 14 to Consolidated Financial Statements regarding the issuance of common stock.

                            REPORT TO SHAREHOLDERS



The underlying
--------------------
culture of the Bank
--------------------
has been, and
--------------------
continues to be,
--------------------
deeply rooted in the
--------------------
ongoing development
--------------------
of our employees.
--------------------

        Nineteen ninety-five represented a year of strategic implementation as we moved to fully support our geographically enhanced banking franchise and to expand upon the early successes of the developing loan origination network. Continuing to identify areas of opportunity for future growth, we have remained committed to developing a long-term plan that will provide for an even greater level of customer satisfaction through the nurturing of relationship banking.

        Consolidated net income at year-end 1995 was $1,244,823, or $0.73 per share. This compares to $1,582,250, or $0.93 per share, for the most previous year-end. This change in earnings reflects both the transfer of more than one million dollars to the loan loss provision and the anticipated impact associated with the opening of two new offices at the end of 1994. Net interest income continued to rise, increasing by nearly $400,000 over the prior twelve-month period. As detailed within the Management Discussion and Analysis section following this report, positive changes were experienced in a number of areas.

        Total assets on December 31, 1995 stood at $258,216,077, up more than 10.00% over the 1994 year-end of $233,362,786. Shareholders' equity stood at $19,544,055, or 7.57% of total assets, resulting in a year-end book value of $11.57 per share. In all cases, the Company continues to be considered well capitalized by any applicable standard.

        During 1995, the Company built and sold the last of 11 units at the Highland Ridge condominium development that was taken over from the original developer in 1990. Additionally, a continuing effort was made to liquidate other properties from our real estate owned portfolio, ending the year with total non-performing assets of just over $2,400,000, down more than $800,000 over year-end 1994.

        With our name change behind us, two new offices fully operational and four loan originators on-the-road, your Company entered 1995 ready to begin the next step of building upon both new and existing customer relationships. The underlying culture of the Bank has been, and continues to be, deeply rooted in the ongoing development of our employees. While the myriad of products and services available from banks can become almost mind-boggling, it is the individuals working in the Bank that bring 'added-value' to a customer relationship and help to distinguish one financial institution from another. This, then, is the basis for a strategic planning process that will see us move firmly into the next century. Customers must be able to identify with the bank and its personnel and respond positively to a level of personal service that will not only complement, but expand upon, the technological efficiencies of the future.

        Commitment continues for the support and development of our Total Quality Banking program which is now integrated into the daily activities of the Bank. This past year, each department within the Bank has worked to develop their own 'mission statement', which is now being followed by an internal 'service guarantee' program to ensure that the principles behind quality service become second-nature to our already dedicated staff. Further to this, numerous educational seminars and self-development programs were planned and conducted throughout the year that included such topics as business writing, financial statement analysis, time management and computer training for Windows, Word and Excel. When coupled with the opening of a new Education Center located in the Main Office in Newport, these efforts have proven to be both well attended and well received. As individuals recognize that teamwork is the essence of working together towards a common goal, then increases in efficiency and profitability will be the natural by-product.

        A lingering issue, still yet to be resolved at this writing, is the anticipated special deposit insurance assessment by the Federal Deposit Insurance Corporation to fully re-capitalize the Savings Association Insurance Fund. While it was hoped by all involved that this assessment of up to 85 basis points on deposits would have been imposed during the last quarter of 1995, it was made part of the passage of the federal budget and, as such, has been delayed. This will be handled as a direct charge to earnings in 1996, but the corresponding decrease in annual deposit insurance premiums will clearly enhance earnings on a prospective basis.

        As in previous years, asset quality remains of utmost concern to the Company. The weekly monitoring of both existing credits, as well as the new loans coming into the portfolio, has proven to be a valuable tool in the management of risk and resulted, once again, in an acknowledgment of these efforts by the Office of Thrift Supervision during their most recent annual examination. During 1995, both a Safety & Soundness and a Compliance Examination were conducted and we are pleased to report to you that the Bank continues to receive its high-quality rating.

        With an eye to the future, a technology committee now meets regularly to assess not only the strengths and weaknesses of our existing in-house, on-line data processing system, but more importantly to initiate the development of a longer-term planning process that will lead us to the integration of the much wider variety of products and services now being talked and written about in almost every media source. We feel that the more traditional branching structure



It is the individuals
---------------------
working in the Bank
---------------------
that bring 'added-
---------------------
value' to a customer
---------------------
relationship.
---------------------

We will remain open
----------------------
to seeking out those
----------------------
opportunities and
----------------------
avenues that will
----------------------
provide greater
----------------------
returns over time
----------------------
and reflect positively
----------------------
in your return on
----------------------
investment and
----------------------
increase in
----------------------
shareholder value.
----------------------

need not be at odds with the looming wave of technological advances. Our current branch network, ten offices in all, serves as a valuable link in the development and maintenance of complete customer relationships and the offering of personalized services. It is clear that many day-to-day transactions can be more quickly and efficiently managed within the impersonal world of the computer, ATM machines and so-called 'Smart-Cards', but it is also realized that, as part of a comprehensive delivery system for products and services, our branching network will continue to be the backbone of a profitable and successful franchise.

        The strategic planning process focuses on the elements of the inter-relationship between customers, employees, products, delivery systems, equipment and capital. To weave these threads together within the framework of our own corporate culture requires the full commitment of both the Board and Management. As we continue our efforts to build upon our strengths, we also want to recognize you, the shareholder, as an important part of the process and pledge to you that we will remain open to seeking out those opportunities and avenues that will provide greater returns over time and reflect positively in your return on investment and increase in shareholder value.

        We wish to acknowledge the hard work and commitment of both our employees and directors and to express our sincere appreciation for the support and confidence shown by both our customers and shareholders.




John J. Kiernan

John J. Kiernan
Chairman of the Board


Stephen W. Ensign

Stephen W. Ensign
President and
Chief Executive Officer


Stephen R. Theroux

Stephen R. Theroux
Executive Vice President and
Chief Financial Officer

            ======================================================
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION




GENERAL

      The Company's profitability is derived from its only subsidiary, Lake Sunapee Bank, fsb (the "Bank"). The Bank's earnings in turn are generated from the difference between the yield on its loan and investment portfolios and the cost of its deposit accounts and borrowings. These core earnings are supplemented by loan origination fees, retail banking service fees, and gains on security transactions.

      In 1995, the Company earned $1,244,823, or $.73 per share, compared to $1,582,250, or $.93 per share in 1994. Earnings declined because the Bank added to the allowance for loan losses in an effort to rebuild the allowance in the wake of several unexpected loan write-offs. As a result, the Bank needed to add $1,170,395 to the allowance for loan losses. The Bank also took on in excess of $300,000 in new overhead in order to cover the expansion program implemented during the fourth quarter of 1994. The Bank opened two branches and expanded its outside loan origination team. The Bank expects the growth in assets experienced during 1995 to generate the earnings needed to cover the increased expenditures.

      During January 1996, the Bank entered into a purchase and sale agreement to sell a piece of land adjacent to the New London branch. Although the sale is subject to the town of New London's Planning Board's approval for a sub-division and certain other contingencies, the Bank is confident the sale will be completed during the second quarter of 1996. The Bank expects to realize an after-tax gain of approximately $200,000.

      As mentioned on page five in the "Report to Shareholders," the United States Congress is currently debating the Federal budget for 1996. This has delayed passage of the resolution of the Savings Association Insurance Fund. When passed, the Bank expects to incur a one-time after-tax expense in the range of $800,000 to $1,100,000.

FINANCIAL CONDITION

      Total assets increased by $24,853,291, or 10.65% from $233,362,786 to $258,216,077. This increase was fueled by an increase of $11,900,293, or 5.99% in total loans from $198,776,032 to $210,676,325. The table on page 54 illustrates the maturities of the loan portfolio at December 31, 1995. Real estate loans increased by $10,109,807, or 6.09% from $166,043,664 to $176,153,471. The Bank also increased the level of loans sold into the secondary market by approximately $18,000,000 due to the increased origination of fixed rate mortgage loans. At December 31, 1995, the Bank had $43,433,158 in its servicing portfolio. As a result of the sale of fixed rate loans, the percentage of loans to assets dropped to 81.59% from 85.18%. The Bank expects to continue to sell fixed rate loans into the secondary market under the current favorable interest rate environment.

      Investments increased by $6,799,146, or 31.67% to $28,266,003 from $21,466,857 (at amortized cost). The Bank's U.S. Treasury Bond portfolio accounted for 73.14% of the increase. U.S. Treasuries amounted to $11,994,795 at December 31, 1995 compared to $7,022,116 at December 31, 1994. The Bank's net unrealized gain of $148,596 at December 31, 1995, compares to last year's net unrealized loss of $1,104,067, and reflects the year-long drop in interest rates and the resultant rise in bond values.

      Real estate owned and property acquired in settlement of loans decreased by $520,695, or 34.60% to $984,185. This total includes $765,408, which represents the value for the remaining eight lots at Blye Hill Landing in Newbury, NH. During 1995, seven properties totaling $1,065,166, were sold. This includes the last unit at Highland Ridge, a real-estate development in New London, NH.

      Deposits increased by $5,437,855, or 2.80% to $199,970,921 from
$194,533,066. Customers continued to place funds in Certificates of Deposit with 46.6% of total CD versus 40.2% last year. Repurchase agreements increased $5,954,918 to $9,552,825, as commercial customers utilized the Bank's sweep account in an effort to maximize their return on overnight deposits. Competition continues to be intense from mutual funds as a record number of funds flowed into the mutual fund market.

      Advances from the Federal Home Loan Bank (FHLB) increased by $11,725,374, or 77.09% to $26,936,168 from $15,210,794. The Bank utilized the FHLB's lower costing Community Investment Program to fund approximately $15,000,000 of qualifying loans.

            ======================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)



These funds were applied retroactively to loans made from January 1, 1994.

LIQUIDITY AND CAPITAL RESOURCES

      The Bank is required to maintain a 5% ratio of liquid assets to net withdrawable funds. At year-end 1995, the Bank's ratio of 11.92% exceeded regulatory requirements for long-term liquidity.

      The Bank's source of funds comes primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLB. At December 31, 1995, the Bank had approximately $51,000,000 in additional borrowing capacity from the FHLB.

      At December 31, 1995, the Company's shareholders' equity totaled $19,544,005, or 7.57% of total assets, compared to $18,252,874 or 7.82% of total assets at year-end 1994. The increase of $1,291,131 reflects net income of $1,244,823, the payment of $839,413 in common stock dividends, the repurchase of 14,968 shares of stock at a cost of $144,015, the exercise of 33,485 of stock options in the amount of $146,497, a gain of $56,978 on the sale of treasury stock, and the recording of $97,594 in net unrealized gains on securities classified as available for sale. As interest rates moved downward throughout 1995, the Bank's bond portfolio increased in value. Although the Bank normally intends to hold these bonds to maturity, past practice has been to sell bonds under certain circumstances. Accordingly, the bonds are classified as available for sale. These bonds are "marked-to-market" causing the unrealized gain to be recorded, net of the effect of income taxes, in shareholders' equity.

      On January 24, 1996, the Bank received authorization from the Office of Thrift Supervision to dividend $1,000,000 to the Company. As a result of this transaction, approximately $17.5 million in capital remains at the Bank level, and $2.1 million at the Company. During 1995, $1,000,000 was paid from the Bank to the Company.

      Net cash provided by operating activities was $1,243,025 in 1995 versus $2,650,704 in 1994. This change is attributable to a receivable of approximately $1.2 million from the disposition of available for sale securities as of December 31, 1995. Proceeds were received January 2, 1996.

      Net cash flows from investing activities amounted to negative $20,810,142 in 1996 compared to negative $26,903,386 in 1994. The majority of the change was due to a change of $6,154,999 in loans made to customers.

      In 1995, net cash provided by financing activities was $22,306,826 compared to $25,676,716 in 1994. As mentioned above, the Bank utilized the FHLB's advance program and an increase in customer deposits to finance the Bank's investing activities.

      The Bank expects to be able to fund loan demand and other investing activities during 1996 by continuing to use the FHLB's advance program, as well as funds provided from customer deposits. Management is not aware of any trends, events, or uncertainties that will have or that are reasonably likely to have a material effect in the Company's liquidity, capital resources or results of operations.

      As part of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA), banks are required to maintain core capital, leverage ratio, and total risk based capital of 4.00%, 4.00%, and 8.00%, respectively. As of December 31, 1995, the Bank's ratios were 7.08%, 7.08%, and 11.88%, respectively, well in excess of the regulators' requirements.

      Book value per share was $11.57 at December 31, 1995 versus $10.92 per share at December 31, 1994. The recognition of the unrealized gain on the Bank's bond portfolio accounted for $.49 of the increase.

IMPACT OF INFLATION

      The financial statements and related data are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars and current market value, for certain loans and investments, without considering changes in the relative purchasing power of money over time due to inflation.

      Unlike other companies, virtually all of the assets and liabilities of a bank are monetary in nature. As a result, interest rates have a far more significant impact on a bank's performance than the effects of the general level of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In the

            ======================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)



current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are important to the maintenance of acceptable performance levels.

INTEREST RATE SENSITIVITY

      Management has continued to utilize asset/liability management as a strategy in monitoring the interest rate risk. The strategy of matching rate-sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

      The Bank's one-year Gap at December 31, 1995 was -6.69%, compared to the December 31, 1994 Gap position of -7.57%. The Bank continues to offer adjustable rate mortgages which reprice at one, three, and five year intervals. In addition, from time to time, the Bank sells fixed-rate mortgages into the secondary market in order to minimize interest rate risk.

      The Bank's Gap, of approximately negative seven percent at December 31, 1995, means net interest income would increase if interest rates trended downward. The opposite would occur if interest rates were to rise. Management feels that maintaining the Gap within ten points of the parity line provides adequate protection against severe interest rate swings. In an effort to maintain the Gap within ten points of parity, the Bank utilizes the Federal Home Loan Bank advance program to control the repricing of a segment of liabilities.

      At December 31, 1995, the Bank's interest earning assets scheduled to reprice within one year or less totaled $128.8 million, or 53.55% of earning assets compared to $109.9 million, or 50.03% of earning assets at December 31, 1994. At December 31, 1995, interest bearing liabilities, which were scheduled to reprice within one year, amounted to $144.9 million, or 64.25% of interest bearing liabilities as compared to $126.5 million, or 61.66% of interest bearing liabilities as of December 31, 1994.

NET INTEREST INCOME

      Net interest income for the year ended December 31, 1995 increased by $371,956, or 4.96%, to $7,867,986. The increase can be attributed to the increased volume of the Bank's loan portfolio. Total interest income increased by $2,923,897, or 20.11%, with 56.29% attributed to the increase in volume, and 43.71% related to the change in interest rates.

      Total interest expense increased $2,551,941, or 36.22%, with 52.66.% attributed to the increased volume of both deposits and FHLB advances, and 47.34% related to interest rates. Despite the drop in interest rates, the Bank's cost of funds increased to 4.50% during 1995 from 3.67% in 1994, because of the Bank's lag in increasing rates paid on deposit accounts during 1994. As a result, the Bank's spread decreased to 3.08% at December 31, 1995 compared to 3.33% at December 31, 1994. The Bank does not anticipate further erosion of its spread.


The following table sets forth the average yield on loans and investments, the average interest rate paid on deposits and borrowings, the net interest rate margin, and the net yield on interest earning assets for the periods indicated:

                                       1995        1994       1993       1992       1991
                                   --------------------------------------------------------
Yield on loans                        7.71%       7.10%      7.49%      8.68%     10.15%
Yield on investment securities        6.53%       6.14%      5.68%      6.65%      7.46%
Combined yield on loans and
  investments                         7.58%       7.00%      7.28%      8.42%      9.85%
Cost of deposits                      4.27%       3.63%      3.81%      4.76%      6.53%
Cost of borrowings                    6.42%       4.29%      4.55%      8.00%      8.08%
Combined cost of deposits and
  borrowings                          4.50%       3.67%      3.83%      4.88%      6.64%
Interest rate spread                  3.08%       3.33%      3.45%      3.54%      3.21%
Net interest margin                   3.42%       3.61%      3.75%      3.79%      3.48%

            ======================================================
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

The following table shows the Bank's interest rate sensitivity table at December 31, 1995:

                          0-3        3-6      6 MONTHS-      1-3       BEYOND
                         MONTHS    MONTHS       1 YEAR      YEARS     3 YEARS      TOTAL
                      --------------------------------------------------------------------
                                                ($ in thousands)
Interest earning
assets:
  Loans               $  32,449  $  20,811  $    60,267  $  51,157  $  44,169   $ 208,846
  Investments             9,559      2,168        3,560      9,977      6,450      31,714
                      --------------------------------------------------------------------
Total                 $  42,008  $  22,979  $    63,827  $  61,134  $  50,619   $ 240,560
                      --------------------------------------------------------------------

Interest bearing
liabilities:
 Deposits             $  69,828  $  22,696  $    31,033  $  34,907  $  30,572   $ 189,036
 Repurchase
   agreements             9,553         -             -          -          -       9,553

 Borrowings               4,400      7,400            -     14,706        430      26,936
                      --------------------------------------------------------------------
Total                 $  83,781  $  30,096  $    31,033  $  49,613  $  31,002   $ 225,525
                      --------------------------------------------------------------------
Period sensitivity
  gap                 $ (41,773) $  (7,117) $    32,794  $  11,521  $  19,617   $  15,035

Cumulative
  sensitivity         $ (41,773) $ (48,890) $   (16,096) $  (4,575) $  15,035   $  15,035

Cumulative
  sensitivity
  gap as a percent of
  earning assets        -17.36%    -20.32%        -6.69%    -1.90%       6.25%      6.25%



Note: The Bank has used industry decay formulae in establishing repricing periods for savings and NOW accounts.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


The following table presents, for the periods indicated, the total dollar amount of interest income from earning assets and the resultant yields as well as the interest paid on interest bearing liabilities, and the resultant costs:


YEAR ENDED DECEMBER       31,      1995                    1994                    1993
                          ------------------------------------------------------------------------
                          AVERAGE (1)     YIELD/  AVERAGE (1)     YIELD/  AVERAGE (1)     YIELD/
                          BALANCE INTEREST COST   BALANCE INTEREST COST   BALANCE INTEREST COST
                          ------------------------------------------------------------------------
                                                     ($ in thousands)
Assets:
Interest earning
assets:
  Loans (2)               $205,548 $ 15,846   7.71%  $186,651  $ 13,251   7.10%  $171,739  $ 12,855   7.49%
  Investment
    securities and
    other (3)               24,790    1,620   6.53%    21,033     1,292   6.14%    21,729     1,234   5.68%
                          -----------------          ------------------          ------------------
  Total interest
    earning
    assets                 230,338   17,466   7.58%   207,684    14,543   7.00%   193,468    14,089   7.28%
                          -----------------          ------------------          ------------------

Non-interest
earning assets:
  Cash                       5,976                      5,782                       4,972
  Other
    non-interest earning
    assets (4)               8,285                      7,512                       7,801
                          --------                   --------                    --------
  Total
    non-interest earning
    assets                  14,261                     13,294                      12,773
                          --------                   --------                    --------
Total                     $244,599                   $220,978                    $206,241
                          ========                   ========                    ========

Liabilities and
Shareholders'
     Equity:
Interest bearing
 liabilities:
  Savings deposits        $ 96,698 $  2,855   2.95%  $107,592  $  2,996   2.78%  $102,397  $  2,964   2.89%
  Time deposits             88,310    5,065   5.74%    68,250     3,344   4.90%    67,804     3,526   5.20%
  Repurchase                 4,702      177   3.76%     2,218       115   5.18%     2,882        96   3.33%
    agreements
  Other borrowed
    funds                   23,388    1,501   6.42%    13,815       592   4.29%     5,498       250   4.55%
                          -----------------          ------------------          ------------------
  Total interest
    bearing
    liabilities            213,098    9,598   4.50%   191,875     7,047   3.67%   178,581     6,836   3.83%
                          -----------------          ------------------          ------------------
Non-interest bearing
     liabilities:
  Demand deposits            7,050                      7,005                       5,865
  Other                      5,570                      4,028                       3,724
                          --------                   --------                    --------
                            12,620                     11,033                       9,589
Shareholders' Equity        18,881                     18,070                      18,071
                          --------                   --------                    --------
Total                     $244,599                   $220,978                    $206,241
                          ========                   ========                    ========
Net interest
  income/interest
     rate spread                   $  7,868   3.08%            $  7,496   3.33%            $  7,253   3.45%
                                   ================            ================            ================
Net earning
  balance/net yield
  on earning
  assets                  $ 17,240           3.42%   $ 15,809             3.61%  $ 14,887             3.75%
                          ========================   ==========================  ==========================

(1) Monthly average balances have been used for all periods. Management does not believe that the use of month-end balances instead of daily average balances caused any material difference in the information presented.

(2) Loans include 90 day delinquent loans which have been placed on a non-accruing status. Management does not believe that including the 90 day delinquent loans in loans caused any material difference in the information presented.

(3) Investment securities and other includes tax -exempt investment securities. Management does not believe that including tax exempt investment securities in investments securities and other caused any material difference in the information presented.

(4) Other non-interest earning assets includes non-earning assets and real estate owned.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates. The net change attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to the rate.

                                            YEAR ENDED DECEMBER 31, 1995 VS. 1994
                                                  INCREASE (DECREASE)
                                                         DUE TO
                                                VOLUME     RATE       TOTAL
                                                ---------------------------
                                                     ($ in thousands)
Interest income on loans                      $  1,404 $  1,192    $  2,596
Interest income on investments                     242       86         328
                                              -------------------------------
     Total interest income                       1,646    1,278       2,924
                                              -------------------------------

Interest expense on savings deposits              (356)     215        (141)
Interest expense on time deposits                1,087      634       1,721
Interest expense on repurchase agreements           83      (20)         63
Interest expense on borrowings                     530      379         909
                                              -------------------------------
     Total interest expense                      1,344    1,208       2,552
                                              -------------------------------
     Net interest income                      $    302 $     70    $    372
                                              ===============================



                                            YEAR ENDED DECEMBER 31, 1994 VS. 1993
                                                  INCREASE (DECREASE)
                                                         DUE TO
                                                 VOLUME    RATE      TOTAL
                                               ----------------------------
                                                     ($ in thousands)
Interest income on loans                      $    990 $   (594)   $    396
Interest income on investments                     (39)      97          58
                                              -------------------------------
     Total interest income                         951     (497)        454
                                              -------------------------------

Interest expense on savings deposits               130      (98)         32
Interest expense on time deposits                   23     (205)       (182)
Interest expense on repurchase agreements          (13)      32          19
Interest expense on borrowings                     355      (13)        342
                                              -------------------------------
     Total interest expense                        495     (284)        211
                                              -------------------------------
     Net interest income                      $    456 $   (213)   $    243
                                              ===============================

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)



PROVISION FOR LOAN LOSSES

      The Bank considers many factors in determining the allowance for loan losses. These include the risk and size characteristics of loans, the prior years' loss experience, the levels of delinquencies, the prevailing economic conditions, the number of foreclosures, unemployment rates, interest rates, and the value of collateral securing the loans. No changes were made to the Bank's procedures with respect to maintaining the loan loss allowances as a result of any regulatory examinations. Additionally, the Bank's commercial loan officers review the financial condition of commercial loan customers on a monthly basis and perform visual inspections of facilities and inventories. The Bank also has an internal audit and compliance program. Results of the audit and compliance programs are reported directly to the Audit Committee of the Bank's Board of Directors.

      The allowance for loan loss at December 31, 1995 was $1,828,060, compared to $2,752,885 at year-end 1994. The allowance in 1995 includes $628,060 in specific reserves for loans classified as loss, and $1,200,000 in general reserves as compared to $1,045,301 and $1,707,584 in 1994, respectively. As a result of charge-offs in 1995, the Bank expensed to the provision for loan losses $1,163,710 in 1995, compared to $761,555 in 1994. Included in the 1995 charge-offs were three loans, amounting to approximately $1 million which were not previously reserved for. The allowance represented 0.87% of total loans at year-end 1995 versus 1.38% at year-end 1994. The allowance for loan losses as a percentage of non-performing assets was 75.36% at December 31, 1995 compared to 85.46% at December 31, 1994. The allowance for loan losses as a percentage of non-performing assets (less real estate owned) and troubled debt restructured was 96.88% at December 31, 1995 compared to 67.91% at December 31, 1994. Please refer to Note 4 "Loans receivable", in the Consolidated Financial Statements for information regarding SFAS 114 and 118.

      Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not result from trends or uncertainties which the Bank reasonably expects will materially impact future operating results, liquidity, or capital resources.

      As of December 31, 1995, there were no other loans not included in the table or discussed above where known information about the possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

      Total classified loans, excluding special mention, as of December 31, 1995 and 1994 were $6,049,066 and $9,183,751 respectively. Of this amount, $2,425,650 and $3,221,313 are included in non-performing assets for the respective years. Loans classified as 90 day delinquent increased to $1,144,293, which includes $1,132,475 of conventional real estate loans, at December 31, 1995 compared to $23,825 at December 31, 1994. Since the bulk of delinquents are comprised of well-secured loans, the Bank does not anticipate material losses in the event these loans were to result in foreclosure. Further, given the fact that loans classified as special mention decreased by 34% and total non-performers decreased by 25%, the Bank's loan loss reserves are considered adequate despite the decrease in the reserve total. The local economy has remained stable and there are no known trends or uncertainties which would negatively impact the local region. However, the Bank intends to maintain a conservative posture in funding reserves and expects to expense approximately $825,000, to the provision for loan losses during 1996.

                ========================================================

The following table sets forth the breakdown of non-performing loans:


                                       1995        1994        1993        1992        1991
                                 -----------------------------------------------------------
90 Day delinquent loans (1)      $  1,144,293  $   23,825 $  288,663  $  152,692 $  1,205,120
Non-earning assets (2)                297,172   1,692,608    501,408   1,388,864    1,380,392
Real estate owned                     984,185   1,504,880  1,854,047   2,736,845    4,875,540
                                 ------------------------------------------------------------
Total non-performing assets      $  2,425,650  $3,221,313 $2,644,118  $4,278,401 $  7,461,052
                                 ============================================================
Troubled debt restructured       $    445,417  $2,337,058 $3,466,820  $4,391,549 $  4,023,903
                                 ============================================================

(1)  All loans 90 days or more delinquent are placed on a non-accruing status.

(2) Loans considered to be uncollectible, pending foreclosure, or in bankruptcy proceeding, are placed on a non-earning status.


The following table sets forth 90 day delinquent loans by category:

                                       1995        1994        1993        1992        1991
                                      ---------------------------------------------------------
Real estate loans -
     Conventional                  $ 1,132,475 $        -  $  288,663  $  152,692  $  839,159
     Construction                            -     23,825           -           -     241,323
Consumer loans                           3,983          -           -           -           -
Commercial and municipal loans           7,835          -           -           -     124,638
Other loans                                  -          -           -           -           -
                                   -------------------------------------------------------------
     Total                         $ 1,144,293 $   23,825  $  288,663  $  152,692  $1,205,120
                                   =============================================================


The following table sets forth the allocation of the loan loss valuation allowance and the percentage of loans in each category to total loans as of December 31:

                          1995             1994             1993             1992             1991
                       ---------------------------------------------------------------------------------
Real estate
loans -
  Conventional    $  687,547  83%  $  726,959   81%  $   853,710  79% $ 1,258,635   79% $  699,678  80%
  Construction       201,257        1,598,266    2%    1,245,382   2%     670,378    1%  1,316,247   1%
  Collateral and
    consumer
    loans              8,067  12%       5,464   12%       22,907  14%      10,684   15%     50,141  16%
Commercial and
  municipal
  loans              276,526   4%     422,196    4%      252,002   5%     155,234    4%    223,457   2%
Impaired loans       654,663   1%         N/A                N/A              N/A              N/A
Other                      -                -    1%            -                -    1%          -   1%
                ----------------------------------------------------------------------------------------
Valuation
allowance         $1,828,060 100%  $2,752,885  100%  $ 2,374,001 100% $ 2,094,931  100% $2,289,523 100%
                ========================================================================================
Valuation
  allowance
  as a percentage
  of total
  loans                 .87%            1.38%              1.35%            1.22%            1.38%
                ========================================================================================

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)


OTHER INCOME AND EXPENSE

      Total non-interest income decreased by $121,676, or 7.81% to $1,435,556. Customer service fees increased by $202,541, or 23.65% to $1,058,868. Loan origination fees decreased by $205,541 due to the effect of a one-time adjustment to loan fees made in 1994 as a result of a computer conversion.

      Total non-interest expense increased $304,552, or 5.09% to $6,291,009. The Bank's opening of two branches and the expansion of its loan origination network during the second half of 1994 created a full year of expenditures for these items and resulted in the increase.

FAS 109-ACCOUNTING FOR INCOME TAXES

      Effective December 31, 1993, the Bank adopted FAS No. 109, "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be measured based on the enacted tax rates. Statement No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of adopting FAS 109, there is no effect on the consolidated financial statements as of December 31, 1993, and no allowance is required against the deferred tax debit. The provision for income taxes for the years ended December 31, 1995, 1994 and 1993 includes net deferred income tax expense of $324,909, $75,000, and $64,391, respectively. These amounts were determined by the deferred method in accordance with generally accepted accounting principles for each year.

      The Bank has provided deferred income taxes on the difference between the provision for loan losses permitted for income tax purposes and the provision recorded for financial reporting purposes.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

NET INTEREST INCOME

      Net interest income for the year ended December 31, 1994 was $7,496,030, compared to $7,254,098 for 1993, an increase of $241,932, or 3.34%. The increase was the result of increased volume of the Bank's loan portfolio.

      Total interest income increased $453,044, or 3.22%, with over 200% of the increase attributed to the change in volume.

      Interest expense increased $211,112, or 3.09%, with over 230% attributed to increased balances on customer deposits and FHLB advances.

PROVISION FOR LOAN LOSSES

      The allowance for loan losses was $2,752,885 for the year ended December 31, 1994, compared to $2,374,001 at year-end 1993. Charge-offs were $396,116 for 1994, and $1,119,720 for 1993. The allowance as a percentage of total loans was 1.38% at year-end 1994 versus 1.35% from 1993. Non-performing assets increased to $3,221,313, or 1.38% of total assets for 1994 compared to $2,644,118, or 1.28% of total assets for year-end 1993.

OTHER INCOME AND EXPENSE

      Total non-interest income decreased by $349,835, or 18.34% to $1,557,232. Most significant was the decrease of $463,359 in the net gain on the sale of investment securities. As interest rates fell during 1993, the value of the Bank's bond portfolio grew, creating opportunities for capital gains.

      Total operating expenses increased $458,946 to $5,986,457, reflecting the Bank's opening of two branches and expansion of the loan origination team.

                ========================================================
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

CONSOLIDATED QUARTERLY AVERAGE BALANCES (1)  AND INTEREST RATES


                                                       1995
                         -----------------------------------------------------------------
                          4TH QUARTER      3RD QUARTER     2ND QUARTER     1ST QUARTER
                         AVERAGE YIELD/   AVERAGE YIELD/  AVERAGE YIELD/  AVERAGE   YIELD/
                         BALANCE  COST    BALANCE  COST   BALANCE  COST   BALANCE    COST
                         --------------   --------------  --------------  ----------------
                                                 ($ in thousands)
Assets:
Interest earning
assets:
  Loans (2)              $205,548  8.05% $201,858  8.17%  $197,074  7.91% $ 191,928   7.69%
  Investment
  securities and
     other (3)             24,790  7.83%   22,548  6.59%    22,382  7.25%    21,418   6.67%
                         --------        --------         --------        ---------
  Total interest
     earning
     assets               230,338  8.03%  224,406  8.01%   219,456  7.85%   213,346   7.58%
                         --------        --------         --------        ---------

Non-interest
earning assets:
  Cash                      5,976           5,994            5,744            5,795
  Other non-
    interest earning
    assets (4)              8,285           8,271            7,970            7,792
                         --------        --------         --------        ---------
  Total non-
    interest earning
    assets                 14,261          14,265           13,714           13,587
                         ========        ========         ========        =========
Total                    $244,599        $238,671         $233,170        $ 226,933
                         ========        ========         ========        =========

Liabilities and
Shareholders'
     Equity:

Interest bearing
liabilities:

  Savings deposits       $ 96,698  2.89% $ 99,712  2.78%  $104,243  2.74% $ 106,558   1.65%
  Time deposits            88,310  6.26%   83,762  6.27%    78,496  6.38%    73,114   4.88%
  Repurchase
    agreements              4,702  5.28%    3,815  6.32%     2,521  4.69%     2,149    .05%
  Other borrowed
    funds                  23,388  7.34%   20,931  7.01%    18,295  9.12%    16,068   7.14%
                         --------        --------         --------        ---------
  Total interest
    bearing
    liabilities           213,098  4.83%  208,220  4.68%   203,555  4.74%   197,889   4.40%
                         --------        --------         --------        ---------
Non-interest bearing
     liabilities:
  Demand deposits           7,050           6,846            6,913            6,892
  Other                     5,570           5,016            4,364            4,010
                         --------        --------         --------        ---------
                          12,620           11,862           11,277           10,902
Shareholders' Equity      18,881           18,589           18,338           18,142
                        ========         ========         ========        =========
Total                   $244,599         $238,671         $233,170        $ 226,933
                        ========         ========         ========        =========
Net interest
income/interest
  rate spread                      3.20%           3.33%           3.11%              3.18%
                                   =====           =====           =====              =====
Net earning
balance/net yield
  on earning
     assets             $ 17,240   3.56% $ 16,186  3.67%  $ 15,901 3.45%  $  15,457   3.51%
                        ================ ===============  ==============  =================

(1) Monthly average balances have been used for all periods. Management does not believe that the use of month-end balances instead of daily average balances caused any material difference in the information presented.

(2) Loans include 90 day delinquent loans which have been placed on a non-accruing status. Management does not believe that including the 90 day delinquent loans in loans caused any material difference in the information presented.

(3) Investment securities and other includes tax -exempt investment securities. Management does not believe that including tax exempt investment securities in investments securities and other caused any material difference in the information presented.

(4) Other non-interest earning assets includes non-earning assets and real estate owned.

                ========================================================
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

CONSOLIDATED QUARTERLY AVERAGE BALANCES (1) AND INTEREST RATES

                                                        1994
                          -----------------------------------------------------------------
                            4TH QUARTER     3RD QUARTER      2ND QUARTER     1ST QUARTER
                          AVERAGE YIELD/   AVERAGE YIELD/  AVERAGE YIELD/  AVERAGE YIELD/
                          BALANCE  COST    BALANCE  COST   BALANCE  COST   BALANCE  COST
                          ---------------- ------------------------------------------------
                                                  ($ in thousands)
Assets:
Interest earning
assets:
  Loans (2)               $186,651  7.64% $181,722  7.46%  $177,058  7.29% $173,946  7.06%
  Investment
    securities and
     other (3)              21,033  6.94%   20,582  6.98%    20,397  6.84%   20,302  5.33%
                          --------        --------         --------        --------
  Total interest
    earning
    assets                 207,684  7.57%  202,304  7.41%   197,455  7.14%  194,248  6.88%
                          --------        --------         --------        --------

Non-interest
earning assets:
  Cash                       5,782           5,662            5,743           5,321
  Other non-interest
  earning assets (4)         7,512           7,328            7,380           7,381
                          --------        --------         --------        --------
  Total non-interest
    earning assets          13,294          12,990           13,123          12,712
                          --------        --------         --------        --------
Total                     $220,978        $215,294         $210,578        $206,950
                          ========        ========         ========        ========

Liabilities and
Shareholders'
  Equity:
Interest bearing
  liabilities:
  Savings deposits        $107,592  2.95% $107,027  3.12%  $104,702  2.71% $103,914  2.52%
  Time deposits             68,250  5.53%   65,324  5.11%    64,118  5.00%   64,740  4.71%
  Repurchase
    agreements               2,218  5.39%    2,604  4.06%     3,029  2.66%    2,905  3.18%
  Other borrowed
    funds                   13,815  5.51%   11,679  4.17%    10,051  7.22%    7,145  5.40%
                          --------        --------         --------        --------
  Total interest
    bearing
    liabilities            191,875  4.08%  186,634  3.90%   181,900  3.77%  178,704  3.44%
                          --------        --------         --------        --------
Non-interest bearing
     liabilities:
  Demand deposits            7,005           6,817            6,587           6,169
  Other                      4,028           3,759            3,996           3,942
                          --------        --------         --------        --------
                            11,033          10,576           10,583          10,111
Shareholders'
  Equity                    18,070          18,084           18,095          18,135
                          --------        --------         --------        --------
Total                     $220,978        $215,294         $210,578        $206,950
                          ========        ========         ========        ========
Net interest
  income/interest
     rate spread                    3.49%           3.51%            3.37%           3.43%
                                   ======          ======           ======          ======
Net earning
  balance/net yield
     on earning
     assets               $ 15,809  3.80% $ 15,670  3.82%  $ 15,555  3.67% $ 15,544  3.71%
                          =============== ===============  =============== ===============

(1) Monthly average balances have been used for all periods. Management does not believe that the use of month-end balances instead of daily average balances caused any material difference in the information presented.

(2) Loans include 90 day delinquent loans which have been placed on a non-accruing status. Management does not believe that including the 90 day delinquent loans in loans caused any material difference in the information presented.

(3) Investment securities and other includes tax -exempt investment securities. Management does not believe that including tax exempt investment securities in investments securities and other caused any material difference in the information presented.

(4) Other non-interest earning assets includes non-earning assets and real estate owned.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

CONSOLIDATED QUARTERLY AVERAGE BALANCES (1) AND INTEREST RATES

                                                  1993
                    ---------------------------------------------------------------
                      4TH QUARTER     3RD QUARTER      2ND QUARTER     1ST QUARTER
                    AVERAGE YIELD/   AVERAGE YIELD/  AVERAGE YIELD/  AVERAGE YIELD/
                    BALANCE  COST    BALANCE  COST   BALANCE  COST   BALANCE  COST
                    --------------   --------------  --------------  --------------
                                            ($ in thousands)
Assets:
Interest earning
assets:
  Loans (2)         $171,739  7.23% $170,310  7.37%  $169,853  7.75% $168,842  7.86%
  Investment
  securities and
     other (3)        21,729  5.22%   23,282  5.23%    24,088  4.83%   24,616  5.77%
                    --------        --------         --------        --------
  Total interest
    earning
     assets          193,468  7.01%  193,592  7.12%   193,941  7.39%  193,458  7.60%
                    --------        --------         --------        --------

Non-interest
earning assets:
  Cash                 4,972           4,706            4,313           4,093
  Other
non-interest earning
     assets (4)        7,801           8,588            9,277           9,999
                    --------        --------         --------        --------
  Total
non-interest earning
     assets           12,773          13,294           13,590          14,092
                    --------        --------         --------        --------
Total               $206,241        $206,886         $207,531        $207,550
                    ========        ========         ========        ========

Liabilities and
Shareholders'
     Equity:
Interest bearing
 liabilities:
  Savings deposits  $102,397  2.70% $100,844  3.01%  $ 98,812  3.05% $ 96,895  3.15%
  Time deposits       67,804  4.62%   71,017  4.50%    74,300  4.95%   76,397  5.39%
  Repurchase
    agreements         2,882  5.11%    2,627  4.01%     2,443  1.95%    2,249  3.61%
  Other borrowed
    funds              5,498  5.47%    5,104  5.12%     5,216  2.66%    6,071  4.74%
                    --------        --------         --------        --------
  Total interest
    bearing
     liabilities     178,581  3.55%  179,592  3.67%   180,771  3.81%  181,612  4.15%
                    --------        --------         --------        --------
Non-interest bearing
     liabilities:

  Demand deposits      5,865           5,624            5,380           5,151
  Other                3,724           3,642            3,379           2,819
                    --------        --------         --------        --------
                       9,589           9,266            8,759           7,970
Shareholders' Equity  18,071          18,028           18,001          17,968
                    --------        --------         --------        --------
Total               $206,241        $206,886         $207,531        $207,550
                    ========        ========         ========        ========
Net interest
 income/interest
     rate spread              3.46%           3.45%            3.58%           3.45%
                             ======          ======           ======          ======
Net earning
 balance/net yield
  on earning
  assets             $14,887  3.73% $ 14,000  3.71%  $ 13,170  3.84% $ 11,846  3.70%
                    =============== ===============  =============== ===============

(1) Monthly average balances have been used for all periods. Management does not believe that the use of month-end balances instead of daily average balances caused any material difference in the information presented.

(2) Loans include 90 day delinquent loans which have been placed on a non-accruing status. Management does not believe that including the 90 day delinquent loans in loans caused any material difference in the information presented.

(3) Investment securities and other includes tax -exempt investment securities. Management does not believe that including tax exempt investment securities in investments securities and other caused any material difference in the information presented.

(4) Other non-interest earning assets includes non-earning assets and real estate owned.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

SELECTED CONSOLIDATED FINANCIAL DATA

BALANCE SHEET DATA:
AS OF DECEMBER 31,                1995        1994        1993        1992        1991
                            -----------------------------------------------------------
                                                  ($ in thousands)
Total assets                $  258,216  $  233,363   $ 207,105   $  208,981  $ 203,229
Net loans                      208,169     193,810     172,834      166,967    162,053
Total securities                28,415      20,363      17,998       23,680     22,450
Deposits                       199,971     194,533     176,716      182,404    172,671
Advances from Federal Home
  Loan Bank                     26,936      15,211       5,441        3,000      8,000
Shareholders' equity            19,544      18,253      18,387       18,036     17,645



OPERATING DATA:
YEAR ENDED DECEMBER 31,           1995        1994        1993        1992         1991
                            ------------------------------------------------------------
                                      ($ in thousands, except per share data)
Interest income:
     Interest on loans      $   15,846  $   13,251   $  12,855   $  14,530   $   17,060
     Interest on
       investments               1,620       1,291       1,234       1,659        1,577
                            -------------------------------------------------------------
        Total interest
          income                17,466      14,542      14,089      16,189       18,637
     Interest expense:           9,598       7,046       6,835       8,902       12,057
                            -------------------------------------------------------------
         Net interest
           income                7,868       7,496       7,254       7,287        6,580

Provision for loan losses,
  net                            1,164         762       1,373       2,165          895
Other income:
  Gain (loss) on sale of
    investments                    (89)         36         499         960          150
     Other income                1,525       1,521       1,408       1,272        1,108
                            -------------------------------------------------------------
         Total other income      1,436       1,557       1,907       2,232        1,258
Other expense:
     Salaries and benefits       2,917       2,861       2,404       2,334        2,529
     Occupancy expense           1,196       1,101       1,083       1,180          963
     Other expenses              2,178       2,024       2,040       2,004        2,219
                            -------------------------------------------------------------
         Total other
           expense               6,291       5,986       5,527       5,518        5,711
                            -------------------------------------------------------------
Income before income taxes       1,849       2,305       2,261       1,836        1,232
Applicable income taxes            604         723         736         642          397
                            -------------------------------------------------------------
         Net income         $    1,245  $    1,582   $   1,525   $   1,194   $      835
                            =============================================================

PER SHARE DATA:
     Earnings per common
       share                $      .73  $      .93   $     .88   $     .68   $      .45
     Cash dividends
       declared on
       common stock         $      .50  $      .50   $    .375   $     .35   $      .14
     Weighted average
       number of
       common shares
       outstanding           1,699,536   1,693,259   1,731,185   1,762,966    1,836,154

FINANCIAL RATIOS:

     Return on average
       assets                     .54%        .71%        .74%        .58%         .40%
     Return on average
       shareholders'
       equity                    6.95%       8.76%       8.43%       6.56%        4.59%
     Dividend payout ratio      68.49%      53.76%      42.61%      51.47%       31.11%
     Average equity to
       average assets            7.72%       8.15%       8.76%       8.69%        8.80%

                ========================================================
                   MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

1995 QUARTERLY DATA

                               -------------------------------------------------
                                  FOURTH       THIRD       SECOND       FIRST
                                  QUARTER     QUARTER      QUARTER     QUARTER
                               -------------------------------------------------
                                    ($ in thousands, except per share data)
Interest income:

     Interest on loans         $    4,137  $   4,122    $    3,899  $    3,688
     Interest and dividends on
       investments                    486        371           406         357
                               -------------------------------------------------
         Total interest income      4,623      4,493         4,305       4,045
Interest expense:
     Interest on deposits           2,160      2,084         1,990       1,863
     Interest on borrowed
       funds                          432        370           416         283
                               -------------------------------------------------
         Total interest
           expense                  2,592      2,454         2,406       2,146
                               -------------------------------------------------
         Net interest income        2,031      2,039         1,899       1,899
Provision for loan losses, net        336        248           280         300
                               -------------------------------------------------
     Net interest income
       after provision
       for loan losses              1,695      1,791         1,619       1,599
Other income:
     Net gain (loss) on sale of
       investments                    (57)       (53)           15           6
     Other income                     496        338           314         377
                               -------------------------------------------------
         Total other income           439        285           329         383
Other expense                       1,506      1,522         1,565       1,698
                               -------------------------------------------------
Income before income taxes            628        554           383         284
Provision for income taxes            201        183           126          94
                               -------------------------------------------------
Net income                     $      427  $     371    $      257  $      190
                               =================================================

Earnings per common share (1)  $      .25  $     .22    $      .15  $      .11
Annualized returns (2)
     Return on average assets        .54%       .49%          .38%        .33%
     Return on average
       shareholders'
       equity                       6.95%      6.35%         4.87%       4.17%

(1) Earnings per common share are calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share may not equal total earnings per share for the year.

(2) Returns are based on annualized net earnings.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

1994 QUARTERLY DATA

                               -------------------------------------------------
                                  FOURTH       THIRD       SECOND       FIRST
                                  QUARTER     QUARTER      QUARTER     QUARTER
                               -------------------------------------------------
                                    ($ in thousands, except per share data)
Interest income:

     Interest on loans         $    3,564  $   3,389    $    3,228  $   3,069
     Interest and dividends on
       investments                    365        359           298        270
                               -------------------------------------------------
         Total interest income      3,929      3,748         3,526      3,339
Interest expense:
     Interest on deposits           1,780      1,709         1,528      1,437
     Interest on borrowed
       funds                          192        123           181         96
                               -------------------------------------------------
         Total interest
           expense                  1,972      1,832         1,709      1,533
                               -------------------------------------------------
         Net interest income        1,957      1,916         1,817      1,806
Provision for loan losses, net        149        373           166         74
                               -------------------------------------------------
     Net interest income
       after provision
       for loan losses              1,808      1,543         1,651      1,732
Other income:
     Net gain (loss) on sale of
       investments                      2         68             6        (40)
     Other income                     336        517           343        325
                               -------------------------------------------------
         Total other income           338        585           349        285
Other expense                       1,616      1,534         1,427      1,409
                               -------------------------------------------------
Income before income taxes            530        594           573        608
Provision for income taxes            137        196           189        201
                               -------------------------------------------------
Net income                     $      393  $     398    $      384  $     407
                               =================================================

Earnings per common share (1)  $      .23  $     .23    $      .23  $     .24
Annualized returns (2)
     Return on average assets        .71%       .73%          .75%       .79%
     Return on average
       shareholders' equity         8.76%      8.77%         8.75%      9.00%

(1) Earnings per common share are calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share may not equal total earnings per share for the year.

(2) Returns are based on annualized net earnings.

           ========================================================
               MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

1993 QUARTERLY DATA


                               -------------------------------------------------
                                  FOURTH       THIRD       SECOND       FIRST
                                  QUARTER     QUARTER      QUARTER     QUARTER
                               -------------------------------------------------
                                    ($ in thousands, except per share data)
Interest income:
     Interest on loans         $   3,106   $   3,139    $    3,291  $   3,319
     Interest and dividends on
       investments                   283         305           291        355
                               -------------------------------------------------
         Total interest income     3,389       3,444         3,582      3,674
Interest expense:
     Interest on deposits          1,522       1,597         1,679      1,787
     Interest on borrowed
       funds                          76          66            37         71
                               -------------------------------------------------
         Total interest
           expense                 1,598       1,663         1,716      1,858
                               -------------------------------------------------
         Net interest income       1,791       1,781         1,866      1,816
Provision for loan losses, net        68         404           421        480
                               -------------------------------------------------
     Net interest income
       after provision
       for loan losses             1,723       1,377         1,445      1,336
Other income:
     Net gain (loss) on sale of
       investments                   (43)        148           106        288
     Other income                    326         344           420        318
                               -------------------------------------------------
         Total other income          283         492           526        606
Other expense                      1,429       1,287         1,394      1,418
                               -------------------------------------------------
Income before income taxes           577         582           577        524
Provision for income taxes           163         181           214        178
                               =================================================
Net income                     $     414   $     401    $      363  $     346
                               =================================================

Earnings per common share (1)  $      .24  $     .23    $      .21  $     .20
Annualized returns (2)
     Return on average assets        .74%        .74%         .68%       .66%
     Return on average
       shareholders'
       equity                       8.43%       8.46%        7.88%      7.68%

(1) Earnings per common share are calculated by dividing net earnings by the average common shares outstanding for each quarter. Therefore, the sum of earnings per common share may not equal total earnings per share for the year.

(2) Returns are based on annualized net earnings.

                 [LETTERHEAD OF BERRY, DUNN, MCNEIL & PARKER]


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
New Hampshire Thrift Bancshares, Inc. and subsidiaries


We have audited the accompanying consolidated statement of financial condition of New Hampshire Thrift Bancshares, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated statement of financial condition of New Hampshire Thrift Bancshares, Inc. and subsidiaries as of December 31, 1994 and the consolidated statements of income, changes in stockholders' equity, and cash flows for the two years then ended were audited by Smith, Batchelder & Rugg whose report, dated January 24, 1995, expressed an unqualified opinion on those statements. Included in Notes 3 and 4 to the financial statements is information included in New Hampshire Thrift Bancshares, Inc. and subsidiaries financial statements as of December 31, 1993, 1992 and 1991, upon which Smith, Batchelder & Rugg issued their unqualified opinions dated January 21, 1994 and January 22, 1993.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Hampshire Thrift Bancshares, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Berry, Dunn, McNeil & Parker

Lebanon, New Hampshire
January 19, 1996

                   [LETTERHEAD OF SMITH, BATCHELDER & RUGG]


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
New Hampshire Thrift Bancshares, Inc. and subsidiaries:

We have audited the accompanying consolidated statements of financial condition of New Hampshire Thrift Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1994, 1993 and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Hampshire Thrift Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

                                                    /s/ Smith, Batchelder & Rugg


Lebanon, New Hampshire
January 24, 1995

              ==================================================
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


AS OF DECEMBER 31,                                                      1995            1994
-----------------------------------------------------------------------------------------------
ASSETS

     Cash and due from banks                                $      7,544,297  $    7,197,588
     Federal funds sold                                            3,449,000       1,056,000
     Securities available for sale                                25,718,260      18,518,562
     Securities held to maturity                                     393,054         445,832
     Other investments                                             2,303,285       1,398,396
     Loans held for sale                                           3,095,971       3,753,657
     Loans receivable, net                                       205,073,080     190,056,444
     Accrued interest receivable                                   1,433,882       1,058,442
     Bank premises and equipment, net                              5,955,394       5,944,349
     Real estate owned and property acquired in
      settlement of loans                                            984,185       1,504,880
     Non-earning assets                                              297,172       1,692,608
     Other assets                                                  1,968,497         736,028
                                                            -----------------------------------
          Total assets                                      $    258,216,077  $  233,362,786
                                                            ===================================
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

     Deposits                                               $    199,970,921  $  194,533,066
     Repurchase agreements                                         9,552,825       3,597,907
     Advances from Federal Home Loan Bank                         26,936,168      15,210,794
     Accrued expense and other liabilities                         2,212,158       1,768,145
                                                            -----------------------------------
          Total liabilities                                      238,672,072     215,109,912
                                                            -----------------------------------

COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS' EQUITY
     Preferred stock, $.01 par value                                       -               -
     Common stock, $.01 par value, 1,689,503 shares
      outstanding as of December 31, 1995 and 1,670,986
      as of December 31, 1994                                         21,473          21,473
     Paid-in capital                                              13,160,382      13,103,404
     Retained earnings                                             8,673,504       8,268,094
     Unrealized gain (loss) on securities available for
      sale, net of $51,000 of deferred taxes in 1995,
      and $375,400 of deferred tax benefit in 1994                    97,594        (728,667)
                                                            -----------------------------------
                                                                  21,952,953      20,664,304
     Treasury stock, at cost, 457,779 shares as of
      December 31, 1995 and 476,296 shares as of
      December 31, 1994                                           (2,408,948)     (2,411,430)
                                                            -----------------------------------
          Total shareholders' equity                              19,544,005      18,252,874
                                                            -----------------------------------

          Total liabilities and shareholders' equity        $    258,216,077  $  233,362,786
                                                            ===================================

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                     =====================================
                       CONSOLIDATED STATEMENTS OF INCOME


 FOR THE YEARS ENDED DECEMBER 31,                         1995           1994          1993
---------------------------------------------------------------------------------------------
  INTEREST INCOME

    Interest on loans                             $ 15,846,308  $  13,250,592 $  12,855,492
    Interest and dividends on investments            1,620,025      1,291,844     1,233,900
                                                  -------------------------------------------
           Total interest income                    17,466,333     14,542,436    14,089,392
                                                  -------------------------------------------

  INTEREST EXPENSE

    Interest on deposits                             8,096,851      6,454,599     6,585,255
    Interest on advances and other borrowed
     money                                           1,501,496        591,807       250,039
                                                  -------------------------------------------
           Total interest expense                    9,598,347      7,046,406     6,835,294
                                                  -------------------------------------------
           Net interest income                       7,867,986      7,496,030     7,254,098

  PROVISION FOR LOAN LOSSES, net                     1,163,710        761,555     1,372,674
                                                  -------------------------------------------

           Net interest income after
            provision for loan losses                6,704,276      6,734,475     5,881,424
                                                  -------------------------------------------

  OTHER INCOME

    Loan origination fees                               89,632        295,173       279,030
    Customer service fees                            1,058,868        856,327       729,042
    Net gain (loss) on sale of securities
     and bank property                                 (88,827)        35,706       499,065
    Rental income                                      227,885        220,460       207,661
    Brokerage service income                           110,705        149,566       174,452
    Other income                                        37,293              -        17,817
                                                  -------------------------------------------
           Total other income                        1,435,556      1,557,232     1,907,067
                                                  -------------------------------------------

  OTHER EXPENSES

    Salaries and employee benefits                   2,917,180      2,861,435     2,403,985
    Occupancy expenses                               1,195,834      1,101,198     1,082,501
    Advertising and promotion                          162,745        154,382       169,189
    Depositors' insurance                              440,439        406,630       409,687
    Outside services                                   333,361        350,812       403,858
    Other expenses                                   1,241,450      1,112,000     1,058,291
                                                  -------------------------------------------
           Total other expenses                      6,291,009      5,986,457     5,527,511
                                                  -------------------------------------------
  INCOME BEFORE PROVISION FOR
   INCOME TAXES                                      1,848,823      2,305,250     2,260,980

  PROVISION FOR INCOME TAXES                           604,000        723,000       736,000
                                                  -------------------------------------------

  NET INCOME                                      $  1,244,823  $   1,582,250 $   1,524,980
                                                  ===========================================

  Earnings per common share                       $        .73  $         .93 $         .88
                                                  ===========================================
  Dividends declared per common share             $        .50  $         .50 $         .375
                                                  ===========================================

         The accompanying notes to consolidated financial statements are an integral part of these statements.

        ==============================================================
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


 FOR THE YEARS ENDED DECEMBER 31,                             1995         1994         1993
----------------------------------------------------------------------------------------------
  COMMON STOCK

      Balance, beginning and end of year              $     21,473 $     21,473 $     21,473
                                                      ========================================

  PAID-IN CAPITAL

      Balance, beginning of year                      $ 13,103,404 $ 13,069,785 $ 13,010,657
      Gain on sale of treasury stock, at cost               56,978       33,619       59,128
                                                      ----------------------------------------

      Balance, end of year                            $ 13,160,382 $ 13,103,404 $ 13,069,785
                                                      =======================================

  RETAINED EARNINGS

      Balance, beginning of year                      $  8,268,094 $  7,516,147 $  6,621,200
      Net income                                         1,244,823    1,582,250    1,524,980
      Cash dividends paid                                 (839,413)    (830,303)    (630,033)
                                                      ---------------------------------------

      Balance, end of year                            $  8,673,504 $  8,268,094 $  7,516,147
                                                      =======================================

  UNREALIZED GAIN (LOSS) ON SECURITIES
    AVAILABLE FOR SALE

      Balance, beginning of year                      $   (728,667)$     95,857 $    131,136
      Adjustment to fair value                           1,252,661   (1,199,924)     (35,279)
      Effect of change in deferred taxes                  (426,400)     375,400            -
                                                      ---------------------------------------

      Balance, end of year                            $     97,594 $   (728,667)$     95,857
                                                      =======================================

  TREASURY STOCK

      Balance, beginning of year                      $ (2,411,430)$ (2,316,293)$ (1,607,383)
      Shares repurchased, (14,968 shares in 1995,
       20,900 shares in 1994, and 103,366
       shares in 1993)                                    (144,015)    (193,938)    (884,712)
      Exercise of stock options, (33,485 shares in
       1995 and 22,583 shares in 1994, and
       40,269 shares in 1993)                              146,497       98,801      175,802
                                                      ---------------------------------------

      Balance, end of year                            $ (2,408,948)$ (2,411,430)$ (2,316,293)
                                                      =======================================

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                   =========================================
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


 FOR THE YEARS ENDED DECEMBER 31,                              1995         1994           1993
------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES

     Net income                                        $  1,244,823 $  1,582,250 $    1,524,980
     Adjustments to reconcile net income to net
      cash provided by operating activities -

     Depreciation and amortization                          435,467      435,124        476,166
     Loans originated for sale                          (18,911,177)  (7,431,617)   (21,482,025)
     Proceeds from sale of loans                         18,874,886    7,355,527     21,502,025
     (Gain) loss from sale of loans                          36,291       76,090        (20,000)
     (Gain) loss from sale of premises and
      equipment                                              14,603       (2,955)       (58,840)
     (Gain) loss from sale of debt securities
      available for sale                                      3,957       (1,760)      (310,275)
     (Gain) loss from sale of equity securities
      available for sale                                     33,975      (65,499)       (33,948)
     Gain from sale of other real estate owned                    -      (41,581)       (76,001)
     Provision for loan losses                            1,163,710      761,555      1,372,674
     Provision for deferred taxes                           324,909       75,000         64,391
     (Increase) decrease in accrued interest and
      other assets                                       (1,718,404)      96,149        873,737
     Increase (decrease) in deferred loan fees             (138,396)    (198,762)        24,217
     Increase (decrease) in accrued expenses and
      other liabilities                                    (121,619)      11,183        353,693
                                                       -----------------------------------------
          Net cash provided by operating
           activities                                     1,243,025    2,650,704      4,210,794
                                                       -----------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES

     Proceeds from sale of premises and
      equipment                                              84,400       31,119        193,408
     Capital expenditures                                  (545,515)    (952,379)      (421,562)
     Proceeds from sale of debt securities
      available for sale                                  3,723,564      999,609     15,092,502
     Proceeds from sale of equity securities
      available for sale                                    794,170      713,223        232,603
     Principal reduction on securities held to
      maturity                                               52,778       51,389         50,000
     Purchase of securities available for sale          (13,211,517)  (9,006,732)   (12,552,286)
     Purchase of other investments                         (385,289)           -              -
     (Purchase) sale of Federal Home Loan Bank
      stock                                                (519,600)    (124,900)       110,300
     Maturities of securities available for sale          2,665,000    3,725,000      3,200,000
     Net increase in loans to customers                 (15,384,264) (21,539,263)    (7,262,640)
     (Increase) decrease in non-earning assets            1,395,436   (1,191,200)       887,456
     Decrease in real estate owned                          520,695      390,748        957,953
                                                       -----------------------------------------
          Net cash provided by (used in)
           investing activities                         (20,810,142) (26,903,386)       487,734
                                                       -----------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits and
      repurchase agreements                              11,392,773   16,829,556     (4,920,536)
     Increase in advances from Federal Home
      Loan Bank                                          11,725,374    9,770,015      2,440,779
     Net change in other borrowed money                     (31,368)     (31,034)       (29,773)
     Payments to acquire treasury stock                    (144,015)    (193,938)      (884,712)
     Dividends paid                                        (839,413)    (830,303)      (630,033)
     Proceeds from exercise of stock options                203,475      132,420        234,930
                                                       -----------------------------------------
          Net cash provided by (used in)
           financing activities                          22,306,826   25,676,716     (3,789,345)
                                                       -----------------------------------------
 NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                             2,739,709    1,424,034        909,183
                                                       -----------------------------------------
 CASH AND CASH EQUIVALENTS, beginning
  of year                                                 8,253,588    6,829,554      5,920,371
                                                       -----------------------------------------
 CASH AND CASH EQUIVALENTS, end of year                $ 10,993,297 $  8,253,588 $    6,829,554
                                                       =========================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION Cash paid during the period for:
      Interest on deposit accounts                     $  8,677,030 $  6,343,205 $    6,726,349
      Interest on advances and other borrowed
       money                                              1,418,043      553,577        239,772
                                                       -----------------------------------------
          Total interest paid                          $ 10,095,073 $  6,896,782 $    6,966,121
                                                       =========================================
      Income taxes                                     $    363,879 $    701,986 $      232,860
                                                       =========================================
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
Transfers from loans to real estate acquired
 through foreclosure                                   $    320,000 $    305,717 $      620,532
                                                       =========================================

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         NATURE OF OPERATIONS - The Bank operates ten branches primarily in Grafton, Sullivan, and Merrimack Counties in west central New Hampshire. Although the Bank has a diversified portfolio, a substantial portion of its debtors' abilities to honor their contracts is dependent on the economic health of the region. Its primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and middle-income individuals.

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of New Hampshire Thrift Bancshares, Inc. (NHTB, a unitary holding company), Lake Sunapee Bank, fsb (LSB, a federal stock savings bank), Lake Sunapee Group, Inc. (LSGI), and Lake Sunapee Financial Services Corp. (LSFSC). LSB is owned by the holding company and the other entities are wholly-owned subsidiaries of LSB. All significant intercompany accounts and transactions have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Bank considers federal funds sold and due from banks to be cash equivalents.

         SECURITIES HELD TO MATURITY - Bonds, notes, and debentures which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts recognized in interest income using the interest method over the period to maturity. Declines that are other than temporary in the fair value of individual held to maturity securities below their cost result in write-downs of the individual securities to their fair value. No write-downs have occurred for securities held to maturity.

         SECURITIES AVAILABLE FOR SALE - Available for sale securities consist of bonds, notes, debentures, and certain equity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Declines that are other than temporary in the fair value of individual available for sale securities below their cost have resulted in write-downs of the individual securities to their fair value. The related write-downs of $76,590 have been included in earnings as realized losses for the year ended 1995. There were no related write-downs for the years 1994 and 1993.

         OTHER INVESTMENTS - Other investments are investments which do not have readily determinable fair values. These types of investments are reported at cost and are evaluated for other than a temporary decline in value. Other than temporary declines in value result in write-downs of the individual security. No write-downs have occurred for securities which are classified as other investments.

         LOANS RECEIVABLE - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan. The accrual of interest on impaired loans is discontinued when a loan becomes more than 90 days delinquent. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is an estimate based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. This material estimate and the estimate of real estate acquired in connection with foreclosures are particularly susceptible to significant change in the near term. In connection with the determination of the allowance for loan losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties to arrive at its evaluation. For impairment recognized in accordance with Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):


         LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No losses have been recorded.

         REAL ESTATE OWNED AND PROPERTY ACQUIRED IN SETTLEMENT OF LOANS - At the time of foreclosure, the Bank records the repossessed property at the lower of fair value minus estimated costs to sell or the outstanding balance of the loan. All properties are periodically reviewed and declines in the value of the property are charged against income.

         BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of bank premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

         EARNINGS PER SHARE - Earnings per share are calculated using the weighted average number of shares outstanding at the end of the year plus common stock equivalents, as appropriate, resulting from the granting of incentive stock options (Notes 10 and 14). Common stock equivalents are determined using the treasury method. Common stock equivalents are not included in the computation of earnings per share if they have an antidilutive effect. The number of shares used in computing earnings per share was 1,699,536, 1,693,259, and 1,731,185 for the years ended December 31, 1995, 1994 and 1993, respectively.

         INCOME TAXES - Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting for deferred loan origination fees, unrealized loss on securities available for sale, provision for loan losses and depreciation.

         APPLE COMPUTER PROGRAM - During 1988, the Bank offered depositors an Apple computer as an inducement to open a certificate of deposit. The cost of acquiring these computers has been treated as a prepayment of interest and is being amortized over the period to maturity of the deposit accounts. In the event of early withdrawal, the prorated value of the prepayment will be deducted from unpaid interest and principal at the time of withdrawal. As of December 31, 1995 and 1994, other assets include $115,431 and $169,237, respectively, of unamortized computer costs.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

         Cash and short-term instruments - The carrying amounts of cash and short-term instruments approximate their fair value.

         Available for sale and held to maturity securities - Fair values for available for sale securities, are based on quoted market prices. The carrying values of held to maturity and other investments approximate fair values.

         Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money-market accounts and certificates of deposits (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Borrowings - The carrying amounts of federal funds purchased, and other borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

         Accrued interest - The carrying amounts of accrued interest approximate their fair values.

         Off-balance sheet instruments - Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):


        USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS - Certain amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform to the current year's presentation.

NOTE 2.       DEFERRED LOAN ORIGINATION FEES:

         The Bank follows the provisions of Statement of Financial Accounting Standards (FAS) No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." As of December 31, 1995 and 1994, the Bank has deferred net loan fees of $382,042 and $520,438, respectively, which will be recognized as an adjustment to yield over the life of the related loans.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.       SECURITIES:

The amortized cost and approximate market value of securities are summarized as follows:


                                                         DECEMBER 31, 1995
                                     --------------------------------------------------------
                                                            GROSS       GROSS
                                               FAIR      UNREALIZED  UNREALIZED    AMORTIZED
                                              VALUE          GAIN       LOSS        COST
                                     --------------------------------------------------------
  Held to maturity:
      Bonds and notes -
        Municipal bonds               $       393,054 $          - $           $    393,054
                                     --------------------------------------------------------
  Total held to maturity                      393,054            -          -       393,054
                                     --------------------------------------------------------
  Available for sale:
      Bonds and notes -

        U. S. Treasury Notes               12,139,529      147,900      3,166    11,994,795
        U. S. Government, including
         agencies                           2,724,130       33,249         40     2,690,921
        Other bonds and debentures          9,352,476      104,119     38,416     9,286,773
                                     --------------------------------------------------------
                                           24,216,135      285,268     41,622    23,972,489

      Equity securities                     1,502,125       11,750    106,800     1,597,175
                                     --------------------------------------------------------
  Total available for sale                 25,718,260      297,018    148,422    25,569,664
                                     --------------------------------------------------------

  Other investments:
       Federal Home Loan Bank
        stock                               1,861,000            -          -     1,861,000
       Other securities                       442,285            -          -       442,285
                                     --------------------------------------------------------
  Total other investments                   2,303,285            -          -     2,303,285
                                     --------------------------------------------------------
  Total securities                    $    28,414,599 $    297,018 $  148,422  $ 28,266,003
                                     ========================================================

                                                         DECEMBER 31, 1994
                                     --------------------------------------------------------
                                                            GROSS       GROSS
                                               FAIR      UNREALIZED  UNREALIZED    AMORTIZED
                                              VALUE          GAIN       LOSS        COST
                                     --------------------------------------------------------
  Held to maturity:
      Bonds and notes -
        Municipal bonds               $      445,832  $          - $        -  $   445,832
                                     --------------------------------------------------------
  Total held to maturity                     445,832            -           -      445,832
                                     --------------------------------------------------------

  Available for sale:
      Bonds and notes -
        U. S. Treasury Notes               6,687,185            -     334,931    7,022,116
        U. S. Government, including
         agencies                          1,127,404            -      39,893    1,167,297
        Other bonds and debentures         8,725,898        3,573     379,355    9,101,680
                                     --------------------------------------------------------
                                          16,540,487        3,573     754,179   17,291,093
      Equity securities                    1,978,075        5,425     358,886    2,331,536
                                     --------------------------------------------------------
  Total available for sale                18,518,562        8,998   1,113,065   19,622,629
                                     --------------------------------------------------------

  Other investments:
       Federal Home Loan Bank
        stock                              1,341,400            -           -    1,341,400
       Other securities                       56,996            -           -       56,996
                                     --------------------------------------------------------
  Total other investments                  1,398,396            -           -    1,398,396
                                     --------------------------------------------------------
  Total securities                   $    20,362,790 $      8,998 $ 1,113,065 $ 21,466,857
                                     ========================================================

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.       SECURITIES (continued):


                                                         DECEMBER 31, 1993
                                     --------------------------------------------------------
                                                         GROSS        GROSS
                                              FAIR      UNREALIZED  UNREALIZED   AMORTIZED
                                             VALUE         GAIN        LOSS         COST
                                     --------------------------------------------------------
  Held to maturity:
      Bonds and notes -
        Municipal bonds               $      497,221 $          - $         - $    497,221
                                     --------------------------------------------------------
  Total held to maturity                     497,221            -           -      497,221
                                     --------------------------------------------------------
  Available for sale:
      Bonds and notes -
        U. S. Treasury Notes               7,234,374       77,997           -    7,156,377
        U. S. Government, including
         agencies                            259,468            -       3,687      263,155
        Other bonds and debentures         6,333,221       74,367      39,460    6,298,314
                                     --------------------------------------------------------
                                          13,827,063      152,364      43,147   13,717,846
      Equity securities                    2,399,750       53,120      66,480    2,413,110
                                     --------------------------------------------------------
  Total available for sale                16,226,813      205,484     109,627   16,130,956
                                     --------------------------------------------------------
  Other investments:
       Federal Home Loan Bank
        stock                              1,216,500            -           -    1,216,500
       Other securities                       56,996            -           -       56,996
                                     --------------------------------------------------------
  Total other investments                  1,273,496            -           -    1,273,496
                                     --------------------------------------------------------
  Total securities                   $    17,997,530 $    205,484 $   109,627 $ 17,901,673
                                     ========================================================

Gross gains of $3,425, $3,536, and $320,714, and gross losses of $7,382, $1,776, and $10,439 were realized during 1995, 1994, and 1993, respectively, on debt securities.

Included in other assets is approximately $1,220,000 of a receivable from the disposition of available for sale securities as of December 31, 1995.

Maturities of debt securities are as follows as of December 31, 1995:

                                                                                  WEIGHTED
                                                        AMORTIZED      FAIR       AVERAGE
  AVAILABLE FOR SALE: bonds and notes -                    COST        VALUE       YIELD
                                                   ------------------------------------------
        U. S. Treasury Notes                            1,992,034    1,996,249     5.85%
        U. S. Government, including agencies            1,627,068    1,633,866     6.56%
        Other bonds and debentures                      3,666,928    3,662,598     6.40%
                                                   ----------------------------
  Total due in one year or less                         7,286,030    7,292,713     6.29%
                                                   ----------------------------
        U. S. Treasury Notes                           10,002,761   10,143,280     5.79%
        U. S. Government, including agencies              563,853      581,358     6.48%
        Other bonds and debentures                      5,277,884    5,346,362     6.39%
                                                   ----------------------------
  Total due after one year through five years          15,844,498   16,071,000     6.01%
                                                   ----------------------------
        U. S. Government, including agencies              500,000      508,906     6.80%
        Other bonds and debentures                        251,961      253,516     7.46%
                                                   ----------------------------
  Total due after five years through ten years            751,961      762,422     7.02%
                                                   ----------------------------
        Other bonds and debentures                         90,000       90,000     5.84%
                                                   ----------------------------
  Total due after ten years                                90,000       90,000     5.84%
                                                   ----------------------------
                                                    $  23,972,489 $ 24,216,135     6.30%
                                                   ============================

A security which has a call date earlier than the maturity date is considered to mature at the call date.

HELD TO MATURITY: Included in the caption bonds and notes are two municipal bonds classified as held to maturity. The securities are New Hampshire Higher Educational and Health Facilities bonds purchased by the Bank with coupon rates and maturity dates of 7.35%, 12/16/2003 and 6.48%, 6/1/2000. There is no established trading market for these securities and accordingly, the carrying amount of these securities has also been reflected as their fair value. The Bank anticipates no losses on these securities and expects to hold them until their maturity.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.       LOANS RECEIVABLE:

Loans receivable consisted of the following as of December 31:

                                     1995        1994         1993           1992        1991
                               -------------------------------------------------------------------
 Real estate loans -
      Conventional             $175,130,966 $161,091,563 $139,580,597 $  135,252,277 $133,549,080
      Construction                2,456,763    7,793,601    4,301,243      3,478,459    3,388,459
                               -------------------------------------------------------------------
                                177,587,729  168,885,164  143,881,840    138,730,736  136,937,539
      Less - Unadvanced
       portion                    1,434,258    2,841,500    1,222,932        955,860      924,241
                               -------------------------------------------------------------------
                                176,153,471  166,043,664  142,658,908    137,774,876  136,013,298
 Collateral loans                19,524,706   18,776,523   19,584,411     19,768,631   21,172,074
 Consumer loans                   5,025,818    5,264,449    5,158,271      5,796,200    6,035,546
 Commercial and municipal
  loans                           9,301,028    8,066,390    8,049,016      7,132,313    2,565,744
 Other loans                        671,302      625,006      977,633        673,793      579,498
                               -------------------------------------------------------------------
      Total loans               210,676,325  198,776,032  176,428,239    171,145,813  166,366,160
 Less    - Reserve for loan
            losses                1,828,060    2,752,885    2,374,001      2,094,931    2,289,523
         - Deferred loan
            origination fees        382,042      520,438      719,200        694,983      642,917
         - Non-earning assets       297,172    1,692,608      501,408      1,388,864    1,380,392
                               -------------------------------------------------------------------
 Net loans                     $208,169,051 $193,810,101 $172,833,630 $  166,967,035 $162,053,328
                               ===================================================================

         When, in the opinion of management, a loan becomes delinquent and/or uncollectible, it is reclassified as a non-earning asset on which interest is not accrued. These loans are categorized as possible foreclosures. In addition to non-earning assets, $1,144,293 and $23,825 of delinquent loans were classified as non-accrual loans as of December 31, 1995 and 1994, respectively.

The following is a summary of activity in the reserve for loan loss account for the years ended December 31:

                                         1995        1994       1993        1992         1991
                                ---------------------------------------------------------------
BALANCE, beginning of
 year                            $  2,752,885 $ 2,374,001 $2,094,931 $ 2,289,523 $  2,000,000
                                ---------------------------------------------------------------
Loans charged-off:
Real estate loans -
     Conventional                     141,541     252,258    723,131     475,096      387,592
     Construction                   1,014,670       2,871    333,581   1,666,932      124,042
Collateral and consumer
 loans                                 25,568         612      5,289       5,869       15,644
Commercial and municipal
 loans                                913,441     140,375     57,719     291,695       88,199
                                ---------------------------------------------------------------
     Total charged-off loans        2,095,220     396,116  1,119,720   2,439,592      615,477
                                ---------------------------------------------------------------
Recoveries on loans:
Real estate loans -
     Conventional                       3,300      11,666     24,532      63,045       10,338
Collateral and consumer
 loans                                  2,099       1,779      1,584         969            -
Commercial and municipal
 loans                                  1,286           -          -      15,551            -
                                ---------------------------------------------------------------
     Total recoveries                   6,685      13,445     26,116      79,565       10,338
                                ---------------------------------------------------------------
     Net charged-off loans:         2,088,535     382,671  1,093,604   2,360,027      605,139
                                ---------------------------------------------------------------
Provision for loan losses
 charged to income:                 1,163,710     761,555  1,372,674   2,165,435      894,662
                                ---------------------------------------------------------------
BALANCE, end of year             $  1,828,060 $ 2,752,885 $2,374,001 $ 2,094,931 $  2,289,523
                                ===============================================================
Ratios of net charged-off
 loans during the period
 to average loans outstanding
 during the period                      1.02%        .20%       .64%       1.41%         .36%
                                ===============================================================

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.       LOANS RECEIVABLE (continued):

         Non-earning assets as of December 31, 1995 and 1994 were $297,172 and $1,692,608, respectively. The Company's interest income for the years 1995 and 1994 could have increased by $55,864 and $131,903, respectively, if all non-earning assets held during the respective periods had continued earning interest at the interest rates in effect prior to the change in accrual status. The amount of interest income on non-earning assets as of December 31, 1995 and 1994 that was included in net income was $13,553 in 1995 and $18,613 in 1994.

         The company had no extensions of credit to related parties in excess of 5% of shareholders' equity at any time during the year ended December 31, 1995 and 1994.

         The Company had troubled debt restructured of $445,417 as of December 31, 1995. Since all restructured loans had an interest rate at or above prevailing market rates during the twelve months ended December 31, 1995, these loans had no adverse impact on earnings for the years ended December 31, 1995 or 1994.

         During 1995 and 1994, LSB sold properties out of real estate owned. According to FAS No. 66, "Accounting for Sales of Real Estate," a minimum down payment must be made by the buyer in order for a sale and a new loan to be recorded. Until the down payment requirement is met, the loan remains classified as real estate owned and interest income is not recorded. The effect of FAS No. 66 would be to reclassify $370,672 and $550,500 from loans to real estate owned and reduce interest income by $23,063 and $30,500 for the years ended December 31, 1995 and 1994, respectively.

         Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". The FAS as amended SFAS No. 118 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. The adoption of the new accounting standard did not have a material effect on the Company's financial position or results of operation.

         Interest income on impaired loans is recognized on an accrual basis when the impaired loan is less than 90 days past due and has not been reclassified to non-accrual status. Interest income on impaired loans over 90 days past due, and on loans placed on non-accrual status, is recognized using a cash basis accounting method. Cash receipts on impaired loans are recorded as both interest income and a reduction in the impaired loan balance consistent with the terms of the underlying contractual agreements.

         The balance of impaired loans is determined by aggregating the fair value or present value of expected cash flows on individual loans identified as impaired. Homogeneous groups of loans such as consumer installment loans and residential mortgage loans are not considered impaired.

         A loan becomes impaired when it appears probable the Company will be unable to collect all amounts due, including principal and interest, under the contractual terms of the loan agreement. A loan is placed on non-accrual status when it appears likely interest income will not be received. Non-accrual loans are reviewed for possible impairment.

         Impaired loans are written-down or charged-off when it has been determined the asset has such little value that it no longer warrants remaining on the books. The decision to charge-off is made on a case-by-case basis.


IMPAIRED LOANS AS OF DECEMBER 31,                                                  1995
-------------------------------------------------------------------------------------------
Average recorded investment in impaired loans                                $     934,829
Recorded investment in impaired loans at December 31                         $   1,452,049
Portion of valuation allowance allocated to impaired loans                   $     654,663
Net balance of impaired loans                                                $     797,386
Interest income recognized on impaired loans                                 $     102,449
Interest income on impaired loans on cash basis                              $      97,401

There are no impaired loans which do not have a valuation allowance assigned to them.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.       LOANS RECEIVABLE (continued) :

         In addition to total loans previously shown, the Company services loans for other financial institutions. Participation loans are loans originated by the Company for a group of banks. Sold loans are loans originated by the Company and sold to the secondary market. The Company services these loans and remits the payments received to the buyer. The Company specifically originates long-term, fixed-rate loans to sell.

The amount of loans sold and participated out which are serviced by the Company are as follows as of December 31:

                                                                             1995         1994
                                                                  -----------------------------
Sold loans                                                        $    43,433,158 $ 27,180,332
                                                                  =============================
Participation loans                                               $     2,763,715 $  2,251,414
                                                                  =============================

         The Company has issued letters of credit and has approved line of credit loans to specific individuals and companies.

The unused portions as of December 31, are as follows:

                                                                            1995          1994
                                                                  -----------------------------
Letters of credit                                                 $      448,150  $    562,314
                                                                  =============================
Lines of credit                                                   $   11,139,725  $ 12,311,669
                                                                  =============================

NOTE 5.       BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are shown on the consolidated statements of financial condition at cost, net of accumulated depreciation, as follows as of December 31:

                                                                              1995        1994
                                                                   ----------------------------
Land                                                               $       899,722 $   894,613
Buildings and premises                                                   5,641,700   5,355,837
Furniture, fixtures and equipment                                        3,464,598   3,322,334
                                                                   ----------------------------
                                                                        10,006,020   9,572,784

Less - Accumulated depreciation                                          4,050,626   3,628,435
                                                                   ----------------------------
                                                                   $     5,955,394 $ 5,944,349
                                                                   ============================

The ranges of estimated useful lives used for depreciation purposes are:

                                                         Years
                                                      ------------
Buildings and premises                                   5 - 40
Furniture, fixtures and equipment                        3 - 33

         Depreciation expense was $435,467, $421,374, and $443,162 for the years ended December 31, 1995, 1994 and 1993, respectively.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.       REAL ESTATE OWNED AND PROPERTY ACQUIRED:

As of December 31, 1995 and 1994, the Bank owned property acquired by foreclosure. The balances consisted of the following:

                                                                            1995          1994
                                                                   ----------------------------
Residential real estate                                             $     34,970    $   97,970
Commercial real estate                                                   949,215     1,406,910
                                                                    ===========================
                                                                    $    984,185    $1,504,880
                                                                    ===========================

         As of December 31, 1995 and 1994, real estate owned includes $831,215 and $1,406,910, respectively, for two real estate development projects. The properties have been developed and are ready for individual lots to be sold. Four lots were sold during 1995.

         It is the policy of the Bank and/or its subsidiaries, upon the acquisition of real estate by foreclosure, to evaluate the condition of the property, make any appropriate or necessary structural and/or cosmetic improvements and place the property as an open listing with all area real estate agents. Bank employees are also encouraged to participate in the selling of these properties.

         For 1995, 1994 and 1993, $112,544, $17,629 and $4,662, respectively, of net cost of other real estate is included in net income.

NOTE 7.       DEPOSITS:

Deposits consisted of the following as of December 31:

                                                                 1995                    1994
                                                    -------------------------------------------------
Checking accounts (non-interest-bearing)            $     10,934,512   5.5%   $   11,194,290   5.8%
NOW accounts                                              26,014,007  13.0%       24,390,457  12.5%
Ever-Ready Money Market                                   13,971,617   7.0%       19,684,667  10.1%
Regular savings accounts                                  11,363,366   5.7%       15,668,317   8.1%
Treasury savings accounts                                 44,388,408  22.2%       45,344,151  23.3%
Club deposits                                                 87,779      -           86,048      -
                                                    -------------------------------------------------
                                                         106,759,689  53.4%      116,367,930  59.8%
                                                    -------------------------------------------------

Time deposits -

 2.00% - 2.99%                                               251,318    .1%          352,143    .2%
 3.00% - 3.99%                                                     -      -        4,374,368   2.2%
 4.00% - 4.99%                                             6,140,501   3.1%       20,925,037  10.8%
 5.00% - 5.99%                                            41,959,447  21.0%       32,719,302  16.8%
 6.00% - 6.99%                                            31,152,885  15.6%       10,425,862   5.4%
 7.00% - 7.99%                                            10,889,340   5.4%        6,243,723   3.2%
 8.00% - 8.99%                                             2,817,741   1.4%        3,124,701   1.6%
                                                    -------------------------------------------------
                                                          93,211,232  46.6%       78,165,136  40.2%
                                                    =================================================
                                                    $    199,970,921 100.0%   $  194,533,066 100.0%
                                                    =================================================

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.       DEPOSITS (continued):

The following is a summary of maturities of time deposits as of December 31, 1995:

1996                                                         $    61,528,121
1997                                                               9,261,760
1998                                                              11,042,716
Thereafter                                                        11,378,635
                                                             ---------------
                                                             $    93,211,232
                                                             ===============

As of December 31, 1995, time deposits include $11,924,585 of certificates of deposit with a minimum balance of $100,000. Maturities of these certificates are as follows:

Less than 3 months                                           $     3,656,593
Over 3 months and less than 6 months                               2,569,525
Over 6 months and less than 12 months                              3,631,156
Over 12 months                                                     2,067,311
                                                             ---------------
                                                             $    11,924,585
                                                             ===============

         REPURCHASE AGREEMENTS - As of December 31, 1995, sixteen repurchase agreements were outstanding. The repurchase agreements are secured by U.S. Treasury Notes with a fair value of $12,139,529 held by a third party in safekeeping. The maturity dates of the repurchase agreements are from January 27, 1996 to December 29, 1996 on the anniversary date of the repurchase agreement.

NOTE 8.       ADVANCES FROM FEDERAL HOME LOAN BANK:

Advances from the Federal Home Loan Bank consisted of loans, at various interest rates ranging from 4.33% to 7.37%, maturing as follows:

                                                            1995          1994
                                                    --------------------------
1995 (4.33% - 6.39%)                                $          -  $  7,242,001
1996 (4.87% - 6.78%)                                   6,762,143     5,254,411
1997 (4.87% - 7.32%)                                   7,927,707       268,064
1998 (4.87% - 7.37%)                                   7,166,033     2,166,033
1999 and after (5.74% - 5.80%)                         5,080,285       280,285
                                                    --------------------------
                                                    $ 26,936,168  $ 15,210,794
                                                    ==========================

         These advances are secured by Federal Home Loan Bank stock (Note 3) and unspecified first mortgage loans. The Bank is able to borrow up to an additional $51,000,000 of Federal Home Loan Bank advances.

         In addition to the above advances, the Bank has credit available up to $4,672,000 under a revolving loan agreement with the Federal Home Loan Bank. No amounts were borrowed against the line of credit as of December 31, 1995 and 1994. Interest is payable monthly as funds are borrowed.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.        INCOME TAXES:

         The holding company, LSB and its wholly-owned subsidiaries file a consolidated federal income tax return. Applicable income taxes amounted to $604,000 in 1995, $723,000 in 1994 and $736,000 in 1993. These amounts differ from the amounts computed by applying the statutory tax rates to income before provision for income taxes.

The reasons for these differences are as follows:

                                                               1995        1994        1993
                                                      ----------------------------------------
Tax on income at statutory tax rates                  $     628,600  $  783,785  $  773,833
Tax effect of dividends received deduction                  (35,714)    (39,270)    (20,959)
Tax effect of tax exempt interest, net                      (19,289)    (22,246)    (35,539)
Tax effect of unallowable amortization                            -       3,292       7,903
Other, net                                                   30,403      (2,561)     10,762
                                                      ----------------------------------------
     Tax at effective rate                            $     604,000  $  723,000  $  736,000
                                                      ========================================

Income tax expense is made up of the following components:

                                                               1995        1994        1993
                                                      ----------------------------------------
Current tax expense                                   $     279,091  $  648,000  $  671,609
Deferred tax  expense                                       324,909      75,000      64,391
                                                      ----------------------------------------
                                                      $     604,000  $  723,000  $  736,000
                                                      ========================================

Deferred taxes result from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The source of these differences were as follows:

                                                                            1995        1994
                                                                  ---------------------------
Difference between book and tax depreciation                      $       11,533  $   23,391
Deferred loan origination fees included in taxable income                 47,055      67,579
Bad debts deducted for taxable income not for book income                174,852      39,711
Unrealized gain (loss) on securities available for sale                  426,400    (375,400)
Other, net                                                                91,469     (55,681)
                                                                  ---------------------------
                                                                  $      751,309  $ (300,400)
                                                                  ===========================

The components of the deferred taxes on the consolidated balance sheet are as follows as of December 31:

                                                                           1995        1994
                                                                  ---------------------------
Deferred tax liability                                            $     728,422  $  398,021
Deferred tax asset                                                     (131,422)   (552,330)
                                                                  ---------------------------
                                                                  $     597,000  $ (154,309)
                                                                  ===========================

              ==================================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.       STOCK OPTIONS:

                 Prior to the conversion discussed in Note 14, LSB's Board of Directors adopted an Incentive Stock Option Plan (the 1986 plan). This plan was approved by the shareholders. Under the terms of the 1986 plan, options were granted for 106,753 shares to a group of eligible employees. All options were granted at $11.50 per share, the initial offering price of LSB's common stock. The number of stock options was adjusted to 213,506 shares to reflect the 2 for 1 stock split in the form of a dividend paid on June 19, 1987. On August 12, 1994, NHTB initiated a stock option redemption program whereby holders of 1986 plan options could elect to relinquish one-sixth of outstanding options. On January 3, 1995, 30,000 options were granted from previously forfeited shares of the 1986 plan at an exercise price of $9.00 per share, the fair market value on that date. As of December 31, 1995, 57,880 of previously forfeited shares remained available for grant and options to purchase 30,000 shares were available for exercise.

                 At the Annual Meeting on April 15, 1987, the shareholders approved the adoption of the "1987 Stock Option Plan" (the 1987 plan). On November 12, 1987, 106,753 options were authorized to be granted. At that time, options for 69,897 shares were granted with an exercise price of $7.50, the fair market value on that date. As of December 31, 1995, 27,666 of previously forfeited shares remained available for grant and options to purchase 32,590 shares were available for exercise. On January 2, 1996, 49,900 options were granted and made available from previously ungranted and forfeited shares of the 1987 plan at an exercise price of $10.125 per share, the fair market value on that date.

The following is a summary of options outstanding as of December 31, 1995:

                                              OPTION       OPTIONS
                                              PRICE     OUTSTANDING
                                         ----------------------------
1986 Stock Option Plan                    $      5.75             -
1986 Stock Option Plan                    $      9.00        30,000
1987 Stock Option Plan                    $      7.50        32,590
1987 Stock Option Plan                    $     10.125       49,900
                                                      ---------------
                                                            112,490
                                                      ===============

NOTE 11.       EMPLOYEE BENEFIT PLANS:

         DEFINED BENEFIT PENSION PLAN - NHTB and its subsidiaries have a defined benefit pension plan covering substantially all full-time employees who have attained age 21 and have completed one year of service. Annual contributions to the plan are based on actuarial estimates.

Net pension cost for the Bank's defined benefit pension plan consisted of the following components as of December 31:

                                                             1995          1994          1993
                                                  ---------------------------------------------
Service cost                                      $        88,168   $    77,370   $    74,726
Interest cost on projected benefit obligation             104,325       100,515        87,680
Actual return on plan assets                             (143,671)       55,611       (74,471)
Net amortization and deferral                              85,790      (125,230)       12,001
                                                  ---------------------------------------------
                                                  $       134,612   $   108,266   $    99,936
                                                  =============================================

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.       EMPLOYEE BENEFIT PLANS (continued):

The following table sets forth the plan's funded status and amounts recognized in the accompanying consolidated balance sheets as of December 31:


                                                                          1995           1994
                                                                ------------------------------
Actuarial present value of benefit obligations:

     Vested benefit obligation                                  $   1,250,767  $    1,165,997
                                                                ==============================
     Accumulated benefit obligation                             $   1,273,735  $    1,240,939
                                                                ==============================
     Projected benefit obligation                               $   1,477,750  $    1,402,188
     Plan assets at fair value                                      1,395,207       1,191,905
                                                                ------------------------------
     Projected benefit obligation in excess of plan assets            (82,543)       (210,283)
     Unrecognized net loss                                            374,051         460,904
     Unrecognized prior service cost                                  (35,351)        (38,044)
                                                                ------------------------------
     Amount included in other assets                            $     256,157  $      212,577
                                                                =============================

Assumptions used by the Bank in the determination of pension plan information consisted of the following as of December 31:

                                                        1995       1994
                                                     -------------------
Discount rate                                          7.00%      7.00%
Rate of increase in compensation levels                3.00%      3.00%
Expected long-term rate of return on plan assets       7.00%      7.00%

         PROFIT SHARING - STOCK OWNERSHIP PLAN - Lake Sunapee Bank, fsb, adopted a Profit Sharing - Stock Ownership Plan which became effective January 1, 1987. The purpose of the Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits. The Plan is a qualified defined contribution plan designed to meet the requirements of ERISA and to conform to Section 401(k) of the Internal Revenue Code. All employees of Lake Sunapee Bank, fsb, and its subsidiaries who have attained age 21 and have completed one year of service are eligible to participate in the Plan. Participation is not required. Eligible employees electing to participate may contribute between 2% and 15% of their salary to the Plan up to $9,240 for 1995. Participants will not be subject to federal income taxation on such contributions which constitute salary reductions at the time such contributions are made. Lake Sunapee Bank, fsb may elect, but is not required, to make discretionary and/or matching contributions to the Plan.

         Discretionary and matching contributions to the Plan will be invested primarily in company stock. Benefits under the Profit Sharing - Stock Ownership Plan will be payable upon retirement, death or other separation from service.

         The assets of the Profit Sharing - Stock Ownership Plan are held pursuant to an Investment Management Agreement with Charter Trust Company as Agent. The assets are invested as directed by participating employees and the Bank.

         For 1995, 1994 and 1993, participating employees' contributions totaled $96,452, $88,682 and $84,305, respectively. The Bank made a matching contribution of $9,500 for 1995. No matching contributions were made for 1994 and 1993. A participant's retirement benefit will depend on the amount of the contributions to the Plan together with the gains or losses on the investments.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.      COMMITMENTS AND CONTINGENCIES:

         In the normal course of business, the Bank has outstanding various commitments and contingent liabilities, such as legal claims, which are not reflected in the consolidated financial statements. Management does not anticipate any material loss as a result of these transactions. As of December 31, 1995, the Bank had entered into commitments to fund loans totaling $4,409,993. The majority of these loans will have adjustable rates.

The following is a schedule, by interest rate, of loan commitments outstanding as of December 31:

                                            1995          1994
                                  -----------------------------
 5.00%  -  5.99%                  $            -  $    279,000
 6.00%  -  6.99%                         594,250     1,064,350
 7.00%  -  7.99%                       3,070,875     1,705,650
 8.00%  -  8.99%                         445,118       203,682
 9.00%  -  9.99%                         264,750       360,000
10.00% -  10.99%                          35,000             -
                                  -----------------------------
                                  $    4,409,993  $  3,612,682
                                  =============================


         There are two employment agreements in effect for executive officers.

NOTE 13.      INTEREST ON DEPOSITS:

The Bank records interest on depositors' accounts monthly. Interest is added to the account balance. The following is a schedule of interest expense by deposit account type for the year ended December 31:

                                         1995          1994          1993
                                 ----------------------------------------
NOW accounts                     $    126,403  $    141,120  $    280,543
Ever-Ready Money Market               551,302       844,831     1,144,493
Savings and Clubs                   2,354,563     2,116,729     1,634,513
Time deposits                       5,064,583     3,351,919     3,525,706
                                 ----------------------------------------
                                 $  8,096,851  $  6,454,599  $  6,585,255
                                 ========================================

NOTE 14.      SHAREHOLDERS' EQUITY:

         LIQUIDATION ACCOUNT - On May 22, 1986, Lake Sunapee Bank, fsb received approval from the Federal Home Loan Bank Board and converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. At the time of conversion, the Bank established a liquidation account in an amount of $4,292,510 (equal to the Bank's net worth as of the date of the latest financial statement included in the final offering circular used in connection with the conversion). The liquidation account will be maintained for the benefit of eligible account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank subsequent to conversion (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The amount of the liquidation account is reduced to the extent that the balances of eligible deposit accounts are reduced on any year-end closing date subsequent to the conversion.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.      SHAREHOLDERS' EQUITY (continued):

         DIVIDENDS - The Bank may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of the Bank below either the amount of the liquidation account or the net worth requirements of the banking regulators. The Board of Directors, at their January 1996 meeting, declared a cash dividend of $.125 per share payable January 29, 1996.

         Since the formation of the holding company in 1989, the Bank has paid dividends to the holding company totaling $7,170,500. The dividends paid to the holding company have been used to pay cash dividends to shareholders and to repurchase NHTB stock to hold as treasury stock. The unexpended balance of the dividends has been advanced to LSB.

         TREASURY STOCK - On April 3, 1990, NHTB announced a Stock Repurchase Program to buy back, on the open market, up to a total of 5% of its outstanding common stock or 107,364 shares. On July 11, 1990, NHTB completed its Stock Repurchase Program whereby 107,364 shares were repurchased at an average price of $4.37 per share. On August 9, 1990, NHTB announced a second buy back program to buy back, on the open market, up to 10% or 203,992 shares of its total outstanding common stock. On June 11, 1991, a third buy back program was announced to cover an additional 10% of the then outstanding stock or 183,592 shares. On July 15, 1993, NHTB announced another buy back program whereby the Company intends to repurchase, on the open market, 10% of its currently outstanding common stock. As of December 31, 1995, NHTB had repurchased a total of 539,148 shares at an average price of $4.98 for all programs while 121,033 shares remained to be purchased from the 1993 buy back program.

         Treasury stock is recorded at cost, as purchased. Treasury stock sold is accounted for on a first-in, first-out basis.

         SPECIAL BAD DEBTS DEDUCTION - The Bank has been allowed a special bad debts deduction for tax purposes limited generally to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, the portion that was deducted for tax purposes after 1987 will be subject to federal income tax at the then current rate. Retained earnings as of December 31, 1995, 1994 and 1993 include approximately $2,044,958 for which federal income tax has not been provided, almost all of which is from years prior to 1988.

         REGULATORY CAPITAL - As part of the Financial Institutions' Reform, Recovery and Enforcement Act of 1989 (FIRREA), banks are required to maintain total risk-based capital of 8.00% of total risk-adjusted assets effective as of December 31, 1992. As of December 31, 1995, the Bank's total risk-based capital was 11.88%, well above the requirement of 8.00%.

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.      SHAREHOLDERS' EQUITY (continued):

The following is a reconciliation of shareholders' equity and net income as reported in the accompanying consolidated financial statements and as reflected in reports filed with the Office of Thrift Supervision (OTS):


                              SHAREHOLDERS' EQUITY                    NET INCOME (LOSS)
                                       1995        1994        1995         1994       1993
                             -----------------------------------------------------------------
Balance reported to OTS      $   18,456,000 $17,372,000 $ 1,258,000 $  1,605,000 $1,578,000

Parent company -
     Net loss                       (12,830)    (20,960)    (12,830)     (20,960)   (54,207)
                                                                               -          -
     Dividends from LSB to
      NHTB                        1,000,000     500,000           -            -          -
     Stock options
      exercised                     570,825     367,350           -            -          -
     Cash dividends paid to
       shareholders of NHTB        (839,413)   (830,303)          -            -          -
     Retained earnings            3,199,564   3,550,827           -            -          -
     Treasury stock
      purchased                  (2,830,048) (2,686,033)          -            -          -
     Other, net                         (93)         (7)       (347)      (1,790)     1,187
                             -----------------------------------------------------------------
Balance per consolidated
     financial statements    $   19,544,005 $18,252,874 $ 1,244,823 $  1,582,250 $1,524,980
                             =================================================================

AUTHORIZED SHARES OF STOCK - The authorized, issued and outstanding stock was as follows as of December 31:

                                                   1995       1994
                                              ---------------------
Preferred stock -
     Authorized shares                        2,500,000  2,500,000
     Issued shares                                    -          -
     Outstanding shares                               -          -
Common stock -
     Authorized shares                        5,000,000  5,000,000
     Issued shares                            2,147,282  2,147,282
     Outstanding shares                       1,689,503  1,670,986

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.      FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The estimated fair values of the Company's financial instruments were as follows as of December 31:


                                              1995                               1994
                                       CARRYING         FAIR              CARRYING         FAIR
                                        AMOUNT          VALUE              AMOUNT         VALUE
                                    --------------------------------------------------------------
Financial assets:
     Cash and cash equivalents      $ 10,993,297 $   10,993,297       $    8,253,588 $   8,253,588
     Securities available for
      sale                            25,569,664     25,718,260           19,622,629    18,518,562

     Securities held to maturity         393,054        393,054              445,832       445,832
     Other investments                 2,303,285      2,303,285            1,398,396     1,398,396
     Loans                           210,676,324    211,342,000          198,776,032   196,857,000
     Impaired loans                    1,452,049        797,386                    -             -
     Accrued interest receivable       1,433,882      1,433,882            1,058,442     1,058,442

Financial liabilities:
     Regular savings, NOW, demand
      and money market deposits      106,759,689    106,759,689          116,367,930   116,367,930
     Time deposits                    93,211,231     93,677,261           78,165,136    77,273,920
     Repurchase agreements             9,552,825      9,552,825            3,597,907     3,597,907
     Advances from Federal
      Home Loan Bank                  26,936,168     27,016,696           15,210,794    15,069,177

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.      HOLDING COMPANY OPERATIONS:

The following are condensed statements of financial condition, income, retained earnings and cash flows for NHTB for the years ended December 31:

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                  1995           1994
                                        -----------------------------
ASSETS
     Investment in subsidiary           $   18,358,314 $   18,100,661
     Advances to affiliates (LSB)            1,088,097        880,880
                                        -----------------------------
       Total assets                     $   19,446,411 $   18,981,541
                                        =============================

LIABILITIES AND SHAREHOLDERS' EQUITY

SHAREHOLDERS' EQUITY

     Common stock                       $       21,473 $       21,473
     Paid-in capital                        13,160,382     13,103,404
     Retained earnings                       8,673,504      8,268,094
     Treasury stock                         (2,408,948)    (2,411,430)
                                        -----------------------------
                                        $   19,446,411 $   18,981,541
                                        =============================


             CONDENSED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                            1995         1994        1993
                                                    --------------------------------------
Operating expenses                                  $     12,830  $    20,960  $   54,207
                                                    --------------------------------------
Loss before equity in earnings of subsidiary             (12,830)     (20,960)    (54,207)
Equity in earnings of subsidiary                       1,257,653    1,603,210   1,579,187
                                                    --------------------------------------

Net income                                          $  1,244,823 $  1,582,250  $1,524,980
                                                    ======================================


Retained earnings, beginning of year                $  8,268,094 $  7,516,147 $ 6,621,200
Net income                                             1,244,823    1,582,250   1,524,980
Dividends paid                                          (839,413)    (830,303)   (630,033)
                                                    --------------------------------------
Retained earnings, end of year                      $  8,673,504 $  8,268,094 $ 7,516,147
                                                    ======================================

                ==============================================
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.      HOLDING COMPANY OPERATIONS (continued):

                                 CONDENSED STATEMENTS OF CASH FLOWS

                                                          1995          1994          1993
                                                  ----------------------------------------
Cash flows from operating activities:
     Net income                                   $  1,244,823 $   1,582,250 $   1,524,980
     Adjustments to reconcile net income
      to net cash provided by operating
      activities -
     Equity in earnings of subsidiary (LSB)         (1,257,653)   (1,603,210)   (1,579,187)
     Amortization                                            -        13,752        33,005
     Increase (decrease) in dividends payable                -             -      (121,268)
                                                  ----------------------------------------
         Net cash provided by (used in)
          operating activities                         (12,830)       (7,208)     (142,470)
                                                  ----------------------------------------
Cash flows from investing activities:
     Dividends received from subsidiary (LSB)        1,000,000       500,000       500,000
     Advances from subsidiary                         (207,217)      399,029       922,285
                                                  ----------------------------------------
         Net cash provided by investing
          activities                                   792,783       899,029     1,422,285
                                                  ----------------------------------------
Cash flows from financing activities:
     Proceeds from stock options exercised             203,475       132,420       234,930
     Dividends paid                                   (839,413)     (830,303)     (630,033)
     Acquisition of treasury stock                    (144,015)     (193,938)     (884,712)
                                                  ----------------------------------------
         Net cash used in financing activities        (779,953)     (891,821)   (1,279,815)
                                                  ----------------------------------------
Net increase in cash                                         -             -             -

Cash, beginning of year                                      -             -             -
                                                  ----------------------------------------

Cash, end of year                                 $          - $              $          -
                                                  ========================================

NOTE 17.      SUBSEQUENT EVENTS:

         Statement of Financial Accounting Standards number 121, 122, and 123, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, Accounting for Mortgage Servicing Rights and Accounting for Stock-Based Compensation," respectively, will be adopted. FAS 121 and 122 will be adopted with financial statements beginning January 1, 1996. FAS 123 will be adopted for transactions entered into after December 15, 1995. There were no such transactions in 1995. Management believes the adoption of these standards will not have a material impact on the financial statements. Management has decided to continue to apply APB 25 for its accounting of stock-based employee compensation arrangements and thereby only make disclosure of such arrangements.

         As of December 31, 1995, there is Federal legislation pending which, if enacted, will impact Bank operations in 1996. One of the pending items is a one-time deposit insurance assessment. If the legislation is passed as written, the Bank will record a charge in the range of $800,000 to $1,100,000 after income tax effect. The other pending item is a charge for taxes not previously assessed. The affect of this other legislation has been accounted for in deferred taxes.

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 10-KSB

                 Annual Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934
                          SEC Commission Number 17859
                          For the fiscal year ended:
                               DECEMBER 31, 1995


                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)


DELAWARE                                  02-0430695
(State or other jurisdiction of          (IRS Employer Identification No.)
incorporation or organization)

                              THE CARRIAGE HOUSE
                       NEW LONDON, NEW HAMPSHIRE  03257
                            (ADDRESS)     (ZIP CODE)

      Registrant's telephone number, including area code:  (603) 526-2116

          Securities registered pursuant to Section 12(b) of the Act:
                                     NONE

          Securities registered pursuant to Section 12(g) of the Act:
                         COMMON STOCK, $.01 PAR VALUE
                                Title of Class



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                               Yes  X   No _____
                                   ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X
                             ---

The aggregate market value of the voting stock held by non-affiliates of the registrant is between $13,611,298 and $13,489,164 based on a $10.253 average bid and a $10.161 average asked price, respectively, as of December 31, 1995.

Number of shares of Common Stock Outstanding as of February 12, 1996:  1,689,503

                     -------------------------------------
                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.



                                     INDEX


PART I
Item 1.     Business.............................................................................  49
Item 2.     Properties...........................................................................  55
Item 3.     Legal Proceedings....................................................................  55
Item 4.     Submission of Matters to a Vote of Security Holders..................................  56

PART II
Item 5.     Market for the Registrant's Common Stock and Related Stockholder Matters.............  56
Item 6.     Selected Financial Data..............................................................  56
Item 7.     Management's Discussion and Analysis of Financial Condition and Results of Operations  56
Item 8.     Financial Statements and Supplementary Information
            Report of Independent Accountants....................................................  56
            Consolidated Statements of Financial Condition.......................................  56
            Consolidated Statements of Income....................................................  56
            Consolidated Statements of Changes in Shareholders' Equity...........................  56
            Consolidated Statements of Cash Flows................................................  56
            Notes to Consolidated Financial Statements...........................................  56
Item 9.     Disagreements on Accounting and Financial Disclosure.................................  57

PART III
Item 10.    Directors and Executive Officers of the Registrant...................................  57
Item 11.    Executive Compensation...............................................................  57
Item 12.    Security Ownership of Certain Beneficial Owners and Management.......................  57
Item 13.    Certain Relationships and Related Transactions.......................................  57

PART IV
Item 14.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K
            Financial Statements.................................................................  58
            Supplementary Financial Statements...................................................  58
            Listing of Exhibits..................................................................  58
            Reports on Form 8-K..................................................................  58
            Exhibits.............................................................................  58
            Financial Statement Schedules........................................................  58
            Signatures...........................................................................  58


PART I.

ITEM 1. BUSINESS

                                      GENERAL

ORGANIZATION

          New Hampshire Thrift Bancshares, Inc. (NHTB), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (LSB), a federally chartered savings bank. The Bank was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank.
The Bank became a member of the Federal Deposit Insurance Corporation (FDIC) in 1959 and a member of the Federal Home Loan Bank of Boston in 1978. On December 1, 1980, the Bank was the first bank in the United States to convert from a state-chartered mutual savings bank to a federally-chartered mutual savings bank and its deposits became insured by the Federal Savings and Loan Insurance Corporation (FSLIC). In 1981, the Bank changed its name to "Lake Sunapee Savings Bank, fsb" and in 1994, refined its name to "Lake Sunapee Bank, fsb."
In 1989, as a result of the Financial Institution Reform, Recovery, and Enforcement Act (FIRREA), the Bank's deposits were insured by the Savings Association Insurance Fund (SAIF). During 1994, the Bank opened two new branches. A "mini-branch" was opened in Cricenti's Market in Hillsboro and a branch opened in West Lebanon. The Bank's operations are conducted from its home office located in Newport, New Hampshire and its branch offices located in Sunapee, New London, Bradford, Grantham, Guild, Lebanon, West Lebanon, Hillsboro, and Andover, New Hampshire. The Bank, with assets of approximately $258 million as of December 31, 1995, has never been involved in any mergers or acquisitions.

          Lake Sunapee Bank, fsb is a thrift institution established for the purposes of providing the public with a convenient and safe place to invest funds, for the financing of housing, consumer-oriented products and commercial loans, and for providing a variety of other consumer-oriented financial services. The Bank is a full-service community institution promoting the ideals of thrift, security, home ownership and financial independence for its customers.

          Through its subsidiary, Lake Sunapee Financial Services Corporation (LSFSC), the Bank offers brokerage services to its customers.

          The Bank offers trust and investment management services to its customers through its affiliate, Charter Trust Company, of which the Bank is a one-sixth owner. Charter Trust Company was formed in 1984 and services thirteen community banks. As of December 31, 1995, Charter Trust Company had approximately $650 million under investment and custodial management. The Bank accounts for its investment in Charter Trust Company at cost.

MARKET AREA

          The Bank's market area consists of west-central New Hampshire in the counties of Merrimack, Sullivan, Hillsboro, and Grafton. This area is best known for its recreational facilities and its resort/retirement environment. Within the market area are two major ski areas, several lakes, retirement communities, a four-season recreational development center designed to support 3,500 families, Colby Sawyer, New England, and Dartmouth Colleges and several industrial manufacturing employers.

          In addition to the year-round regional population, the Upper Valley-Kearsarge-Lake Sunapee area has a sizable number of seasonal residents. In 1990, a total of over 3,600 seasonal dwellings were listed by the Census Bureau. Based on an occupancy rate of five persons per seasonal unit, the regional seasonal population can be estimated to be over 18,000 persons.

                                      LENDING ACTIVITIES

          The Bank's loan portfolio totaled $210,676,325, including $3,095,971 of loans held for sale at December 31, 1995, representing approximately 82% of total assets. As of December 31, 1995, approximately 80% of the mortgage loan portfolio had adjustable rates. As of December 31, 1995, the Bank had sold $43,433,158 in fixed rate mortgage loans in an effort to meet customer demands for fixed rate loans, minimize interest rate risk, and build a servicing portfolio.

          RESIDENTIAL LOANS. The Bank's loan origination team solicits residential mortgage loans in the local real estate marketplace. Residential borrowers are frequently referred to the Bank by its existing customers or real estate agents. Generally, the Bank makes conventional mortgage loans (loans of 80% of value or less that are neither insured nor partially guaranteed by government agencies) on one- to four-family owner occupied dwellings. The Bank also makes residential loans up to 95% of the appraised value if the top 20% of the loan is covered by private mortgage insurance. Residential mortgage loans typically have terms up to 30 years and are amortized on a monthly basis with principal and interest due each month. Currently, the Bank offers one-year, three-year and five-year adjustable-rate mortgage loans and long-term fixed rate loans. Borrowers may prepay loans at their option or refinance their loans on terms agreeable to the Bank. The Bank's management believes that due to prepayments in connection with refinancings and sales of property, the average length of the Bank's long-term residential loans is approximately nine years.

          Since the middle of the 1960's, the terms of conventional residential mortgage loans granted by the Bank have contained a "due-on-sale" clause which permits the Bank to accelerate the indebtedness of a loan upon the sale or other disposition of the mortgaged property. Due-on-sale clauses are an important means of increasing the turnover of mortgage loans in the Bank's portfolio.

          CONSUMER LOANS. The Bank makes various types of secured and unsecured consumer loans, including home improvement loans. The Bank offers loans secured by automobiles, boats and other recreational vehicles. The Bank believes that the shorter terms and the normally higher interest rates available on various types of consumer loans is helpful in maintaining a more profitable spread between the Bank's average loan yield and its cost of funds.

          COMMERCIAL LOANS. The Bank's commercial loans are made at rates of interest indexed to the Bank of Boston Prime Rate and are most commonly adjusted on a quarterly basis. While various forms of collateral are acceptable on commercial loans, a majority of the Bank's commercial loans are secured by real estate located within its primary lending area in New Hampshire.

          Generally, the interest rates charged to commercial customers by the Bank are a reflection of both the prevailing market conditions and the assessment of risk associated with each individual borrower. Terms of repayment may vary from loan to loan in relationship to the needs of the borrower. Since 1991, the Bank has increased its commercial lending division by hiring two seasoned commercial lenders. The Bank expects its commercial loan portfolio to trend toward the regulatory maximum amount of ten per cent of assets or $24 million from its current base of approximately $9 million.

          MUNICIPAL LOANS. The Bank's activity in the municipal lending market is limited to those towns and school districts located within our primary lending area and such loans are extended for the purposes of either tax anticipation, building improvements or other capital spending requirements. Municipal lending is considered to be an area of accommodation and part of the Bank's continuing involvement with the communities it serves.

          HOME EQUITY LOANS. The Bank provides Home Equity Loans secured by liens on residential real estate located within the Bank's market area. These include loans with regularly scheduled principal and interest payments as well as revolving credit agreements. The interest rate on these loans is adjusted quarterly and tied to the movement of the Prime Rate.

ORIGINATION, PURCHASE AND SALE OF LOANS

          The primary lending activity of the Bank is the origination of conventional loans (i.e., loans that are neither insured nor guaranteed in whole or in part by governmental agencies) secured by first mortgage liens on residential properties, principally single-family residences, substantially all of which are located in the west-central area of New Hampshire.

          The Bank appraises the security for each new loan made. Appraisals are made for the Bank by qualified sub-contracted appraisers. The appraisal of the real property upon which the Bank makes a mortgage loan is of particular significance to the Bank in the event that the loan is foreclosed, since an improper appraisal may contribute to a loss by or other financial detriment to the Bank in the disposition of the loan.

          Detailed applications for mortgage loans are verified through the use of credit reports, financial statements and confirmations. Depending upon the size of the loan involved, a varying number of senior officers of the Bank must approve the application before the loan can be granted. At times, the Executive Committee of the Bank is called together to review particularly large loans.

          The Bank requires title certification on all first mortgage loans and the borrower is required to maintain hazard insurance on the security property.

                             SERVICE CORPORATIONS

          The Bank has an expanded service corporation authority because of its conversion from a state-chartered mutual savings bank to a federal institution in 1980. This authority, grandfathered in that conversion, permits the Bank to invest 15% of its deposits, plus an amount of approximately $825,000, in service corporation activities permitted by New Hampshire law. However, the first 3% of these activities is subject to federal regulation and the remainder is subject to state law. This permits a 3% investment in activities not permitted by state law.

          The Bank currently has two service corporations, the Lake Sunapee Group, Inc., and the Lake Sunapee Financial Services Corporation. The Lake Sunapee Group owns and maintains the Bank's buildings and investment properties.


                                  COMPETITION

          The Bank faces strong competition in the attraction of deposits. Its most direct competition for deposits comes from the other thrifts and commercial banks located in its primary market area. The Bank faces additional significant competition for investors' funds from mutual funds and other corporate and government securities.

          The Bank competes for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, tax-deferred retirement programs and other related services. The Bank does not rely upon any individual, group or entity for a material portion of its deposits.

          The Bank's competition for real estate loans comes from mortgage banking companies, other thrift institutions and commercial banks. The Bank competes for loan originations primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. The Bank's competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. During 1994, the Bank increased its outside origination staff to four loan officers. These officers call on real estate agents, follow leads, and are available seven days a week to service the mortgage loan market.

                                  REGULATION

INSURANCE OF ACCOUNTS

           The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to a maximum of $100,000 for each qualifying depositor of the Bank. The insurance of deposits obtained from the FDIC requires the Bank to pay the FDIC premiums, and subjects the Bank to extensive supervision and regulation by the Office of Thrift Supervision (OTS). In addition, the Bank is audited annually by an independent certified public accountant.

           Insurance of accounts may be terminated by the FDIC after notice and hearing, upon a finding by the FDIC that the Bank has violated its duty as an insured institution or is engaging or has engaged in an unsafe or unsound practice, or is in an unsafe or unsound condition to continue operating, or has violated any applicable law, rule, regulation or order of or condition imposed by the FDIC. In the event of termination, funds then on deposit would continue to be insured for two years, and due notice of termination would be provided to the depositors. Termination of insurance, however, has been extremely rare. The FDIC has, and more often uses, alternative methods to secure compliance with sound practice and with duly issued regulatory requirements. The Bank knows of no practice, condition, or violation that might lead to termination of its deposit insurance.

           The Bank pays the FDIC annual premium charges for insurance of accounts based on a percentage of the total amount of an institution's deposits. During 1995, the Bank paid $440,439 in deposit insurance premiums. For information regarding the resolution of the Savings Association Insurance Fund, refer to page five of the "Report to Shareholders".

           The Bank is required to maintain, through appropriations of current income or retained income, certain reserve accounts which may be used only to absorb losses, and to maintain its net worth at or above certain specified minimum levels. Under such regulations, the Bank was required to have a core capital as derived in applicable regulations on December 31, 1995, of 3% of total assets. The Bank is in compliance with that requirement.

           If any insured institution fails to meet or maintain its net worth requirements, the OTS may require decreased interest rates on such institution's deposit account, impose limitations upon the opening of new accounts, lending activities and operational expenditures and/or impose other limitations upon such institution's business. In cases of flagrant violation, the OTS may take steps toward termination of insurance.

REGULATORY AUTHORITY

           The Bank is a member of the Federal Home Loan Bank System (FHLB), which functions in a reserve credit capacity for certain home financing institutions. Twelve regional Federal Home Loan Banks are contained within the system. Each member institution is required by the Federal Home Loan Bank Act to acquire and hold shares of capital stock in its respective district Federal Home Loan Bank in an amount equal to at least 1% of the aggregate of the unpaid principal of its home mortgage loans, home purchase contracts and similar obligations at the beginning of the year. At December 31, 1995, the Bank owned 18,610 shares totaling $1,861,000 of capital stock in the Federal Home Loan Bank of Boston which is in compliance with regulatory requirements.

           The Office of Thrift Supervision regulations require, among other things, that member institutions maintain liquid assets equal to a prescribed percentage of the aggregate of net withdrawable deposit accounts and borrowings payable in one year or less. At December 31, 1995, the liquid asset long-term and short-term ratio requirements were 5% and 1%, respectively. The ratio is divided into short-term liquidity (i.e., cash, time deposits, loans of federal funds, banker's acceptances, and short-term, i.e., one year or less, treasury obligations) and long-term liquid assets (i.e., treasury obligations of more than one year and less than five years, state agency obligations having a term of 18 months or less, etc.) in accordance with regulations. The liquidity requirement is varied from time to time depending upon economic conditions and the flow of money to member institutions. Penalties may be imposed upon member institutions which are in violation of the liquidity requirements. The Bank is presently in compliance with the liquidity regulations. For December 31, 1995, its long-term and short-term liquid asset ratios were 11.92% and 7.54%.

TAXATION

           Under applicable provisions of the Internal Revenue Code, (the "Code"), thrift institutions that meet certain definitional tests relating primarily to the composition of their assets and the sources of their income are permitted to establish reserves for bad debts and to make annual reasonable additions thereto which qualify as deductions from taxable income. A qualifying institution may elect annually one of the following three methods to compute its allowable additions to bad debt reserves on qualifying real property loans (i) the percentage of taxable income method, (ii) the actual experience method, or
(iii) the percentage of eligible loans method. Since the year ended December 31, 1990, the Bank has used the actual experience method to compute its bad debt deduction. As a result, there have been no additions to the tax bad debt reserve. For the years ended December 31, 1986, through 1989, the Bank computed its addition to the tax bad debt reserves using the percentage of taxable income method to obtain the maximum, allowable deduction.

           The reserve addition under the percentage of taxable income method for stock savings banks is scaled downward in the event that less than 60% of the stock savings bank's total assets consist of certain specified qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash, government obligations and certificates of deposit). Accumulations of additional non-qualifying assets by the Bank could reduce the amount of the bad debt reserve deduction available. The bad debt reserve deduction for reasonable additions is available only to the extent that the amounts accumulated in total reserves for qualifying real estate loans do not exceed 6% of such loans at year end. In addition, the annual reserve addition is further limited to the amount by which 12% of total deposits for withdrawable accounts of depositors at year end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year.

           A thrift institution organized in stock form which utilizes the bad debt reserve method described above will be subject to certain recapture taxes on such reserves in the event it makes certain types of distributions to its stockholders. Dividends may be paid out of appropriated retained income without the imposition of any tax on an institution to the extent that the amounts paid as dividends do not exceed such current and accumulated earnings and profits as calculated for federal income tax purposes. Stock redemptions, dividends paid in excess of an institution's current and accumulated earnings and profits as calculated for tax purposes, and partial or complete liquidation distributions made with respect to an institution's stock, however, are deemed under applicable provisions of the Code to be made from the institution's bad debt reserve, to the extent that such reserve exceeds the amount that could have been accumulated under the actual experience method. In the event a thrift institution makes a distribution that is treated as having been made from the tax bad debt reserve, the distribution is treated as an after tax distribution and the institution will be liable for tax on the gross amount before tax at the then current tax rate. Amounts added to the bad debt reserves for federal income tax purposes are also used by the Bank to meet the OTS reserve requirements described under "Regulation-Insurance of Accounts."

           At December 31, 1995, the Bank's retained earnings included approximately $2,044,958 for which no provision for federal income taxes has been made. If such amounts are used for any purpose other than to absorb loan losses, the Bank will incur a tax liability at the current federal income tax rate. At this time, the Bank does not anticipate that such amount will be made available for payment of dividends or for any other purpose that would result in the payment of federal income taxes.

           The Bank's tax returns have been audited and accepted through December 31, 1991 by the Internal Revenue Service.

STATE INCOME TAX

           The Bank is subject to an annual Business Profits Tax (BPT) imposed by the State of New Hampshire at the rate of 7.00% of the total amount of federal taxable income, less deductions for interest earned on United States government securities. During 1993, the State of New Hampshire instituted a Business Enterprise Tax (BET), which places a tax on certain expense items. Interest, dividends, wages, benefits and pensions are taxed at a rate of 0.25%. Business Enterprise Taxes are allowed as a credit against the Business Profits Tax.

           Upon conversion to a holding company, NHTB became subject to a state franchise tax imposed by Delaware. For the year ended 1995, the tax amounted to $12,830.

The following sets forth the maturities of the loan portfolio at December 31. 1995:

                                    One year      One thru        Over
Maturities:                          or less     five years    five years           Total
--------------------------------------------------------------------------------------------
 Real Estate Loans -               $ 7,456,239   $26,734 216   $141,963,016  $   176,153,471
                                   ---------------------------------------------------------
 Real Estate Loans with:
   Predetermined interest rates      1,393,001     6,394,695     17,804,965       25,592,661
   Adjustable interest rates         6,063,238    20,339,521    124,158,051      150,560,810
                                   ---------------------------------------------------------
                                     7 456,239    26,734,216    141,963,016      176,153,471
                                   ---------------------------------------------------------
 Collateral Loans -                  8,500,073     6,866,387      4,158,246       19,524,706
                                   ---------------------------------------------------------
 Collateral Loans with:
   Predetermined interest rates      7,803,880    4,150,938         844,015       12,798,833
   Adjustable interest rates           696,193    2,715,449       3,314,231        6,725,873
                                   ---------------------------------------------------------
                                     8,500,073    6,866,387       4,158,246       19,524,706

 Consumer Loans -                    5,000,039        25,779              -        5,025,818
                                   ---------------------------------------------------------
 Consumer Loans with:
  Predetermined interest rates         119,964        25,779              -          145,743
  Adjustable interest rates          4,880,075             -              -        4,880,075
                                   ---------------------------------------------------------
                                     5,000,039        25,779              -        5,025,818
                                   ---------------------------------------------------------

 Commercial/Municipal Loans-         1,818,188     5,135,300      2,347,540        9,301,028
                                   ---------------------------------------------------------
Commercial/Municipal Loans
  Predetermined interest rates         923,134     1,366,265        137,394        2,426,793
  Adjustable interest rates            895,054     3,769,035      2,210,146        6,874,235
                                   ---------------------------------------------------------
                                     1,818,188     5,135,300      2,347,540        9,301,028
                                   ---------------------------------------------------------

 Other Loans -                         225,840       407,918         37,544          671,302
                                   ---------------------------------------------------------
 Other Loans with:
   Predetermined interest rates        164,438       322,417         15,065          501,920
   Adjustable interest rates            61,402        85,501         22,479          169,382
                                   ---------------------------------------------------------
                                       225,840       407,918         37,544          671,302
                                   ---------------------------------------------------------

 TOTALS                            $23,000,379   $39,169,600   $148,506,346  $   210,676,325
                                   =========================================================

The preceding schedule includes $297,172 of non-earning assets categorized within the respective loan types.

Item 2. Properties

The following table sets forth the location of the LSB offices and certain additional information relating to these offices at December 31, 1995:



                        YEAR               NET BOOK VALUE                EXPIRATION       LEASE RENEWAL
LOCATION               OPENED            LEASED       OWNED             DATE OF LEASE        OPTION
-------------------------------------------------------------------------------------------------------

Corporate Office
9 Main Street
Newport, NH             1868                          $ 1,398,082

Guild Office
Guild Road
Newport, NH             1978                          $    59,463

Bradford Office
Main Street
Bradford, NH            1975                          $    56,963

Grantham Office
Route 10
Grantham, NH            1980                          $   248,991

Lebanon Office
Heater Road
Lebanon, NH             1986                          $   470,312

New London Office
Route 11
New London, NH          1981                          $   201,494

Sunapee Office
Route 11
Sunapee, NH             1965                          $    82,722

Andover Office (l)
Jet Rte 4A and 11
Andover, NH             1987            $    35,941                      1997

Hillsboro Office
15 Antrim Road
Hillsboro, NH           1994            $    18,563                      1997             7 Years

West Lebanon Office (1)
83 Main Street
West Lebanon, NH        1994            $   162,346                      1999            15 Years


(1) Operating lease, value of improvements.

Employees: At December 31, 1995, LSB had a total of 82 full-time employees and 22 part-time employees. These employees are not represented by collective bargaining agents. LSB believes that its relationship with its employees is good.

Item 3. Legal Proceedings

There is no material litigation pending in which the Company is a party or which the property of the Company is subject.

PART II.

Item 4. Submission of Matters to a Vote of Security Holders

None.

Item 5. Market for the Registrant's Common Stock and Related Stockholder Matters

The following table shows the market range for the Company's Common Stock based on reported sales prices on the NASDAQ Market System. New Hampshire Thrift Bancshares, Inc. is traded under the symbol NHTB.


            PERIOD       HIGH            LOW
         -------------  -------        -------
 1995    First Quarter  $    10         $8 7/8
         Second Quarter      10 1/4      8 3/4
         Third Quarter       11          9 1/2
         Fourth Quarter      11          9 3/4

 1994    First Quarter  $     9 1/2     $8 3/4
         Second Quarter      10 3/4      8 7/8
         Third Quarter       10 1/2      9 1/2
         Fourth Quarter      10 1/4      8 1/2

The bid quotations set forth above represent prices between dealers and do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions. As of December 31, 1995, New Hampshire Thrift Bancshares, Inc. had approximately 792 stockholders of record. The number of stockholders does not reflect the number of persons or entities who held their stock in nominee or "street" name through various brokerage firms.

The following table sets forth certain information regarding per share dividends declared on the Company's Common Stock:


                    1995    1994
                    ----    ----
 First Quarter      $.125   $.125
 Second Quarter      .125    .125
 Third Quarter       .125    .125
 Fourth Quarter      .125    .125

For information regarding limitations of the declaration and payment of dividends by New Hampshire Thrift Bancshares, Inc., see Note 14 of the Notes to Consolidated Financial Statements.

ITEM 6. SELECTED FINANCIAL DATA

The information called for by this item is contained on pages 16 through 22 of this document.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS

The information called for by this item is contained on pages 7 through 22 of this document.

ITEM 8. FINANCIAL STATEMENTS

The report of independent accountants and the financial information called for by this item are contained on pages 23 through 46 of this document.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

PART III.

Item 10.  Directors and Executive Officers of the Registrant

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 10, 1996, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

Item 11.  Executive Compensation

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 10, 1996, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 10, 1996, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

Item 13.  Certain Relationships and Related Transactions

Certain information relating to directors and executive officers of the Company, executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions is incorporated by reference herein from the Company's definitive proxy statement in connection with its Annual Meeting of Shareholders to be held on April 10, 1996, which proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the close of the fiscal year.

PART IV.

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K

       (a) 1.  Financial Statements

           The following consolidated financial statements are included in Item
8:

           Consolidated Statements of Financial Condition for December 31, 1995 and 1994.

           Consolidated Statements of Income for Years ended December 31, 1995, 1994 and 1993.

           Consolidated Statements of Changes in Shareholders' Equity for Years ended December 31, 1995, 1994 and 1993.

           Consolidated Statements of Cash Flows for Years ended December 31, 1995, 1994 and 1993.

           Notes to Consolidated Financial Statements.

       (a) 2.  Supplementary Financial Statements

           None.

       (a) 3.  Listing of Exhibits

           Exhibits have been filed separately with the Securities and Exchange Commission in connection with this annual report on Form 10-KSB or have been incorporated into the report by reference.

       (b) Reports on Form 8-K

           There have been no 8-K filings during the three months ended December 31, 1995.

       (c) Exhibits

           None.

       (d) Financial Statement Schedules

           Schedules other than those listed above have been omitted since they are either not required or the information is otherwise included.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

New Hampshire Thrift Bancshares, Inc.                   Date March 8, 1996

By:  /s/ John J. Kiernan    Chairman of the Board
      ------------------
      (John J. Kiernan)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


           Name                              Title                       Date

/s/ John J. Kiernan          Chairman of the Board                   March 8, 1996
---------------------------
(John J. Kiernan)

/s/ Stephen W. Ensign        Director, President and                 March 8, 1996
---------------------------
(Stephen W. Ensign)          Chief Executive Officer

/s/ Ralph B. Fifield, Jr.    Director                                March 8, 1996
---------------------------
(Ralph B. Fifield, Jr.)

/s/ John E. Johannessen      Director                                March 8, 1996
---------------------------
(John E. Johannessen)

/s/ John A. Kelley, Jr.      Director                                March 8, 1996
---------------------------
(John A. Kelley, Jr.)

/s/ Dennis A. Morrow         Director                                March 8, 1996
---------------------------
(Dennis A. Morrow)

/s/ Priscilla W. Ohler       Director                                March 8, 1996
---------------------------
(Priscilla W. Ohler)

/s/ Perry R. Smith, Jr.      Director                                March 8, 1996
---------------------------
(Perry R. Smith, Jr.)

/s/ Stephen R. Theroux       Director, Executive Vice President and  March 8, 1996
---------------------------
(Stephen R. Theroux)         Chief Financial Officer

/s/ Kenneth D. Weed          Director                                March 8, 1996
---------------------------
(Kenneth D. Weed)

DIRECTORS AND OFFICERS OF NEW HAMPSHIRE THRIFT BANCSHARES, INC.

DIRECTORS
---------

John J. Kiernan
Chairman of the Board

Stephen W. Ensign
President and
Chief Executive Officer

Stephen R. Theroux
Executive Vice President and Chief Financial Officer

Ralph B. Fifield, Jr.
Executive Vice President
Lending and Commercial Finance

John E. Johannessen
Retired Executive
Mobil Corporation

John A. Kelley, Jr.
Real Estate Developer

Dennis A. Morrow
Sales Manager
Cote & Reney Lumber Company

Priscilla W. Ohler
Community Representative

Perry R. Smith, Jr., Retired
Co-owner Lake Sunapee
Realty Company, Inc.

Kenneth D. Weed, Partner
L.E. Weed and Son

Everett R. Reney (Emeritus)
Retired Partner
Cote & Reney Lumber Company

OFFICERS
--------

John J. Kiernan
Chairman of the Board

Stephen W. Ensign
President and
Chief Executive Officer

Stephen R. Theroux
Executive Vice President and Chief Financial Officer

Linda L. Oldham
Senior Vice President
and Secretary

Sandra M. Blackington
Assistant Secretary


DIRECTORS AND OFFICERS OF LAKE SUNAPEE BANK, FSB

DIRECTORS
---------

John J. Kiernan
Chairman of the Board

Stephen W. Ensign
President and
Chief Executive Officer

Stephen R. Theroux
Executive Vice President and Chief Financial Officer

Ralph B. Fifield, Jr.
Executive Vice President
Lending and Commercial Finance

John E. Johannessen
Retired Executive
Mobil Corporation

John A. Kelley, Jr.
Real Estate Developer

Dennis A. Morrow
Sales Manager
Cote & Reney Lumber Company

Priscilla W. Ohler
Community Representative

Perry R. Smith, Jr., Retired
Co-owner Lake Sunapee Realty Company, Inc.

Kenneth D. Weed, Partner
L.E. Weed and Son

Everett R. Reney
(Emeritus)
Retired Partner
Cote & Reney Lumber Company

OFFICERS
--------

John J. Kiernan
Chairman of the Board

Stephen W. Ensign
President and
Chief Executive Officer

Stephen R. Theroux
Executive Vice President and Chief Financial Officer

Ralph B. Fifield, Jr.
Executive Vice President
Lending and Commercial Finance


ACCOUNTING AND ADMINISTRATION
Daryl J. Cady
Vice President and
Controller

Sandra M. Blackington
Assistant Secretary


BUSINESS DEVELOPMENT
Peter R. Lovely
Senior Vice President


COMPLIANCE AND INTERNAL AUDIT
H. Bliss Dayton
Vice President

Linda M. Basher
Assistant Vice President

Arthur W. Phillips
Assistant Vice President and Certified Real Estate Appraiser


EDUCATION AND HUMAN RESOURCES
Betty H. Ramspott
Vice President


LENDING
W. Grant MacEwan
Senior Vice President
Commercial Lending

Sharon L. Whitaker
Vice President


LOAN ORIGINATION
Robert C. O'Brien
Senior Vice President

Colin S. Campbell
Vice President

Elizabeth C. Crockford
Assistant Vice President

Stephen B. Ellis
Assistant Vice President

Peter N. Jennings
Loan Officer


OPERATIONS
Robert S. Simpson
Vice President

Sandra J. Luckury
Assistant Vice President

Gail A. Fraser
Assistant Vice President

Francetta Raymond
Assistant Vice President


SHAREHOLDER RELATIONS AND SECRETARY
Linda L. Oldham
Senior Vice President


RETAIL OFFICES
HOME OFFICE
9 Main Street
Newport, NH 03773
(603) 863-5772
(800) 281-5772
Terri G. Spanos
Assistant Vice President

Junction Route 4A and 11
Andover, NH 03216
(603) 735-5772
Sue-Anne C. Bourbeau Supervisor

Main Street
Bradford, NH 03221
(603) 938-2277
Nancy E. Desmarais Supervisor

Route 10
Grantham, NH 03753
(603) 863-5600
Anita G. Sanborn
Manager

15 Antrim Road
Hillsboro, NH 03244
(603) 464-4820
Virginia S. Landers
Supervisor

Heater Road
Lebanon, NH 03766
(603) 448-2566
Erik C. Cinquemani
Assistant Vice President

Newport Road
New London, NH 03257
(603) 526-6933
Heather K. Melson
Assistant Vice President

Maxine B. Wiggins
Customer Service Officer

Guild Road
Newport, NH 03773
(603) 863-1428
Sherri A. Cummings
Supervisor

Route 11
Sunapee, NH 03782
(603) 763-2511
Heide Hubert Menard
Supervisor

83 Main Street
West Lebanon, NH 03784
(603) 298-7500
Raymond G. Morin
Supervisor

AFFILIATED COMPANY
Charter Trust Company
90 North Main Street
Concord, NH 03302
(603) 224-1350
(800) 639-5903

=================
BOARD OF ADVISORS

Philip D. Allen /(1)/
Prunella O. Anastos
Benjamin K. Barton
Kenneth O. Barton
George O. Binzel
William A. Bittinger
Paul R. Boucher
James F. Briggs
Robert S. Burgess
Walton W. Chadwick
Earle W. Chandler
F. Read Clarke
Jacqueline C. Cote
Robert J. Cricenti
Richard F. Curtis
Ernest G. Dennis, Jr.
Terri C. Dudley
William J. Faccone, Sr.
Gordon B. Flint, Sr.
John W. Flynn, Jr.
John W. Flynn, Sr.
Charles E. Goyette, Jr.
Sam N. Hale
Sheffield J. Halsey
Louise K. Hastings
Howard T. Heintz
Douglas J. Homan
Rita M. Hurd
Lisa S. Hustis
Alf E. Jacobson
Robert B. Jennings
Michael D. Johnson
John J. Kiernan, Jr.



Jeffrey A. Lantz
Victor W. Laro
Paul J. Linehan
Robert A. MacNeil
Elizabeth W. Maiola
Raymond A. Manning
John J. Marcotte
Jerry N. Mathis
David W. McClintic
Denise A. McClintic
Thomas F. McCormick
J. David McCrillis
John C. McCrillis
Paul S. Olsen
Daniel P. O'Neill
David N. Reney
Genelle M. Richards
J. Barrie Sellers
Edwin G. Sielewicz
Fredric M. Smith
Herbert N. Smith
Fred F. Stockwell
Earl F. Strout
James R. Therrien
Janis H. Wallace
James P. Wheeler
Bradford C. White
John W. Wiggins, Sr.
Peter Wittman
Thomas B. Woodger
Michael J. Work
/(1)/ Honorary


=======================
SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

New Hampshire Thrift Bancshares, Inc.
The Carriage House
PO Box 37
New London, New Hampshire 03257-0037

TRANSFER AGENT

Chemical Mellon Shareholder Services, L.L.C.
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
Tel: 1-800-851-9677

INDEPENDENT ACCOUNTANTS

Berry, Dunn, McNeil & Parker
Rivermill Complex, Suite 400
85 Mechanic Street
Lebanon, New Hampshire 03766

===========================
INFORMATION ON COMMON STOCK

The common stock is traded over-the-counter and quoted on the NASDAQ National Market System under the symbol NHTB. There were approximately 792 shareholders of record on December 31, 1995.

The following table sets forth the Company's high and low prices for the common stock as reported by NASDAQ for the periods indicated:

1995                  HIGH       LOW
-------------------------------------

First Quarter     $      10  $  8 7/8
Second Quarter       10 1/4     8 3/4
Third Quarter            11     9 1/2
Forth Quarter            11     9 3/4

                                     =====
                                     NOTES


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


                                     =====
                                     NOTES


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































                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                PO BOX 37, NEW LONDON, NEW HAMPSHIRE 03257-0037
                                (603) 526-2116

                                                                    Appendix E-2

                                  FORM 10-QSB

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                  QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

                      For The Quarter Ended June 30, 1996
                                            -------------
                        Commission File Number 0-17859
                                               -------

                             NEW HAMPSHIRE THRIFT
                               BANCSHARES, INC.

            (Exact name of registrant as specified in its charter)

         State of Delaware                            02-0430695
      (State of Incorporation)                (IRS Employer I.D. Number)

     New London, New Hampshire                           03257
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code   603-526-2116

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes X        No
                                    ---          ---

The number of shares outstanding of each of the issuer's classes of common stock, $.01 par value per share, as of July 11, 1996 was 1,691,803.

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                              INDEX TO FORM 10-Q


PART I.  FINANCIAL INFORMATION                                             PAGE

Item 1   Financial Statements:

         Consolidated Statements of Financial Condition -                    1
         June 30, 1996 and December 31, 1995

         Consolidated Statements of Income -                                 2
         For the Three Months Ended June 30, 1996 and 1995 and the Six Months Ended June 30, 1996 and 1995

         Consolidated Statements of Changes In Shareholders' Equity -        3
         For the Three Months Ended June 30, 1996 and 1995 and the
         Six Months Ended June 30, 1996 and 1995

         Consolidated Statements of Cash Flows -                             4
         For the Six Months Ended June 30, 1996 and 1995

         Notes To Consolidated Financial Statements -                        5

Item 2   Management's Discussion and Analysis of Financial
         Condition and Results of Operations -                              13

PART II. OTHER INFORMATION                                                  18

Item 1   Legal Proceedings                                                  18

Item 2   Changes in Securities                                              18

Item 3   Defaults Upon Senior Securities                                    18

Item 4   Submission of Matters to a Vote of Common Shareholders             18

Item 5   Other Information                                                  18

Item 6   Exhibits and Reports on Form 8-K                                   18

         Signatures                                                         19

Part 1. Item 1.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIAR1ES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      June 30, 1996 and December 31, 1995
                                  (Unaudited)


                                                                           June 30, 1996                December 31, 1995
ASSETS                                                                     -------------                -----------------
Cash and due from banks                                                      7,660,216                      7,544,297
Federal funds sold                                                                 -                        3,449,000
Securities held to maturity                                                    368,054                        393,054
Securities available for sale                                               25,234,393                     25,718,260
Other investments                                                            2,307,557                      2,303,285
Loans held for sale                                                          1,000,855                      3,095,971
Loans receivable, net                                                      211,438,852                    205,073,080
Accrued interest receivable                                                  1,550,660                      1,433,882
Bank premises and equipment, net                                             5,794,351                      5,955,394
Real estate owned and property acquired in settlement of loans                 819,679                        984,185
Non-earning assets                                                           1,444,239                        297,172
Other assets                                                                   907,269                      1,968,497
                                                                         -------------                  -------------
  Total assets                                                           $ 258,526,125                  $ 258,216,077
                                                                         =============                  =============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                                                 $ 200,303,248                  $ 199,970,921
Repurchase agreements                                                        4,201,001                      9,552,825
Federal funds purchased                                                      1,143,000                            -
Advances from Federal Home Loan Bank                                        31,27O,344                     26,936,168
Accrued expense and other liabilities                                        2,133,405                      2,212,158
                                                                           -----------                    -----------
  Total liabilities                                                        239,050,998                    238,672,072
                                                                           -----------                    -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Preferred stock, $.01 par value                                                    -                              -
Common stock, $.01 par value 1,691,803 shares outstanding
  as of June 30, 1996 and 1,689,503 as of December 31, 1995                     21,473                         21,473
Paid-in capital                                                             13,167,570                     13,167,382
Retained earnings                                                            9,079,266                      8,673,504
Unrealized gain (loss) on securities available for sale                       (394,297)                        97,594
                                                                           -----------                    -----------
                                                                            21,874,012                     21,952,953
Treasury stock, at cost, 455,479 shares as of
  June 30, 1996 and 457,779 as of December 31, 1995                         (2,398,885)                    (2,408,948)
                                                                           -----------                    -----------

   Total shareholders' equity                                               19,475,127                     19,544,005
                                                                           -----------                    -----------

   Total liabilities and shareholders' equity                            $ 258,526,125                  $ 258,216,077
                                                                           ===========                    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
               For the Three Months Ended June 30, 1996 and 1995
                For the Six Months Ended June 30, 1996 and 1995
                                  (Unaudited)


                                                 Three Months Ended June 30,       Six Month Ended June 30,
                                                     1996            1995            1996            1995
                                                 -----------     -----------     -----------     -----------
Interest income
  Income of loans                                $ 4,176,389     $ 3,899,303     $ 8,243,982     $ 7,587,163
  Interest and dividends on investments              463,931         405,773         953,543         763,011
                                                 -----------     -----------     -----------     -----------
    Total interest income                          4,640,320       4,305,076       9,197,525       8,350,174
                                                 -----------     -----------     -----------     -----------

Interest expense
  Interest paid to depositors                      2,066,025       1,990,734       4,198,985       3,853,261
  Interest on advances and other borrowed
   money                                             455,074         415,781         855,820         698,806
                                                 -----------     -----------     -----------     -----------
    Total interest expense                         2,521,099       2,406,515       5,054,805       4,552,067
                                                 -----------     -----------     -----------     -----------

  Net interest income                              2,119,221       1,898,561       4,142,720       3,798,107

Provision for loan losses, net                       522,554         280,000         744,191         580,000
                                                 -----------     -----------     -----------     -----------
  Net interest income after provision for
   loan losses                                     1,596,667       1,618,561       3,398,529       3,218,107
                                                 -----------     -----------     -----------     -----------

Non-interest income
  Customer service fees                              327,429         210,118         563,762         471,493
  Loan origination fees                               23,623          15,914          42,062          32,066
  Net gain on sale of securities and bank
   property                                          262,427          15,087         259,873          21,577
  Rental income                                       55,393          55,049         111,392         110,854
  Brokerage service income                            40,924          32,548         107,638          59,477
  Other income                                           671             595           1,966          16,235
                                                 -----------     -----------     -----------     -----------
    Total other operating income                     710,467         329,311       1,086,693         711,702
                                                 -----------     -----------     -----------     -----------

Other operating expenses
  Salaries and employee benefits                     734,965         696,344       1,558,905       1,525,916
  Occupancy expenses                                 327,313         293,518         655,002         603,466
  Advertising and promotion                           50,648          41,519          64,745          99,916
  Depositors insurance                               114,747         109,883         227,775         219,765
  Outside services                                    92,759          80,380         182,381         161,442
  Other expenses                                     271,621         343,052         560,184         652,203
                                                 -----------     -----------     -----------     -----------
    Total other operating expenses                 1,592,053       1,564,696       3,248,992       3,262,708
                                                 -----------     -----------     -----------     -----------

Income before provision for income
 taxes                                               715,081         383,176       1,236,230         667,101

Provision for income taxes                           235,700         126,000         408,000         220,000
                                                 -----------     -----------     -----------     -----------

Net income                                       $   479,381     $   257,176     $   828,230     $   447,101
                                                 ===========     ===========     ===========     ===========

Earnings per common share                        $       .28     $       .15     $       .49     $       .26
                                                 ===========     ===========     ===========     ===========

Dividends declared per common share              $      .125     $      .125     $       .25     $       .25
                                                 ===========     ===========     ===========     ===========

      The accompanying notes to consolidated financial statements are an integral part of these statements.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               For the Three Months Ended June 30, 1996 and 1995
                and the Six Months Ended June 30, 1996 and 1995
                                  (Unaudited)


                                                  Three Months Ended June 30,       Six Months Ended June 30,
                                                     1996            1995             1996             1995
                                                 ------------    ------------     ------------     ------------
COMMON STOCK
  Balance, beginning and end of period           $     21,473    $     21,743     $     21,473     $     21,473
                                                 ============    ============     ============     ============

PAID-IN CAPITAL
  Balance, beginning of period                   $ 13,160,382    $ 13,103,404     $ 13,160,382     $ 13,103,404
  Change during the period                              7,188           1,900            7,188            1,900
                                                 ------------    ------------     ------------     ------------
  Balance, end of period                         $ 13,167,570    $ 13,105,304     $ 13,167,570     $ 13,105,304
                                                 ============    ============     ============     ============

RETAINED EARNINGS
  Balance, beginning of period                   $  8,811,185    $  8,249,145     $  8,673,504     $  8,268,094
  Net income                                          479,381         257,176          828,230          447,101
  Cash dividends paid                                (211,280)       (208,949)        (422,468)        (417,823)
                                                 ------------    ------------     ------------     ------------
  Balance, end of period                         $  9,079,266    $  8,297,372     $  9,079,266     $  8,297,372
                                                 ============    ============     ============     ============

UNREALIZED GAIN (LOSS) ON SECURITIES
  AVAILABLE FOR SALE
  Balance, beginning of period                   $   (167,398)   $   (437,252)    $     97,594     $   (728,667)
  Adjustment to fair value                           (343,899)        144,461         (745,891)         192,876
  Effect of change in deferred taxes                  117,000         151,000          254,000          394,000
                                                 ------------    ------------     ------------     ------------
  Balance, end of period                         $   (394,297)   $   (141,791)    $   (394,297)    $   (141,791)
                                                 ============    ============     ============     ============

TREASURY STOCK
  Balance, beginning of period                   $ (2,408,948)   $ (2,411,430)    $ (2,408,948)    $ (2,411,430)
  Exercise of stock options (2,300 shares at
   June 30, 1996 and 608 shares at June
   30, 1995)                                           10,063           2,660           10,063            2,660
                                                 ------------    ------------     ------------     ------------
  Balance, end of period                         $ (2,398,885)   $ (2,408,770)    $ (2,398,885)    $ (2,408,770)
                                                 ============    ============     ============     ============


  The accompanying note to consolidated financial statements are an integral part of these statements.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30, 1996 and 1995
                                  (Unaudited)




                                                                                        June 30,                June 30,
                                                                                          1996                    1995
                                                                                     ----------------         ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                       $        828,230         $     447,101
                                                                                     ------------------       ---------------
        Adjustments to reconcile net income to net
            cash provided by operating activites-
            Depreciation and amortization                                                     235,558               216,418
            Loans originated for sale                                                      (6,301,226)           (4,931,893)
            Proceeds from sale of loans                                                     6,309,540             4,936,030
            Gain from sale of loans                                                            (8,314)               (4,137)
            Loss from sale of debt securities available for sale                                  731                 4,199
            Gain from sale of equity securities available for sale                                -                 (21,639)
            Gain from sale of bank premises and equipment                                    (253,497)                  -
             Provision for loan losses                                                        744,191               580,000
             Provision for deferred taxes                                                         -                 (64,200)
             (Increase) decrease in accrued interest and other assets                         970,411              (395,420)
              Decrease in deferred loan fees                                                  (42,005)              (74,163)
              Increase in accrued expenses and other liabilities                              184,324             1,668,991
                                                                                     ------------------       ---------------
                  Net cash provided by operating activities                                 2,667,943             2,361,287
                                                                                     ------------------       ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                     (151,018)             (269,028)
    Proceeds from sale of bank premises and equipment                                         330,000                   -
    Proceeds from sale of debt securities available for sale                                  951,471             1,384,091
    Proceeds from sale of equity securities available for sale                                200,000               448,414
    Principal reductions on securities held to maturity                                        25,000                25,000
    Purchase of securities available for sale                                              (3,842,459)           (3,934,770)
    Purchase of Federal Home Loan Bank Stock                                                      -                (247,000)
    Maturities of securities available for sale                                             2,398,000               100,000
    Net increase in loans to customers                                                     (4,972,842)          (10,242,845)
    (Increase) decrease in non-earning assets                                              (1,147,067)              520,154
    Decrease in real estate owned                                                             164,506               223,331
                                                                                     ------------------       ---------------
                   Net cash used in investing activities                                   (6,044,409)          (11,992,653)
                                                                                     ------------------       ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits and repurchase agreements                          (5,019,497)            3,188,726
    Increase in advances from Federal Home Loan Bank                                        5,477,176             7,763,778
    Net change in other borrowed money                                                         (9,077)               (5,658)
    Dividends paid                                                                           (422,468)             (417,822)
    Exercise of stock options                                                                  17,251                 4,560
                                                                                     ------------------       ---------------
                   Net cash provided by financing activities                                   43,385            10,533,584
                                                                                     ------------------       ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (3,333,081)              902,218
CASH AND CASH EQUIVALENTS, beginning of period                                             10,993,297             8,253,588
                                                                                     ------------------       ---------------
CASH AND CASH EQUIVALENTS, end of period                                             $      7,660,216         $   9,155,806
                                                                                     ==================       ===============
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
        Interest on deposit accounts                                                 $      4,215,158         $   3,818,906
        Interest on advances and other borrowed money                                $        853,362         $     631,555
                                                                                     ------------------       ---------------
            Total interest paid                                                      $      5,068,520         $   4,450,461
                                                                                     ==================       ===============
        Income taxes, net                                                            $        190,619         $     139,252
                                                                                     ==================       ===============
Supplemental disclosure of noncash investing and financing activities:
    Transfers from loans to real estate acquired through foreclosure                 $            -           $      40,000
                                                                                     ==================       ===============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     June 30, 1996 and December 31, 1995

1. Summary of significant accounting policies:

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of New Hampshire Thrift Bancshares, Inc. (NHTB or Company, a unitary holding company), Lake Sunapee Bank fsb (LSB), Lake Sunapee Group, Inc. (LSGI), and Lake Sunapee Financial Services Corp. (LSFSC). LSB is owned by the holding company and the other entities are wholly-owned subsidiaries of LSB. All significant intercompany accounts and transactions have been eliminated. The financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the three months and the six months ended June 30, 1996 and 1995.

EARNINGS PER SHARE - Earnings per share are calculated using the weighted average number of shares outstanding at the end of the period plus common stock equivalents, as appropriate, resulting from the granting of incentive stock options. Common stock equivalents are determined using the treasury method. Common stock equivalents are included in the computation of earnings per share if they nave a dilutive effect. As of June 30, 1996 and 1995, there was a dilutive effect from stock options. The number of shares used in computing earnings per share was 1,695,931 and 1,694,095 for the periods ended June 30, 1996 and 1995, respectively.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Bank considers federal funds sold and due from banks to be cash equivalents.

TREASURY STOCK - Treasury Stock is accounted for at cost when purchased. Sales of Treasury Stock are on a first in first out basis at cost. Any gain on the sale of Treasury Stock is recorded to Paid-in Capital.

MORTGAGE SERVICING RIGHTS - Effective January 1, 1996, Lake Sunapee Bank, fsb recorded as a separate asset the rights to service mortgage loans for others according to FAS No. 122 "Accounting for Mortgage Servicing Rights." The accounting standard is effective for loans sold after December 31, 1995. The mortgage servicing rights (MSR's) are valued at the lower of cost or market on an aggregate basis. The MSR's are amortized on a straight-line basis over the anticipated life of the related loans.

            NEW HAMPSHIRE THRIFT BALNCSHARES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and December 31, 1995

2. Securities
   The amortized cost and appropriate market value of securities are summarized as follows:


                                                                 June 30, 1996
                                        ----------------------------------------------------------------
                                                             Gross          Gross
                                             Fair          Unrealized     Unrealized         Amortized
                                             Value           Gain            Loss              Cost
                                        ----------------------------------------------------------------
Held to Maturity:
  Bonds and notes-
    Municipal bonds                     $    368,054    $    -        $     -          $    368,054
                                        ----------------------------------------------------------------
Total held to maturity                       368,054         -              -               368,054
                                        ----------------------------------------------------------------
Available for Sale:
  Bonds and notes -
   U.S. Treasury Notes                    12,746,404          3,990        209,440       12,951,854
   U.S Government, including
     agencies                              2,484,811          7,040         82,824        2,560,595
   Other bonds and debentures              8,658,928         18,617        199,080        8,839,392
                                        ----------------------------------------------------------------
                                          23,890,143         29,648        491,344       24,351,840
  Equity securities                        1,344,250         18,575        154,175        1,479,850
                                        ----------------------------------------------------------------
Total available for sale                  25,234,393         48,223        645,519       25,831,690
                                        ----------------------------------------------------------------
Investments at cost:
  Federal Home Loan Bank Stock             1,861,000         -              -             1,861,000
  Other securities                           446,557         -              -               446,557
                                        ----------------------------------------------------------------
Total investments at cost                  2,307,557                                      2,307,557
                                        ----------------------------------------------------------------
    Total securities                    $ 27,910,004    $    48,223   $    645,519     $ 28,507,301
                                        ================================================================




                                                               December 31, 1995
                                        ----------------------------------------------------------------
                                                             Gross          Gross
                                             Fair          Unrealized     Unrealized         Amortized
                                             Value           Gain            Loss              Cost
                                        ----------------------------------------------------------------
Held to Maturity:
  Bonds and notes-
    Municipal bonds                     $    393,054    $    -        $     -          $    393,054
                                        ---------------------------------------------------------------
Total held to maturity                       393,054         -              -               393,054
                                        ---------------------------------------------------------------
Available for Sale:
  Bonds and notes -
   U.S. Treasury Notes                    12,139,529        147,900          3,166       11,994,795
   U.S Government, including
     agencies                              2,724,130         33,249             40        2,690,921
   Other bonds and debentures              9,352,476        104,119         38,416        9,286,773
                                        ---------------------------------------------------------------
                                          24,216,135        285,268         41,622       23,972,489
  Equity securities                        1,502,125         11,750        106,800        1,597,175
                                        ---------------------------------------------------------------
Total available for sale                  25,718,260        297,018        148,422       25,569,664
                                        ---------------------------------------------------------------
Investments at cost:
  Federal Home Loan Bank Stock             1,861,000         -              -             1,861,000
  Other securities                           442,285         -              -               442,285
                                        ---------------------------------------------------------------
Total invesment at cost                    2,303,285                                      2,303,285
                                        ---------------------------------------------------------------
    Total securities                    $ 28,414,599    $   297,018   $    148,422     $ 28,266,003
                                        ===============================================================

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(continued)
                      June 30, 1996 and December 31, 1995



3.  Loans

      Loans consisted of the following as of:                   June 30,           December 31,
                                                                  1996                1995
                                                             --------------       ---------------
      Real estate loans -
          Conventional                                       $  180,898,716       $   175,130,966
          Construction                                              693,630             2,456,763
                                                             --------------       ---------------
                                                                181,592,346           177,587,729
      Less: Unadvanced portion                                      321,596             1,434,258
                                                             --------------       ---------------
      Total real estate loans                                   181,270,750           176,153,471
      Collateral loans                                           21,620,233            19,524,706
      Consumer loans                                              4,753,166             5,025,818
      Commercial and municipal loans                              7,998,711             9,301,028
      Other loans                                                    88,536               671,302
                                                             --------------       ---------------
      Total loans                                               215,731,396           210,676,325
      Less:  Reserve for loan losses                              1,507,413             1,828,060
             Deferred loan origination fees                         340,037               382,042
             Non-earning assets                                   1,444,239               297,172
                                                             --------------       ---------------
      Net loans                                               $ 212,439,707       $   208,169,051
                                                             ==============       ===============

A summary of activity in the reserve for loan loss account consisted of the following as of:


                                                                June 30,           December 31,
                                                                  1996                1995
                                                             --------------       ---------------

      BALANCE, beginning of period                          $  1,828,060           $    2,752,885
                                                             -----------          ---------------
      Loans charged-off:
      Real estate loans -
          Conventional                                           329,300                  141,541
          Construction                                           649,274                1,014,670
      Collateral and consumer loans                               15,199                   25,568
      Commercial and municipal loans                              75,424                  913,441
                                                             -----------          ---------------
          Total charged-off loans                              1,069,197                2,095,220
                                                             -----------          ---------------
      Recoveries:
      Real estate loans -
          Conventional                                             3,963                    3,300
      Collateral and consumer loans                                  396                    2,099
      Commercial and municipal loans                                 -                      1,286
                                                             -----------          ---------------
          Total recoveries                                         4,359                    6,685
                                                             -----------          ---------------
             Charged-off loans, net of recoveries              1,064,838                2,088,535
                                                             -----------          ---------------
          Provision for loan losses charged to income            744,191                1,163,710
                                                             -----------          ---------------
      BALANCE, end of period                                $  1,507,413           $    1,828,060
                                                             ===========          ===============
      Ratio of net charged-off loans during the period
      to average loans outstanding during the period                0.50%                    1.02%
                                                             ===========          ===============

             NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLDIATED FINANCIAL STATEMENTS - (continued)
                      June 30, 1996 and December 31, 1995


 3. Loans (continued):
                                                                June 30,              December 31,
                                                                  1996                    1995
                                                                --------              ------------
 Non-earning assets                                           $1,444,239              $  297,172
 Amount of interest income which would have been earned           61,426                  55,864
 Amount of interest income that was included in net income        23,001                  13,553
 Troubled debt restructured                                      524,338                 445,417
 In addition to non-earning assets, non-accrual
   loans included the following amount of delinquent loans       856,135               1,144,293

 EFFECT OF FASB NO. 66:
 Loans reclassified to real estate owned                      $  366,316              $  370,672
 Interest income reduced by                                       12,734                  23,063

 IMPAIRED LOANS:
 Average recorded investment in impaired loans                $  810,596              $  934,829
 Investment in impaired loans, end of period                     493,645               1,452,049
 Portion of valuation allowance allocated to impaired loans       52,412                 654,663
 Net balance of impaired loans                                   441,232                 797,386
 Interest income recognized on impaired loans                     17,345                 102,449
 Interest income on impaired loans on cash basis                  14,454                  97,401

There are no impaired loans which do not have a valuation allowance assigned to them.

Interest income on impaired loans is recognized using the accrual basis accounting method when the impaired loan is less than 90 days past due and has not been reclassified to non-accrual status. Interest income on impaired loans over 90 days past due and on loans placed on non-accrual status is recognized on the cash basis method. Cash receipts on impaired loans are recorded as both interest income and a reduction in the impaired loan balance consistent with the terms of the underlying contractual agreement. The net balance of impaired loans represents the aggregate fair value or present value of expected cash flows on individual loans identified as impaired. A loan becomes impaired when it is probable all amounts due on the loan will not be received. A loan is placed on non-accrual status when it is likely interest income will not be received. Non-accrual loans are reviewed for possible impairment. Impaired loans are written-down or charged-off when it has been determined the asset has such little value that it no longer warrants remaining on the books. The decision to charge-off is made on a case-by-case basis.

The Bank had no extensions of credit to affiliated parties in excess of 5% of shareholders' equity at any time during the six months ended June 30, 1996.

MORTGAGE SERVICING RIGHTS - As of June 30, 1996, the fair value of MSR's was $48,963. The significant assumptions used to estimate fair value included a prepayment risk based on current market pricing information, a discount rate of 1% above the U. S. Treasury bond rate, and industry averages for other significant assumptions. MSR's capitalized were reduced by S2,448 of amortization during the quarter. For purposes of evaluating and measuring impairment of MSR's, the Company stratifies the underlying loans by maturity and by interest rate. As of June 30, 1996, the Company stratified its loans by maturity into 15 and 30 year loans and stratified loans in each of the maturity categories by every one-half percent change in interest rates. There is no impairment to the value of the MSR's recorded during the quarter ended June 30, 1996.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)

4. Deposits:

   Deposit accounts consisted of the following as of:

                                                June 30,         December 31,
                                                  1996              1995
                                              -----------       --------------
Checking Accounts (non-interest bearing)     $  9,403,790       $  10,934,512
NOW Accounts                                   25,951,723          26,014,007
Ever-Ready Money Market                        12,241,216          13,971,617
Regular Savings Accounts                       10,252,895          11,363,366
Treasury Savings Accounts                      45,878,940          44,388,408
Club Deposits                                     327,829              87,779
Time Deposits:
$100,000 and over                              12,302,412          11,924,585
Other Time Deposits                            83,944,443          81,286,647
                                             ------------        ------------
                                             $200,303,248        $199,970,921
                                             ============        ============

REPURCHASE AGREEMENTS - As of June 30, 1996, fifteen repurchase agreements were outstanding. Repurchase agreements are secured by U.S. Treasury Notes held by a third party in safekeeping with a fair value of $12,746,404. The maturities of the repurchase agreements are from July 13, 1996 to June 30, 1997 on the anniversary date of the repurchase agreement.


5. Advances from Federal Home Loan Bank:

   Advances from the Federal Home Loan Bank consisted of loans, at various interest rates ranging from 4.87% to 7.32%, maturing as follows:

                                                June 30,         December 31,
                                                  1996              1995
                                              -----------       --------------

1996 (4.87% - 6.78%)                          $ 11,096,320      $  6,762,143
1997 (4.87% - 7.32%)                             7,927,707         7,927,707
1998 (4.87% - 5.82%)                             7,166,033         7,166,033
1999 (5.78%)                                        56.084            56,085
2000 and after (5.74% - 5.82%)                   5,024,200         5,024,200
                                              ------------      ------------
                                              $ 31,270,344      $ 26,936,168
                                              ============      ============

These advances are secured by Federal Home Loan Bank Stock (Note 2) and unspecified first mortgage loans. The Bank is able to borrow up to an additional $46,000,000 of Federal Home Loan Bank advances.

In addition to the above advances, the Bank has credited available up to $5,167,000 under a revolving loan agreement with the Federal Home Loan Bank. As of June 30, 1996, $1,143,000 had been borrowed against this line of credit. Interest is payable monthly as funds are borrowed.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                      June 30, 1996 and December 31, 1995

6.  Shareholders' Equity:

    On May 22, 1986, Lake Sunapee Bank fsb received approval from the Federal Home Loan Bank Board and converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. Net proceeds of the conversion (after deducting applicable costs of conversion) were $11,889,397.

    At the time of conversion, the Bank established a liquidation account in an amount of $4,292,510 (equal to the Bank's net worth as of the date of the latest financial statement included in the final offering circular used in connection with the conversion). The liquidation account will be maintained for the benefit of eligible account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank subsequent to conversion (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The amount of the liquidation account is reduced to the extent that the balance of eligible deposit accounts are reduced on any year-end closing date subsequent to the conversion.

    The Bank may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of the Bank below either the amount of the liquidation account or the net worth requirements of the Office of Thrift Supervision.

    DIVIDENDS - The Board of Directors, at their July meeting, declared a cash
    ---------
    dividend of $0.125 per share payable July 29, 1996

7.  Stock Options:

    On January 3, 1995, 30,000 options were granted from previously forfeited shares of the 1986 plan at an exercise price of $9.00 per share, the fair market value on that date. As of June 30, 1996, 57,880 of previously forfeited shares remained available for grant and options to purchase
    30,000 shares were available for exercise under the 1986 plan. At the Annual Meeting held on April 15, 1987, the shareholders approved the adoption of the "1987 Stock Option Plan." As of June 30, 1996, 27,666 of previously forfeited shares remained available for grant and options to purchase 30,290 shares were available for exercise under the 1987 plan. On January 2, 1996, 49,900 options were granted and made available from previously ungranted and forfeited shares of the 1987 plan at an exercise price of $10.125 per share, the fair market value on that date. As of June 30, 1996, none of these options had been exercised. At the Annual meeting held on April 10, 1996, the shareholders approved the adoption of the "1996 Stock Option Plan." Under this plan, an amount equal to 10% of the issued and outstanding common stock of the Company has been reserved for future issuance. No options were granted in the three month period ended June 30, 1996 and 1995.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                     June 30, 1996 and December 31, 1995

7. Stock Options (continued): A summary of the Company's stock option plans as of June 30, 1996 and 1995 and changes during the six months ended is presented below:

                                                   1996              1995
                                           -------------------  -----------------
                                                      Weighted           Weighted
                                           Number     Average   Number   Average
                                           of         Exercise  of       Exercise
                                           Options    Price     Options  Price
                                           -------    --------  -------  --------
 Outstanding, beginning of year            62,590      $  8.22   32,590     $7.50
 Granted                                   49,900       10.125   30,000      9.00
 Exercised                                      0            0        0         0
 Forfeited                                      0            0        0         0
 Expired                                        0            0        0         0
                                          -------      -------   ------     -----
 Outstanding, end of period               112,490      $  9.06   62,590     $8.22
                                          =======      =======   ======     =====
 Exercisable, end of period               112,490                62,590
                                          =======                ======

The exercise price of each option equals the market price of the Company's stock on the date of grant, and an option's maximum term is 10 years. The range of exercise prices is $7.50 to $10.125 and $7.50 to $9.00 as of June 30, 1996 and 1995, respectively.

The weighted-average fair value of the options granted during the six months ended June 30, 1996 and 1995 was $2.93 and $2.56, respectively.

The Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock options. Had compensation cost for the Company plans been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                            Three Months Ended     Six Months Ended
                                                              1996       1995       1996       1995
                                                            ---------------------------------------
Net income:                                  As reported   $479,381   $257,176   $828,230   $447,101
                                             Pro forma     $479,381   $257,176   $738,907   $400,301

Primary earnings per share:                  As reported   $   0.28   $   0.15   $   0.49   $   0.27
                                             Pro forma     $   0.28   $   0.15   $   0.44   $   0.24

Fully diluted earnings per share:            As reported   $   0.28   $   0.15   $   0.49   $   0.26
                                             Pro forma     $   0.28   $   0.15   $   0.44   $   0.24

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions:


                                     June 30, 1996      June 30, 1995
                                     --------------  ----------------

Weighted risk-free interest rate             6.71%           6.67%
Weighted expected life                  9.25 years      8.75 years
Weighted expected volatility                17.33%         17.33%
Weighted expected dividend yield     5.0% per year   5.0% per year

No modifications have been made to the terms of the option agreements.

            NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (continued)
                      June 30, 1996 and December 31, 1995

8.  Commitments and Contingencies:

    In the normal course of business, LSB has outstanding various commitments and contingent liabilities, such as legal claims, which are not reflected in the financial statements. Management does not anticipate any material loss as a result of these transactions.

    As of June 30, 1996, LSB has entered into commitments to fund loans totaling approximately $5 million. The majority of these loans will have adjustable rates.

9.  Treasury Stock:

    On April 3, 1990, NHTB announced a Stock Repurchase Program to buy back, on the open market, up to a total of 5% of its outstanding common stock or 107,364 shares. On July 11, 1990, NHTB completed its Stock Repurchase Program whereby 107,364 shares were repurchased at an average price of $4.37 per share. On August 9, 1990, NHTB announced a second buy back program to buy back, on the open market, up to 10%, or 203,992 shares of its total outstanding common stock. On June 11, 1991, a third buy back was announced to cover an additional 10% of the then outstanding stock or 183,592 shares. On July 15, 1993, NHTB announced another buy back program whereby the company intends to repurchase, on the open market, 10%, or 165,233 shares of its outstanding common stock. As of June 30, 1996, NHTB had repurchased a total of 539,148 shares at an average price of $4.98 for all programs while 121,033 shares remained to be purchased from the 1993 buy back program.

 10. Authorized Shares of Stock:

    The authorized, issued and outstanding stock was as follows:


                                                         June 30,   December 31,
                                                           1996         1995
                                                         --------   ------------
  Preferred stock:
    Authorized shares                                    2,500,000     2,500,000
    Issued shares                                                -             -
    Outstanding shares                                           -             -

  Common stock:
    Authorized shares                                    5,000,000     5,000,000
    Issued shares                                        2,147,282     2,147,282
    Outstanding shares                                   1,691,803     1,689,503

 PART 1. ITEM II.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        New Hampshire Thrift Bancshares, Inc. (The Company), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (The Bank), a federally chartered savings bank. The Bank was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. On December 1, 1980, the Bank became the first bank in the United States to convert from a state chartered mutual savings bank to a federally-chartered mutual savings bank. In 1981, the Bank changed its name to Lake Sunapee Savings Bank fsb, and in 1994, changed its name to Lake Sunapee Bank fsb. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) and its deposits are insured through the Savings Association Insurance Fund (SAIF). The Bank is regulated by the Office of Thrift Supervision (OTS).

        The Company's profitability is derived from its only subsidiary, Lake Sunapee Bank, fsb. The Bank's earnings in turn are generated from the net income from the yield on its loan and investment portfolios less the cost of its deposit accounts and borrowings. These core revenues are supplemented by loan origination fees, retail banking service fees, gains on the sale of investment securities, and brokerage fees. The Bank passes its earnings to the Company to the extent allowed by OTS regulations. Current regulations enable the Bank to pay to the Company the higher of an amount equal to seventy-five per cent of the Bank's prior four quarter earnings or up to fifty per cent of excess capital plus total current year earnings. As of June 30, 1996, the Company had capital of $ 1,674,446 which the Company plans to use to continue its annual dividend payout of $0.50 per share. The Bank's core capital position of $17,800,681 results in core capital of 6.89%.

        The United States Congress continues to debate various methods for the recapitalization of the Savings Association Insurance Fund (SAIF), to which the Bank pays deposit insurance assessments. As currently proposed, this legislation will require the Bank to incur a one-time, after-tax expense in the range of $800,000 to $1,100,000 in order to cover its portion of a one-time contribution to the SAIF fund. This will be offset by expected, annual, after-tax expense savings in deposit insurance of approximately $200,000.

        Proposed legislation also provided for the merger of the BIF and SAIF on January 1, 1998, with such merger being conditioned upon the prior elimination of the thrift charter. Congressional leaders had also agreed that Congress should consider and act upon separate legislation to eliminate the thrift charter as early as possible in 1996. If adopted, such legislation would require that the Bank as a federal savings association, convert to a bank charter. Such a requirement to convert to a bank charter could cause the Bank to lose the favorable tax treatment for its bad debt reserves that it currently enjoys under section 593 of the Internal Revenue Code and to have all or part of its existing bad debt reserves recaptured into income.

        On July 29, 1996, the Company announced that the Bank had entered into a definitive agreement to acquire Landmark Bank located in Lebanon, NH. This agreement provides that Landmark Bank shareholders may elect to receive $12.00 in cash per share, or to exchange their shares for New Hampshire Thrift Bancshares, Inc. shares, with a total consideration of sixty per cent in stock and forty per cent in cash. The total transaction value is $5,676,000.

        The combined banking operation as of June 30, 1996, reflected total assets of $316 million, deposits of $254 million, capital of $22.5 million, and a total of 12 branches located in Sullivan, Merrimack, Grafton, and Hillsborough counties. This transaction is expected to be accretive to earnings in 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

        This acquisition is subject to shareholder approval by both New Hampshire Thrift Bancshares and Landmark Bank. Approval of applicable regulatory authorities and the satisfaction of certain other customary conditions will be required.

FINANCIAL CONDITION

        During the first six months of 1996, total assets increased slightly by $310,048 or .12% to $258.5 million. The decrease in federal funds sold and loans held for sale was offset by an increase in loans held in portfolio. In addition, the decrease in the Bank's deposits held under repurchase agreements was offset by an increase in advances from the Federal Home Loan Bank.

        Total investments (at fair value) increased by $241,297, or .85% as sales and maturities of approximately $3.6 million were offset by purchases of approximately $3.8 million.

        Real estate loans held in portfolio increased 2.90% from year-end. Proceeds from the sales of loans increased $1,829,369 from March 31, 1996 to approximately $46 million at June 30, 1996. The Bank from time-to-time sells fixed-rate loans into the secondary market and retains the servicing on these loans in order to build fee income. The selling of fixed-rate loans reduces interest rate risk and creates liquidity.

        Real estate owned totaled $819,679 and accounted for 26.28% of non-performing assets at June 30, 1996 compared to $984,185, or 40.58% at year-end 1995. Continuing to be included in the real estate owned amount is a real estate development loan, Blye Hill Landing in Newbury, NH, with a book value of $615,902 at June 30, 1996. At June 30, 1996, the Bank had recorded no properties as in-substance foreclosures.

        Non-performing assets amounted to $3,120,133, or 1.21% of assets at June 30, 1996, compared to $2,425,647, or .94% at year-end 1995. The Bank includes all loans 90 days past due, all real estate owned, and non-earning assets as non-performing assets. The increase in non-performing assets resulted from the transfer of a loan from classified or impaired to a non-performing status. Impaired loans totaled $440,539 and $807,867 at June 30, 1996 and December 31, 1995, respectively. As of June 30, 1996, the Bank charged-off $1,069,197 of loans which had been previously reserved for.

        Deposits increased $332,327 for the first six months of 1996, after a decline of $1.5 million in the first quarter, as customers shifted deposits into longer-term instruments. Certificates of deposits increased as the Bank priced its one-year certificates comparable to the one-year Treasury. In addition to deposits, the Bank funded the growth in loans with advances from the Federal Home Loan Bank of Boston (FHLBB). As stated above, advances increased $4,334,176 million to $31,270,344 during the six months ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

        The Bank is required to maintain a 5.00% ratio of long-term liquid assets to net withdrawable funds. At June 30, 1996, the Bank's percentage of 10.49% exceeded regulatory requirements.

        The Bank's sources of funds come from net deposit inflows, loan amortizations, and advances from the FHLBB. At June 30, 1996, the Bank had approximately $46 million in additional borrowing capacity available from the FHLBB. The Bank expects to be able to fund loan commitments of approximately $5 million by utilizing the FHLBB advance program, in the event deposit inflows are not sufficient to cover funding needs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

        As of June 30, 1996, net cash inflows from operating activities amounted to $2,667,943 compared to $2,361,287 for the same period in 1995. Net cash inflows from financing activities were $43,385 compared to $10,533,584 for 1995. This change was primarily due to the $8,208,223 decrease in deposits and repurchase agreements. The net cash inflows from operating activities, when added to the net cash inflows from financing activities were not sufficient, by $3,333,081, to cover the investing cash outflow needs of $6,044,409. The Bank utilized its beginning cash position to cover the balance of its investing activity needs. Cash and cash equivalents, therefore, declined to $7,660,216 as of June 30, 1996. Investing activity needs included the purchase of $3,842.459 of securities available for sale and a net increase in loans to customers of $4,972,842.

        At June 30, 1996, the Company's capital amounted to $19,475,127, or 7.53% of total assets, compared to $19,544,005, or 7.57% of total assets at year-end 1995. The change of $68,878 is attributed to retaining income of $405,762, a change in the unrealized loss on securities available for sale of $491,891, and a change of $17,251 in paid-in capital and treasury stock due to the exercise of stock options. An increase in interest rates during the first six months of 1996 resulted in a drop in bond values. This increased the unrealized loss on securities available for sale.

        As part of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 (FIRREA), banks are required to maintain core, leverage, and risk-based capital of 3.00%, 3.00%, and 8.00%, respectively. As of June 30, 1996, the Bank's core, leverage and risk-based capital ratios were 6.98%, 6.98%, and 12.57%, respectively, well in excess of the regulators' requirements.

        The Company's book value per share was $11.51 at June 30, 1996, versus $11.57 at December 31, 1995. The decrease was attributable to the change in the unrealized loss on securities available for sale.

INTEREST RATE SENSITIVITY

        The Bank's one-year interest sensitive gap at June 30, 1996, was approximately negative eight percent, compared to the December 31, 1995, gap position of approximately negative seven percent. The Bank continues to offer adjustable rate mortgages which reprice at one, three, and five year intervals. In addition, from time-to-time, the Bank sells fixed rate mortgages into the secondary market in order to minimize interest rate risk. As of June 30, 1996, adjustable rate mortgages amounted to approximately 83% of total loans.

        The strategy of matching rate-sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations. The Bank's gap, of approximately negative eight percent at June 30, 1996, means earnings would increase if interest rates trended downward. The opposite would occur if interest rates were to rise. Management feels that maintaining the gap within ten points of the parity line provides adequate protection against severe interest rate swings. In an effort to maintain the gap within ten points of parity, the Bank utilizes the Federal Home Loan Bank advance program to control the repricing of liabilities.

              NET INCOME FOR THE THREE MONTHS ENDED JUNE 30, 1996
              AS COMPARED TO THE THREE MONTHS ENDED JUNE 30, 1995

        Net income for the second quarter in 1996 was $479,381, or $0.28 per share as compared to $257,176, or $0.15 per share for the same period in 1995, an increase of $222,205, or 86%. Net interest income increased by $220,660, or 32.79% due to an increase in loan volume and upward adjustments to the Bank's variable rate loans.

        Total non-interest income increased $381,156, or 115.74%. Two factors accounted for this increase. As mentioned in the March 31, 1996, 10-QSB, the Bank expected to realize an after-tax gain of

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

approximately $200,000 from the sale of a piece of land adjacent to the Bank's New London branch. The sale occurred in June. Fees from customer and brokerage services increased $125,687 during the three months ended June 30, 1996.

        Operating expenses remained flat, increasing slightly by $27,357, or 1.75%. The Bank expects future operating expenses to increase at approximately the rate of inflation.

               NET INCOME FOR THE SIX MONTHS ENDED JUNE 30, 1996
               AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

        Net income for the six months ended June 30, 1996 increased $381,129 to $828,230, or $0.49 per share compared to $447,101, or $0.26 per share at June 30, 1995. The reasons for the increase are explained above.

RESERVE FOR LOAN LOSSES

        The Bank considers many factors in determining the level of loan loss reserves. These factors include the risk and size characteristics of loans, prior years' loss experience, the levels of delinquencies, the prevailing economic conditions, the number of foreclosures, unemployment rates, interest rates, and the value of collateral securing loans. Additionally, the Bank's commercial loan officers review the financial condition of commercial loan facilities and inventories. The Bank also has an internal audit and compliance program whereby all loans are reviewed and classified to determine appropriate loan loss reserve levels. Results of the audit and compliance programs are reported directly to the Audit Committee of the Company's Board of Directors.

        The reserve for loan losses at June 30, 1996, was $1,507,413 including $7,411 in specific reserves for loans classified as loss, compared to $1,828,060, including $628,060 in specific reserves, at year-end 1995. The reserve for loan loss allowance represented 0.70% of total loans at June 30, 1996, compared to 0.87% at December 31, 1995. The allowance for loan losses as a percentage of non-performing assets was 48.31% at June 30, 1996, compared to 75.36% at December 31, 1995.

        Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not result from trends or uncertainties which the Bank expects will materially impact future operating results, liquidity, or capital resources.

        Total classified loans, excluding special mention, as of June 30, 1996, were $6,739,969 compared to $6,049,066 at December 31, 1995. Of these amounts, $3,120,133 and $2,425,647, respectively, are included in non-performing assets.

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.
                          PART II. OTHER 1NFORMATION

Item 1. Legal Proceedings
        -----------------

        There is no material litigation pending in which the Company or its subsidiaries is a party or which the property of the Company or its subsidiaries is subject.

Item 2. Changes in Securities
        ---------------------

        None

Item 3. Defaults Upon Senior Securities
        -------------------------------

        None

Item 4. Submission of Matters to a Vote of Common Shareholders
        ------------------------------------------------------

Item 5. Other Information
        -----------------

        None

Item 6. Exhibits and Reports on Form 8-K
        --------------------------------

        A.) Exhibits:

            None

        B.) Reports on Form 8-K:

            (i) Form 8-K regarding change of independent auditors dated July 10, 1996

            (ii) Form 8-K reporting announcement of agreement to acquire Landmark Bank dated July 26, 1996

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                              NEW HAMPSHIRE THRIFT BANCSHARES. INC.
                              -------------------------------------
                                           (Registrant)




Date: August 14, 1996         /s/ Stephen W. Ensign
      ---------------         ---------------------
                              Stephen W. Ensign
                              President and Chief Executive Officer

Date: August 14, 1996         /s/ Stephen R. Theroux
      ---------------         ----------------------
                              Stephen R. Theroux
                              Executive Vice President and
                              Chief Financial Officer

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

          Article IX of the Certificate of Bylaws of New Hampshire Thrift Bancshares, Inc. ("NHTB" or the "Registrant") provides, among other things, that NHTB shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigate (other than an action by or in the right of NHTB) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of NHTB, or is or was serving at the request of NHTB as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of NHTB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          NHTB shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, and against amounts paid in settlement by or in the right of NHTB to procure a judgment in its favor by reason of the fact he is or was a director, officer, trustee, employee or agent of NHTB, or is or was serving at the request of NHTB as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit, or proceeding, and any appeal therein, and against amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of NHTB; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to NHTB or against amounts paid in settlement unless and only to the extent that there is a determination that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

          Article IX also empowers NHTB to purchase and maintain insurance to protect itself and its directors and officers, among other things, against any liability, regardless of whether or not NHTB would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits filed as a part of this Registration Statement are as follows:

     (a). LIST OF EXHIBITS. (Filed herewith unless otherwise noted.)


EXHIBIT NO.                 DESCRIPTION
-----------                 -----------

   2.1 Agreement as Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc. ("NHTB"), Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank ("Landmark"), including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark and the Bank, and joined in by NHTB (included as Appendix A to the Joint Proxy Statement-Prospectus) (The Plan of Reorganization filed herewith does not included Exhibits B and C thereto, releases of NHTB and Landmark to be executed by certain employees and officers of Landmark upon termination of their employment, and form of voting agreement with certain Landmark shareholders, respectively. Exhibits B and C to the Plan of Reorganization will be furnished to the Commission on request.)

   3.1 Amended and Restated Certificate of Incorporation of NHTB (previously filed).

   3.2   Amended and Restated Bylaws of NHTB (previously filed).

   4.1 Stock Certificate of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989).

   5.1 Opinion of Thacher Proffitt & Wood regarding legality of the securities being registered.

   8.1 Draft opinion of Thacher Proffitt & Wood regarding certain federal income tax matters.

   8.2 Draft opinion of Gallagher, Callahan & Gartrell, P.A. regarding certain federal income tax matters.

  10.1   Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb.

  10.2   New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan.

  10.3   Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan
         (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

  10.4 Lake Sunapee Bank, fsb 1986 Incentive Stock Option Plan (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

  10.5   Employment Agreement between NHTB, the Bank and Stephen W. Ensign.

EXHIBIT NO.                     DESCRIPTION
-----------                     -----------
  10.6   Employment Agreement between NHTB, the Bank and Stephen R. Theroux.

  10.7 Stock Option Agreement, dated as of July 26, 1996, between NHTB and Landmark, (included as Appendix C to the Joint Proxy Statement-Prospectus).

  13.1 Annual Report to Shareholders and Annual Report on Form 10-KSB of NHTB for the year ended December 31, 1995 (included as Appendix E to the Joint Proxy Statement-Prospectus)

  13.2 Quarterly Report on Form 10-QSB of NHTB for the quarter ended March 31, 1996 (previously filed).

  13.3 Quarterly Report on Form 10-QSB of NHTB for the quarter ended June 30, 1996 (included as Appendix E to the Joint Proxy Statement-Prospectus)

  16.1 Letter on Change in Certifying Accountant (previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated July 10,
         1996).

  21.1   Subsidiaries of the Registrant (previously filed).

  23.1   Consent of Berry, Dunn, MacNeil & Parker (previously filed).

  23.2   Consent of A.M. Peisch & Company (previously filed).

  23.3   Consent of Thacher Proffitt & Wood (included on Exhibits 5.1 and
         8.1)

  23.4   Consent of Gallagher, Callahan & Gatrell, P.A. (included in
         Exhibit 8.2)

  23.5   Consent of HAS Associates, Inc. (previously filed).

  23.6   Consent of McConnell, Budd & Downes, Inc. (previously filed).

  23.7   Consent of Smith, Batchelder & Rugg (previously filed).

  24.1   Powers of Attorney (previously filed).

  27.1   Financial Data Schedule (previously filed).

  99.1 Form of Proxy of New Hampshire Thrift Bancshares, Inc. (previously filed).

  99.2 Current Report on Form 8-K of NHTB, dated July 10, 1996 (previously filed).

  99.3 Current Report on Form 8-K of NHTB, dated August 7, 1996 (previously filed).

   (B).  FINANCIAL STATEMENT SCHEDULES.

   All schedules have been omitted as not applicable or not required.

ITEM 22.  UNDERTAKINGS.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

CONFORMED                         SIGNATURES
---------

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement No. 333-12645 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Newport, State of New Hampshire, on November 5, 1996.

                                   New Hampshire Thrift Bancshares, Inc.


                                   By:   /s/ Stephen W. Ensign
                                         ---------------------
                                         Stephen W. Ensign
                                         Director, President and
                                         Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Name                              Title                          Date
           ----                              -----                          ----
*                            Chairman of the Board                   November 5, 1996
---------------------------
John J. Kiernan

/s/ Stephen W. Ensign        Director, President and Chief           November 5, 1996
---------------------------  Executive Officer
Stephen W. Ensign            (principal executive officer)

*                            Director                                November 5, 1996
---------------------------
Ralph B. Fifield, Jr.

*                            Director                                November 5, 1996
---------------------------
John A. Kelley, Jr.

*                            Director                                November 5, 1996
---------------------------
Dennis A. Morrow


     Name                                 Title                         Date
     ----                                 -----                         ----
*                            Director                                November 5, 1996
---------------------------
Priscilla W. Ohler

*                            Director                                November 5, 1996
---------------------------
Perry R. Smith, Jr.

*                            Director, Executive Vice President      November 5, 1996
---------------------------  and Chief Financial Officer
Stephen R. Theroux           (principal financial officer)
                             (principal accounting officer)

*                            Director                                November 5, 1996
---------------------------
Kenneth D. Weed

* By /s/ Stephen W. Ensign (Stephen W. Ensign) as attorney-in-fact pursuant
    ----------------------
to Power of Attorney filed on September 25, 1996, included in Part II of the Registration Statement.

                                                      Registration No. 333-12645
================================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                           _________________________


                                    EXHIBITS

                                       TO

                         PRE-EFFECTIVE AMENDMENT NO. 1

                         TO THE REGISTRATION STATEMENT

                                  ON FORM S-4



                                 NEW HAMPSHIRE
                            THRIFT BANCSHARES, INC.

                                  EXHIBIT LIST

EXHIBIT NO.                DESCRIPTION
-----------                -----------

   2.1 Agreement as Plan of Reorganization, dated as of July 26, 1996, by and among New Hampshire Thrift Bancshares, Inc. ("NHTB"), Lake Sunapee Bank, fsb (the "Bank") and Landmark Bank ("Landmark"), including Annex A, Agreement and Plan of Merger, dated as of July 26, 1996, by and between Landmark and the Bank, and joined in by NHTB (included as Appendix A to the Joint Proxy Statement-Prospectus) (The Plan of Reorganization filed herewith does not included Exhibits B and C thereto, releases of NHTB and Landmark to be executed by certain employees and officers of Landmark upon termination of their employment, and form of voting agreement with certain Landmark shareholders, respectively. Exhibits B and C to the Plan of Reorganization will be furnished to the Commission on request.)

   3.1 Amended and Restated Certificate of Incorporation of NHTB (previously filed).

   3.2      Amended and Restated Bylaws of NHTB (previously filed).

   4.1 Stock Certificate of New Hampshire Thrift Bancshares, Inc. (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192) filed with the Commission on March 1, 1989).

   5.1 Opinion of Thacher Proffitt & Wood regarding legality of the securities being registered.

   8.1 Draft opinion of Thacher Proffitt & Wood regarding certain federal income tax matters.

   8.2 Draft opinion of Gallagher, Callahan & Gartrell, P.A. regarding certain federal income tax matters.

  10.1      Profit Sharing-Stock Ownership Plan of Lake Sunapee Bank, fsb.

  10.2      New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan.

  10.3 Lake Sunapee Bank, fsb 1987 Incentive Stock Option Plan (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

  10.4 Lake Sunapee Bank, fsb 1986 Incentive Stock Option Plan (previously filed as an exhibit to the Registrant's Form S-4 (file No. 33-27192), filed with the Commission on March 1, 1989).

EXHIBIT NO.                DESCRIPTION
-----------                -----------

  10.5      Employment Agreement between NHTB, the Bank and Stephen W. Ensign.

  10.6      Employment Agreement between NHTB the Bank and Stephen R. Theroux.

  10.7 Stock Option Agreement, dated as of July 26, 1996, between NHTB and Landmark, (included as Appendix C to the Joint Proxy Statement-Prospectus).

  13.1 Annual Report to Shareholders and Annual Report on Form 10-KSB of NHTB for the year ended December 31, 1995 (included as Appendix E to the Joint Proxy Statement-Prospectus)

  13.2 Quarterly Report on Form 10-QSB of NHTB for the quarter ended March 31, 1996 (previously filed).

  13.3      Quarterly Report on Form 10-QSB of NHTB for the quarter ended
            June 30, 1996 (included as Appendix E to the Joint Proxy Statement-Prospectus).

  16.1 Letter on Change in Certifying Accountant (previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated July 10, 1996)

  21.1      Subsidiaries of the Registrant (previously filed).

  23.1      Consent of Berry, Dunn, MacNeil & Parker (previously filed).

  23.2      Consent of A.M. Peisch & Company (previously filed).

  23.3      Consent of Thacher Proffitt & Wood (included on Exhibits 5.1 and
            8.1)

  23.4      Consent of Gallagher, Callahan & Gatrell, P.A. (included in
            Exhibit 8.2)

  23.5      Consent of HAS Associates, Inc. (previously filed).

  23.6      Consent of McConnell, Budd & Downes, Inc. (previously filed).

  23.7      Consent of Smith, Batchelder & Rugg (previously filed).

  24.1      Powers of Attorney (previously filed).

EXHIBIT NO.                DESCRIPTION
-----------                -----------

  27.1      Financial Data Schedule (previously filed).

  99.1 Form of Proxy of New Hampshire Thrift Bancshares, Inc. (previously filed).

  99.2 Current Report on Form 8-K of NHTB, dated July 10, 1996 (previously filed).

  99.3 Current Report on Form 8-K of NHTB, dated August 7, 1996 (previously filed).